Exhibit 4.32

INDIA NON JUDICIAL

Government of National Capital Territory of Delhi

e-Stamp

Certificate No.	:	IN-DL57880879937762P
Certificate Issued Date	:	15-Mar-2017 11:17 AM
Account Reference	:	IMPACC (IV)/ dl905203/ DELHI/ DL-DLH
Unique Doc. Reference	:	SUBIN-DLDL90520316309205294191P
Purchased by	:	IDEA CELLULAR LIMITED
Description of Document	:	Article 5 General Agreement
Property Description	:	Not Applicable
Consideration Price (Rs.)	:	0
(Zero)
First Party	:	IDEA CELLULAR LIMITED
Second Party	:	Not Applicable
Stamp Duty Paid By	:	IDEA CELLULAR LIMITED
Stamp Duty Amount(Rs.)	:	500
(Five Hundred only)

Please write or type below this line

THIS STAMP PAPER FORMS AN INTEGRAL PART OF THE IMPLEMENTATION AGREEMENT DATED 20 MARCH 2017 EXECUTED AMONG VODAFONE INDIA LIMITED, VODAFONE MOBILE SERVICES LIMITED, IDEA CELLULAR LIMITED, AL-AMIN INVESTMENTS LTD., ASIAN TELECOMMUNICATION INVESTMENTS (MAURITIUS) LTD., CCII (MAURITIUS) INC, EURO PACIFIC SECURITIES LTD., VODAFONE TELECOMMUNICATIONS (INDIA) LTD., MOBILVEST, PRIME METALS LTD., TRANS CRYSTAL LTD., OMEGA TELECOM HOLDINGS PRIVATE LIMITED, TELECOM INVESTMENTS INDIA PRIVATE LIMITED, JAYKAY FINHOLDING (INDIA) PRIVATE LIMITED, USHA MARTIN TELEMATICS LIMITED, PILANI INVESTMENT AND INDUSTRIES CORPORATION LIMITED, HINDALCO INDUSTRIES LIMITED, GRASIM INDUSTRIES LIMITED, BIRLA TMT HOLDINGS PRIVATE LIMITED, ADITYA BIRLA NUVO LIMITED, MR. KUMAR MANGALAM BIRLA AND VODAFONE INTERNATIONAL HOLDINGS B.V.

Statutory Alert:

1.              The authenticity of this Stamp Certificate should be verified at www.shcilestamp.com. Any discrepancy in the details on this Certificate and as available on the website renders it invalid.

2.              The onus of chocking the legitimacy is on the users of the certificate

3.              In case of any discrepancy please inform the Competent Authority

INDIA NON JUDICIAL

Government of National Capital Territory of Delhi

e-Stamp

Certificate No.	:	IN-DL57880139266120P
Certificate Issued Date	:	15-Mar-2017 11:16 AM
Account Reference	:	IMPACC (IV)/ dI905203/ DELHI/ DL-DLH
Unique Doc. Reference	:	SUBIN-DLDL90520316307731465063P
Purchased by	:	IDEA CELLULAR LIMITED
Description of Document	:	Article 5 General Agreement
Property Description	:	Not Applicable
Consideration Price (Rs.)	:	0
(Zero)
First Party	:	IDEA CELLULAR LIMITED
Second Party	:	Not Applicable
Stamp Duty Paid By	:	IDEA CELLULAR LIMITED
Stamp Duty Amount(Rs.)	:	500
(Five Hundred only)

Please write or type below this line

THIS STAMP PAPER FORMS AN INTEGRAL PART OF THE IMPLEMENTATION AGREEMENT DATED 20 MARCH 2017 EXECUTED AMONG VODAFONE INDIA LIMITED, VODAFONE MOBILE SERVICES LIMITED, IDEA CELLULAR LIMITED, AL-AMIN INVESTMENTS LTD., ASIAN TELECOMMUNICATION INVESTMENTS (MAURITIUS) LTD., CCII (MAURITIUS) INC, EURO PACIFIC SECURITIES LTD., VODAFONE TELECOMMUNICATIONS (INDIA) LTD., MOBILVEST, PRIME METALS LTD., TRANS CRYSTAL LTD., OMEGA TELECOM HOLDINGS PRIVATE LIMITED, TELECOM INVESTMENTS INDIA PRIVATE LIMITED, JAYKAY FINHOLDING (INDIA) PRIVATE LIMITED, USHA MARTIN TELEMATICS LIMITED, PILANI INVESTMENT AND INDUSTRIES CORPORATION LIMITED, HINDALCO INDUSTRIES LIMITED, GRASIM INDUSTRIES LIMITED, BIRLA TMT HOLDINGS PRIVATE LIMITED, ADITYA BIRLA NUVO LIMITED, MR. KUMAR MANGALAM BIRLA AND VODAFONE INTERNATIONAL HOLDINGS B.V.

Statutory Alert:

1.              The authenticity of this Stamp Certificate should be verified at www.shcilestamp.com. Any discrepancy in the details on this Certificate and as available on the website renders it invalid.

2.              The onus of chocking the legitimacy is on the users of the certificate

3.              In case of any discrepancy please inform the Competent Authority

INDIA NON JUDICIAL

Government of National Capital Territory of Delhi

e-Stamp

Certificate No.	:	IN-DL57877704646875P
Certificate Issued Date	:	15-Mar-2017 11:13AM
Account Reference	:	IMPACC (IV)/ dI905203/ DELHI/ DL-DLH
Unique Doc. Reference	:	SUBIN-DLDL90520316127375987420P
Purchased by	:	IDEA CELLULAR LIMITED
Description of Document	:	Article 5 General Agreement
Property Description	:	Not Applicable
Consideration Price (Rs.)	:	0
(Zero)
First Party	:	IDEA CELLULAR LIMITED
Second Party	:	Not Applicable
Stamp Duty Paid By	:	IDEA CELLULAR LIMITED
Stamp Duty Amount(Rs.)	:	500
(Five Hundred only)

Please write or type below this line

THIS STAMP PAPER FORMS AN INTEGRAL PART OF THE IMPLEMENTATION AGREEMENT DATED 20 MARCH 2017 EXECUTED AMONG VODAFONE INDIA LIMITED, VODAFONE MOBILE SERVICES LIMITED, IDEA CELLULAR LIMITED, AL-AMIN INVESTMENTS LTD., ASIAN TELECOMMUNICATION INVESTMENTS (MAURITIUS) LTD., CCII (MAURITIUS) INC, EURO PACIFIC SECURITIES LTD., VODAFONE TELECOMMUNICATIONS (INDIA) LTD., MOBILVEST, PRIME METALS LTD., TRANS CRYSTAL LTD., OMEGA TELECOM HOLDINGS PRIVATE LIMITED, TELECOM INVESTMENTS INDIA PRIVATE LIMITED, JAYKAY FINHOLDING (INDIA) PRIVATE LIMITED, USHA MARTIN TELEMATICS LIMITED, PILANI INVESTMENT AND INDUSTRIES CORPORATION LIMITED, HINDALCO INDUSTRIES LIMITED, GRASIM INDUSTRIES LIMITED, BIRLA TMT HOLDINGS PRIVATE LIMITED, ADITYA BIRLA NUVO LIMITED, MR. KUMAR MANGALAM BIRLA AND VODAFONE INTERNATIONAL HOLDINGS B.V.

Statutory Alert:

1.              The authenticity of this Stamp Certificate should be verified at www.shcilestamp.com. Any discrepancy in the details on this Certificate and as available on the website renders it invalid.

2.              The onus of chocking the legitimacy is on the users of the certificate

3.              In case of any discrepancy please inform the Competent Authority

20 MARCH 2017

VODAFONE INDIA LIMITED

and

VODAFONE MOBILE SERVICES LIMITED

and

IDEA CELLULAR LIMITED

and

THE PERSONS LISTED IN PART A OF SCHEDULE 1

and

THE PERSONS LISTED IN PART B OF SCHEDULE 1

and

MR. KUMAR MANGALAM BIRLA

and

VODAFONE INTERNATIONAL HOLDINGS B.V.

IMPLEMENTATION AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	TRANSACTION	21
3.	PRE-CLOSING ADJUSTMENTS	24
4.	REPRESENTATIONS AND WARRANTIES	27
5.	CONDUCT OF BUSINESS UNTIL CLOSING	28
6.	ADDITIONAL COVENANTS	30
7.	CONDITIONS PRECEDENT TO CLOSING	45
8.	CLOSING	48
9.	CONDITIONS SUBSEQUENT TO CLOSING	50
10.	INABILITY TO IMPLEMENT THE TRANSACTION	50
11.	INDEMNIFICATION	50
12.	DURATION AND TERMINATION	54
13.	TRANSACTION COSTS	58
14.	CONFIDENTIALITY	58
15.	ANNOUNCEMENTS	59
16.	MISCELLANEOUS	60
SCHEDULE 1 LIST OF PROMOTERS AND SHAREHOLDING PATTERN		74
SCHEDULE 2 CONDUCT OF BUSINESS BEFORE CLOSING		77
SCHEDULE 3 REPRESENTATIONS AND WARRANTIES		80
SCHEDULE 4 ADMINISTRATIVELY ASSIGNED SPECTRUM		92
SCHEDULE 5 PRE-CLOSING ADJUSTMENTS		93
SCHEDULE 6 DRAFT FORM OF RESTATED ARTICLES		100
SCHEDULE 7A IDEA CONTINGENT LIABILITIES		101
SCHEDULE 7B VODAFONE CONTINGENT LIABILITIES		104
SCHEDULE 8 AGREED FORM OF BRAND LICENCE AGREEMENT		107
SCHEDULE 9 VODAFONE RETAINED BUSINESS AND SURVIVING CONTRACTS		108
SCHEDULE 10 AGREED FORM OF RECHARGES AGREEMENTS		111
ANNEXURE I FORM OF VODAFONE REFERENCE BALANCE SHEET		113
ANNEXURE II FORM OF IDEA REFERENCE BALANCE SHEET		114

This Implementation Agreement (the “Agreement”) is entered into on 20 March 2017 (the “Execution Date”) at New Delhi, India, among:

(1)                                 VODAFONE INDIA LIMITED, a company incorporated in India under the Companies Act, 1956, and having its registered office at Peninsula Corporate Park, Ganpatrao Kadam Marg, Lower Parel, Mumbai 400 013, India (“VIL”);

(2)                                 VODAFONE MOBILE SERVICES LIMITED, a company incorporated in India under the Companies Act, 1956, and having its registered office at C-48, Okhla Industrial Area Phase-II, New Delhi 110 020, India (“VMSL”);

(3)                                 IDEA CELLULAR LIMITED, a company incorporated in India under the Companies Act, 1956, and having its registered office at Suman Tower, Plot No. 18, Sector —11, Gandhinagar 382 011, India and corporate office at 7th Floor, Konnectus, Tower B, Bhavbhuti Marg, Opposite New Delhi Railway Station (Ajmeri Gate Side) New Delhi 110 002, India (“ICL”);

(4)                                 THE PERSONS LISTED IN PART A OF SCHEDULE 1 (collectively, the “VIL Promoters”);

(5)                                 THE PERSONS LISTED IN PART B OF SCHEDULE 1 (collectively (other than KMB), the “ICL Promoters”);

(6)                                 MR. KUMAR MANGALAM BIRLA, an Indian resident aged 49 years, residing at Mangal Adityayan, 20 Carmichael Road, Mumbai 400 026, India (“KMB”); and

(7)                                 VODAFONE INTERNATIONAL HOLDINGS B.V., a company incorporated under the laws of the Netherlands, and having its registered office at Rivium Quadrant 173, 2909 LC Capelle aan den IJssel, the Netherlands (“Vodafone Confirming Party”).

VIL, VMSL, ICL, the VIL Promoters and the ICL Promoters are collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(A)                               VIL and its wholly-owned subsidiary, VMSL, hold Communications Licences issued by the DoT in 22 Circles and transmission towers in 22 Circles.

(B)                               ICL holds Communications Licences issued by the DoT in 22 Circles and its wholly-owned subsidiary, Idea Infrastructure, holds transmission towers in 22 Circles.

(C)                               The Vodafone Group and the Idea Group seek to combine their mobile telecommunications businesses in India (other than the Vodafone Retained Business in respect of the Vodafone Group) through a scheme of amalgamation and arrangement under Sections 230 to 232 of the Act (the “Merger Scheme”) in accordance with the M&A Guidelines. Upon the completion of certain actions agreed among the Parties and the Merger Scheme becoming effective, the shareholding pattern of the Merged Entity shall be as set out in Part C of Schedule 1 (the “Transaction”).

(D)                               This Agreement sets out the terms and conditions on which the Transaction will be undertaken and implemented.

NOW THEREFORE THE PARTIES HEREBY AGREE AS FOLLOWS:

1.                                      DEFINITIONS AND INTERPRETATION

1.1.                            Definitions

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In this Agreement, the following words and expressions shall, except where the context otherwise requires, have the following meanings:

“ABMCPL” means Aditya Birla Management Corporation Private Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at C-1, Aditya Birla Centre, S.K.Ahire Marg, Worli, Mumbai 400 025, India.

“Accounting Principles” shall have the meaning given to such term in Part A of Schedule 5.

“Accounts Date” means as of the Execution Date, 31 March 2016, and as of the Closing Date, 31 March of the preceding financial year for which audited financial statements are available.

“Act” means the Companies Act, 2013 and shall include the provisions of the Companies Act, 1956, to the extent the corresponding provision in the Companies Act, 2013 has not been notified.

“Action” means any demand, action, proceeding, suit, countersuit, arbitration, mediation, audit, hearing, inquiry or investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or a third party.

“Additional Tax Amounts” shall have the meaning given to such term in Clause 16.14.2.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, (a) owns greater than 26% of the voting equity or interest of such Person or is similarly owned by such Person; and (b) Controls, is Controlled by, or is under common Control with, such first Person, and in the case of a natural Person, shall include his or her Relatives.

“Applicable Accounting Standards” means IFRS, GAAP or Ind AS, as applicable.

“Agreed Additional Amount” means Rs.24,758 million.

“Agreed Shared Costs” means costs and expenses incurred prior to the Closing Date for the following matters solely for purposes of implementation of the Transaction (except in respect of any Pre-Merger Disposal or any Pre-Merger Acquisition):

(a)                                 Procurement of Governmental Approvals from the Stock Exchanges and the SEBI, the NCLT, the FIPB, the RBI, the CCI, the DoT and any other Governmental Authority as may be agreed among the Parties;

(b)                                 Making of any Required Governmental Filing with the Governmental Authorities specified in (a) above;

(c)                                  Any Vodafone Shared Spectrum Cost;

(d)                                 Any Idea Shared Spectrum Cost;

(e)                                  Any stamp duty costs incurred in connection with the Transaction, including in relation to the Transaction Documents; and

(f)                                   Any other costs as may be mutually agreed among the Parties.

“Agreement” shall have the meaning given to such term in the Preamble.

“Arbitration Rules” shall have the meaning given to such term in Clause 16.9.1.

“Balance Sheet” shall have the meaning given to such term in Schedule 3.

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“Basket” shall have the meaning given to such term in Clause 11.5.1.

“Benefit” shall have the meaning given to such term in Clause 6.8.5.

“Board” means the board of directors of the Merged Entity.

“Brand Licence Agreement” means (i) the trade mark licence agreement to be executed by VIL and Vodafone Sales & Services Limited prior to Closing, and (ii) the variation thereto between Vodafone Sales & Services Limited and the Merged Entity that will take effect at Closing, the agreed forms of which are set out in Schedule 8.

“Business Employee” means each current director, officer, manager or employee.

“Business” means the provision of fixed and mobile telecommunications services to consumer and enterprise customers, including direct-to-consumer video and content services that are bundled with telecommunications services in India.

“Business Day” means a day other than Saturday and Sunday on which banks are open for normal banking business in London, United Kingdom, Mauritius, the Netherlands and Mumbai, India.

“Business Hours” means the hours during which each of the Stock Exchanges and the London Stock Exchange is open for trading.

“CCI” means the Competition Commission of India.

“CENVAT” means central value added tax.

“Circles” means the telecommunications service areas in India as defined by the DoT.

“Closing” shall have the meaning given to such term in Clause 8.5.

“Closing Date” means the date on which the Closing occurs.

“Commercial Committee” shall have the meaning given to such term in Clause 6.6.7(i)(b).

“Committees” shall have the meaning given to such term in Clause 6.6.7(i).

“Communications Licences” means any Licence issued or granted by the relevant Governmental Authority regulating the telecommunications business of the Target Group in India.

“Competing Transaction” means:

(a)                                 any transaction or series of transactions, including any asset or stock sale or purchase, lease, licence, transfer, contribution, merger, amalgamation, consolidation, share exchange, recapitalisation, reorganisation or other business combination, joint venture or disposition, that would result in the direct or indirect acquisition by or transfer to, or combination or joint venture with, any third party or parties with respect to any material assets, business, properties or contractual rights of a member of a Target Group; or

(b)                                 other than in the ordinary course of business pursuant to Employee Benefit Plans existing on the Execution Date or as contemplated under this Agreement, any public offer, tender offer, scheme of arrangement, sale, issuance, transfer or distribution, directly or indirectly, of any shares or any options, warrants, convertible or exchangeable securities, rights, interests, derivatives or hedges in respect of any shares of or in a Target Group, that would result in the direct or indirect acquisition by or transfer to, or

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combination or joint venture with, any third party or parties with respect to any material shareholding in a member of a Target Group,

provided, for the avoidance of doubt, that no Identified Sale, Pre-Merger Acquisition or Pre-Merger Disposal shall be considered a Competing Transaction.

“Competition Law” means the [Indian] Competition Act, 2002.

“Confidential Information” shall have the meaning given to such term in Clause 14.1.

“Confirming Party Payment” shall have the meaning given to such term in Clause 6.8.5.

“Contingent Liabilities” shall have the meaning given to such term in Clause 6.9.1(c).

“Contract” means any contract, lease, licence, indenture, agreement, commitment or other legally binding arrangement.

“Control” (including with correlative meaning, the terms “Controlled by” and “under common Control with”) means the right to appoint the majority of the directors or to control the management or policy decisions of a Person, exercisable by a Person or Persons acting individually or in concert, directly or indirectly, including by virtue of their shareholding or management rights or shareholders agreements or voting agreements or in any other manner.

“Coordination Committee” shall have the meaning given to such term in Clause 6.6.7(i)(a).

“Corporate Policies” shall have the meaning given to such term in Clause 6.6.6.

“Crystallised Liabilities” means, in respect of a Liability Calculation Period, any payments (or set-off of a refund due against a Contingent Liability, which will be treated as a payment against that Contingent Liability) by the Merged Entity and/or its subsidiaries (or the ICL Merger Group or the VIL Merger Group) to any third party during that Liability Calculation Period in respect of a Contingent Liability, excluding any payments for liabilities treated as Crystallised Pre-Closing Idea Contingent Liabilities or Crystallised Pre-Closing Vodafone Contingent Liabilities.

“Crystallised Pre-Closing Contingent Assets” means Crystallised Pre-Closing Idea Contingent Assets or Crystallised Pre-Closing Vodafone Contingent Assets, as applicable.

“Crystallised Pre-Closing Idea Contingent Assets” shall have the meaning given to such term in Part B of Schedule 5.

“Crystallised Pre-Closing Idea Contingent Liabilities” shall have the meaning given to such term in Part B of Schedule 5.

“Crystallised Pre-Closing Vodafone Contingent Assets” shall have the meaning given to such term in Part B of Schedule 5.

“Crystallised Pre-Closing Vodafone Contingent Liabilities” shall have the meaning given to such term in Part B of Schedule 5.

“Deadlock Matter” shall have the meaning given to such term in Clause 6.6.7(iv)(b)B.

“Deadlock Representatives” shall have the meaning given to such term in Clause 6.6.7(iv)(b)B.

“Direct Claim” shall have the meaning given to such term in Clause 11.7.

“Direct Claim Notice” shall have the meaning given to such term in Clause 11.7.

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“Disclosure Letter” means the Idea Disclosure Letter, the ICL Promoters Disclosure Letter or the Vodafone Disclosure Letter, as applicable.

“Dispute” shall have the meaning given to such term in Clause 16.8.

“Disputing Parties” shall have the meaning given to such term in Clause 16.8.

“Dividend Policy” shall have the meaning given to such term in Clause 6.6.6(i).

“DoT” means the Department of Telecommunications, Ministry of Communications, Government of India.

“Draft Idea LBD Statement” shall have the meaning given to such term in Clause 3.1.2.

“Draft LBD Statement” shall have the meaning given to such term in Clause 3.1.2.

“Draft Vodafone LBD Statement” shall have the meaning given to such term in Clause 3.1.1.

“EBITDA” means, in relation to a Target Group, the consolidated profit before tax as per the relevant EBITDA Financial Statements for that relevant period after adding back:

(a)                                 any amount attributable to amortisation of intangible assets and goodwill and depreciation of tangible assets;

(b)                                 Finance Charges;

(c)                                  items treated as exceptional; and

(d)                                 Agreed Shared Costs,

in each case, to the extent added, deducted or taken into account, as the case may be, in determining the consolidated profit before tax of the Target Group as per the relevant EBITDA Financial Statements.

“EBITDA Financial Statements” means in relation to a Target Group, the consolidated financial statements of such Target Group prepared in accordance with Applicable Accounting Standards.

“Effect” means any state of facts, change, effect, condition, development, event or occurrence.

“Employee Benefit Plan” means any plan, program, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, retention, employee pension, profit sharing, savings, retirement, supplemental retirement, stock ownership, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, deferred or phantom stock unit or other equity-based compensation, severance pay, salary continuation, life, death benefit, health, medical, hospitalisation, sick leave, vacation pay, paid time off, disability or accident insurance, fringe benefit, perquisite or other employee benefit plan, program, agreement, arrangement or understanding, each in relation to employees of a Target Group, and with respect to the ICL Merger Group, includes the Idea ESOS.

“Execution Date” shall have the meaning given to such term in the Preamble.

“Final Idea Liability Payments” shall have the meaning given to such term in Clause 6.9.6.

“Final Vodafone Refund” shall have the meaning given to such term in Clause 6.9.6.

“Finance Charges” means, for any relevant period, the aggregate amount of interest, commission, fees, discounts, prepayment penalties or premiums, Forex Losses or Gains (if net losses) and other finance

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payments in respect of Financial Indebtedness whether accrued, paid or payable in respect of that relevant period, net of any treasury income (representing income from investing surplus cash in securities as per the treasury policy of the relevant company), or interest or similar income and Forex Losses or Gains (if net gains) whether accrued, received or receivable, and:

(a)                                 including the interest element of leasing and hire purchase payments;

(b)                                 including the mark-to-market gains or losses, whether realised or unrealised, on foreign exchange rate and interest rate derivative financial instruments ;and

(c)                                  including any amounts in the nature of interest payable in respect of any shares other than ordinary equity share capital.

“Financial Indebtedness” means any borrowings or indebtedness for or in respect of:

(a)                                 moneys borrowed;

(b)                                 accrued interest payable;

(c)                                  any interest bearing amount raised by acceptance under any acceptance credit, bill acceptance or bill endorsement facility or dematerialised equivalent;

(d)                                 any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(e)                                  the amount of any liability in respect of any finance lease;

(f)                                   receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)                                  any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing under Ind AS;

(h)                                 any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account); and

(i)                                     shares which are expressed to be redeemable or shares or instruments convertible into shares (other than compulsorily convertible instruments),

provided in each case that there shall be no double-counting of any indebtedness.

“Financial Information” shall have the meaning given to such term in Schedule 3.

“Financial Statements” shall have the meaning given to such term in Schedule 3.

“Financing Facility” shall have the meaning given to such term in Schedule 3.

“FIPB” means the Foreign Investment Promotion Board, Department of Economic Affairs, Ministry of Finance, Government of India, or any other successor Governmental Authority, if applicable.

“Forex Losses or Gains” means the net foreign exchange gains or losses with respect to Financial Indebtedness denominated in currency other than INR.

“Fully-Diluted Basis” means a calculation assuming that:

(a)                                 all outstanding mandatorily convertible securities and any options issued or reserved for issuance under the employee stock option plan or any other stock option plan or scheme by whatever name called, existing at the time of determination have been exercised or converted into equity shares, and

(b)                                 equity shares under all outstanding commitments to issue equity shares or other ownership interests have been issued,

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in each case, as adjusted for any stock splits or any capital or other restructuring or consolidation or reduction of capital.

“Fundamental Representation and Warranties” means the representations and warranties set out in: (i) paragraphs 1.1, 1.4, 1.6, 2 and 5.9 of Part A of Schedule 3, (ii) paragraph 8.2 of Part B of Schedule 3, (iii) paragraph 1 of Part C of Schedule 3, and (iv) paragraph 1 of Part D of Schedule 3.

“GAAP” means generally accepted accounting principles in India.

“GIL” shall have the meaning given to such term in Clause 6.8.4.

“Governmental Approval” means any consent, approval, licence, permit, order, exemption, certificate, clearance or authorisation obtained or to be obtained from, or any registration, notification, declaration or filing made to or with, or to be made to or with, any Governmental Authority and shall include Required Governmental Filings.

“Governmental Authority” means any national, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body of any nation or any of its ministries, departments, secretariats, agencies or any legislative body, commission, authority, court or tribunal or entity, and shall include the RBI, the SEBI, the FIPB, the DoT, the Stock Exchanges, the CCI, any relevant Tax authority and any other authority exercising jurisdiction over a Party.

“Group” means the Vodafone Group or the Idea Group, as the context may require.

“HR Committee” shall have the meaning given to such term in Clause 6.6.7(i)(d).

“IFRS” means International Financial Reporting Standards.

“ICL” shall have the meaning given to such term in the Preamble.

“ICL Board Approval” shall have the meaning given to such term in Clause 6.2.1.

“ICL Merger Group” means ICL and its subsidiaries.

“ICL Promoters” shall have the meaning given to such term in the Preamble.

“ICL Promoters Disclosure Letter” means the disclosure letter provided by the ICL Promoters on the Execution Date and updated as of the Closing Date in accordance with Clause 4.9.

“ICL Spectrum Acquisition Amount” means the amount incurred by the ICL Merger Group, being the cash payments for, deferred payment liabilities assumed and notional interest on the full value of new spectrum between the Execution Date and the Locked Box Date at the rate prescribed for deferred payment obligations in the relevant spectrum auction document.

“Idea Administratively Assigned Spectrum” means the spectrum assigned to Idea by the DoT on an administrative basis against the entry fee paid by Idea as set forth in Part B of Schedule 4.

“Idea Assigned Spectrum Charge” means any demand(s) issued to Idea by the DoT in relation to the Transaction for one-time spectrum charges with respect to any Idea Administratively Assigned Spectrum for the period until the expiration of the relevant Communications Licence in respect of: (a) spectrum holding up to 4.4 MHz; and (b) spectrum holding in excess of 4.4 MHz.

“Idea Carried Forward Payment Liability” shall have the meaning given to such term in Clause 6.9.6.

“Idea Chairman” shall have the meaning given to such term in Clause 6.6.7(iv)(c).

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“Idea Closing Net Debt” means the Idea Net Debt set out in the Idea LBD Statement, as finally determined or agreed in accordance with Clause 3.2 (such amount shall be expressed as a positive number if it is a net liability and as a negative number if it is a net asset).

“Idea Closing Working Capital” means the Idea Working Capital set out in the Idea LBD Statement, as finally determined or agreed in accordance with Clause 3.2 (such amount shall be expressed as a negative number if it is a net liability and as a positive number if it is a net asset).

“Idea Conditions” mean the conditions precedent to effecting the Transaction set out in Clause 7.3.

“Idea Contingent Liabilities” shall have the meaning given to such term in Clause 6.9.1(a).

“Idea Covenants Condition” means the condition precedent set out in Clause 7.3.3.

“Idea Disclosure Letter” means the disclosure letter provided by ICL on the Execution Date and updated as of the Closing Date in accordance with Clause 4.9.

“Idea ESOS” means together, the Employee Stock Option Scheme, 2006 and the Employee Stock Option Scheme, 2013, pursuant to which ICL has granted stock options and restricted stock units, as applicable.

“Idea Final Net Debt” shall be determined in accordance with the following formula:

A = B + C

where:

A	=	Idea Final Net Debt
B	=	Idea Closing Net Debt
C	=	Idea Target Working Capital less Idea Closing Working Capital

“Idea Group” means the ICL Merger Group and the ICL Promoters.

“Idea Indemnified Party” means (i) prior to Closing, ICL, and (ii) following Closing, the Merged Entity, and their respective Representatives.

“Idea Indemnifying Party” means (i) prior to Closing, ICL or the ICL Promoters, as applicable, and (ii) following Closing, the Merged Entity or the ICL Promoters, as applicable.

“Idea Infrastructure” means Idea Cellular Infrastructure Services Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at Suman Tower, Plot No. 18, Sector —11, Gandhinagar 382 011, India.

“Idea LBD Statement” shall have the meaning given to such term in Clause 3.2.3 or, if relevant, Clause 3.2.4(iv).

“Idea Leakage Loss” shall have the meaning given to such term in Clause 3.4.3.

“Idea Material Adverse Effect” means any Effect that results, or would reasonably be expected to result, in an increase of the Relative Enterprise Value Ratio to more than 1.5099.

“Idea Net Debt” means the net total of the items identified in the column headed ‘Idea Net Debt’ in Part D of Schedule 5 calculated in accordance with the accounting policies set out in paragraph 1.2 of Part A of Schedule 5 (such amount shall be expressed as a positive number if it is a net liability and as a negative number if it is a net asset).

“Idea Net Liability” shall have the meaning given to such term in Clause 6.9.3(e).

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“Idea Only Spectrum Cost” means an amount equal to the difference between the Idea Assigned Spectrum Charge and the Idea Shared Spectrum Cost.

“Idea Other” means the net total of the items identified in the column headed ‘Idea Other’ in Part D of Schedule 5 calculated in accordance with the accounting policies set out in paragraph 1.2 of Part A of Schedule 5.

“Idea Senior Representative” means each of the Chairman, the Chief Financial Officer and the Chief Strategy Officer of the Aditya Birla group, the Managing Director and the Chief Financial Officer of Hindalco Industries Limited, the Chief Financial Officer of Aditya Birla Nuvo Limited and the Managing Director of GIL.

“Idea Shared Spectrum Cost” means an amount equal to the Idea Assigned Spectrum Charge calculated on a pro rated basis for the period from the date of the Judgment of the NCLT sanctioning the Merger Scheme (or such other date as may be specified in the merger guidelines issued by the DoT applicable at the time of approval of the Transaction by the DoT) until the expiration of the relevant Communications Licence set forth in Part B of Schedule 4, as compared to the total period to which the cost relates.

“Idea Purchaser” shall have the meaning given to such term in Clause 2.2.1.

“Idea Reference Balance Sheet Contingent Liabilities” means the net total of the items identified in the column headed ‘Idea Reference Balance Sheet Contingent Liabilities’ in Part D of Schedule 5 calculated in accordance with the accounting policies set out in paragraph 1.2 of Part A of Schedule 5.

“Idea Target Working Capital” means Rs. 54,526 million (negative).

“Idea Unmodified Payment Amount” shall have the meaning given to such term in Clause 6.9.4.

“Idea Working Capital” means the net total of the items identified in the column headed ‘Idea Working Capital’ in Part D of Schedule 5 calculated in accordance with the accounting policies set out in paragraph 1.2 of Part A of Schedule 5 (such amount shall be expressed as a negative number if it is a net liability and as a positive number if it is a net asset).

“Identified Sale” shall have the meaning given to such term in Clause 6.3.

“Income Tax” shall mean any tax payable under the Income Tax Act, 1961.

“Ind AS” means Indian Accounting Standards as notified by the Ministry of Corporate Affairs, Government of India.

“Indemnified Party” means, an Idea Indemnified Party or a Vodafone Indemnified Party, as the context may require.

“Indemnifying Party” means, an Idea Indemnifying Party or a Vodafone Indemnifying Party, as the context may require.

“Indemnifying Payment” shall have the meaning given to such term in Clause 6.8.5.

“Indemnity Benefit” shall have the meaning given to such term in Clause 6.8.5.

“Independent Firm” shall have the meaning given to such term in Clause 3.2.4.

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“Indus” shall mean Indus Towers Limited, a company incorporated in India under the Companies Act, 1956, having its registered office at Bharti Crescent, 1, Nelson Mandela Road, Vasant Kunj, Phase II New Delhi, 110 070, India, and which is operated as a joint venture among, inter alia, ICL and VIL.

“Initial Liability Calculation Date” means: (i) if the Locked Box Date is at the end of a calendar quarter, the second anniversary of the Locked Box Date; or (ii) if the Locked Box Date is not at the end of a calendar quarter, the date which is 24 months after the end of the first calendar quarter which finishes after the Locked Box Date.

“Intellectual Property” shall have the meaning given to such term in Schedule 3.

“Intellectual Property Rights” means all domestic and foreign intellectual property rights, including with respect to all patents, patent applications, and trademarks, service marks, trade names, trade dress, logos, corporate names, brand names, domain names, all copyrights, designs and mask works, and all registrations, applications and renewals in connection therewith, and software and all website content (including text, graphics, images, audio, video and data), trade secrets, confidential business information and other proprietary information.

“IT Systems” shall have the meaning given to such term in Schedule 3.

“Judgment” means any judgment, order, decree, writ, injunction, circular, award, settlement, stipulation or finding issued, promulgated, made, rendered, entered into or enforced by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“KMB” shall have the meaning given to such term in the Preamble.

“Law” means any statute, law, ordinance, rule, regulation, press note, notification, circular, order, writ, injunction, directive, judgment or decree issued by any Governmental Authority.

“LBD Balance Sheet” shall have the meaning given to such term in Part B of Schedule 5.

“LBD Statement” shall mean the Idea LBD Statement or the Vodafone LBD Statement, as applicable.

“LBD Statement Notice” shall have the meaning given to such term in Clause 3.2.1.

“LBD Statements Date” shall have the meaning given to such term in Clause 3.1.

“Leakage” means, unless constituting Permitted Leakage, any payment or accrual to a Related Party or any other Person specified in (a) to (f) below following the Locked Box Date and up to and including the Closing Date, whether on the current account or capital account. Without prejudice to the generality of the foregoing, “Leakage” shall include:

(a)                                 any dividends or other distributions, whether by way of share redemption, share capital reduction or otherwise, and any other payment in respect of the share capital of any member of a Target Group, in each case whether in cash or in kind, paid or made by such member to or for the benefit of a Related Party;

(b)                                 any payments (including interest or management fees) made or benefits or assets conferred by any member of a Target Group to a Related Party;

(c)                                  any waiver or forgiveness by any member of a Target Group of any amounts owed by or otherwise for the benefit of a Related Party, or any amounts incurred by such member for no consideration or a consideration which is not at arm’s length to or otherwise for the benefit of a Related Party;

(d)                                 any bonus (in cash or in kind) paid or payable to any shareholder, director, employee, advisor or

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consultant of any member of a Target Group or its Related Party incurred or reimbursed by, or charged to, such member, in each case, as an incentive to complete, or triggered by, the Transaction or any adviser fees, expenses or commissions relating to the Transaction that are not Agreed Shared Costs;

(e)                                  any liability pursuant to guarantees, indemnifications or securities granted by any member of a Target Group and any liability incurred, assumed or indemnified for the benefit of a Related Party;

(f)                                   any increase in the remuneration of any director of any member of a Target Group beyond the level existing as of the Locked Box Date;

(g)                                  any agreement or undertaking by any member of a Target Group to do any of the items referred to in (a) to (f) above; and

(h)                                 any Tax liability in respect of any of the items referred to in (a) to (g) above.

“Leakage Claim Period” means the period from the Closing Date to the date falling six (6) months after the Closing Date.

“Leased Real Property” shall have the meaning given to such term in Schedule 3.

“Legal Committee” shall have the meaning given to such term in Clause 6.6.7(i)(c).

“Leverage Ratio” means, at any time, the ratio of the Net Financial Debt to LTM EBITDA, each of which shall have been determined with reference to the same time, provided that any sale proceeds (net of Taxes) receivable pursuant to a binding agreement in connection with an Identified Sale which has high probability of being completed within 60 days of the date of determination of the Leverage Ratio shall be considered as cash for purposes of calculating the Leverage Ratio.

“Liabilities” means any liabilities, commitments or obligations of any nature, whether absolute or contingent, and whether or not accrued.

“Liability Calculation Date” means the Initial Liability Calculation Date and each of the second, fourth and fifth anniversaries of the Initial Liability Calculation Date.

“Liability Calculation Period” means: (i) with respect to the first of such periods, the period from the Locked Box Date to (and including) the Initial Liability Calculation Date; and (ii) thereafter, the period from (but not including) the last Liability Calculation Date to (and including) the following Liability Calculation Date.

“Liability Refund” means, in respect of a Liability Calculation Period, any quantifiable benefits received by the Merged Entity and/or its subsidiaries (or the ICL Merger Group or the VIL Merger Group) (including any refund of a deposit or previous payment, other cash received, Tax credit or other amount set off against a liability provided that where there is any set-off against a Contingent Liability such Contingent Liability has been treated as a Crystallised Liability during the Liability Calculation Period to the extent of such set-off) during that Liability Calculation Period in respect of any Contingent Liability or any matters which are described in Schedule 7A and/or Schedule 7B as to be included for the purposes of determining Liability Refunds, (and, for the purposes of Clause 6.9.3, any Liability Refund relating to such matters set out in Schedule 7A shall be deemed to relate to an Idea Contingent Liability and any Liability Refund relating to such matters set out in Schedule 7B shall be deemed to relate to a Vodafone Contingent Liability), excluding any amounts received for assets treated as Crystallised Pre-Closing Idea Contingent Assets and Crystallised Pre-Closing Vodafone Contingent Assets.

“Licence” means any permit, licence, certification, approval, registration, consent, authorisation, variance, exemption and order issued or granted by a Governmental Authority.

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“Lien” means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (ii) any proxy for exercising voting rights issued to any third party, power of attorney issued to any third party for transferring and/or exercising any rights, voting trust agreement, interest, option, right of first offer, refusal or transfer restriction in favour of any Person, and (iii) any adverse claim as to title, possession or use.

“Locked Box Date” means the last day of the month preceding the month in which the last Governmental Approval specified in Clause 7 is obtained, unless otherwise agreed by the Parties.

“Long Stop Date” means 20 March 2019.

“Losses” shall have the meaning given to such term in Clause 11.1.

“LTM EBITDA” means, at any time, the EBITDA (by reference to the relevant EBITDA Financial Statements) for the 12 (twelve) months up to the end of the most recent calendar month.

“M&A Guidelines” means the “Guidelines for Transfer/Merger of various categories of Telecommunication service licences/authorisation under Unified Licence (UL) on compromises, arrangements and amalgamation of the companies” dated 20 February 2014 issued by the DoT.

“Malicious Code” means any “back door,” “time bomb”, “Trojan horse”, “virus”, “worm,” or “spyware” (as such terms are commonly understood in the software industry) or any other code intended to cause any unauthorised disrupting or disabling of the operation of, or provision of unauthorised access to, a computer system or network or other device on which such code is stored or installed.

“Material Adverse Effect” means an Idea Material Adverse Effect or a Vodafone Material Adverse Effect, as the context may require.

“Material Contracts” shall have the meaning given to such term in Schedule 3.

“Maximum Closing Leverage Ratio” means, at the relevant time, a Leverage Ratio equal to:

(a)                                 6.5:1 in the financial year ended 31 March 2018;

(b)                                 6.25:1 in the first quarter of the financial year ended 31 March 2019;

(c)                                  6.00:1 in the second quarter of the financial year ended 31 March 2019;

(d)                                 5.75:1 in the third quarter of the financial year ended 31 March 2019; or

(e)                                  5.5:1 in the fourth quarter of the financial year ended 31 March 2019 or at any time thereafter.

“Merged Entity” means: (i) the resulting company pursuant to the amalgamation of VMSL into and with ICL in accordance with the Merger Scheme; and (ii) the resulting company pursuant to the amalgamation of VIL into and with the resulting company at (i) above in accordance with the Merger Scheme, as applicable.

“Merger Scheme” shall have the meaning given to such term in Recital C.

“Minority Interests” shall have the meaning given to such term in Schedule 3.

“Monthly Notification Trigger Date” means the last day of the month preceding the month in which the Governmental Approval specified in Clause 7.1.2 is obtained, unless otherwise agreed by the Parties.

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“Monthly Update” shall have the meaning given to such term in Clause 6.1.2.

“Mutual Conditions” means the conditions to effecting the Transaction set out in Clause 7.1.

“NCLT” means the applicable bench(es) of the National Company Law Tribunal.

“Net Assets” means, at any time in relation to a Person, the aggregate of its assets (excluding intangible assets) less the aggregate of its liabilities (other than share capital and reserves, and provisions against intangible assets), in each case calculated on a consolidated basis in accordance with Applicable Accounting Standards.

“Net Assets Threshold” means Rs.167,375 million.

“Net Debt” means Vodafone Net Debt or Idea Net Debt, as applicable.

“Net Financial Debt” means, at any time, the aggregate amount of all obligations of the relevant company for or in respect of Financial Indebtedness at that time but:

(a)                                 deducting the aggregate amount of cash and cash equivalent investments held by the relevant company at that time; and

(b)                                 deducting the aggregate amount of interest receivable by the relevant company at that time,

and so that no amount shall be included or excluded more than once.

“Network” shall have the meaning given to such term in Schedule 3.

“Network Lease Agreements” shall have the meaning given to such term in Schedule 3.

“New Shares” mean the equity shares to be issued by the Merged Entity pursuant to the Merger Scheme.

“Notice” shall have the meaning given to such term in Clause 16.7.

“OFAC” shall have the meaning given to such term in Schedule 3.

“Organisational Documents” shall have the meaning given to such term in Schedule 3.

“Orphan Towers” means, with respect to the (i) VIL Merger Group, the transmission towers owned in 22 Circles and (ii) ICL Merger Group, the transmission towers owned in 22 Circles.

“Owned Intellectual Property” shall have the meaning given to such term in Schedule 3.

“Owned Real Property” shall have the meaning given to such term in Schedule 3.

“Party” or “Parties” shall have the meaning given to such term in the Preamble.

“Payer” shall have the meaning given to such term in Clause 16.14.2.

“Payment Obligation” shall have the meaning given to such term in Clause 6.8.5.

“Permitted Leakage” means: (i) with respect to the VIL Merger Group, recharge payments of up to EUR66.4 million per annum in favour of a Related Party and amounts paid in the ordinary course consistent with past practices pursuant to Part B of Schedule 9 (pro rated for a shorter period); (ii) with respect to the ICL Merger Group, recharge payments of up to US$43.0 million per annum in favour of ABMCPL and amounts paid in the ordinary course consistent with past practices pursuant to Part C of

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Schedule 9 (pro rated for a shorter period); (iii) settlement of any such amounts provided for in the LBD Balance Sheet; and (iv) the payment or extraction of value of an amount equal to the Vodafone Closing Adjustment, in the event the Vodafone Final Net Debt is less than the Vodafone Required Net Debt in accordance with Clause 3.3(ii).

“Person” means any individual, general or limited partnership, corporation, limited liability company, joint stock company, trust, joint venture, unincorporated organisation, association or any other entity, including any Governmental Authority, or any group consisting of two or more of the foregoing.

“Pre-Merger Acquisition” shall have the meaning given to such term in Clause 2.2.4.

“Pre-Merger Disposal” shall have the meaning given to such term in Clause 2.1.1.

“Preceding Financial Year End” shall have the meaning given to such term in Schedule 3.

“Preparing Party” shall have the meaning given to such term in Clause 3.2.1.

“Purchase Consideration” means Rs.38,739 million.

“Quarterly Update” shall have the meaning given to such term in Clause 6.1.2.

“RBI” means the Reserve Bank of India.

“Real Property” shall have the meaning given to such term in Schedule 3.

“Real Property Lease” shall have the meaning given to such term in Schedule 3.

“Recharges Agreement” means the (i) recharges agreement to be executed by Vodafone Group Services Limited and ICL, and (ii) recharges agreement to be executed by ABMCPL and ICL, in each case, prior to Closing and which shall become effective on the Closing Date, the agreed forms of which are set out in Schedule 10.

“Recipient” shall have the meaning given to such term in Clause 16.14.2.

“Records” means all books, records and other documents, including all Tax records, books of account, stock records and ledgers, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distributor lists, operating, production and other manuals, billing records and sales and promotional literature, in all cases, in any form or medium.

“Referral Date” shall have the meaning given to such term in Clause 6.6.7(iv)(c).

“Regulatory Transaction Event” means the refusal by a Governmental Authority required to approve the Transaction as a condition to Closing.

“Rejecting Party” shall have the meaning given to such term in Clause 3.2.1.

“Related Party” means: (i) with respect to any member of the ICL Merger Group, the ICL Promoters and their respective Affiliates (excluding the ICL Merger Group); and (ii) with respect to any member of the VIL Merger Group, the VIL Promoters and their respective Affiliates (excluding the VIL Merger Group).

“Relative” with respect to a natural Person, shall have the meaning given to such term in the Act.

“Relative Enterprise Value Ratio” means, for the purpose of Idea Material Adverse Effect and Vodafone Material Adverse Effect, at the Locked Box Date, assuming completion of the Pre-Merger Acquisition and the Pre-Merger Disposal(s), the ratio of the Enterprise Value of the VIL Merger Group (excluding

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Orphan Towers held by the VIL Merger Group) to the Enterprise Value of the ICL Merger Group (excluding Orphan Towers held by the ICL Merger Group and any interest held by ICL in Indus). For purposes of this definition, “Enterprise Value” will be calculated by an investment bank appointed jointly by ICL and VIL taking into account standard intrinsic valuation methodologies (which for avoidance of doubt should exclude the market valuation of ICL), on a cash and debt free basis, on the Locked Box Date, in INR, based on the latest approved business plans by each of the VIL Merger Group and the ICL Merger Group.

“Relevant Vote” means:

(a)                                 in the case of the Idea Group: the approvals of the classes of members and creditors of the Idea Group required for the implementation of the Merger Scheme under the Act and for the purposes of Clauses 12.3.3(c) and 12.3.7, the SEBI Circular; and

(b)                                 in the case of the Vodafone Group: the approvals of the classes of members and creditors of the Vodafone Group required for the implementation of the Merger Scheme under the Act.

“Representatives” means, with respect to any Person, its directors, officers, employees, consultants, agents, investment bankers, financial advisors, legal advisors, accountants, other advisors and authorised representatives.

“Required Governmental Filings” shall have the meaning given to such term in Clause 6.2.2.

“Restated Articles” shall mean the articles of association of the Merged Entity amended in order to give effect to the provisions of the Shareholders’ Agreement, which shall become effective on the Closing Date, the draft form of which as at the date of this Agreement is set out in Schedule 6 and may be amended by agreement of the Parties.

“RoC” means the relevant Registrar of Companies.

“Sale Shares” mean the equity shares to be transferred by a VIL Promoter(s) to the Idea Purchasers constituting: (i) 4.94% (four point nine four per cent.) of the equity share capital of the Merged Entity on a Fully-Diluted Basis as on the Closing Date; or (ii) such number of equity shares of the Merged Entity which results in the ICL Promoters (including the Idea Purchasers) holding 26.0% (twenty six per cent.) of the equity share capital of the Merged Entity on a Fully-Diluted Basis as on the Closing Date (after taking into consideration issuance of equity shares by the Merged Entity to the VIL Promoters pursuant to the Merger Scheme), whichever is lower.

“SEBI” means the Securities and Exchange Board of India.

“SEBI Circular” means the circular no. CFD/DIL3/CIR/2017/21 dated 10 March 2017 issued by the SEBI.

“SEBI Listing Regulations” means the Securities and Exchange Board of India (Listing Obligations and Disclosure Requirements) Regulations, 2015.

“Senior Employee” means, at any time: (i) any executive director of a Target Group; and (ii) any Person who is a member of the core management team of a Target Group one level below the executive directors, including all Circle heads.

“Shared Services Business” means provision of support services to members of the Vodafone Parent Group by Vodafone India Services Private Limited from locations in India.

“Shareholders’ Agreement” means the shareholders’ agreement executed on or about the date hereof among ICL, the ICL Promoters, the VIL Promoters, KMB and the Vodafone Confirming Party, which shall become effective on the Closing Date.

“Significant Supplier” shall have the meaning given to such term in Schedule 3.

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“Software” means all (a) computer programs, including all software or firmware implementations of algorithms, models, formulas and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (c) development tools and developers’ kits, (d) descriptions, flow charts and other work product used to design, plan, organise, build and develop any of the foregoing and (e) all documentation including technical manuals, user manuals and other training documentation relating to any of the foregoing.

“Specific Accounting Treatments” shall have the meaning given to such term in Part A of Schedule 5.

“Stock Exchanges” means the BSE Limited and the National Stock Exchange of India Limited.

“SUC” means spectrum usage charges.

“Target Group” means the VIL Merger Group or the ICL Merger Group, as applicable.

“Target Securities” shall have the meaning given to such term in Schedule 3.

“Tax” or “Taxes” means any and all taxes (direct or indirect), surcharges, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), in each case in the nature of a tax, imposed by any Governmental Authority (whether payable directly or by withholding), including taxes based upon or measured by income, windfall or other profits, gross receipts, property, sales, severance, branch profits, customs duties, excise, withholding tax, advance tax, service tax, stamp duty, transfer tax, value-added tax, minimum alternate tax, banking cash transaction tax, securities transaction tax, taxes  withheld or paid in a foreign country, customs duty and registration fees.

“Tax Returns” means all returns, declarations of Tax payments, reports, filed or to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Terminating Group” shall have the meaning given to such term in Clause 12.3.

“Termination Fee” means an amount of US$500 million.

“Third Party Approval” means any consent, approval, licence, permit, order, exemption, certificate, clearance or authorisation obtained or to be obtained from, or any registration, notification, declaration or filing made to or with, or to be made to or with, any third party (other than any Governmental Authority).

“Third Party Claim” shall have the meaning given to such term in Clause 11.6.

“TRAI” means the Telecom Regulatory Authority of India.

“Transacting Group” shall have the meaning given to such term in Clause 12.3.11.

“Transaction” shall have the meaning given to such term in Recital C.

“Transaction Announcement” means the announcement(s) to be made by the Vodafone Parent Group and the Idea Group, including to the Stock Exchanges, in the agreed form, upon execution of this Agreement.

“Transaction Documents” means this Agreement, the Merger Scheme, the Shareholders’ Agreement, the Recharges Agreements, the Brand Licence Agreement and any other documents, in the agreed form, to be executed by any of the Parties pursuant to or in connection with the Transaction.

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“Unmodified Payment Amount” shall have the meaning given to such term in Clause 6.9.4.

“VAT” means Value Added Tax.

“VIL” shall have the meaning given to such term in the Preamble.

“VIL Merger Group” means VIL and its subsidiaries.

“VIL Promoters” shall have the meaning given to such term in the Preamble.

“VMSL” shall have the meaning given to such term in the Preamble.

“Vodafone Administratively Assigned Spectrum” means the spectrum assigned to the VIL Merger Group (or its erstwhile subsidiaries which have been merged with VMSL) by the DoT on an administrative basis against the entry fee paid by the VIL Merger Group as set forth in Part A of Schedule 4.

“Vodafone Assigned Spectrum Charge” means any demand(s) issued to the VIL Merger Group by the DoT for one-time spectrum charges with respect to any Vodafone Administratively Assigned Spectrum for the period until the expiration of the relevant Communications Licence in respect of: (a) spectrum holding up to 4.4 MHz; (b) spectrum holding in excess of 4.4 MHz (in relation to the Transaction); and/or (c) merger of the Communications Licence for the Rest of Tamil Nadu Circle with the Communications Licence for the Chennai Circle into a single Communications Licence.

“Vodafone Carried Forward Payment Liability” shall have the meaning given to such term in Clause 6.9.6.

“Vodafone Closing Adjustment” shall have the meaning given to such term in Clause 3.3.

“Vodafone Closing Net Debt” means the Vodafone Net Debt set out in the Vodafone LBD Statement, as finally determined or agreed in accordance with Clause 3.2 (such amount shall be expressed as a positive number if it is a net liability and as a negative number if it is a net asset).

“Vodafone Closing Working Capital” means the Vodafone Working Capital set out in the Vodafone LBD Statement, as finally determined or agreed in accordance with Clause 3.2 (such amount shall be expressed as a negative number if it is a net liability and as a positive number if it is a net asset).

“Vodafone Conditions” mean the conditions precedent to effecting the Transaction set out in Clause 7.2.

“Vodafone Confirming Party” shall have the meaning given to such term in the Preamble.

“Vodafone Contingent Liabilities” shall have the meaning given to such term in Clause 6.9.1(b).

“Vodafone Covenants Condition” means the condition precedent set out in Clause 7.2.4.

“Vodafone Disclosure Letter” means the disclosure letter provided by the VIL Promoters on the Execution Date and updated as of the Closing Date in accordance with Clause 4.9.

“Vodafone Final Net Debt” shall be determined in accordance with the following formula:

A = B + C

where:

A	=	Vodafone Final Net Debt
B	=	Vodafone Closing Net Debt
C	=	Vodafone Target Working Capital less Vodafone Closing Working Capital

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“Vodafone Group” means the VIL Merger Group and the VIL Promoters.

“Vodafone Group CEO” shall have the meaning given to such term in Clause 6.6.7(iv)(c).

“Vodafone Indemnified Party” means each of the VIL Promoters and their Representatives.

“Vodafone Indemnifying Party” means (a) each of the VIL Promoters, and in the event that the VIL Promoters are unable to satisfy their obligations under Clauses 2.1.5, 3.4.3(ii), 6.9, 11 and/or 12.3, the Vodafone Confirming Party shall also be considered as a Vodafone Indemnifying Party; and (b) for the purposes of Clause 11.4, the Vodafone Confirming Party.

“Vodafone Indemnity Share” means the ratio calculated under the following formula:

Vodafone Percentage
(100% – Vodafone Percentage)

“Vodafone LBD Statement” shall have the meaning given to such term in Clause 3.2.3 or, if relevant, Clause 3.2.4(iv).

“Vodafone Leakage Loss” shall have the meaning given to such term in Clause 3.4.3.

“Vodafone Liability Percentage” means, in relation to a payment which is due to be made pursuant to Clause 6.9, the time-weighted average percentage shareholding of the Vodafone Group in the Merged Entity during the Liability Calculation Period to which the payment relates.

“Vodafone Liability Share” means the ratio calculated under the following formula:

Vodafone Liability Percentage
(100% – Vodafone Liability Percentage)

“Vodafone Material Adverse Effect” means any Effect that results, or would reasonably be expected to result, in a deterioration of the Relative Enterprise Value Ratio to less than 0.8493.

“Vodafone Net Debt” means the net total of the items identified in the column headed Vodafone ‘Net Debt’ in Part C of Schedule 5 calculated in accordance with the accounting policies set out in paragraph 1.2 of Part A of Schedule 5 (such amount shall be expressed as a positive number if it is a net liability and as a negative number if it is a net asset).

“Vodafone Net Liability” shall have the meaning given to such term in Clause 6.9.3(d);

“Vodafone Only Spectrum Cost” means an amount equal to the difference between the Vodafone Assigned Spectrum Charge and the Vodafone Shared Spectrum Cost.

“Vodafone Other” means the net total of the items identified in the column headed ‘Vodafone Other’ in Part C of Schedule 5 calculated in accordance with the accounting policies set out in paragraph 1.2 of Part A of Schedule 5.

“Vodafone Parent Group” means Vodafone Plc and its Affiliates.

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“Vodafone Percentage” means 45.1% (forty five point one per cent.).

“Vodafone Plc” means, as at the date of this Agreement, Vodafone Group Plc, a company incorporated under the laws of England with its registered office at Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN, and shall instead mean, if applicable in the future, any company which becomes the holding company of Vodafone Group Plc provided that:

(i)                                     such holding company (directly or indirectly) owns 100% of the previous Vodafone Plc’s share capital (excluding any treasury shares);

(ii)                                  such holding company is listed on a recognised stock exchange; and

(iii)                               the shareholders of such holding company, when it becomes the holding company of the previous Vodafone Plc, include all or substantially all of the shareholders of the previous Vodafone Plc immediately prior to such event.

“Vodafone Reference Balance Sheet Contingent Liabilities” means the net total of the items identified in the column headed ‘Vodafone Reference Balance Sheet Contingent Liabilities’ in Part C of Schedule 5 calculated in accordance with the accounting policies set out in paragraph 1.2 of Part A of Schedule 5.

“Vodafone Required Net Debt” means the aggregate of the Idea Final Net Debt and the Agreed Additional Amount.

“Vodafone Retained Business” shall mean the assets of the VIL Merger Group listed in Part A of Schedule 9 and any liabilities relating thereto.

“Vodafone Senior Representatives” means the Chief Executive Officer of Vodafone Plc, the Chief Financial Officer of Vodafone Plc, the Regional Chief Executive Officer Africa, Middle East and Asia-Pacific of the Vodafone Parent Group and the Regional Chief Financial Officer Africa, Middle East and Asia-Pacific of the Vodafone Parent Group.

“Vodafone Shared Spectrum Cost” means an amount equal to the Vodafone Assigned Spectrum Charge calculated on a pro rated basis for the period from the date of the Judgment of the NCLT sanctioning the Merger Scheme (or such other date as may be specified in the merger guidelines issued by the DoT applicable at the time of approval of the Transaction by the DoT) until the expiration of the relevant Communications Licence set forth in Part A of Schedule 4, as compared to the total period to which the cost relates.

“Vodafone Spectrum Acquisition Amount” means the amount incurred by the VIL Merger Group, being the cash payments for, deferred payment liabilities assumed and notional interest on the full value of new spectrum between the Execution Date and the Locked Box Date at the rate prescribed for deferred payment obligations in the relevant spectrum auction document.

“Vodafone Target Working Capital” means Rs. 59,003 million (negative).

“Vodafone Unmodified Payment Amount” shall have the meaning given to such term in Clause 6.9.4.

“Vodafone Working Capital” means the net total of the items identified in the column headed ‘Vodafone Working Capital’ in Part C of Schedule 5 calculated in accordance with the accounting policies set out in paragraph 1.2 of Part A of Schedule 5 (such amount shall be expressed as a negative number if it is a net liability and as a positive number if it is a net asset).

“Working Capital” means Vodafone Working Capital or Idea Working Capital as applicable.

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1.2.                            Interpretation

1.2.1.                  References to a statutory provision include any subordinate legislation made from time to time under that provision.

1.2.2.                  References to the singular include the plural and vice versa and references to any gender includes the other gender.

1.2.3.                  References to a statute or statutory provision include that statute or provision as from time to time modified or re-enacted or consolidated and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision (as from time to time modified or re-enacted or consolidated) which such provision has directly or indirectly replaced, provided that nothing in this Clause 1.2.3 shall operate to increase the liability of any Party beyond that which would have existed had this Clause 1.2.3 been omitted.

1.2.4.                  References to a document shall be a reference to that document as modified, amended, novated or replaced from time to time.

1.2.5.                  The expressions “holding company” and “subsidiary” shall have the same meanings in this Agreement as their respective definitions in the Act.

1.2.6.                  References to a “company” shall include a body corporate.

1.2.7.                  The expression “this Clause” shall, unless followed by reference to a specific provision, be deemed to refer to the whole Clause (and not merely the sub-Clause, paragraph or other provision) in which the expression occurs.

1.2.8.                  References to this Agreement include any Recitals, Schedules and Annexures to this Agreement as from time to time amended and references to Clauses, Schedules and Annexures are to Clauses of and Schedules and Annexures to this Agreement.

1.2.9.                  The Schedules and Annexures attached to this Agreement form an integral part of this Agreement and will be in full force and effect as though they were expressly set forth in the body of this Agreement.

1.2.10.           Headings are for convenience only and shall be ignored in construing or interpreting any provision of this Agreement.

1.2.11.           References to the words “include” or “including” shall be construed without limitation.

1.2.12.           References to the words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.2.13.           Where a wider construction is possible, the words “other” and “otherwise” shall not be construed ejusdem generis with any foregoing words.

1.2.14.           References to time of day are to Indian Standard Time (IST) unless otherwise stated.

1.2.15.           References to a specific time for the performance of an obligation are a reference to that time in the place where that obligation is to be performed.

1.2.16.           If the last day of any period of days specified in this Agreement is not a Business Day, then such period shall include the following Business Day.

1.2.17.           References to “US$” or “U.S. Dollars” are to United States Dollars.

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1.2.18.           References to “INR” or “Rs.” are to Indian National Rupees.

1.2.19.           References to “EUR” or “€” are to Euros.

1.2.20.           Any reference to any Indian legal term or concept (including for any action, remedy, judicial proceeding, document, legal status, statute, court, official governmental authority or agency) shall, in respect of any jurisdiction other than India, be interpreted to mean the nearest and most appropriate analogous term to the Indian term in the legal language in that jurisdiction as the context reasonably requires so as to produce as nearly as possible the same effect in relation to that jurisdiction as would be the case in relation to India.

1.2.21.           References to the words “fairly disclosed” shall mean that disclosure has been made by a Party in such a manner and with sufficient detail to enable a reasonable Person receiving the disclosure to identify and make a reasonably informed assessment of the nature and scope of the fact, matter or circumstance so disclosed.

1.2.22.           References to a document being “in the agreed form” is to a document in the terms agreed between the Parties with such amendments as may be agreed by them from time to time.

1.2.23.           An obligation on any member of the ICL Merger Group under this Agreement shall also be an obligation on the ICL Promoters to procure that the relevant member of the ICL Merger Group performs such obligations and the ICL Promoters shall exercise all their powers (including voting powers) and take all necessary steps and do or cause to be done all acts, deeds and things, commissions or omissions as required to ensure compliance with such obligation of the ICL Merger Group and an obligation on any member of the VIL Merger Group under this Agreement shall also be an obligation on the VIL Promoters to procure that the relevant member of the VIL Merger Group performs such obligations and the VIL Promoters shall exercise all their powers (including voting powers) and take all necessary steps and do or cause to be done all acts, deeds and things, commissions or omissions as required to ensure compliance with such obligation of the VIL Merger Group.

1.2.24.           In respect of any obligation imposed on any ICL Promoter or VIL Promoter under the Agreement, each ICL Promoter and VIL Promoter will have a corresponding obligation to cause themselves as well as each of the other ICL Promoters or VIL Promoters, as applicable, to exercise all their powers (including voting powers) and take all necessary steps and do or cause to be done all acts, deeds and things, commissions or omissions as required to ensure compliance with such obligation of the ICL Promoter or the VIL Promoter, as applicable.

1.2.25.           References to a Target Group shall be construed as references to each member of such Target Group.

1.2.26.           Any provision of this Agreement which is expressed to bind more than one Person shall, save where inconsistent with the context, bind each of them jointly and severally.

2.                                      TRANSACTION

2.1.                            Pre-Merger Disposal

2.1.1.                  The Idea Group acknowledges and agrees that the Vodafone Group shall be entitled, at its sole discretion, to transfer, distribute or otherwise dispose of, all or any of the Vodafone Retained Business (including any proceeds of disposal thereof)  to any Person,

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in one or more transactions, in any manner as it deems fit (each, a “Pre-Merger Disposal”).

2.1.2.                  The Vodafone Group agrees to use all reasonable endeavours to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective a Pre-Merger Disposal, including using all reasonable endeavours to accomplish the following: (i) obtain all necessary Governmental Approvals, and make all necessary registrations, declarations and filings with, and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Authority, (ii) obtain all necessary Third Party Approvals, including under any Contract to which any member of the Vodafone Group is party or by which such Person or any of their respective properties or assets may be bound, and (iii) resist, contest or defend any Actions (including administrative or judicial Actions) challenging the consummation of a Pre-Merger Disposal, including seeking to have vacated, lifted, reversed or overturned any Judgment that is in effect and that is reasonably likely to restrict, prevent or prohibit consummation of a Pre-Merger Disposal.

2.1.3.                  The Vodafone Group shall keep the Idea Group informed of any material development in relation to a Pre-Merger Disposal and shall update the Idea Group on a monthly basis on the progress made by it in relation thereto.

2.1.4.                  The Vodafone Group shall use all reasonable endeavours to initiate a Pre-Merger Disposal relating to VIL’s equity interest in Indus, including, if not otherwise disposed, through an application for capital reduction of VIL under the Act, within six (6) months of the Execution Date.

2.1.5.                  Any costs, Taxes, expenses and liabilities incurred at any time in connection with a Pre-Merger Disposal shall be borne by the VIL Promoters.  The VIL Promoters shall indemnify, defend and hold harmless the Merged Entity, from and against any Losses incurred by it prior to (only in the event that such Losses are not provided or accrued for in the Vodafone LBD Statement) or after the Locked Box Date as a result of any Pre-Merger Disposal.

2.1.6.                  The Vodafone Group shall use all reasonable endeavours to complete the Pre-Merger Disposals prior to the Locked Box Date.

2.2.                            Implementation of the Merger Scheme

2.2.1.                  The terms of the Transaction, pursuant to which the shareholding pattern of the Merged Entity shall be as set out in Part C of Schedule 1, shall include the following:

(i)                                     transaction(s) agreed between the Idea Group and the Vodafone Group pursuant to which, the VIL Promoters shall hold 45.1% (forty five point one per cent.) and the ICL Promoters shall hold 26% (twenty six per cent.) of the equity share capital of the Merged Entity, in each case, on a Fully-Diluted Basis; such transaction(s) being (a) the purchase by one or more ICL Promoters (the “Idea Purchasers”) of securities representing 9.88% (nine point eight eight per cent.) of the equity share capital of VIL on a Fully-Diluted Basis, free of Lien, from one or more VIL Promoters for an amount equal to the Purchase Consideration prior to the Closing Date, and failing agreement among the Parties on such purchase, (b) the purchase by the Idea Purchasers of the Sale Shares from one or more VIL Promoters for an amount equal to the Purchase Consideration following the completion of the steps set out in Clause 2.2.1(ii) to Clause 2.2.1(vi). The relevant VIL Promoters and the Idea Purchasers shall execute all such documents, take all such actions and shall render all such assistance to each other as may be reasonably required to complete the transactions contemplated

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in this Clause 2.2.1(i). Provided that in the event the Closing does not occur and any actions set out in this Clause 2.2.1(i) have been completed, the Parties shall make all reasonable endeavours to restore the Idea Purchasers, VIL and the VIL Promoters to their respective original positions, as if the actions under this Clause 2.2.1(i) did not occur and any costs, Taxes and expenses incurred for purposes of such restoration shall be borne by the VIL Promoters and the Idea Purchasers equally;

(ii)                                  amalgamation of VMSL into, and with, ICL, in consideration for which VIL shall be issued and allotted, an aggregate number of equity shares of the Merged Entity that is equivalent to 89% (eighty nine per cent.) of the equity share capital of the Merged Entity on a Fully-Diluted Basis as on the date prior to issuance in accordance with the Merger Scheme;

(iii)                               cancellation of the equity shares issued to VIL pursuant to Clause 2.2.1(ii);

(iv)                              amalgamation of VIL, into and with, the Merged Entity, in consideration for which, the shareholders of VIL shall be issued and allotted, an aggregate number of equity shares of the Merged Entity that is equivalent to 100% (one hundred per cent.) of the equity share capital of the Merged Entity on a Fully-Diluted Basis on the date prior to such issuance, which shall be issued and allotted in proportion to their respective shareholding in VIL in accordance with the Merger Scheme;

(v)                                 the “effective date” of the Merger Scheme shall be as specified in the Merger Scheme;

(vi)                              following issue and allotment of equity shares of the Merged Entity pursuant to Clause 2.2.1(iv) and based on the shareholding and rights of the ICL Promoters and the VIL Promoters under the Transaction Documents, each ICL Promoter and each VIL Promoter shall be categorised as a “promoter” of the Merged Entity;

(vii)                           if the transaction contemplated in Clause 2.2.1(i)(a) has not been completed prior to the Closing Date, a VIL Promoter(s) shall transfer the Sale Shares, free of Lien, to the Idea Purchaser(s) for an amount equal to the Purchase Consideration; and

(viii)                        following completion of the steps set out in: (a) Clause 2.2.1(ii) to Clause 2.2.1(v); and (b) Clause 2.2.1(i) and/or 2.2.1(vii) (as applicable), the shareholding pattern of the Merged Entity shall be as set out in Part C of Schedule 1.  Such shareholding pattern is based on contribution of agreed levels of debt to the Merged Entity by the VIL Merger Group and the ICL Merger Group, which shall be achieved pursuant to the procedure set forth in Clause 3.

2.2.2.                  It is acknowledged that the Parties may mutually agree to such alternate or additional terms with respect to the Transaction based on legal, accounting or Tax advice and/or circumstances existing at the relevant time, and if so agreed, the Parties shall take necessary actions to implement such terms.

2.2.3.                  It is further acknowledged that the Parties may mutually agree the terms on which the payments bank business of the Idea Group and the Vodafone Group will be combined based on legal, accounting or Tax advice and/or circumstances existing at the relevant time, and if so agreed, the Parties shall take necessary actions to implement such terms.

2.2.4.                  It is further acknowledged that certain identified assets of the Shared Services Business are intended to be transferred to VIL in one or more transactions prior to Closing (each a

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“Pre-Merger Acquisition”).  The Vodafone Group shall provide copies of the draft transaction documents relating to any Pre-Merger Acquisition to the Idea Group and provide the Idea Group with an opportunity to provide comments thereto, which shall be reasonably considered by the Vodafone Group.  The Vodafone Group shall keep the Idea Group informed of any material development in relation to a Pre-Merger Acquisition and update the Idea Group on a periodic basis on the progress made by it in relation thereto.

2.2.5.                  The VIL Promoters confirm that the impact of any Pre-Merger Disposal (other than in respect of VIL’s 42% equity interest in Indus) and any Pre-Merger Acquisition on the business plan for the VIL Merger Group will be de minimis.

3.                                      PRE-CLOSING ADJUSTMENTS

3.1                             LBD Statements

After the Locked Box Date:

3.1.1                    VIL shall prepare a draft statement (the “Draft Vodafone LBD Statement”) showing the Vodafone Net Debt and Vodafone Working Capital as of the Locked Box Date; and

3.1.2                    ICL shall prepare a draft statement (the “Draft Idea LBD Statement”, and together with the Draft Vodafone LBD Statement, the “Draft LBD Statements”) showing the Idea Net Debt and Idea Working Capital as of the Locked Box Date,

in each case, in accordance with Parts A and B of Schedule 5.  Such Draft LBD Statements shall be in the forms set out in Parts C and D (as applicable) of Schedule 5. Each Target Group shall deliver their Draft LBD Statements to each other within 14 days of the Locked Box Date (the “LBD Statements Date”) along with detailed supporting schedules (in a form to be agreed between the Parties prior to the Locked Box Date) to allow the relevant Target Group to assess the relevant Draft LBD Statement.

3.2                             Finalisation of LBD Statements

3.2.1                     Each Target Group shall notify the other in writing (an “LBD Statement Notice”) within seven (7) days after receipt of the other Target Group’s Draft LBD Statement whether or not it accepts the other Target Group’s Draft LBD Statement for the purposes of this Agreement. If a Target Group (the “Rejecting Party”) does not accept the other Target Group’s (the “Preparing Party”) Draft LBD Statement, the LBD Statement Notice shall set out in detail the Rejecting Party’s reasons for such non-acceptance and specify the adjustments which the Rejecting Party proposes should be made to the Preparing Party’s Draft LBD Statement in order for it to comply with the requirements of this Agreement. Except for the matters specifically set out in the LBD Statement Notice, the Rejecting Party shall be deemed to have agreed the Preparing Party’s Draft LBD Statement in full.

3.2.2                     If the Rejecting Party serves an LBD Statement Notice in accordance with Clause 3.2.1, stating in the LBD Statement Notice that the Rejecting Party does not accept the Draft LBD Statement, the Preparing Party and the Rejecting Party shall use all reasonable endeavours to meet and discuss the objections of the Rejecting Party and to agree the adjustments (if any) required to be made to the Preparing Party’s Draft LBD Statement, in each case within five (5) days after receipt by the Preparing Party of the Draft LBD Statement Notice.

3.2.3                     If the Rejecting Party is satisfied with the Draft LBD Statement (either as originally submitted or after adjustments agreed between the Preparing Party and the Rejecting Party pursuant to Clause 3.2.2 or if the Rejecting Party fails to give a valid LBD

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Statement Notice within the seven (7) day period referred to in Clause 3.2.1, then the Draft LBD Statement (incorporating any agreed adjustments) shall constitute the “Idea LBD Statement” or the “Vodafone LBD Statement” (as applicable) for the purposes of this Agreement.

3.2.4                     If the Preparing Party and the Rejecting Party do not reach agreement within five (5) days after receipt by the Preparing Party of the LBD Statement Notice, then the matters in dispute may be referred (on the application of either the Preparing Party or the Rejecting Party) for determination by an independent firm of chartered accountants of international standing as the Preparing Party and the Rejecting Party shall agree (the “Independent Firm”). The Independent Firm shall be appointed within three (3) days of the date on which the five (5) day period specified above expires. The Independent Firm shall be requested to make its decision within seven (7) days (or such later date as the Preparing Party, the Rejecting Party and the Independent Firm agree in writing) of confirmation and acknowledgement by the Independent Firm of its appointment. The following provisions shall apply once the Independent Firm has been appointed:

(i)                                     the Preparing Party and Rejecting Party shall each prepare a written statement within two (2) days after the Independent Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Independent Firm for determination and copied at the same time to the other;

(ii)                                  following delivery of their respective submissions, the Rejecting Party and the Preparing Party shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Independent Firm not later than two (2) days after receipt of the other’s submission and, thereafter, neither the Preparing Party nor the Rejecting Party shall be entitled to make further statements or submissions except insofar as the Independent Firm so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) two (2) days to respond to any statements or submission so made);

(iii)                               in giving its determination, the Independent Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the Draft LBD Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement; and

(iv)                              the Independent Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the parties and the Draft LBD Statement (amended as necessary to reflect the determination of the Independent Firm) shall constitute the Idea LBD Statement or the Vodafone LBD Statement (as applicable) for the purposes of this Agreement and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by Law, any rights of recourse they may otherwise have to challenge it.

3.2.5                     Each Target Group shall be responsible for its own costs in connection with the preparation, review and agreement or determination of the Draft LBD Statements and the LBD Statements. The fees and expenses of the Independent Firm shall be borne by the Preparing Party on the one hand and the Rejecting Party on the other hand in proportion to the amounts by which their respective calculations of the Working Capital and/or the Net Debt, differ from the Working Capital and/or the Net Debt as finally determined by the Independent Firm. Without limiting the foregoing, each of the Preparing Party and the Rejecting Party will indemnify and hold each other harmless from the other Party’s failure to pay its portion of the fees and expenses of the Independent Firm.

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3.2.6                     To enable the Target Groups to meet their obligations under this Clause 3, each Target Group shall provide to the other Target Group and its respective accountants reasonable access to the accounting, financial, Tax or other books and records, employees and premises of the members of the Target Groups. Each Target Group shall cooperate with the other Target Group and shall provide all assistance reasonably requested by such other Target Group to facilitate the assessment of the Draft LBD Statements and agreement or determination of the LBD Statements.

3.2.7                     If a Rejecting Party serves a LBD Statement Notice stating that it does not accept the Preparing Party’s Draft LBD Statement, it shall ensure that the Preparing Party and the Preparing Party’s nominated representatives shall be given reasonable access to the Rejecting Party’s working papers relating to the adjustments proposed in the LBD Statement Notice and any other submissions by or on behalf of the Rejecting Party in relation to the Preparing Party’s Draft LBD Statement.

3.2.8                     When the LBD Statements have been agreed or determined in accordance with the preceding Clauses, then the amounts shown in the LBD Statements as the Net Debt and Working Capital for the relevant Target Group shall be final and binding for the purposes of this Agreement.

3.2.9                     If either Target Group includes a Crystallised Pre-Closing Contingent Asset in its Draft LBD Statement, the LBD Statements of both Target Groups will be finalised not later than 30 days from the Locked Box Date. There will be no change in the timelines set forth in this Clause 3.2 for finalisation of the LBD Statements, except as set forth in this Clause 3.2.9 for finalisation of Crystallised Pre-Closing Contingent Assets in the LBD Statements. Any Target Group that includes a Crystallised Pre-Closing Contingent Asset in its calculation of Net Debt shall be required to demonstrate actual inflow of funds towards such Crystallised Pre-Closing Contingent Asset in its bank account within 30 days of the Locked Box Date.  If such Target Group fails to do so, the Crystallised Pre Closing Contingent Asset on such Target Group’s LBD Statement shall be reversed.

3.3                             Pre-Closing Adjustments

When both LBD Statements have been finally agreed or determined in accordance with Clause 3.2, the following adjustment shall be made (the “Vodafone Closing Adjustment”):

(i)                                     If the Vodafone Final Net Debt is greater than the Vodafone Required Net Debt, VIL shall take necessary steps to reduce its Net Debt by an amount equal to the difference between the Vodafone Final Net Debt and the Vodafone Required Net Debt (in which case the Vodafone Closing Adjustment shall be described as negative); or

(ii)                                  If the Vodafone Final Net Debt is less than the Vodafone Required Net Debt, VIL shall take necessary steps to increase its Net Debt by an amount equal to the difference between the Vodafone Final Net Debt and the Vodafone Required Net Debt (in which case the Vodafone Closing Adjustment shall be described as positive).

3.4                             Leakage

3.4.1                     ICL undertakes to the Vodafone Group, and the VIL Promoters undertake to the ICL Merger Group that from and including the Locked Box Date and until Closing, there will not be any Leakage in relation to the ICL Merger Group (in the case of the undertaking from ICL) or the VIL Merger Group (in the case of the undertaking from the VIL Promoters).

3.4.2                     Following the Locked Box Date until Closing, each Target Group shall notify the

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other Target Group promptly upon becoming aware of the occurrence of any Leakage.

3.4.3                     Covenant to Pay

(i)                                    If any VIL Promoter or the Merged Entity considers that any Leakage has occurred between the Locked Box Date and the Closing Date, it may from time to time, during the Leakage Claim Period, give written notice to the Merged Entity or the VIL Promoters, as applicable, of any claim in respect of the covenant to pay under this Clause 3.4.3 (such notice to specify, having regard to the information available to such Persons at that time, a summary of the alleged Leakage event including, where possible, a preliminary good faith estimate of the Idea Leakage Loss or Vodafone Leakage Loss, as applicable).

(ii)                                 Subject to Closing occurring, in the event of breach of Clause 3.4.1, as the sole and exclusive remedy therefor (save in the case of fraud):

a.              the Merged Entity shall pay to the VIL Promoters an amount equal to any Idea Leakage Loss multiplied by the Vodafone Indemnity Share; and

b.              the VIL Promoters shall pay to the Merged Entity an amount equal to any Vodafone Leakage Loss,

where “Idea Leakage Loss” is any Leakage paid, incurred or suffered by the ICL Merger Group between the Locked Box Date and the Closing Date plus any Loss of the ICL Merger Group that may arise from such Leakage after the Closing Date (without any double counting) and “Vodafone Leakage Loss” is any Leakage paid, incurred or suffered by the VIL Merger Group between the Locked Box Date and the Closing date plus any Loss of the VIL Merger Group that may arise from such Leakage after the Closing Date (without any double counting).

3.4.4                     Not later than two (2) Business Days prior to Closing, each of ICL and VIL shall provide the other Target Group with a schedule setting out details of all transactions which it considers to be Permitted Leakage for the purposes of assisting the other Target Group in identifying the nature of such transactions. The delivery and receipt of the schedules contemplated by this Clause 3.4.4 shall not constitute agreement by the Parties that the transactions designated therein shall be Permitted Leakage and shall be without prejudice to the Parties’ rights to be indemnified under Clause 3.4.3.

3.4.5                     No Party may make any claim against, or shall have any liability to, the other Parties in respect of matters covered under Clause 3.4.3(ii), other than pursuant to this Clause 3.4.

4.                                      REPRESENTATIONS AND WARRANTIES

4.1.                            ICL represents and warrants that, as of the Execution Date and as of the Closing Date, except to the extent fairly disclosed in the Idea Disclosure Letter, each representation and warranty set out in Part A and Part B of Schedule 3 is true and accurate in all respects in relation to the ICL Merger Group only.

4.2.                            Each ICL Promoter, jointly and severally, represents and warrants that, as of the Execution Date and as of the Closing Date, except to the extent fairly disclosed in the ICL Promoters Disclosure Letter, each representation and warranty set out in Part A and Part C of Schedule 3 is true and accurate in all respects in relation to the ICL Promoters only.

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4.3.                            KMB represents and warrants that, as of the Execution Date and as of the Closing Date, each representation and warranty set out in paragraphs 1.6, 2 and 3 of Part A of Schedule 3 (in respect of KMB only) is true and accurate in all respects. It is clarified that for the purposes of paragraphs 1.6, 2 and 3 of Part A of Schedule 3, the term “Party” shall include KMB.

4.4.                            Each VIL Promoter, jointly and severally, represents and warrants that, as of the Execution Date and as of the Closing Date, except to the extent fairly disclosed in the Vodafone Disclosure Letter, each representation and warranty set out in: (a) Part A and Part B of Schedule 3 (in respect of the VIL Merger Group only); and (b) Part A and Part D of Schedule 3 (in respect of the VIL Promoters only), is true and accurate in all respects. Further, the relevant VIL Promoter(s), represent and warrant that, as of the date of the transfer of equity shares of VIL pursuant to Clause 2.2.1(i) and transfer of Sale Shares pursuant to Clause 2.2.1(vii), the representation and warranty set out in Part D of Schedule 3 (as applicable), is true and accurate in all respects.

4.5.                            The Vodafone Confirming Party represents and warrants that, as of the Execution Date and as of the Closing Date, each representation and warranty set out in Part A of Schedule 3 (in respect of the Vodafone Confirming Party only) is true and accurate in all respects. It is clarified that for the purposes of Part A of Schedule 3, the term “Party” shall include the Vodafone Confirming Party.

4.6.                            Each representation and warranty shall be construed as being separate and independent and shall not be limited or restricted by reference to or inference from the terms of any other representation and warranty.

4.7.                            Each disclosure in the Disclosure Letters shall operate as an exception only to the relevant representation and warranty (and not to the representations and warranties as a whole), unless it is reasonably apparent on the face of the disclosure that it applies to another representation and/or warranty (other than any Fundamental Representation and Warranty), in which case it shall also operate as an exception to such other warranty.

4.8.                            Each Party shall immediately notify the other Parties of any matter or thing which becomes known to them prior to the Closing that constitutes a breach of any representation and warranty under this Agreement.

4.9.                            Two (2) Business Days prior to the Closing, each of ICL, the ICL Promoters and the VIL Promoters may update their respective Disclosure Letters (including any lists therein) issued on the Execution Date and deliver any such updated Disclosure Letter to the other Group, provided such updates are only in respect of events or developments that have occurred after the Execution Date and up to the Closing Date, such that the relevant representations and warranties are qualified to the extent any matters are fairly disclosed in the updated disclosure included in the respective Disclosure Letters. However, any update to any Fundamental Representation and Warranty delivered in accordance with this Clause 4.9 shall require the prior consent of the other Group.

4.10.                     Any representation and warranty qualified by the expression “to the knowledge of” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge after due inquiry of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Director — Technology/Chief Technical Officer, Director — Human Resources/Chief Personnel Officer, Head — Legal/General Counsel and Company Secretary of the relevant Target Group.

4.11.                     For the avoidance of doubt, it is clarified that nothing in this Clause 4 shall apply to any matter in respect of which Clause 6.9 is applicable.

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5.                                      CONDUCT OF BUSINESS UNTIL CLOSING

5.1.                            Subject to applicable Law and Clause 5.3 below, VIL and the VIL Promoters shall procure that, from the Execution Date until the Closing Date, the VIL Merger Group will: (a) not undertake, in a single transaction or a series of related transactions, any act or matter listed in Part A of Schedule 2 or any act which is outside the ordinary course of business of the VIL Merger Group as carried on at the Execution Date without the prior written consent of the ICL Promoters (such consent not to be unreasonably withheld or delayed and shall be communicated as soon as practicable and in any event within five (5) days, failing which consent shall have been deemed to be provided), which consent states that it is being given for the purposes of this Clause 5.1; and (b) comply with Part B of Schedule 2.

5.2.                            Subject to applicable Law and Clause 5.3 below, ICL and the ICL Promoters shall procure that, from the Execution Date until the Closing Date, the ICL Merger Group will: (a) not undertake, in a single transaction or a series of related transactions, any act or matter listed in Part A of Schedule 2 or any act which is outside the ordinary course of business of the ICL Merger Group as carried on at the Execution Date without the prior written consent of the VIL Promoters (such consent not to be unreasonably withheld or delayed and shall be communicated as soon as practicable and in any event within five (5) days, failing which consent shall have been deemed to be provided), which consent states that it is being given for the purposes of this Clause 5.2; and (b) comply with Part B of Schedule 2.

5.3.                            Clauses 5.1 and 5.2, as applicable, shall not operate so as to restrict or prevent:

5.3.1.                  any Pre-Merger Disposal (including distribution of any proceeds thereof) or any other action taken by the Vodafone Group in respect of the Vodafone Retained Business which does not adversely affect the Transaction;

5.3.2.                  any Pre-Merger Acquisition;

5.3.3.                  any Identified Sale;

5.3.4.                  any action taken by the Parties pursuant to Clause 2.2.3 or 2.2.4;

5.3.5.                  entry into the Brand Licence Agreement by the Vodafone Group;

5.3.6.                  entry into the Recharges Agreements;

5.3.7.                  any matter reasonably undertaken by any member of a Target Group, in case of an emergency or disaster or other serious incident or circumstance with the intention of minimising any material adverse effect on the relevant member of the Target Group (and of which the ICL Promoters, for any action by a member of the VIL Merger Group, or the VIL Promoters, for any action by a member of the ICL Merger Group, shall be promptly notified in writing);

5.3.8.                  completion or performance of any obligation undertaken pursuant to any Contract or arrangement entered into by or relating to any member of the relevant Target Group before the Execution Date;

5.3.9.                  payments by the Idea Group not exceeding the INR equivalent of US$43.0 million per annum in aggregate (calculated on a pro rata basis for any period of less than one year) to ABMCPL, pursuant to Contracts entered into prior to the Execution Date and fairly disclosed to the other Parties;

5.3.10.           the payment of any Tax liability, the due date for payment of which falls on or before the Closing Date, or the utilisation or

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set-off of any Tax relief where, but for such utilisation or set-off, any Tax liability would have arisen of which the due date of payment would have fallen on or before the Closing Date; or

5.3.11.           any matter required in order to comply with any Law (including the requirements of any relevant Governmental Authority).

5.4.                            From the date hereof and until the Locked Box Date, (a) ICL shall promptly advise the Vodafone Group in writing of any Effect that has had or would reasonably be expected to have an Idea Material Adverse Effect and (b) VIL shall promptly advise the Idea Group in writing of any Effect that has had or would reasonably be expected to have a Vodafone Material Adverse Effect.

5.5.                            Prior to the Closing, each of the Idea Group and the Vodafone Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective businesses and operations and nothing contained in this Agreement is intended to give the Idea Group or the Vodafone Group, directly or indirectly, the right to control or direct the operations of the other Group or its business or operations in any manner prior to the Closing. The Parties hereby agree that the provision of any commercially sensitive information by any Group to the other Group pursuant to this Agreement shall be in accordance with clean team arrangements agreed between the Parties.

6.                                      ADDITIONAL COVENANTS

6.1.                            Access to Information; Records; Confidentiality

6.1.1.                  Upon reasonable written notice, each of ICL and VIL shall, and shall cause the members of its Target Group to, subject to applicable Law, provide the other Parties and their Representatives reasonable access during normal business hours during the period from the Execution Date until Closing or prior termination of this Agreement to all their respective properties, assets, systems, Contracts, Records and Representatives, including by, as reasonably requested by the other Parties, subject to applicable Law, promptly providing copies to the other Parties and their Representatives of any of the foregoing systems, Contracts and Records.  Notwithstanding the foregoing, (A) any Party may withhold (i) any documents (or portions thereof) or information that is subject to the terms of a confidentiality agreement with a third party, (ii) any document (or portions thereof) or information which may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such Party’s counsel, constitutes a waiver of any such privilege and (iii) any document (or portion thereof) or information relating to pricing or other matters that are highly sensitive if the exchange of such document (or portion thereof) or information, as determined by such Party’s counsel, might reasonably result in non-compliance with applicable Law, including Competition Law, for such Party or any of its Affiliates, provided that access to such document or information may be provided to the other Parties in accordance with clean team arrangements agreed between the Parties and (B) VIL may withhold any documents (or portions thereof) or information relating to the Vodafone Retained Business after disposal thereof. If any material is withheld by a Party pursuant to the preceding sentence, such Party shall inform the requesting Party as to the general nature of what is being withheld.  Each of the Parties will use all reasonable endeavours to minimise any disruption to the businesses of the other Parties that may result from the requests for access and information hereunder.

6.1.2.                  Each of ICL and VIL shall notify the other Group of its Net Debt and Working Capital in the form set out in Parts C and D (as applicable) of Schedule 5 in the following manner:

(i)                                prior to the Monthly Notification Trigger Date, for each calendar quarter, within 30 days of the end of the relevant quarter (each, a “Quarterly Update”); and

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(ii)                             following the Monthly Notification Trigger Date, for each month, within ten (10) Business Days of the end of the relevant month (each, a “Monthly Update”), and at the reasonable request of other Party, meet with the other Party’s Representatives as soon as practicable to discuss any Quarterly Update or Monthly Update.

6.1.3.                  All information exchanged pursuant to this Clause 6.1 shall be held by the Parties as “Confidential Information”.

6.2.                            All Reasonable Endeavours

6.2.1.                  Upon the terms and subject to the conditions set forth in this Agreement, each of the Vodafone Group and the Idea Group agrees to use all reasonable endeavours to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Transaction as promptly as practicable, including using all reasonable endeavours to accomplish the following: (i) obtain all necessary Governmental Approvals (including those set forth in Clause 7.1), and make all necessary registrations, declarations and filings with, and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Authority, or to cause the expiration or termination of the applicable waiting periods under Competition Law, (ii) obtain all necessary Third Party Approvals, including under any Contract to which any member of its Target Group is party or by which such Person or any of their respective properties or assets may be bound, and those Third Party Approvals set out in Section 6.2.1 of the Idea Disclosure Letter and the Vodafone Disclosure Letter, (iii) resist, contest or defend any Actions (including administrative or judicial Actions) challenging this Agreement or any other Transaction Document or the consummation of the Transaction, including seeking to have vacated, lifted, reversed or overturned any Judgment that is in effect and that could restrict, prevent or prohibit consummation of the Transaction, and (iv) execute and deliver any additional instruments necessary to consummate the Transaction and fully to carry out the purposes of this Agreement and the other Transaction Documents.  In connection with the foregoing, each Party shall as promptly as reasonably practicable (a) supply any additional information and documentary material that may be requested by any Governmental Authority pursuant to any applicable Laws and (b) furnish to each other Party such necessary information and reasonable assistance as such other Party may reasonably request, in each case, in accordance with any clean team arrangement agreed between the Parties. Any documents and information submitted by any Party pursuant to this Clause 6.2.1 shall be true, complete and accurate in all material respects. In particular:

(i)                                     ICL shall issue the Transaction Announcement to the Stock Exchanges as soon as possible during Business Hours and in any event within 24 hours of the approval of this Agreement and the Merger Scheme by the board of directors of ICL (the “ICL Board Approval”);

(ii)                                  On the same Business Day as (i) above, during Business Hours, the Vodafone Parent Group and the ICL Promoters shall issue the Transaction Announcement;

(iii)                               ICL shall promptly apply to the Stock Exchanges and the SEBI for in-principle approval of the Merger Scheme;

(iv)                              VIL and ICL shall jointly notify the DoT (and any other Governmental Authority as may be mutually agreed) of the Transaction;

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(v)                                 VIL and ICL shall jointly file an application with the CCI for approval of the Transaction within 30 days of the ICL Board Approval;

(vi)                              The parties to the Merger Scheme shall file the Merger Scheme with the NCLT promptly upon receipt of the approval of the Stock Exchanges and the SEBI;

(vii)                           VIL and ICL shall file an application with the DoT for approval of the Merger Scheme simultaneously with (vi) above; and

(viii)                        ICL shall file an application with the FIPB for approval of the Transaction simultaneously with (vi) above.

6.2.2.                  In furtherance and not in limitation of Clause 6.2.1, each of the Idea Group and the Vodafone Group shall, and shall cause the applicable members of their respective Target Groups to, make or cause to be made all the filings required under Clause 7.1 (collectively, the “Required Governmental Filings”) with respect to the Transaction as promptly as practicable after the Execution Date. Subject to applicable Law, the instructions of any Governmental Authority and other terms and conditions mentioned herein, each of the Idea Group and the Vodafone Group shall:

(i)                                     keep each other apprised of the status of matters relating to the completion of the Transaction and the Required Governmental Filings, including promptly notifying the other Group of any communication (whether written or oral) from any Governmental Authority and immediately furnishing the other Group with copies of notices or other written communications received by any of its members, from any Governmental Authority in connection with the Required Governmental Filings;

(ii)                                  promptly disclose in writing to the other Group anything which will or may prevent any of the Governmental Approvals being obtained.  Without prejudice to the generality of the foregoing, this includes disclosure of any indication that any Governmental Authority may intend to withhold its approval of, or raise an objection to, or withdraw any licence or authorisation following, or impose a condition on or following, the Transaction;

(iii)                               consult with each other with respect to the Required Governmental Filings and ensure that the other Group and its Representatives (a) review and comment on any written materials to be submitted to any Governmental Authority; and (b) are consulted in connection with any oral responses to be provided to any Governmental Authority in connection therewith, and only submit such written materials and provide such oral responses following the approval of both Groups and their Representatives;

(iv)                              not participate in any meetings or conferences with any Governmental Authority in relation to the applications for Governmental Approvals without the presence of the other Group and/or its Representatives, and shall consult with the other Group and/or its Representatives in relation to the date and timing for such meetings or conferences, as applicable; and

(v)                                 without prejudice to the foregoing, communicate with any Governmental Authority in connection with any Required Governmental Filing only after prior consultation with the other Group and its Representatives (and taking into account any comments and requests of the other Group and its Representatives), and shall provide the other Group and its Representatives a full and fair account of such communication.

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In connection with the foregoing, each Group shall act reasonably and as promptly as practicable.

6.2.3.                  In connection with obtaining any Governmental Approval, the Parties shall not, and shall procure that the members of their respective Groups shall not, directly or indirectly through their Representatives or any Person authorised to act on their behalf (i) offer, promise, pay, authorise or give money or anything of value to any Person for the purposes of (a) influencing any act or decision of any governmental official, (b) inducing any government official to do or omit to do an act in violation of a lawful duty, (c) securing any improper advantage or (d) inducing any government official to influence the act or decision of a Governmental Authority or (ii) engage in any other activity, practice or conduct which would give rise to an offence under, or non-compliance with, any applicable anti-bribery and anti-corruption Laws.

6.2.4.                  The Parties shall not, and shall procure that the members of their respective Groups shall not, directly or indirectly through their Representatives or any Person authorised to act on their behalf make any application or filing with any Governmental Authority which would adversely impact the Transaction, including unilaterally seeking any amendment(s) to, or withdrawal of, the Merger Scheme.

6.3.                            Transactions Involving Certain Assets

Prior to Closing, any member of a Group may enter into one or more transactions to dispose of any of the assets described below (each, an “Identified Sale”):

6.3.1.                  its Orphan Towers, subject to the prior written consent of the other Group; and

6.3.2.                  any equity shares in Indus held by ICL or its Affiliates, subject to the prior written consent of the Vodafone Group.

6.4.                            Non-Solicitation

6.4.1.                  Prior to Closing, each Party shall not, and shall cause each of its respective Affiliates and its and their respective Representatives not to, directly or indirectly, (i) solicit, respond to, initiate, seek, facilitate or encourage any inquiry, indication of interest, proposal or offer from any other Person relating to a Competing Transaction, (ii) enter into, continue or otherwise participate in any discussions, negotiations or other communications with any other Person regarding or relating to, furnish or make available to any other Person any non-public information relating to such Party or any of its Affiliates or their respective assets in furtherance of, or otherwise cooperate in any way, assist or participate in, or take any action to facilitate or encourage any effort or attempt by any Person to effect or seek to effect, a Competing Transaction or any inquiry, indication of interest, proposal, offer or request for non-public information that may reasonably be expected to lead to a Competing Transaction, or (iii) enter into any understanding, arrangement, agreement or other commitment relating to, or consummate, a Competing Transaction. Each Party shall, and shall cause each of its respective Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person with respect to any Competing Transaction.

6.4.2.                  The Parties agree that none of their respective boards or any committee thereof or any member(s) thereof or any Idea Senior Representative or Vodafone Senior Representative shall (i) withhold or withdraw (or modify in a manner adverse to the other Group), or publicly propose to withhold or withdraw (or modify in a manner adverse to the other Group), the recommendation by the respective boards, committees and members in favour of the Transaction (including the ICL Board Approval), (ii) approve or adopt, or

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recommend the approval or adoption of, or publicly propose to approve or adopt or recommend, any Competing Transaction or (iii) approve or recommend, or publicly propose to approve or recommend, or cause or permit any Party or their respective Affiliates or any of its or their respective Representatives to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or any other Contract related to any Competing Transaction.

6.4.3.                  In addition to the obligations of each Party set forth in Clauses 6.4.1 and 6.4.2, each Party shall promptly advise the other Parties in writing of the receipt of any inquiry, indication of interest, proposal or offer with respect to a Competing Transaction or that may reasonably be expected to lead to a Competing Transaction after the Execution Date, including the material terms and conditions thereof and the identity of the Person making any such inquiry, indication of interest, proposal, offer or request.  Each Party shall keep the other Parties informed in all material respects as to the status and details (including material amendments or proposed amendments) of any such inquiry, indication of interest, proposal, offer or request.

6.4.4.                  Prior to Closing, and if this Agreement is terminated prior to Closing, for a period of one (1) year from such termination, no Group shall, directly or indirectly, solicit or induce any Senior Employee of the other Group to terminate or breach his or her employment relationship with the other Group.

6.5.                            Reconstitution of the Board and Management of the Merged Entity

The Parties shall take requisite steps to ensure reconstitution of the Board (and its committees) and management of the Merged Entity in accordance with the Shareholders’ Agreement, at Closing.

6.6.                            Pre-Closing Actions; Committees

From the Execution Date until the Closing Date, the Parties shall cooperate in good faith to undertake the following, subject to the limitations of Competition Law:

6.6.1.                  Branding. ICL and VIL shall cooperate in developing a brand for the business of the Merged Entity (and its subsidiaries) through the Commercial Committee in compliance with the Shareholders’ Agreement. The name of the Merged Entity, its subsidiaries and their brand names will include the VIL and ICL brand names.

6.6.2.                  Customer Communications. ICL and VIL shall cooperate in developing language for a program of communications or notices relating to the Transaction to be sent to customers of the Target Groups following the Closing. Each of ICL and VIL shall not, and shall cause the members of its respective Target Groups not to, send any communications or notices relating to the Transaction to customers of the relevant Target Group on or after the Execution Date and prior to Closing without the prior written approval of the other Party.

6.6.3.                  Board of Directors. The VIL Promoters and the ICL Promoters shall each identify three (3) Persons to be appointed to or remain on the Board as their nominees, as the case may be, and recommend Persons from among whom independent directors shall be appointed to the Board in accordance with the Shareholders’ Agreement.

6.6.4.                  Key Employees. The ICL Promoters and the VIL Promoters shall collectively identify the Persons who shall be appointed as the Chief Executive Officer and the Chief Operating Officer of the Merged Entity. The VIL Promoters shall identify the Person who shall be appointed as the Chief Financial Officer of the Merged Entity.

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6.6.5.                  Compliance with M&A Guidelines. For the purposes of compliance with the M&A Guidelines following Closing, ICL and VIL shall, based on the recommendations of the Commercial Committee, determine: (i) the identity of the seller in connection with a sale of spectrum for the purposes of compliance with the M&A Guidelines; and (ii) potential methods of reduction in market share of the Merged Entity for purposes of compliance with the M&A Guidelines.

6.6.6.                  Corporate Governance.

Prior to Closing:

(i)                                     ICL and VIL shall agree to a dividend policy to be adopted by the Merged Entity that shall be effective from the Closing Date and shall provide for payment of a dividend if the SHA Leverage Ratio falls below 3:1 and payment of all excess cash flow (definition to be agreed) as dividend if the SHA Leverage Ratio falls below 2.5:1 (the “Dividend Policy”).  For purposes of this Clause 6.6.6(i), “SHA Leverage Ratio” shall have the meaning given to “Leverage Ratio” in the Shareholders’ Agreement; and

(ii)                                  ICL and VIL shall agree to appropriate corporate policies and procedures to be adopted by the Merged Entity (including an anti-bribery and anti-corruption policy, insider dealing policy, data protection and privacy policy and treasury policy), and if any such policy is not agreed, the existing equivalent policy of the Idea Group or the Vodafone Group, whichever is more stringent, shall be adopted (collectively, the “Corporate Policies”), and such Corporate Policies shall be effective from the Closing Date.

6.6.7.                  Committees

(i)                                     Establishment of Committees

The Parties shall, as soon as practicable after the Execution Date, form the following committees (collectively, the “Committees”):

(a)                                 a coordination committee (the “Coordination Committee”), which shall comprise of an equal number of representatives of each Group. The Coordination Committee shall be responsible for the matters set out in Clause 6.6.7(ii)(a);

(b)                                 a commercial committee (the “Commercial Committee”), which shall comprise of an equal number of representatives of each Group. The Commercial Committee shall be responsible for the matters set out in Clause 6.6.7(ii)(b);

(c)                                  a legal committee (the “Legal Committee”), which shall comprise of an equal number of representatives of each Group. The Legal Committee shall be responsible for the matters set out in Clause 6.6.7(ii)(c); and

(d)                                 a human resource committee (the “HR Committee”), which shall comprise of an equal number of representatives of each Group. The HR Committee shall be responsible for the matters set out in Clause 6.6.7(ii)(d).

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(ii)                                  Responsibility

(a)                                 Coordination Committee. The Coordination Committee shall be responsible for inter-alia:

A.                                    supervision, coordination and management of the other Committees established for the period between the Execution Date and Closing; and

B.                                    resolution of matters which any other Committees are unable to resolve.

(b)                                 Commercial Committee. The Commercial Committee shall be responsible for inter-alia:

A.                                    determination of (1) the expected spectrum holding of the Merged Entity in each band in each Circle for purposes of the sale of spectrum; and (2) the market share of the Merged Entity in each Circle in accordance with the M&A Guidelines, and recommendations to address the foregoing for purposes of compliance with the M&A Guidelines;

B.                                    making recommendations for the brand in connection with the business of the Merged Entity in accordance with Clause 6.6.1; and

C.                                    establishment of any sub-committee for the purposes of undertaking the responsibilities of the Commercial Committee.

(c)                                  Legal Committee. The Legal Committee shall be responsible for inter-alia:

A.                                    creation of appropriate corporate policies and procedures to be adopted by the Merged Entity (including the Corporate Policies); and

B.                                    establishment of any sub-committee for the purposes of undertaking the responsibilities of the Legal Committee.

(d)                                 HR Committee: The HR Committee shall be responsible for inter-alia:

A.                                    development of language for a program of communications or notices relating to the Transaction to be sent to employees of the Target Groups on or after the Execution Date and prior to Closing;

B.                                    making recommendations for treatment of each Target Group’s Employee Benefit Plans after the Closing Date; and

C.                                    making recommendations in relation to the human resources systems and policies that the Merged Entity should develop and implement; and

D.                                    establishment of any sub-committee for the purposes of undertaking the responsibilities of the HR Committee.

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(iii)                               Committee Procedures. Meetings of any Committee can be called by any member of the relevant Committee and may be held at such location and in such manner as the members of that Committee unanimously deem appropriate.

(iv)                              Decisions

(a)                                 Decisions of each Committee shall be taken unanimously by the members of the relevant Committee.

(b)                                 If:

A.                                    any Committee (except the Coordination Committee) is unable to take a decision on any matter within three (3) days of the matter first being tabled before such Committee, then the matter shall be referred for resolution to the Coordination Committee; and

B.                                    the Coordination Committee is unable to take a decision on any matter within ten (10) days of the matter first being tabled before the Coordination Committee, then the matter (in each case, a “Deadlock Matter”) shall be referred to the Representatives of ICL and VIL (the “Deadlock Representatives”). The Deadlock Representatives shall initially be the Regional Chief Executive Officer Africa, Middle East and Asia-Pacific of the Vodafone Parent Group on behalf of the Vodafone Group and the Group Chief Financial Officer on behalf of the Idea Group.

(c)                                  If the Deadlock Representatives cannot reach agreement on a Deadlock Matter within 15 Business Days of the Deadlock Matter first being referred to them, the Deadlock Matter shall be referred immediately to the Chief Executive Officer of Vodafone Plc (the “Vodafone Group CEO”) and the chairman of the Idea Group (the “Idea Chairman”) for resolution (the date of such referral the “Referral Date”). The Vodafone Group CEO and the Idea Chairman shall be allowed a period of 30 Business Days to resolve the Deadlock Matter.

(d)                                 If the Deadlock Matter has been resolved pursuant to Clause 6.6.7(iv)(c), then the Parties shall procure that the Coordination Committee gives effect to such resolution.

(e)                                  If the Deadlock Matter is not resolved pursuant to Clause 6.6.7(iv)(c), then the status quo shall prevail.

(f)                                   The Parties shall ensure that their respective appointees to the Coordination Committee shall continue to discharge their obligations and duties set out in this Agreement notwithstanding the Deadlock Matter.

(v)                                 Term. The Committees shall continue to operate until the Closing Date.

(vi)                              Information. All information exchanged and discussed pursuant to this Clause 6.6.7 shall be held by the Parties as “Confidential Information”.

6.7.                            Voting

Each of the ICL Promoters and the VIL Promoters shall, and shall procure that their respective Representatives shall, vote in favour of any shareholders’ resolutions of the Idea Group and the

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Vodafone Group, as applicable, to give effect to the provisions of this Agreement and the Transaction.

6.8.                            Procurement

6.8.1.                  The Vodafone Confirming Party hereby undertakes and covenants to the Idea Group that until Closing or prior termination of this Agreement:

(a)                                 it shall ensure that the Vodafone Group shall comply with this Agreement;

(b)                                 it shall, on an annual basis (within 60 (sixty) days of the end of its financial year), provide a confirmation to the Idea Group that its Net Assets are equal to at least the Net Assets Threshold; and

(c)                                  if at any time its Net Assets fall below the Net Assets Threshold, it shall procure that an Affiliate that satisfies the Net Assets Threshold will immediately replace it as the Vodafone Confirming Party by executing a deed of adherence that shall require compliance of its obligations under this Agreement.

6.8.2.                  Until Closing or prior termination of this Agreement:

(a)                                 the Vodafone Group shall not purchase, or subscribe to, any equity shares of ICL, save that the Vodafone Group shall be permitted to purchase equity shares of ICL in the event that any Competing Transaction with respect to ICL is announced; and

(b)                                 the VIL Promoters undertake that equity shares in VIL shall continue to be held by Persons that are tax residents in India and/or Mauritius. The VIL Promoters shall not transfer, distribute or otherwise dispose of, any equity shares of VIL, except that the VIL Promoters that are tax residents in Mauritius shall be permitted to transfer any such equity shares to any Affiliate that is also a tax resident in Mauritius and the VIL Promoters that are tax residents in India shall be permitted to transfer any such equity shares to any Affiliate that is also a tax resident in India.

6.8.3.                  KMB hereby undertakes and covenants to the Vodafone Group that until Closing or prior termination of this Agreement: (a) he shall, as a shareholder of ICL, comply with the terms of this Agreement; (b) he shall, and shall do everything within his power to cause ICL and the ICL Promoters to (by way of his and his Affiliates’ direct and indirect shareholding in ICL and the ICL Promoters or otherwise), comply with this Agreement and vote the equity shares held by him and them to implement the provisions of this Agreement; (c) he shall, directly or through his Affiliates, continue to be a promoter of each ICL Promoter; and (d) he shall own at least 26% (twenty six per cent.) of the share capital of each ICL Promoter, either directly or through his Affiliates.

6.8.4.                  Until Closing or prior termination of this Agreement:

(a)                                 the ICL Promoters undertake and covenant to the Vodafone Group that Grasim Industries Limited (“GIL”) and Aditya Birla Nuvo Limited (if not yet merged with GIL) shall remain ICL Promoters;

(b)                                 GIL undertakes that it shall, on an annual basis (within 60 (sixty) days of the end of its financial year), provide a confirmation to the Vodafone Group that its Net Assets are equal to at least the Net Assets Threshold; and

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(c)                                  the Idea Group undertakes that if the Net Assets of GIL fall below the Net Assets Threshold, GIL’s shareholding in ICL shall immediately be transferred to an Affiliate that satisfies the Net Assets Threshold and executes a deed of adherence that shall require compliance of its obligations under this Agreement.

6.8.5.                  In the event that:

(a)                                 ICL is unable to satisfy its obligations under Clause 11.1 and/or 12.3 or, following the Closing, the Merged Entity is unable to satisfy its obligations under Clauses 3.4.3(ii), 6.9 and/or 11.1 (which, in respect of the Merged Entity, shall be deemed to be the case in the event that the Merged Entity has, or any payment under any of the foregoing Clauses would result in the Merged Entity having, a Leverage Ratio higher than the Maximum Closing Leverage Ratio), the ICL Promoters shall be jointly and severally liable to the Vodafone Indemnified Parties to satisfy such obligations so that the same benefits shall be received by the Vodafone Indemnified Parties as would have been received if such obligations had been duly satisfied by ICL or the Merged Entity, as applicable, provided that:

(i)                                              if any payment under Clauses 3.4.3(ii), 6.9 and/or 11.1 will result in the Merged Entity having a Leverage Ratio of higher than the Maximum Closing Leverage Ratio, the Merged Entity shall be liable to pay such amount as would result in the Leverage Ratio of the Merged Entity becoming equal to but not exceeding the Maximum Closing Leverage Ratio, and the ICL Promoters shall be liable to pay the remaining amount, and such remaining amount shall be recomputed by multiplying the liability by the Vodafone Percentage (in place of Vodafone Indemnity Share) for the purposes of Clauses 3.4.3(ii) and 11.1, and in relation to any remaining amount due to be paid under Clause 6.9 such remaining amount shall recomputed and paid by the ICL Promoters such that the Vodafone Indemnified Parties are in the same position (directly or indirectly through economic shareholding in the Merged Entity) as they would have been had the Merged Entity made such payments;

(ii)                                           where the Merged Entity had a Leverage Ratio higher than the Maximum Closing Leverage Ratio at the time the relevant payment obligation arises, the payments required under Clauses 3.4.3(ii), 6.9 and/or 11.1 shall be made by the ICL Promoters recomputed on the same basis described in (i) above in relation to remaining amounts; and

(iii)                                        if prior to Closing, ICL is unable to satisfy its obligations under Clauses 11.1 and/or 12.3, the ICL Promoters shall be liable to pay the relevant Loss or the Termination Fee, as applicable.

Where an obligation of the Merged Entity to pay arises under this Agreement (each, a “Payment Obligation”), to the extent that the Payment Obligation is actually discharged by the ICL Promoters in accordance with this Clause 6.8.5 rather than the Merged Entity it shall be deemed, for the purposes of Clause 6.9.6 (Cap) and Clause 11.5, to have been made for such amount as the Merged Entity would have paid in accordance with this Agreement had the Merged Entity discharged such Payment Obligation to that extent.  To the extent any Payment Obligation is discharged by the ICL Promoters in accordance with this Clause 6.8.5 it shall discharge the Merged Entity of the corresponding liability to the Vodafone Indemnified Parties.

Following the Closing, the ICL Promoters shall not have, and shall not assert, any rights or claim (whether by way of contribution, subrogation or otherwise)

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against the Merged Entity as a result of any payment made by the ICL Promoters pursuant to this Clause 6.8.5; and

(b)                                 the VIL Promoters are unable to satisfy their obligations under Clauses 2.1.5, 3.4.3(ii), 6.9, 11 and/or 12.3, the Vodafone Confirming Party shall be liable to the Idea Indemnified Parties to satisfy such obligations so that the same benefits shall be received by the Idea Indemnified Parties as would have been received if such obligations had been duly satisfied by the VIL Promoters.

If within seven (7) years after the date on which any payment has been made by the ICL Promoters or the Vodafone Confirming Party, as applicable, under this Clause 6.8.5 (each a “Confirming Party Payment”), the Merged Entity receives or obtains any monetary benefit relating to the matter in respect of which the Confirming Party Payment was made (to the extent that such monetary payment has made good the Loss in respect of which the Confirming Party Payment was made, the “Benefit”), the Merged Entity shall promptly inform the ICL Promoters or the Vodafone Confirming Party, as applicable, of such an event and the recipient of the Confirming Party Payment shall deposit an amount equal to the Benefit in such bank account notified by the payer of the Confirming Party Payment within 10 (ten) Business Days of such notification by the Merged Entity.  For the avoidance of doubt, no recipient of a Confirming Party Payment shall ever be required to deposit, in relation to a Benefit, an amount in excess of the Confirming Party Payment which it actually received for the Loss to which that Benefit relates, which shall not include any Additional Tax Amount which the recipient of the Confirming Party Payment may have received in respect thereof.

6.9.                            Contingent Liabilities

6.9.1.                  In this Clause 6.9:

(a)                                 “Idea Contingent Liabilities” means the potential liabilities of the Merged Entity and/or its subsidiaries in relation to the matters set out in Schedule 7A and applying the notes set out in Schedule 7A, but only to the extent such liabilities arise from facts, matters or circumstances in respect of the ICL Merger Group that take place or exist before the Locked Box Date. Idea Contingent Liabilities with respect to Idea Assigned Spectrum Charge shall exclude any Idea Shared Spectrum Cost;

(b)                                 “Vodafone Contingent Liabilities” means the potential liabilities of the Merged Entity and/or its subsidiaries in relation to the matters set out in Schedule 7B and applying the notes set out in Schedule 7B, but only to the extent such liabilities arise from facts, matters or circumstances in respect of the VIL Merger Group that take place or exist before the Locked Box Date.  Vodafone Contingent Liabilities with respect to Vodafone Assigned Spectrum Charge shall exclude any Vodafone Shared Spectrum Cost; and

(c)                                  “Contingent Liabilities” means the Idea Contingent Liabilities and Vodafone Contingent Liabilities.

6.9.2.                  Regular information provision. During the period commencing on Closing and continuing until the end of the last Liability Calculation Period, the Merged Entity shall provide the VIL Promoters and the ICL Promoters with:

(a)                                 within 20 Business Days of the end of each calendar quarter, a written update regarding the status and progress of any Actions relating to Contingent Liabilities, which shall, in particular, highlight material changes since the previous update;

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and

(b)                                 as soon as reasonably practicable, all details that the VIL Promoters or ICL Promoters may reasonably request in relation to any Contingent Liability.

6.9.3.                  Calculation schedule. Within 20 Business Days of the end of each Liability Calculation Period, the Merged Entity shall provide a schedule to the VIL Promoters and the ICL Promoters which sets out, in respect of the relevant Liability Calculation Period:

(a)                                 the Crystallised Liabilities;

(b)                                 the Liability Refunds;

(c)                                  for each Crystallised Liability and Liability Refund, whether it relates to an Idea Contingent Liability or Vodafone Contingent Liability;

(d)                                 a calculation subtracting: (i) the Liability Refunds relating to Vodafone Contingent Liabilities; from (ii) the Crystallised Liabilities relating to Vodafone Contingent Liabilities (the “Vodafone Net Liability”).  It is clarified that if the Crystallised Liabilities relating to Vodafone Contingent Liabilities are greater than the Liability Refunds relating to Vodafone Contingent Liabilities, such amount will be expressed as a positive number and if the Crystallised Liabilities relating to Vodafone Contingent Liabilities are less than the Liability Refunds relating to Vodafone Contingent Liabilities, such amount will be expressed as a negative number; and

(e)                                  a calculation subtracting: (i) the Liability Refunds relating to Idea Contingent Liabilities; from (ii) the Crystallised Liabilities relating to Idea Contingent Liabilities (the “Idea Net Liability”).  It is clarified that if the Crystallised Liabilities relating to Idea Contingent Liabilities are greater than the Liability Refunds relating to Idea Contingent Liabilities, such amount will be expressed as a positive number and if the Crystallised Liabilities relating to Idea Contingent Liabilities are less than the Liability Refunds relating to Idea Contingent Liabilities, such amount will be expressed as a negative number.

6.9.4.                  Comparison of Net Liability.

If for a Liability Calculation Period:

(a)                                 the Idea Net Liability multiplied by the Vodafone Liability Share is greater than the Vodafone Net Liability, the following amount shall be calculated:

(i)                                     the difference between the two amounts, less

(ii)                                  the aggregate amount of the Vodafone Carried Forward Payment Liability (if any) which has not previously been taken into account in the application of this Clause 6.9.4(a) or Clause 6.9.4(c), an “Idea Unmodified Payment Amount”.  The extent to which an Idea Unmodified Payment Amount is payable by the Merged Entity to the VIL Promoters shall be determined in accordance with Clause 6.9.6;

(b)                                 the Vodafone Net Liability is greater than the Idea Net Liability multiplied by the Vodafone Liability Share, the following amount shall be calculated:

(i)                                     the difference between the two amounts, less

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(ii)                                  the aggregate amount of the Idea Carried Forward Payment Liability (if any) which has not previously been taken into account in the application of this Clause 6.9.4(b), a “Vodafone Unmodified Payment Amount”. The extent to which a Vodafone Unmodified Payment Amount is payable by the VIL Promoters to the Merged Entity shall be determined in accordance with Clause 6.9.6;

(c)                                  If, for a Liability Calculation Period:

(i)                                     the Idea Net Liability multiplied by the Vodafone Liability Share is greater than the Vodafone Net Liability (i.e., Clause 6.9.4(a) applies); and

(ii)                                  the Vodafone Net Liability is a negative number,

the following amount shall be calculated:

(iii)                               the absolute amount of the Vodafone Net Liability, less

(iv)                              any Vodafone Carried Forward Payment Liability (if any) which has not previously been taken into account in the application of this Clause 6.9.4(c) or Clause 6.9.4(a),

such amount being the “Unmodified Vodafone Refund”. The extent to which an Unmodified Vodafone Refund is payable by the Merged Entity to the VIL Promoters shall be determined in accordance with Clause 6.9.6. If there is an Unmodified Vodafone Refund, Clause 6.9.4(a) shall also apply in respect of that Liability Calculation Period with the Vodafone Net Liability amount deemed to be zero.

If in respect of any Liability Calculation Period both Clauses 6.9.4(a) and (c) are relevant and there is then Vodafone Carried Forward Payment Liability outstanding, the Vodafone Carried Forward Payment Liability shall first be applied under Clause 6.9.4(c) and any remaining amount of Vodafone Carried Forward Payment Liability shall then be applied under Clause 6.9.4(a).

6.9.5.                  Payments

A payment required by Clause 6.9.6 in respect of a Liability Calculation Period shall be paid by the relevant party (to a bank account directed by the recipient(s) to which such payment is owed), within ten (10) Business Days of the calculation schedule referred to in Clause 6.9.3 having been provided for the relevant Liability Calculation Period.

6.9.6.                  Cap.

(a)                                 Vodafone Cap:

(i)                                     For any Liability Calculation Period where there is a Vodafone Unmodified Payment Amount, the following shall be calculated:

(A)       the Vodafone Unmodified Payment Amount (expressed as a positive number);

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(B)       plus the amount of any payments made by the VIL Promoters to the Merged Entity in accordance with this Clause 6.9 in relation to all previous Liability Calculation Periods;

(C)       less the amount of any payments received by the VIL Promoters from the Merged Entity in accordance with this Clause 6.9 in respect of all previous Liability Calculation Periods.

If the result of the calculation above:

(D)       does not exceed INR 83,687 million, the Vodafone Unmodified Payment Amount shall be required to be paid by the VIL Promoters to the Merged Entity in accordance with Clause 6.9.5;

(E)        exceeds INR 83,687 million, the Vodafone Unmodified Payment Amount shall be reduced by an amount equal to such excess and the VIL Promoters shall be required to pay such reduced amount to the Merged Entity in accordance with Clause 6.9.5.  Such excess amount shall be counted as “Vodafone Carried Forward Payment Liability”, which shall be cumulative across all Liability Calculation Periods.  Vodafone Carried Forward Payment Liability shall be outstanding until (and to the extent) it has been applied under Clause 6.9.4.

(b)                                 Idea Cap:

(i)                                     For any Liability Calculation Period where there is an Idea Unmodified Payment Amount and/or an Unmodified Vodafone Refund, the following shall be calculated:

(A)       the Idea Unmodified Payment Amount divided by the Vodafone Liability Share for the relevant Liability Calculation Period;

(B)       plus the amount (if any) of the Unmodified Vodafone Refund in respect of that Liability Calculation Period;

(C)       plus the amount of all Final Idea Liability Payments paid in respect of all previous Liability Calculation Periods, after each such Final Idea Liability Payment has separately been divided by the Vodafone Liability Share for the Liability Calculation Period in respect of which such Final Idea Liability Payments was made;

(D)       plus the amount of any Final Vodafone Refunds paid in respect of all previous Liability Calculation Periods;

(E)        less any payments received by the Merged Entity from the VIL Promoters under this Clause 6.9 in respect of all previous Liability Calculation Periods.

If the result of the calculation above:

(F)         does not exceed INR 83,687 million, the Idea Unmodified Payment Amount and/or the Unmodified Vodafone Refund (as applicable) shall be required to be paid by the Merged Entity to the VIL Promoters in accordance with Clause 6.9.5.  In such case they shall constitute a

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“Final Idea Liability Payment” and a “Final Vodafone Refund” in respect of that Liability Calculation Period.

(G)       exceeds INR 83,687 million, the Idea Unmodified Payment Amount and (if applicable) the Unmodified Vodafone Refund shall be reduced, in aggregate, by an amount equal to such excess multiplied by the Vodafone Liability Share for the relevant Liability Calculation and the Merged Entity shall be required to pay such reduced amount to the VIL Promoters.  Such excess amount multiplied by the Vodafone Liability Share shall be counted as “Idea Carried Forward Payment Liability”, which shall be cumulative across all Liability Calculation Periods.  Idea Carried Forward Payment Liability shall be outstanding until (and to the extent) it has been applied under Clause 6.9.4.  If there is an Unmodified Payment Amount and an Unmodified Vodafone Refund in respect of a Liability Calculation Period, the aggregate reduction applied under this paragraph (G) shall be deemed to have been applied first to the Idea Unmodified Payment Amount and then, if such reduction exceeds the Unmodified Payment Amount, to the Unmodified Vodafone Refund.  Where this paragraph (G) applies, such reduced amounts shall constitute, as applicable, a “Final Idea Liability Payments” and a “Final Vodafone Refund”.

(c)                                  In respect of all the Liability Calculation Periods, neither Merged Entity nor the VIL Promoters will be required to make payments (net of payments received from the other Party under this Clause 6.9) exceeding the relevant caps calculated under this Clause 6.9.6.

(d)                                 In this Clause 6.9.6, references to amounts which have been paid under or in accordance with Clause 6.9 shall not include any Additional Tax Amounts which may be paid as a result of Clause 16.14.

6.9.7.                  Conduct of claims

(a)                                 Subject to paragraph (b) below, the Merged Entity shall act in accordance with any instructions of:

(i)                                     the VIL Promoters with respect to the conduct of any third party claim, negotiations, settlement, assessment, proceedings, investigation or other matter in respect of a Vodafone Contingent Liability; and

(ii)                                  the ICL Promoters with respect to the conduct of any third party claim, negotiations, settlement, assessment, proceedings, investigation or other matter in respect of an Idea Contingent Liability, and, if requested, shall instruct such solicitors or other professional advisors as the VIL Promoters or ICL Promoters (as applicable) may nominate to act on behalf of the Merged Entity solely in accordance with the instructions of the VIL Promoters or ICL Promoters (as applicable).

(b)                                 The VIL Promoters or ICL Promoters may not, without the consent of the other (not to be unreasonably withheld or delayed) require the Merged Entity to consent to any judgment or enter into any settlement or agreement in respect of a Contingent Liability (including a potential Crystallised Liability or a Liability Refund) to the extent such judgment, settlement or agreement provides that the Merged Entity shall do anything (including without limitation, an admission of

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wrongdoing or behavioural undertakings) other than make payment of money by the Merged Entity.

6.9.8.                  No double recovery. No Party may make any claim against, or shall have any liability to, the other Parties in respect of a Contingent Liability, other than pursuant to this Clause 6.9.

6.9.9.                  Contingent Liabilities at the end of the last Liability Calculation Period. For the avoidance of doubt, no Party shall:

(a)                                 owe or be required to pay any other Party any amount under this Clause 6.9; or

(b)                                 have any other liability to any other Party,

in respect of any Crystallised Liabilities or Liability Refund paid or received by the Merged Entity after the end of the last Liability Calculation Period.

6.10.                     Leverage Ratio

Each Target Group shall ensure that, at the Locked Box Date, its Leverage Ratio is not higher than the Maximum Closing Leverage Ratio. The VIL Merger Group shall be deemed to have satisfied this Clause 6.10 if VIL adjusts the Vodafone Final Net Debt by the Vodafone Closing Adjustment in accordance with Clause 3.3.

6.11.                     Vodafone Employee Benefit Plans

The VIL Promoters confirm that their Affiliates shall comply with the terms of any Employee Benefit Plan as of the Closing Date to the extent such plan grants benefits to employees of the VIL Merger Group.

7.                                      CONDITIONS PRECEDENT TO CLOSING

7.1.                            Conditions to Each Group’s Obligations to Effect the Transaction

The respective obligations of each Group to effect the Transaction are subject to the satisfaction (or, to the extent permitted by Law, waiver by both Groups), at or prior to the Long Stop Date, of each of the following conditions:

7.1.1.                  Stock Exchanges’ Approval. ICL shall have received no-objection letters from the Stock Exchanges in respect of the Merger Scheme (prior to filing the Merger Scheme with the NCLT as well as following approval of the Merger Scheme by the NCLT) and the transactions contemplated therein, which, subject to compliance by the relevant Group with Clause 6.2.1, shall be in form and substance acceptable to ICL and VIL, each acting reasonably and in good faith.

7.1.2.                  Approval of the NCLT. The Merger Scheme shall have been approved by the NCLT, either on terms as originally approved by the relevant parties to the Merger Scheme, or subject to such modifications approved by the NCLT, which, subject to compliance by the relevant Group with Clause 6.2.1, shall be in a form and substance acceptable to ICL and VIL, each acting reasonably and in good faith.

7.1.3.                  Approval under Competition Law. The written approval of the CCI in respect of the Transaction shall have been obtained, pursuant to a joint application by VIL and ICL, and, subject to compliance by the relevant Group with Clause 6.2.1, shall be in form and substance acceptable to ICL and VIL, each acting reasonably and in good faith, or the waiting period during which the CCI is required to provide its decision in respect of the

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application for approval in respect of the Transaction, together with any extensions thereof, shall have expired.

7.1.4.                  FIPB and RBI Approvals.  The approval of the FIPB and the RBI shall have been obtained in relation to the Transaction pursuant to applications by ICL and which, subject to compliance by the relevant Group with Clause 6.2.1, shall be in form and substance acceptable to ICL and VIL, each acting reasonably and in good faith.

7.1.5.                  DoT. (a) The written approvals of the DoT with respect to the transactions contemplated under the Merger Scheme shall have been received, such approvals, subject to compliance by the relevant Group with Clause 6.2.1, to be in form and substance acceptable to both ICL and VIL, each acting reasonably and in good faith, and any conditions contained in such approvals that are required to be satisfied shall have been so satisfied (or, where applicable, waived) other than any condition relating to the payment of demands or charges set out in such written approvals and any other conditions which by their nature are capable of satisfaction only on or immediately prior to the Closing Date; and (b) any demands or charges required to be paid by the terms of the written approvals referred to in Clause 7.1.5(a) shall have been paid in accordance with applicable Law, by the Party stated as being responsible for such demands or charges.

7.1.6.                  Filing with the RoC: Certified copies of the Judgment(s) of the NCLT shall have been filed with the relevant RoC at the commencement of Closing activities in accordance with Clause 8.

7.1.7.                  No Injunctions or Restraints; Illegality. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Judgment that is in effect and restrains, enjoins, prohibits or otherwise makes illegal consummation of the transactions contemplated under the Merger Scheme and other Transaction Documents (including this Agreement).

7.1.8.                  Pre-Merger Disposal.  VIL shall have transferred its equity interest in Indus, provided that the Vodafone Group shall have complied with Clause 2.1 and made all reasonable endeavours to obtain any Governmental Approvals necessary for such disposal, including approvals of the NCLT and the FIPB, if applicable.

7.1.9.                  Pre-Closing Adjustments.  The actions set out in Clauses 3.1 to 3.3 shall have been completed.

7.2.                            Conditions to Obligations of the Vodafone Group

The obligations of the Vodafone Group to effect the Transaction are subject to the satisfaction (or, to the extent permitted by Law, waiver by the Vodafone Group), at or prior to the Long Stop Date, of each of the following conditions:

7.2.1.                  Shareholders’ and Creditors’ Approval. Each of the Merger Scheme, the Recharges Agreements and the Brand Licence Agreement shall have been approved by the respective requisite majority of various classes of members and creditors (where applicable) of the members of the ICL Merger Group that are parties to the relevant Transaction Document in accordance with the Act, the SEBI Circular and the SEBI Listing Regulations, as applicable.

7.2.2.                  Shareholder Approval under SEBI Circular. The public shareholders of ICL shall have approved the Transaction pursuant to, and in accordance with, the SEBI Circular.

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7.2.3.                  Representations and Warranties. The representations and warranties in relation to the ICL Promoters, KMB and the ICL Merger Group set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein), as of the Execution Date and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have an Idea Material Adverse Effect; provided that the Fundamental Representations and Warranties shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date).

7.2.4.                  Compliance with Covenants. The Idea Group shall have complied with or performed in all material respects all of the covenants, agreements and obligations required to be complied with or performed by it under this Agreement at or prior to the Closing Date.

7.2.5.                  No Material Adverse Change. At the Locked Box Date, there shall not have been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have an Idea Material Adverse Effect.

7.2.6.                  Maximum Closing Leverage Ratio. At the Locked Box Date, the Leverage Ratio of the ICL Merger Group shall not be higher than the Maximum Closing Leverage Ratio.

7.2.7.                  Consents. ICL shall have obtained consents in connection with the Transaction from the lenders of the ICL Merger Group, if required to be obtained under the relevant financing arrangements executed with such lender.

7.3.                            Conditions to Obligations of the Idea Group

The obligations of the Idea Group to effect the Transaction are subject to the satisfaction (or, to the extent permitted by Law, waiver by the Idea Group), at or prior to the Long Stop Date, of each of the following conditions:

7.3.1.                  Shareholders’ and Creditors’ Approval. The Merger Scheme shall have been approved by the respective requisite majority of various classes of members and creditors (where applicable) of the members of the VIL Merger Group that are parties to the Merger Scheme in accordance with the Act.

7.3.2.                  Representations and Warranties. The representations and warranties in relation to the VIL Promoters, the Vodafone Confirming Party and the VIL Merger Group set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein), as of the Execution Date and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Vodafone Material Adverse Effect; provided that the Fundamental Representations and Warranties shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date).

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7.3.3.                  Compliance with Covenants. The Vodafone Group shall have complied with or performed in all material respects all of the covenants, agreements and obligations required to be complied with or performed by it under this Agreement at or prior to the Closing Date.

7.3.4.                  No Material Adverse Change. At the Locked Box Date, there shall not have been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Vodafone Material Adverse Effect.

7.3.5.                  Maximum Closing Leverage Ratio. At the Locked Box Date, the Leverage Ratio of the VIL Merger Group shall not be higher than the Maximum Closing Leverage Ratio. This condition shall be deemed to have been satisfied if VIL adjusts the Vodafone Final Net Debt by the Vodafone Closing Adjustment in accordance with Clause 3.3.

7.3.6.                  Consents. VIL shall have obtained consents in connection with the Transaction from the lenders of the VIL Merger Group, if required to be obtained under the relevant financing arrangements executed with such lender.

7.4.                            Each Party undertakes to disclose in writing to the other Party anything which will or is reasonably likely to prevent any of the conditions set out in this Clause 7 from being satisfied on or prior to the Long Stop Date immediately after it comes to their attention. Without prejudice to the generality of the foregoing, this includes disclosure of any indication that any Governmental Authority may intend to withhold its approval of, or raise an objection to, or withdraw any Licence following, or impose a condition on or following, the implementation of the Transaction.

8.                                      CLOSING

8.1.                            As soon as practicable after the completion of the condition precedent set out in Clause 7.1.9 and in any event within 15 Business Days of the date on which the conditions set out in Clause 7 (except for any conditions which by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Parties entitled to waive such conditions) are satisfied (or, to the extent permitted by applicable Law, waived by the Parties entitled to the benefit thereof), or on such other date as agreed among the Parties, the Board shall approve, and the ICL Promoters shall cause the approval by the Merged Entity of, the following in the order indicated below, which shall be implemented by the Merged Entity:

8.1.1.                  issue and allotment of equity shares of the Merged Entity to VIL in accordance with Clause 2.2.1(ii);

8.1.2.                  cancellation of the equity shares issued pursuant to Clause 8.1.1;

8.1.3.                  issue and allotment of the New Shares to the shareholders of VIL;

8.1.4.                  re-constitution of the Board of Directors (and its committees) of the Merged Entity in accordance with the Shareholders’ Agreement, effective from the Closing Date;

8.1.5.                  appointment of Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of the Merged Entity, if required, in accordance with the Shareholders’ Agreement, effective from the Closing Date;

8.1.6.                  the joint business plan as mutually agreed between the Parties, effective from the Closing Date;

8.1.7.                  the Restated Articles and convening of an extraordinary general meeting of or issue of notice to the shareholders of the Merged Entity for adoption of the Restated Articles,

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effective from the Closing Date (unless shareholder approval for the Restated Articles has been obtained as part of the Merger Scheme);

8.1.8.                  the Corporate Policies and the Dividend Policy, effective from the Closing Date;

8.1.9.                  applications for obtaining listing and trading approvals to the Stock Exchanges in respect of the New Shares;

8.1.10.           execution of the Recharges Agreements, the Brand Licence Agreement and any other Transaction Document (unless such Transaction Documents have been previously executed); and

8.1.11.           authorisation of relevant persons to take all necessary actions in connection with the above matters, including obtaining listing and trading approvals, dematerialisation of the New Shares and credit of the New Shares to the depository accounts of the VIL Promoters and the filing of necessary forms with the relevant Governmental Authorities in accordance with applicable Law.

8.2.                            Each Party shall, and shall procure that their respective Representatives shall, after completion of the steps set out in Clause 8.1, make all filings required to be made in connection with the Transaction, in mutually agreed form, for purposes of Clause 2.2.1(vi) under the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011, the Securities and Exchange Board of India (Listing Obligations and Disclosure Requirements) Regulations, 2015 and the Securities and Exchange Board of India (Prohibition of Insider Trading) Regulations, 2015.

8.3.                            The Merged Entity shall, immediately upon completion of the steps set out in Clause 8.1, apply to the Stock Exchanges for listing and trading approvals in relation to the New Shares.

8.4.                            In the event that the step set out in Clause 2.2.1(i) has not been completed prior to the Closing Date, then upon receipt of listing and trading approvals from the Stock Exchanges in respect of the New Shares, the VIL Promoters shall promptly inform the Idea Purchasers in writing of the credit of New Shares in their depository accounts and the transfer of the Sale Shares to the Idea Purchasers for an amount equal to the Purchase Consideration shall be consummated immediately in accordance with applicable Law. The relevant VIL Promoters and the Idea Purchasers shall execute all such documents, take all such actions and shall render all such assistance to each other as may be reasonably required to complete the transfer of the Sale Shares in accordance with this Clause 8.4.

8.5.                            The “Closing” shall be deemed to have occurred upon completion of the actions set out in Clauses 8.1 to 8.4.

8.6.                            Upon Closing, all existing Contracts and other arrangements with Related Parties entered into by each Target Group shall terminate other than the Recharges Agreements, the Brand Licence Agreement, the Contracts listed as surviving the Closing in the Recharges Agreements and the Contracts listed in Parts B and C of Schedule 9.  The Parties acknowledge and agree that each Group has made good faith efforts to identify Contracts that are intended to survive the Closing, however, Parts B and C of Schedule 9 may not list all such Contracts.  If, between the Execution Date and the Closing Date, either Group identifies any additional Contracts that are intended to survive Closing, such Contracts may be included in Part B or Part C of Schedule 9, as applicable, subject to the consent of the other Group (which shall not be unreasonably withheld).

8.7.                            If Pre-Merger Disposal(s) or Pre-Merger Acquisition(s) have not been completed on or prior to the Closing Date with respect to any part of the Vodafone Retained Business or the Shared Services Business (as applicable), the Merged Entity shall enter into Contracts with relevant members of

49

the Vodafone Parent Group pursuant to which the relevant entities shall be granted the right to use such part(s) of the Vodafone Retained Business or the Shared Services Business (as applicable) on mutually agreed terms. If, after the Closing Date, National Long Distance/International Long Distance licences are held by the Merged Entity and also in respect of the Vodafone Retained Business, and one of such licences is required to be surrendered under applicable Law, then the licence held in respect of the Vodafone Retained Business shall be surrendered by the Vodafone Group.

9.                                      CONDITIONS SUBSEQUENT TO CLOSING

9.1.                            Post-Closing Filings and Notifications

Immediately following Closing and in any event, within ten (10) days of the Closing Date, the ICL Promoters and the VIL Promoters shall procure that the Merged Entity completes all filings with, and notifications to, Governmental Authorities, including the RoC and the RBI, and any other Person, as applicable.

9.2.                            Change of Name of Merged Entity

Immediately following Closing and in any event, within ten (10) days of the Closing Date, the ICL Promoters and the VIL Promoters shall procure that the Merged Entity and its subsidiaries make applications to the RoC for changing their names to such names as may be determined in accordance with Clause 6.6.1.

10.                               INABILITY TO IMPLEMENT THE TRANSACTION

10.1.                     If a Regulatory Transaction Event occurs prior to the Long Stop Date, then the Parties shall undertake all reasonable actions to achieve alternative solutions and arrangements that could reasonably be implemented by them to address the objections of the relevant Governmental Authority and receive benefit of the transactions contemplated by this Agreement, including by restructuring the arrangements contemplated by this Agreement and/or amending the Transaction Documents.

10.2.                     In the event that the Parties are unable to agree appropriate actions within a period of 90 days of the Regulatory Transaction Event or if the Regulatory Transaction Event continues for a period of more than 90 days, this Agreement shall terminate automatically.

11.                               INDEMNIFICATION

11.1.                     ICL (and following the Closing, the Merged Entity) shall indemnify, defend and hold harmless the Vodafone Indemnified Parties, from and against any and all claims, losses, damages, reasonable costs and expenses, including legal fees and expenses actually incurred (collectively, “Losses”), to the extent arising or resulting from the following:

11.1.1.           any inaccuracy in or breach of any representation or warranty of ICL in this Agreement; or

11.1.2.           any breach or failure by any member of the ICL Merger Group to perform or comply with any of its covenants, agreements or obligations under this Agreement.

11.2.                     The ICL Promoters shall, jointly and severally, indemnify, defend and hold harmless the Vodafone Indemnified Parties, from and against any and all Losses to the extent arising or resulting from the following:

11.2.1.           any inaccuracy in or breach of any representation or warranty of the ICL Promoters in this Agreement; or

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11.2.2.           any breach or failure by any ICL Promoter to perform or comply with any of its covenants, agreements or obligations under this Agreement.

11.3.                     The Vodafone Indemnifying Parties shall, jointly and severally, indemnify, defend and hold harmless the Idea Indemnified Parties, from and against any and all Losses to the extent arising or resulting from the following:

11.3.1.           any inaccuracy in or breach of any representation or warranty of the VIL Promoters in this Agreement; or

11.3.2.           any breach or failure by any member of the Vodafone Group to perform or comply with any of its covenants, agreements or obligations under this Agreement.

11.4.                     The Vodafone Confirming Party shall indemnify, defend and hold harmless the Idea Indemnified Parties, from and against any and all Losses to the extent arising or resulting from the following:

11.4.1.           any inaccuracy in or breach of any representation or warranty of the Vodafone Confirming Party in this Agreement; or

11.4.2.           any breach or failure by the Vodafone Confirming Party to perform or comply with any of its covenants, agreements or obligations under this Agreement.

11.5.                     No Indemnifying Party shall have any liability under Clause 11.1.1, 11.2.1, 11.3.1 or 11.4.1, as applicable:

11.5.1.           unless the aggregate amount of all Losses for which the Indemnifying Party would, but for this Clause 11.5.1, be liable exceeds on a cumulative basis an amount equal to Rs.3,348 million (the “Basket”), and then the Indemnifying Party’s liability in respect thereof shall be for all such Losses, without regard to the Basket;

11.5.2.           for any individual items where the Loss relating thereto is less than Rs.335 million; provided that the Indemnifying Party shall be required to indemnify an Indemnified Party and shall have liability for any group of Losses, each of which individually is less than Rs.335 million, but all of which relate to the same act, circumstance, development, event, fact, occurrence or omission, or a related group of acts, circumstances, developments, events, facts, occurrences or omissions, and which in the aggregate exceed Rs.335 million; or

11.5.3.           in excess of Rs.33,475 million; and

provided in each case, that such limitations on liability shall not apply with respect to claims of, or causes of action arising from, any breach or inaccuracy of any Fundamental Representation and Warranty or willful misconduct or fraud.

11.6.                     Third Party Claims.  If an Indemnified Party receives written notice of the commencement of any proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Clause 11.1, 11.2, 11.3 or 11.4 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity under this Clause 11, the Indemnified Party shall promptly provide the Indemnifying Party with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is materially prejudiced thereby. Subject to the Indemnifying Party indemnifying and holding harmless the Indemnified Party (in each case to the reasonable

51

satisfaction of the Indemnified Party) against all reasonable costs and expenses (including legal and professional costs and expenses) that may be suffered or incurred thereby, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party, to assume the defence of the Indemnified Party against the Third Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  So long as the Indemnifying Party has assumed the defence of the Third Party Claim in accordance herewith, (i) the Indemnifying Party shall actively pursue such defence in good faith, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (subject to (iii)) and participate in the defence of the Third Party Claim, (iii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iv) the Indemnifying Party shall not (A) admit to any wrongdoing or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for (x) relief other than money damages or (y) money damages if the Indemnifying Party has not acknowledged in writing (to the reasonable satisfaction of the Indemnified Party) that it shall be responsible for such money damages, in the case each of clauses (A) and (B), without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  In the event that the Indemnified Party and the Indemnifying Party reasonably agree that a conflict of interest exists in respect of a Third Party Claim, then the Indemnified Party shall have the right to retain separate counsel selected by the Indemnified Party and reasonably satisfactory to the Indemnifying Party to represent the Indemnified Party in the defence of the Third Party Claim, and the reasonable legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defence of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief other than monetary damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for monetary damages or if the Indemnified Party determines, acting reasonably, that there may be material reputational consequences for it or its Affiliates in connection with the Third Party Claim.  Each Party shall use all reasonable endeavours to minimise Losses from Third Party Claims and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims.  The Parties shall also cooperate in any such defence and give each other reasonable access to all information relevant thereto.  Whether or not the Indemnifying Party has assumed the defence, such Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to by the Indemnified Party without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld or delayed).

11.7.                     Direct Claims.  If any Indemnified Party has a claim against the Indemnifying Party under this Clause 11 that does not involve a Third Party Claim being asserted against such Indemnified Party (a “Direct Claim”), such Indemnified Party shall promptly deliver to the Indemnifying Party a written notice (a “Direct Claim Notice”) setting forth a description in reasonable detail of the nature of the Direct Claim, the basis for the Indemnified Party’s request for indemnification under this Clause 11 and a reasonable estimate (if possible) of any Losses suffered with respect to such Direct Claim.  The failure to so deliver a Direct Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party from its indemnification obligations hereunder, except only to the extent that the Indemnifying Party is materially prejudiced by such failure.  The Indemnifying Party shall have 30 days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party.  The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defence and resolution of such matters and providing legal and business assistance with respect to such matters.  If the Indemnifying Party disputes a Direct Claim, the Indemnified Party and Indemnifying Party shall attempt to resolve in good faith such dispute within 45 days of the Indemnifying Party delivering written notice to the Indemnified Party of such dispute.  If such dispute is not so resolved within

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such 45 day period, then either Party may initiate an Action with respect to the subject matter of such dispute.

11.8.                     Survival.  The representations and warranties contained in Schedule 3 shall survive the Closing as follows:

11.8.1.           the representations and warranties in Schedule 3 (other than the Fundamental Representations and Warranties and paragraph 7 of Part B of Schedule 3) shall survive until the second financial year-end of the Merged Entity following Closing and for a period of six (6) months thereafter;

11.8.2.           the representations and warranties in paragraph 7 of Part B of Schedule 3 shall survive for eight (8) years following the Closing Date; and

11.8.3.           the Fundamental Representations and Warranties shall survive for two (2) years following the Closing Date,

provided that the obligations to indemnify and hold harmless any Indemnified Party hereunder shall not terminate with respect to any and all claims that such Indemnified Party has, before the expiration of any such period specified above, previously asserted against the Indemnifying Party by delivering a notice to the Indemnifying Party in accordance with this Agreement, which obligations shall survive until all such claims are finally resolved.

11.9.                     Except in the case of fraud, recovery pursuant to this Clause 11 shall constitute the sole and exclusive remedy for any and all Losses relating to or arising from this Agreement and the Transaction, and each Party hereby waives and releases, to the fullest extent permitted by Law, any and all other rights, remedies, claims and causes of action (including rights of contribution, if any), whether in contract, tort or otherwise, known or unknown, foreseen or unforeseen, which exist or may arise in the future, arising under or based upon any Law, that any Party may have against any other Party in respect of any breach of this Agreement; provided that the foregoing shall not be deemed to deny (i) any Party equitable remedies (including injunctive relief or specific performance) when any such remedy is otherwise available under this Agreement or applicable Law or (ii) any Party or its Affiliates any remedies under any Transaction Document.

11.10.              The amount of any Loss for which indemnification is provided under this Clause 11 shall be net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Loss and shall also take into account any increase in applicable insurance premiums with respect to such insurance proceeds. The Indemnified Party shall not be entitled to be indemnified more than once for the same Loss under the Transaction Documents.

11.11.              Subject to the qualifications and limitations in this Clause 11, the VIL Promoters will be deemed to incur a Loss equal to any Loss that would have been suffered by the Merged Entity had it purchased the ICL Merger Group in reliance on the representations and warranties of ICL and the ICL Promoters in this Agreement, multiplied by the Vodafone Indemnity Share, and it shall not be necessary for any VIL Promoter to establish damage to itself (whether by way of net Loss in value of its shareholding in the Merged Entity or otherwise). Where this Clause 11.11 operates, the amount of Loss claimable by the Vodafone Indemnified Parties shall be the amount of the Loss suffered by the Merged Entity, multiplied by the Vodafone Indemnity Share.

11.12.              In no event shall an Indemnifying Party be liable for punitive, exemplary, remote or indirect damages, whether based on contract, tort, strict liability, other Law or otherwise.

11.13.              The rights of any Indemnified Party under this Clause 11 shall not be affected by any knowledge at or prior to the Execution Date or at or prior to the Closing of any breach of representation or

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warranty, unless such knowledge is attributable to the disclosures included in the relevant Disclosure Letter.

11.14.              For the avoidance of doubt, it is clarified that nothing in Clause 11.5 or 11.8 shall limit, any matter in respect of which Clause 2.1.5, 3.4, 6.9 or 12.3 is applicable (without any double counting).

11.15.              If within seven (7) years following the date on which any payment has been made by the Indemnifying Party under this Clause 11 (the “Indemnifying Payment”) the Merged Entity receives or obtains any monetary benefit relating to the matter in respect which the Indemnifying Payment was made (to the extent that such monetary benefit has made good the Loss in respect of which the Indemnifying Payment was made, the “Indemnity Benefit”), the Merged Entity shall promptly inform the Indemnifying Party and the Indemnified Party of such an event and the Indemnified Party shall deposit an amount equal to:

(a)         in cases where the VIL Promoters were the Indemnified Parties, the Indemnity Benefit multiplied by the Vodafone Indemnity Share; and

(b)         in cases where the Merged Entity is the Indemnified Party, the Indemnity Benefit,

in such bank account notified by the Indemnifying Party within 10 (ten) Business Days of such notification by the Merged Entity.  For the avoidance of doubt, no Indemnified Party shall ever be required to deposit, in relation to an Indemnity Benefit, an amount in excess of the Indemnifying Payment which it actually received for the Loss to which that Indemnity Benefit relates, which shall not include any Additional Tax Amount which the Indemnified Party may have received in respect thereof.

12.                               DURATION AND TERMINATION

12.1.                     This Agreement may be terminated prior to Closing by the mutual written consent of each Party or pursuant to Clause 10.2 or pursuant to the remainder of this Clause 12.

12.2.                     This Agreement shall automatically terminate if the conditions precedent to Closing set out in Clause 7 are not satisfied or waived by the relevant Party(ies) by the Long Stop Date.

12.3.                     Termination Fee

12.3.1.           Either Group (the “Terminating Group”) shall have the right to terminate this Agreement immediately by written notice to the other Group upon the occurrence of any of the following:

(a)                                 entry into or the acceptance of any Competing Transaction by either Group; and/or

(b)                                 failure by either Group to file the Merger Scheme with the NCLT in accordance with Clause 6.2.1 where it is capable of doing so, which failure remains unremedied thirty (30) days after the non-defaulting Group has given written notice to the defaulting Group requesting the remedy of such failure;

12.3.2.           Immediately following the issue of any notice of termination by the Terminating Group pursuant to Clause 12.3.1(a) or 12.3.1(b) and in any event within five (5) Business Days thereof, the Group entering into or accepting a Competing Transaction or in default under Clause 12.3.1(b) (as applicable) shall pay the Termination Fee to an entity nominated by the other Group.

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12.3.3.           The Vodafone Group shall have the right to terminate this Agreement forthwith by written notice to the Idea Group upon the occurrence of any of the following:

(a)                                 failure by any ICL Promoter to vote the equity shares in ICL held by such ICL Promoter to implement the provisions of this Agreement or at any applicable Relevant Vote in relation to the Idea Group;

(b)                                 failure by any director of ICL to vote in favour of any board resolution for the implementation of the Transaction and if such board resolution is not passed; or

(c)                                  a breach of Clause 6.4.2 by any Idea Senior Representative following which any Relevant Vote in relation to the Idea Group is unsuccessful.

12.3.4.           Immediately following the issue of any notice of termination by the Vodafone Group pursuant to Clause 12.3.3 and in any event within five (5) Business Days thereof, the Idea Group shall pay the Termination Fee to an entity nominated by the Vodafone Group.

12.3.5.           The Idea Group shall have the right to terminate this Agreement forthwith by written notice to the Vodafone Group upon the occurrence of any of the following:

(a)                                 failure by any VIL Promoter to vote the equity shares in VIL held by such VIL Promoter to implement the provisions of this Agreement or at any applicable Relevant Vote in relation to the Vodafone Group;

(b)                                 failure by any director of VIL to vote in favour of any board resolution for the implementation of the Transaction and if such board resolution is not passed;

(c)                                  if this Agreement terminates at the Long Stop Date in circumstances where VIL has not transferred, distributed or otherwise disposed of its equity interest in Indus and all of the conditions to Closing set out in Clauses 7.1.1 to 7.1.5, 7.1.7, 7.2 and 7.3 have been satisfied or waived in accordance with the terms of this Agreement (to the extent then due for performance or satisfaction) or would have been satisfied if references in Clauses 7.2.3 and 7.3.2 to the “Closing Date” were to the Long Stop Date; or

(d)                                 a breach of Clause 6.4.2 by any Vodafone Senior Representative, following which any Relevant Vote in relation to the Idea Group is unsuccessful, provided that this Clause 12.3.5(d) shall not apply in cases of any failure by any ICL Promoter to vote the equity shares in ICL held by such ICL Promoter to implement the provisions of this Agreement or at any applicable Relevant Vote in relation to the ICL Merger Group.

12.3.6.           Immediately following the issue of any notice of termination by the Idea Group pursuant to Clause 12.3.5 and in any event within five (5) Business Days thereof, the Vodafone Group shall pay the Termination Fee to an entity nominated by the Idea Group.

12.3.7.           The Vodafone Group shall have the right to terminate this Agreement forthwith by written notice to the Idea Group:

(a)                                 if approval is not obtained by the Idea Group at a Relevant Vote in relation to the ICL Merger Group within six (6) months from the date that the Merger Scheme is filed with the NCLT; or

(b)                                 at any time following the final agreement or determination of the Idea LBD Statement in accordance with Clause 3.2, if the condition set out in Clause 7.2.6

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(Maximum Closing Leverage Ratio) is not satisfied or waived in accordance with the terms of this Agreement, provided that in the event the board of directors of ICL have approved a rights issue and ICL has announced such decision along with a statement of the subscription price per equity share and such rights issue is completed within 60 days of the date of receipt of the last Governmental Approval specified in Clause 7, the Vodafone Group shall not have the right to terminate this Agreement.

12.3.8.           If:

(a)                                 this Agreement is terminated pursuant to Clause 12.3.7; and

(b)                                 any member of the Idea Group enters into or accepts a Competing Transaction within 18 months of the date of notice of termination issued by the Vodafone Group,

the Idea Group shall pay the Termination Fee to an entity nominated by the Vodafone Group immediately and in any event, within five (5) Business Days from the date of entry into or acceptance of the Competing Transaction.

12.3.9.           The Idea Group shall have the right to terminate this Agreement forthwith by written notice to the Vodafone Group if approval is not obtained by the Vodafone Group at a Relevant Vote in relation to the VIL Merger Group within six (6) months from the date that the Merger Scheme is filed with the NCLT.

12.3.10.                                                    If:

(a)                                 this Agreement is terminated pursuant to Clause 12.3.9; and

(b)                                 any member of the Vodafone Group enters into or accepts a Competing Transaction within 18 months of the date of notice of termination issued by the Idea Group,

the Vodafone Group shall pay the Termination Fee to an entity nominated by the Idea Group immediately and in any event, within five (5) Business Days from the date of entry into or acceptance of the Competing Transaction

12.3.11.                                                    If:

(a)                                 this Agreement is terminated pursuant to Clause 12.2 or Clause 10.2;

(b)                                 each of the Idea Covenants Condition and the Vodafone Covenants Condition (i) are satisfied or waived at the time of such termination; and/or (ii) would have been satisfied or waived had Closing taken place at the time of such termination; and

(c)                                  a Group (the “Transacting Group”) enters into or accepts a Competing Transaction within six months of such termination,

the Transacting Group shall pay the Termination Fee to an entity nominated by the other Group, by wire transfer of immediately available funds to an account designated in writing by the Group receiving the Termination Fee, immediately and in any event, within five (5) Business Days from the date of entry into or acceptance of the Competing Transaction by the Transacting Group.

12.3.12.                                                    If:

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(a)                                 this Agreement is terminated pursuant to Clause 12.2 or Clause 10.2;

(b)                                 one or both of the following apply:

(i)                                     (A) all of the Idea Conditions are satisfied, or waived by the Idea Group, at the time of such termination (to the extent then due for performance or satisfaction) or would have been satisfied or waived had Closing taken place at the time of such termination and references in Clause 7.2.3 to the “Closing Date” were to the date of such termination; and (B) one or more of the Vodafone Conditions has not been so satisfied, or waived by the Vodafone Group, (to the extent then due for performance or satisfaction); and/or

(ii)                                  the failure to satisfy any Mutual Condition and/or Vodafone Condition by the termination date (to the extent due for performance or satisfaction at the time of such termination) is due to an act or omission by the Idea Group; and

(c)                                  the Idea Group enters into or accepts a Competing Transaction within 18 months of such termination,

the Idea Group shall pay the Termination Fee to an entity nominated by the Vodafone Group immediately and in any event within five (5) Business Days from the date of entry into or acceptance of the Competing Transaction.

12.3.13.                                                    If:

(a)                                 this Agreement is terminated pursuant to Clause 12.2 or Clause 10.2;

(b)                                 one or both of the following apply:

(i)                                     (A) all of the Vodafone Conditions are satisfied, or waived by the Vodafone Group, at the time of such termination (to the extent then due for performance or satisfaction) or would have been satisfied had Closing taken place at the time of such termination and references in Clause 7.3.2 to the “Closing Date” were to the date of such termination; and (B) one or more of the Idea Conditions has not been so satisfied, or waived by the Idea Group, (to the extent then due for performance or satisfaction); and/or

(ii)                                  the failure to satisfy any Mutual Condition and/or Idea Condition by the termination date (to the extent due for performance or satisfaction at the time of such termination) is due to an act or omission by the Vodafone Group; and

(c)                                  the Vodafone Group enters into or accepts a Competing Transaction within 18 months of such termination,

the Vodafone Group shall pay the Termination Fee to an entity nominated by the Idea Group immediately and in any event, within five (5) Business Days from the date of entry into or acceptance of the Competing Transaction.

12.4.                     For the avoidance of doubt, in no event or circumstance shall:

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(a)                                 VIL be required to make a payment of the Termination Fee pursuant to more than one of Clauses 12.3.2, 12.3.6, 12.3.10, 12.3.11 or 12.3.13; or

(b)                                 ICL be required to make a payment of the Termination Fee pursuant to more than one of Clauses 12.3.2, 12.3.4, 12.3.8, 12.3.11 or 12.3.12.

12.5.                     Where required, the payment of the Termination Fee pursuant to Clause 12.3 shall be made by wire transfer of immediately available funds to an account designated in writing by the Group receiving the Termination Fee or which is entitled to nominate an entity to receive the Termination Fee.

12.6.                     Clauses 2.2.1(i), 6.4.4, 11.1.2, 11.2.2, 11.3.1 (solely in relation to the representation and warranty set out in Part D of Schedule 3 in connection with the transfer of equity shares of VIL pursuant to Clause 2.2.1(i)) 11.3.2, 11.4.2, 12.3.2, 12.3.4, 12.3.6, 12.3.8, 12.3.10, 12.3.11, 12.3.12, 12.3.13, 12.4, 12.5, 12.7, 13, 14, 15, 16 and this Clause 12.6 shall survive any termination of this Agreement.

12.7.                     All rights and obligations of the Parties under this Agreement shall cease immediately upon termination, but termination shall not affect a Party’s accrued rights and/or obligations and/or liabilities, as the case may be, or which may, thereafter, accrue in respect of any act or omission as on or prior to the date of termination. Notwithstanding anything to the contrary in this Agreement, payment of the Termination Fee shall constitute liquidated damages in respect of the event(s) that resulted in termination of this Agreement, and from and after such payment as described in Clause 12.3, the Group which paid the Termination Fee shall have no further liability of any kind for any reason in connection with such event(s). In no event shall any Group be entitled to the Termination Fee on more than one occasion.

13.                               TRANSACTION COSTS

13.1.                     Subject to Clause 13.2 and unless otherwise agreed in writing, all costs and expenses in relation to the Transaction prior to Closing incurred by (i) any member of the Vodafone Group shall be borne by the Vodafone Group and (ii) any member of the Idea Group shall be borne by the Idea Group.

13.2.                     The Agreed Shared Costs shall be borne equally by the ICL Merger Group and the VIL Merger Group.

14.                               CONFIDENTIALITY

14.1.                     Subject to Clause 14.2, the Parties shall keep confidential and ensure that all members of their respective Groups and their respective Representatives keep confidential any information (the “Confidential Information”):

14.1.1.           concerning the provisions of this Agreement and the Transaction Documents;

14.1.2.           concerning negotiations relating to this Agreement and the Transaction Documents;

14.1.3.           relating to the customers, business, assets or affairs of the other Group or its members which they may have or acquire through being a Party or through the exercise of their respective rights or performance of their respective obligations under this Agreement; and

14.1.4.           designated as “Confidential Information” under this Agreement.

14.2.                     No Party may disclose to any third party any Confidential Information without the prior written consent of the other Parties. This Clause 14.2 does not apply to:

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14.2.1.           information which is or becomes publicly available (otherwise than as a result of a breach of this Clause 14);

14.2.2.           information which is independently developed by the relevant Party or acquired from a third party, to the extent that it is acquired with the right to disclose it;

14.2.3.           information which was lawfully in the possession of the relevant Party free of any restriction on disclosure as can be shown by that Party’s written records or other reasonable evidence;

14.2.4.           information which, following disclosure under this Clause 14, becomes available to the relevant Party (as can be demonstrated by that Party’s written records or other reasonable evidence) from a source which is not bound by any obligation of confidentiality in relation to such information;

14.2.5.           the disclosure by a Party of Confidential Information to its directors or employees or to those members of its Group who, in its reasonable opinion, need to possess such Confidential Information for purposes relating to this Agreement but those directors and employees shall not use that Confidential Information for any other purpose;

14.2.6.           the disclosure of information to the extent required to be disclosed under applicable Law;

14.2.7.           the disclosure of information to the extent required for the purpose of any arbitration pursuant to Clause 16.9;

14.2.8.           the disclosure of information to any Governmental Authority at the request of such Governmental Authority; and

14.2.9.           the disclosure to a Party’s professional advisors of information reasonably required for purposes relating to this Agreement.

14.3.                     Each Party shall inform its Representatives who have or to whom it provides Confidential Information, that such information is confidential and shall instruct them to keep it confidential; and not to disclose it to any third party (except as permitted under this Clause 14).

15.                               ANNOUNCEMENTS

15.1.                     Subject to Clauses 15.2 and 15.3, no Party shall make any announcement or issue any publicity material concerning the Transaction or any ancillary matter without the prior written approval of the other Parties.

15.2.                     A Party may, after consultation with the other Parties, make an announcement concerning the Transaction or any ancillary matter:

15.2.1.           to the extent that any such announcement is consistent with the contents of the Transaction Announcement and provides no further material information beyond what is in such announcement; or

15.2.2.           if required by Law or any Governmental Authority, in which case, the relevant Party shall take steps as may be reasonable and practicable in the circumstances to agree the contents of the announcement with the other Parties before making the announcement.

15.3.                     The restrictions under this Clause 15 shall continue to apply after the termination of this Agreement without any limit in time, unless Closing shall occur, in which case they shall terminate upon Closing.

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16.                               MISCELLANEOUS

16.1.                     Entire Agreement

This Agreement, together with the Transaction Documents, constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, whether oral or written, among the Parties with respect to the subject matter hereof. Each Party acknowledges that the other Party has not made any representation, express or implied, with respect to the accuracy, completeness or adequacy of any available information except to the extent such information is specifically covered by the representations and warranties of the other Party contained in Clause 4.

16.2.                     Further Assurances

Each Party shall, upon being required to do so by any other Party, execute such documents and perform such acts and things as such other Party may reasonably consider necessary for giving effect to the provisions of this Agreement.

16.3.                     No Partnership

Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties or any of them.

16.4.                     Assignment

16.4.1              Except as provided in Clause 16.4.2, this Agreement and the obligations hereunder shall not be sold, assigned, transferred (by transfer of control or otherwise) or pledged, in whole or in part, or by operation of applicable Law without the prior written consent of the other Parties.

16.4.2              Subject to Clause 6.8.2(b), a Party shall be entitled to assign the benefit of this Agreement, and novate its obligations under this Agreement to a wholly-owned Affiliate with prior written notification to the other Parties, provided that the assigning Party and such Affiliate shall be jointly and severally liable in respect of the obligations of such Affiliate under this Agreement after completion of the assignment.

16.5.                     Amendments

This Agreement may be amended or modified only by an instrument in writing duly executed by or on behalf of each Party.

16.6.                     Interest

If any Party defaults in the payment when due of any sum payable under this Agreement (howsoever determined), the liability of such Party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of 10% (ten per cent.) at the relevant time. Such interest shall accrue from day to day.

16.7.                     Notices

16.7.1.           Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be in writing in English and delivered by hand, e-mail, or by courier using an internationally recognised courier company.

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16.7.2.           A Notice to any entity which is a part of the Vodafone Group shall be sent at the following address, or such other person or address as the Vodafone Confirming Party may notify in writing to the other Parties from time to time:

Vodafone International Holdings B.V.

Address:	Rivium Quadrant 173, 2909 LC Capelle aan den IJssel, the Netherlands
E-mail:	martin.buckers@vodafone.com
Attention:	Martin Buckers

with a copy to:

Vodafone Group Plc

Address:	Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN
E-mail:	groupcosec@vodafone.com
Attention:	Group General Counsel and Company Secretary

16.7.3.           A Notice to any entity which is a part of the Idea Group and KMB shall be sent at the following address, or such other person or address as GIL may notify in writing to the other Parties from time to time:

ICL Promoters and KMB

Address:	Aditya Birla Center, S. K. Ahire Marg, Worli, Mumbai 400 030, India
E-mail:	sushil.a@adityabirla.com
Attention:	Mr. Sushil Agarwal, Group CFO, Aditya Birla Group

with a copy to:

Address:	Aditya Birla Center, S. K. Ahire Marg, Worli, Mumbai 400 030, India
E-mail:	ashokk.gupta@adityabirla.com
Attention:	Mr. Ashok Gupta, Group General Counsel, Aditya Birla Group

ICL

Address:	10th Floor, Birla Centurion, Century Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai 400030, India
E-mail:	pankaj.kapdeo@idea.adityabirla.com
Attention:	Mr. Pankaj Kapdeo, Company Secretary

with a copy to:

Address:	Aditya Birla Center, S. K. Ahire Marg, Worli, Mumbai 400 030, India
E-mail:	ashokk.gupta@adityabirla.com
Attention:	Mr. Ashok Gupta, Group General Counsel, Aditya Birla Group

16.7.4.           A Notice shall be effective upon receipt and shall be deemed to have been received: (i) at the time of delivery, if delivered by hand, or courier; or (ii) at the time of transmission, if delivered by e-mail.

16.8.                     Consultation

In the case of any dispute or difference arising out of or in connection with this Agreement or its performance, including any question regarding its existence, validity or termination (each, a “Dispute”), the disputing Parties (the “Disputing Parties”) shall first endeavour to reach an

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amicable settlement of the Dispute through mutual consultation and negotiation. If the Disputing Parties are unable to reach an amicable settlement of the Dispute within 30 Business Days from the date on which any Disputing Party gave notice to the other Disputing Party(ies) that it wished to invoke this Clause 16.8, any Disputing Party may refer the Dispute to arbitration in accordance with Clause 16.9.

16.9.                     Arbitration

16.9.1.           In the absence of an amicable settlement of a Dispute pursuant to Clause 16.8, the Dispute shall be referred to arbitration by any Disputing Party giving written notice to the other Disputing Party(ies) to that effect and such arbitration shall be administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “Arbitration Rules”), which rules are deemed to be incorporated by reference in this Clause. The arbitration proceedings shall be conducted by a panel consisting of three (3) arbitrators, one (1) each to be appointed by the Disputing Parties and the third arbitrator, who shall act as the chairman of the tribunal, by the two (2) arbitrators nominated by the Disputing Parties. In the event that either Disputing Party fails to appoint an arbitrator or the arbitrators appointed by the third arbitrator as provided herein, such arbitrator(s) shall be appointed in accordance with the Arbitration Rules.

16.9.2.           The language of the arbitration shall be English. The seat and venue of the arbitration shall be Singapore.

16.9.3.           The Parties agree that any award shall be final and binding upon the Parties.

16.10.              Invalidity and Severability

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties. To the extent it is not possible to delete or modify such provision, in whole or in part, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under this Clause, not be affected.

16.11.              Remedies and Waivers

No delay or omission by any Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement or any other documents referred to in it shall affect that right, power or remedy, or operate as a waiver of it.  Further, the single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

16.12.              Parties in Interest

The Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

16.13.              Consent; Notices

References to consents or notices by the Parties may be satisfied by GIL on behalf of the Idea Group or the Vodafone Confirming Party on behalf of the Vodafone Group.

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16.14.              Payments

16.14.1.

(a)                                 Payments under this Agreement to any of the VIL Promoters shall, at the election of the relevant VIL Promoter(s), be made by the payer to the relevant VIL Promoter(s) or any Person designated by them, provided that if any VIL Promoter designates another Person to receive payment, the payer is not subject to any incremental costs and/or liability by reason of payment to such designated Person instead of the relevant VIL Promoter.

(b)                                 In the event that any payment to the Vodafone Group under this Agreement requires any Governmental Approval, the Idea Group shall provide all reasonable assistance to the Vodafone Group required in connection with obtaining such Governmental Approval, including supplying any information and documentation that may be requested by any Governmental Authority.

16.14.2.                                                    If:

(a)                                 any deductions or withholdings for purposes of Income Tax are required by Law to be made from any sum payable pursuant to Clauses 2.1.5, 3.4.3(ii), 6.9, 11 and/or 12.3 then the payer (the “Payer”) shall be obliged to pay to the recipient (the “Recipient”) such additional amount as will, after such deduction or withholding has been made, leave the Recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding;

(b)                                 in respect of any sum payable by the Payer to the Recipient pursuant to Clauses 2.1.5, 3.4.3(ii), 6.9, 11 and/or 12.3:

(i)                                     the Payer and the Recipient agree that such sum is required by Law to be brought into charge to Income Tax in the hands of the Recipient, then the Payer shall pay such additional amount as shall be required to ensure that the total amount paid, less the Income Tax chargeable on such amount (or which would be chargeable but for the use or set-off of any Income Tax relief of the Recipient), is equal to the amount that would be payable if the sum payable by the Payer were not required by Law to be brought into charge to Income Tax in the hands of the Recipient; or

(ii)                                  the Payer and the Recipient disagree as to whether such sum is required by Law to be brought into charge to Income Tax in the hands of the Recipient, then the Payer and the Recipient shall jointly consult with a senior counsel in India and obtain a legal opinion, and if such legal opinion specifies that such sum is required by Law to be brought into charge to Income Tax in the hands of the Recipient, the Payer shall pay such additional amount as shall be required to ensure that the total amount paid, less the Income Tax chargeable on such amount (or which would be chargeable but for the use or set-off of any Income Tax relief of the Recipient), is equal to the amount that would be payable if the sum payable by the Payer were not required by Law to be brought into charge to Income Tax in the hands of the Recipient,

(any such amounts added to a payment as a result of this Clause 16.14.2 being “Additional Tax Amounts”);

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(c)                                  if the relevant Governmental Authority subsequently disputes the Income Tax treatment of any sum received by the Recipient pursuant to Clauses 2.1.5, 3.4.3(ii), 6.9, 11 and/or 12.3, then within five (5) days of any determination by the relevant Governmental Authority of Income Tax payable on receipt of such sum by the Recipient, the Payer shall pay the relevant Additional Tax Amount to the Recipient, provided that in connection with any such proceeding, the Recipient shall (i) use all reasonable endeavours to mitigate any Income Tax liability; (ii) reasonably consult with the Payer; and (iii) keep the Payer informed of any development in relation thereto on a periodic basis.  Further, upon payment of the relevant Additional Tax Amount to the Recipient, the Payer shall be entitled to assume control of such proceeding;

(d)                                 if the Payer has paid the Additional Tax Amount to the Recipient, and pursuant to final judicial determination of any dispute referred to in Clause 16.14.2(c) upon conclusion of any appeal or review proceedings that may be initiated or conducted by the Recipient or the Payer, (A) it is held that no Income Tax was payable or Income Tax of an amount less than the Additional Tax Amount was payable, the Recipient shall promptly remit to the Payer the entire Additional Tax Amount (if no Income Tax is payable) or the difference between the Additional Tax Amount and the Income Tax so determined (if the Income Tax payable is less than the Additional Tax Amount) or (B) it is held that Income Tax of an amount more than the Additional Tax Amount was payable, the Payer shall promptly remit to the Recipient the difference between the Income Tax so determined and the Additional Tax Amount; and

(e)                                  any Income Tax benefits or refunds accruing to or received by the Recipient in relation to a matter in respect of which a payment has been made by the Payer under this Clause 16.14.2 shall, if accrued to or received by the Recipient within seven (7) years of such payment, promptly be transferred to the Payer up to the maximum amount of the payment received by the Recipient from the Payer under this Clause 16.14.2.

16.14.3.                 Each Group shall indemnify, defend and hold harmless the other Group (and, in the case of the Vodafone Group, any Person nominated under Clause 16.14.1) from and against any and all claims, losses, damages, costs and expenses, including legal fees and expenses, to the extent arising or resulting from any Income Tax demand or claim by a Governmental Authority in respect of any payment under Clauses 2.1.5, 3.4.3(ii), 6.9, 11 and/or 12.3.

16.14.4.                All payments made to the Vodafone Group outside India under this Agreement (except pursuant to Clause 2.2.1(i)) shall be made in Euros in immediately available funds by electronic transfer, for purposes of which amounts denominated in currencies other than Euro shall be converted into Euros at the Reuters WMR spot rate on the date of payment.

16.15.              Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument, but shall not be effective until each Party has executed at least one counterpart.  Further, the delivery of a PDF format copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page.

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16.16.              Conflict with Transaction Documents

If there is any ambiguity, discrepancy or conflict between the provisions of this Agreement and any other Transaction Document (with the exception of the Shareholders’ Agreement), then the provisions of this Agreement shall prevail.  If there is any ambiguity, discrepancy or conflict between the provisions of this Agreement and the provisions of the Shareholders’ Agreement, then the provisions of the Shareholders’ Agreement shall prevail.

16.17.              Governing Law

This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with Laws of India.

[Remainder of this page has been intentionally left blank]

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In witness whereof, this Agreement has been entered into on the date and year first above written.

For and on behalf of Vodafone India Limited

/s/ Tanya Aggarwal
Name: Tanya Aggarwal
Title: Authorised Signatory

For and on behalf of Vodafone Mobile Services Limited

/s/ Shivaji Bhattacharya
Name: Shivaji Bhattacharya
Title: Authorised Signatory

[Signature Page to the Implementation Agreement]

For and on behalf of Vodafone International Holdings B.V.

/s/ M. Buckers	/s/ L.R.M. Kraan
Name: M. Buckers	Name: L.R.M. Kraan
Title: Director	Title: Authorised representative

[Signature Page to the Implementation Agreement]

For and on behalf of Al-Amin Investments Ltd.

/s/ Boopendradas Sungker
Name: Boopendradas Sungker
Title: Director

For and on behalf of Asian Telecommunication Investments (Mauritius) Ltd.

/s/ Boopendradas Sungker
Name: Boopendradas Sungker
Title: Director

For and on behalf of CCII (Mauritius) Inc

/s/ Boopendradas Sungker
Name: Boopendradas Sungker
Title: Director

For and on behalf of Euro Pacific Securities Ltd.

/s/ Boopendradas Sungker
Name: Boopendradas Sungker
Title: Director

[Signature Page to the Implementation Agreement]

For and on behalf of Vodafone Telecommunications (India) Ltd.

/s/ Boopendradas Sungker
Name: Boopendradas Sungker
Title: Director

For and on behalf of Mobilvest

/s/ Boopendradas Sungker
Name: Boopendradas Sungker
Title: Director

For and on behalf of Prime Metals Ltd.

/s/ Boopendradas Sungker
Name: Boopendradas Sungker
Title: Director

For and on behalf of Trans Crystal Ltd.

/s/ Boopendradas Sungker
Name: Boopendradas Sungker
Title: Director

[Signature Page to the Implementation Agreement]

For and on behalf of Omega Telecom Holdings Private Limited

/s/ Aazmeen Kasad
Name: Aazmeen Kasad
Title: Authorised signatory

For and on behalf of Telecom Investments India Private Limited

/s/ Aazmeen Kasad
Name: Aazmeen Kasad
Title: Authorised signatory

For and on behalf of Jaykay Finholding (India) Private Limited

/s/ Aazmeen Kasad
Name: Aazmeen Kasad
Title: Authorised signatory

For and on behalf of Usha Martin Telematics Limited

/s/ Aazmeen Kasad
Name: Aazmeen Kasad
Title: Authorised signatory

[Signature Page to the Implementation Agreement]

For and on behalf of	Duly constituted attorney for
Idea Cellular Limited	Kumar Mangalam Birla

/s/ Anil Arya	/s/ Anil Chirania
Name: Anil Arya Title: Authorised signatory	Name: Anil Chirania Title: PoA holder

For and on behalf of	For and on behalf of
Pilani Investment and Industries Corporation Limited	Hindalco Industries Limited

/s/ N. K. Baheti	/s/ Pinky Mehta
Name: N. K. Baheti Title: CFO	Name: Pinky Mehta Title: Authorised signatory

For and on behalf of	For and on behalf of
Grasim Industries Limited	Birla TMT Holdings Private Limited

/s/ Pinky Mehta	/s/ Anil Chirania
Name: Pinky Mehta Title: Authorised signatory	Name: Anil Chirania Title: Authorised person

For and on behalf of
Aditya Birla Nuvo Limited

/s/ Pinky Mehta
Name: Pinky Mehta Title: CFO

[Signature Page to the Implementation Agreement]

SCHEDULE 1

LIST OF PROMOTERS AND SHAREHOLDING PATTERN

Part A — VIL Promoters

(a)                                 Al-Amin Investments Ltd., a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(b)                                 Asian Telecommunication Investments (Mauritius) Ltd., a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(c)                                  CCII (Mauritius) Inc, a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(d)                                 Euro Pacific Securities Ltd., a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(e)                                  Vodafone Telecommunications (India) Ltd., a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(f)                                   Mobilvest, a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(g)                                  Prime Metals Ltd., a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(h)                                 Trans Crystal Ltd., a company incorporated in Mauritius, and having its registered office at Fifth Floor, Ebene Esplanade, 24 Cybercity, Mauritius

(i)                                     Omega Telecom Holdings Private Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at 127, Maker Chamber III, Nariman Point, Mumbai 400 021, Maharashtra, India

(j)                                    Telecom Investments India Private Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at 127, Maker Chamber III, Nariman Point, Mumbai 400 021, Maharashtra, India

(k)                                 Jaykay Finholding (India) Private Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at 127, Maker Chamber III, Nariman Point, Mumbai 400 021, Maharashtra, India

(l)                                     Usha Martin Telematics Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at 8th Floor, RDB Boulevard, Plot K-1, Block- EP & GP, Sector - V, Saltlake City, Kolkata 700 091, West Bengal, India

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Part B — ICL Promoters

(a)                                 Pilani Investment and Industries Corporation Limited, a company incorporated in India under the Companies Act, 1913, and having its registered office at 9/1 R N Mukherjee Road, Birla Building, 14th Floor, Kolkata 700 001, West Bengal, India

(b)                                 Hindalco Industries Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at Century Bhawan, 3rd Floor, Dr. Annie Besant Road, Worli, Mumbai 400 025, Maharashtra, India

(c)                                  Grasim Industries Limited, a company incorporated in India under the Companies Act, 1913, and having its registered office at Birlagram Nagda, Ujjain 456 331, Madhya Pradesh, India

(d)                                 Birla TMT Holdings Private Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at 212, 2nd Floor, T V Industrial Estate, 52, S K Ahire Marg, Worli Mumbai 400 030, Maharashtra, India

(e)                                  Aditya Birla Nuvo Limited, a company incorporated in India under the Companies Act, 1956, and having its registered office at Indian Rayon Compound, Veraval, Gujarat 362 266, India

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Part C — Shareholding Pattern of the Merged Entity as on the Closing Date

S.No.	Shareholder	Percentage of Share Capital of Merged Entity on a Fully- Diluted Basis
1.	VIL Promoters	45.1%
2.	ICL Promoters (including Idea Purchasers)	26.0%
3.	Public Shareholders	28.9%
TOTAL		100%

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SCHEDULE 2

CONDUCT OF BUSINESS BEFORE CLOSING

PART A

The acts and matters for the purposes of Clauses 5.1(a) and 5.2(a) are as follows:

(i)                                     (a) declare, set aside or pay any dividends or other distributions in respect of the share capital of any member of the Target Group, or (b) split, combine, reclassify or change the share capital of a member of the Target Group in any manner, except as contemplated in this Agreement;

(ii)                                  dispose of, or renegotiate payments or commitments as disclosed to the other Party in respect of, any material part of its business and undertaking;

(iii)                               acquire securities or (other than in the ordinary course) assets of or in any company or dispose of securities or (other than in the ordinary course) assets of or in any member of the Target Group (in each case as applicable);

(iv)                              make any substantial change to the nature or organisation of its business or discontinue or cease to operate all or a material part of its business;

(v)                                 other than in the ordinary course of business, transfer, sell, lease, licence, divest or otherwise dispose of any Communications Licences;

(vi)                              other than in the ordinary course of business, enter into, materially amend or terminate (other than for cause) any Material Contract with any Person or enter into any agreement with respect to any Material Contract which includes terms which are detrimental to the business of the Target Group;

(vii)                           adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalisation or other material reorganisation;

(viii)                        encumber or subject any of its material assets to any Liens other than in the ordinary course of business;

(ix)                              dismiss any Senior Employee, other than for cause or unless not to do so would, in the reasonable opinion of the Vodafone Group or the Idea Group, as applicable, damage the business or operations of the relevant Target Group;

(x)                                 alter, amend or vary (a) the accounting policies, (b) the methods, policies, principles or practices of Tax accounting or (c) the methods of reporting or claiming income, losses or deductions for Tax purposes, of any member of the Target Group, unless required under applicable Law;

(xi)                              change its residence for Tax purposes or create any permanent establishment or other place of business in any other jurisdiction;

(xii)                           create, allot or issue or grant any option over or other right to subscribe or purchase, or redeem, buy back or reduce, any securities (other than to another member of the Target Group), except as contemplated in this Agreement or covered by an existing Employee Benefit Plan;

(xiii)                        make any payment or distribution to the ICL Promoters or the VIL Promoters or their respective Affiliates, as applicable, or enter into, materially amend or terminate any transaction with any member of its Group other than on arm’s length terms, in the ordinary course of business or in accordance with the existing dividend policy of the Target Group;

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(xiv)                       do or omit to do anything which would be reasonably likely to result in the termination, revocation, suspension, modification or nonrenewal of any material Licence held by any member of the Target Group and issued or granted by a Governmental Authority which is responsible for the authorisation, regulation, licensing and/or supervision of any member of the Target Group;

(xv)                          grant any guarantee or indemnity for the obligations of any Person (other than any member of the Target Group);

(xvi)                       make any loan (other than the granting of trade credit in the ordinary course of business in accordance with the relevant Target Group member’s normal practice) to any Person;

(xvii)                    alter its Organisational Documents in a manner which would adversely impact the Transaction;

(xviii)                 commence or settle any litigation or arbitration proceedings or claim by the DoT, where the amount claimed is likely to exceed Rs.10 billion, other than debt collection or any other actions in the ordinary course of business;

(xix)                       shift the registered office of ICL or VIL to another Indian state; or

(xx)                          authorise, or commit or agree to take, any of the foregoing actions.

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PART B

From the Execution Date until the Closing Date, each Target Group shall:

(i)                                     maintain and preserve its properties and assets in good working order and condition consistent with past practice, normal wear and tear excepted;

(ii)                                  conduct its operations in the ordinary course and materially in compliance with applicable Law;

(iii)                               continue to manage its Working Capital in the ordinary course and consistent with past practice; and

(iv)                              notify the other Target Group of any matter, circumstance, act or omission which constitutes a breach of Clause 5.1 or 5.2, as applicable, or this Schedule 2 promptly after it becomes aware of any such matter, circumstance, act or omission.

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SCHEDULE 3

REPRESENTATIONS AND WARRANTIES

Part A — Common Representations and Warranties

1.                                      Organisation, Standing and Power

1.1.                            Each Party is a company or other entity duly organised, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organisation.

1.2.                            Each Party has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

1.3.                            Each Party is duly licenced or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

1.4.                            The copies of the certificate, memorandum of association and articles of association or comparable organisational documents of each Party (collectively, the “Organisational Documents”), as provided to the other Parties, are true, complete and correct as in effect as of the Execution Date and the Closing Date, as applicable.

1.5.                            No Party is in violation of any of the provisions of its Organisational Documents.  The corporate records of each Party are true and complete in all material respects.

1.6.                            No Party has taken any steps or, to the knowledge of the Target Group, received any notice for commencement of Actions, for its liquidation, winding-up, dissolution, reorganisation or administration (including receivership, bankruptcy, insolvency or moratorium Actions) or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer with respect to all or any of its respective assets, and no Party is insolvent under the Laws of its respective jurisdiction of incorporation or unable to pay its debts.  No Party has been dissolved and is required to be dissolved under the Laws of its jurisdiction of incorporation.

2.                                      Authority; Execution and Delivery; Enforceability

2.1.                            Each Party has the requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party.

2.2.                            The execution and delivery by such Party of each Transaction Document to which it is or is contemplated to be a party has been duly authorised by all necessary corporate action on the part of each Party.

2.3.                            Each Party has duly executed and delivered the Transaction Documents to which it is a party and which have been entered into, and, assuming due authorisation, execution and delivery by the other Parties thereto, such Transaction Documents constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms.

2.4.                            Each other Transaction Document to which each Party will become a party will, when executed and delivered, and, assuming due authorisation, execution and delivery by the other parties thereto, constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms.

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3.                                      No Conflicts; Governmental Approvals

The execution and delivery by each Party of each Transaction Document to which it is a party does not, the execution and delivery by each Party of each Transaction Document to which it is contemplated to be a party will not, and the consummation of the Transaction and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, or require any approval under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of any Party under, any provision of:

(i)                                     the Organisational Documents,

(ii)                                  any Contract to which such Party is a party or by which any of its properties or assets is bound, which would reasonably be expected to (A) prevent or delay consummation of the Transaction beyond the Long Stop Date or (B) have a material adverse effect, or

(iii)                               subject to the Governmental Approvals required in connection with the Transaction and set forth in the Agreement, any Law applicable to any Party, that would reasonably be expected to (A) prevent or delay consummation of the Transaction beyond the Long Stop Date or (B) have a material adverse effect.

Part B — Business Representations and Warranties

4.                                      Capitalisation; Subsidiaries; Equity Interests

4.1.                            Section 4.1 of the Disclosure Letter sets forth, as of the date hereof, the authorised and issued share capital, and the shareholding of each entity comprising the ICL Merger Group and the VIL Merger Group, as applicable (the “Target Securities”).  The Target Securities are duly authorised, validly issued and fully paid-up and are not subject to, or issued in violation of, any pre-emptive right or other antidilutive right, purchase option, call option, right of first refusal, subscription right, transfer restriction or any similar right under any provision of applicable Law, the Organisational Documents or any Contract to which a member of the Idea Group or the Vodafone Group is a party or otherwise bound.

4.2.                            As of the date hereof, (i) there are no securities of, or other equity or voting interests in, the Target Group issued, reserved for issuance or outstanding and (ii) there are no options, rights, warrants, convertible or exchangeable securities (including debt securities), “phantom” stock or other equity rights, stock-based performance units, commitments, Contracts or undertakings of any kind to which any Target Group company is a party or by which any of their respective properties or assets are bound (A) obligating any Target Group company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity or voting interests in, the Target Group, (B) obligating any Target Group company to issue, grant, extend or enter into any such option, right, warrant, security, commitment, Contract, arrangement or undertaking or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Target Securities.  There are no Contracts outstanding of any kind that obligate any Target Group company to repurchase, redeem or otherwise acquire, or register or otherwise qualify for sale in accordance with applicable Law, any Target Securities.

4.3.                            Section 4.3 of the Disclosure Letter sets forth, as of the date hereof, a true and complete list of each subsidiary of ICL or VIL, as applicable, its jurisdiction of organisation and the authorised, issued and outstanding share capital of each such subsidiary.  The share capital of each such subsidiary is duly authorised, validly issued without breach of any existing pre-emptive rights, fully paid-up and free of pre-emptive rights and is owned, beneficially and of record, by ICL or VIL, as applicable or one or more companies of the relevant Group, free and clear of all Liens.  There are no outstanding Contractual obligations of any company in the Target Group to provide funds to, or make any investment (in the form of a loan or a capital contribution) in, any other Group company or any other Person, the value of which exceeds Rs.500 million.

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4.4.                            Section 4.4 of the Disclosure Letter sets forth, as of the date hereof, a true and complete list of all securities (other than any treasury investments) held, directly or indirectly, by ICL or VIL, as applicable, of any Person (other than any other Group companies) (collectively, the “Minority Interests”).  All the Minority Interests are owned by ICL or VIL, as applicable, free and clear of all Liens.

4.5.                            Except for any interests in other Group companies and the Minority Interests, neither ICL nor VIL, as applicable, owns, directly or indirectly, any securities of any Person, other than any treasury investments.

5.                                      Financial Statements; Undisclosed Liabilities

5.1.                            The Target Group has made available to the other Target Group its audited financial information for the financial year ended 31 March 2016, including any notes or schedules thereto (the “Financial Statements”) and its unaudited financial information for the nine-month period ended 31 December 2016 (the “Financial Information”). As of the Closing Date, Financial Statements shall include financial information for the preceding financial year ended 31 March, for which audited financial information is available (the “Preceding Financial Year End”), and Financial Information shall include unaudited financial information for the period between the Preceding Financial Year End and the month-end immediately preceding the Closing Date.

5.2.                            The Financial Statements (i) present fairly in all material respects the financial condition and the results of operations, cash flows and changes in shareholders’ equity of the relevant Target Group (on a consolidated basis) as of the respective dates of and for the periods referred to in the Financial Statements, and (ii) were prepared in accordance with Applicable Accounting Standards, applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto).

5.3.                            The Financial Information (i) presents fairly in all material respects the financial condition and the results of operations of the relevant Target Group (on a consolidated basis) as of the respective dates of and for the periods referred to in the Financial Information; and (ii) were prepared in accordance with IFRS in respect of the VIL Merger Group and Ind AS in respect of the ICL Merger Group, applied on a consistent basis during the periods covered and applied on a consistent basis with the preceding Financial Statements except for the transition from GAAP to Ind AS in the case of the ICL Merger Group.

5.4.                            The books and records of the Target Group are accurate and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the Financial Statements and Financial Information have been prepared, in all material respects, in accordance with such books and records.  The Target Group has not, between the Accounts Date and each of the Execution Date and the Closing Date, as applicable, unless otherwise disclosed, made or adopted any material change in its accounting methods, practices or policies in effect on the Accounts Date (except to the extent necessary for the transition to Ind AS in the case of the ICL Merger Group and except to the extent necessary to adapt changes in accordance with IFRS in case of the VIL Merger Group).

5.5.                            The Target Group has established and maintains a system of internal control over financial reporting that does not have any significant deficiencies or material weaknesses and is effective to provide reasonable assurances regarding the reliability of the consolidated financial reporting and the preparation of the consolidated financial statements in accordance in all material respects with the Applicable Accounting Standards.  As of the date hereof, based on the most recently completed evaluation of the Target Group’s internal control over financial reporting, there is no knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal control over financial reporting.

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5.6.                            The Target Group does not have any Liabilities, except (i) as disclosed, reflected, provided for or reserved against in the balance sheet included in the relevant Financial Statements, Financial Information (such balance sheet, together with the notes thereto (if any), the “Balance Sheet”) or Schedule 7A and Schedule 7B (as applicable), (ii) for Liabilities incurred in the ordinary course of business since the date of the Balance Sheet, and (iii) for Liabilities arising out of or in connection with this Agreement, the other Transaction Documents or the Transaction.

5.7.                            The Target Group is not a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, or any off-balance sheet arrangements where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Target Group, in the Financial Statements.

5.8.                            All inter-company payables of the Target Group have been paid consistently in accordance with past practice.

5.9.                            The LBD Statement (i) presents fairly in all material respects the financial position of the relevant Target Group (on a consolidated basis) as of the Locked Box Date, subject to the application of the accounting treatments set out in paragraph 1.2 of Part A of Schedule 5, and (ii) was prepared in accordance with Schedule 5.

6.                                      Absence of Certain Changes

Since the date of the Balance Sheet and through the date hereof, the Business has been conducted in all material respects in the ordinary course consistent with past practice, and there has not been any effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect.  Since the date of the Balance Sheet and through the date hereof, no Target Group company has taken any action that, if taken after the Execution Date, would constitute a breach of Clause 5 read with Schedule 2.

7.                                      Taxes

7.1.                            All Tax Returns required to be filed by or on behalf of the Target Group have been filed when due and in accordance with all applicable Laws.  Each such Tax Return is complete and accurate in all material respects.  The Target Group has not requested any extension of time for filing any Tax Return that has not yet been filed.

7.2.                            To the knowledge of the Target Group, all Taxes of the Target Group have been duly and timely paid, or are being contested in good faith through appropriate proceedings, and in relation to such proceedings in which the value exceeds Rs.250 million individually, are disclosed in Section 7.2 of the Disclosure Letter, in accordance with all applicable Laws.

7.3.                            There are no Liens for Taxes upon the properties or assets of the Target Group, except for statutory Liens for Taxes not yet due and payable and as disclosed in the Financial Statements or Section 7.3 of the Disclosure Letter.

7.4.                            To the knowledge of the Target Group, there are no outstanding adjustments for income Tax purposes applicable to the Target Group required as a result of changes effected in methods of accounting. To the knowledge of the Target Group, except to the extent that they are being disputed in good faith through appropriate proceedings, all exemptions, credits, deductions or similar treatment with respect to any indirect Tax claimed by the Target Group in relation to goods, services or other inputs for its Business are, to the extent claimed, valid exemptions, credits, deductions or treatments.

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7.5.                            No Tax or Tax Return of the Target Group is currently under audit or examination by any Governmental Authority, and, since the Accounts Date, no written notice of such an audit or examination has been received by the Target Group with respect to any Taxes or Tax Returns for an amount exceeding Rs.250 million individually.

7.6.                            No claim has been made, in writing, by any Governmental Authority in a jurisdiction where the Target Group does not file a Tax Return that such company is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, which claim is still pending.

7.7.                            All related party transactions with a value in excess of Rs.250 million (individually) involving the Target Group are at arm’s length and in compliance with the requirements governing related party transactions of any applicable Tax Law.  The Target Group has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions as may be required by applicable Tax Law.

7.8.                            The Target Group has complied in all material respects with all applicable Laws relating to the collection, payment and withholding of Taxes and has, within the time and manner prescribed by Law, collected, withheld from and paid over to the proper Governmental Authorities all amounts required to be so collected, withheld and paid under applicable Law.

8.                                      Borrowings

8.1.                            Section 8.1 of the Disclosure Letter sets forth a true and complete list, as of the date hereof, of each financing facility (including security granted pursuant thereto) to which the Target Group is a party (including any amendments, supplements and modifications thereto) (“Financing Facility”), the value of which exceeds Rs.500 million.

8.2.                            No event which is an event of default under, or any material breach of any of the terms of, any Financing Facility of the Target Group, or would entitle any third party to call for repayment prior to normal maturity, has occurred or, to the knowledge of the Target Group, been alleged.

8.3.                            Since the Accounts Date, the Target Group has not received written notice (i) of any material violation of, or material failure to comply with, any term or requirement of any Financing Facility or (ii) to repay any Financing Facility which is repayable on demand in accordance with its terms.

9.                                      Employee and Labour Matters

9.1.                            Section 9.1 of the Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each material Employee Benefit Plan, including any amendment thereto.

9.2.                            None of the execution and delivery of this Agreement or the consummation of the Transaction (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any Business Employee to any compensation or benefit, or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Employee Benefit Plan, in each case, except as provided in this Agreement or pursuant to applicable Law.

9.3.                            Each Employee Benefit Plan has been administered in accordance with its terms and is in compliance with all applicable Laws.

9.4.                            No Employee Benefit Plan provides (i) any defined benefit pension plan benefits to any Business Employee or (ii) any post-retirement medical, dental or life insurance benefits to any Business Employee (other than coverage mandated by applicable Law).

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9.5.                            To the knowledge of the Target Group, the Target Group has in all material respects complied with all applicable Laws relating to employment, employment and labour practices, immigration, wages, hours and terms and conditions of employment with respect to the Business Employees and any contract labour.

9.6.                            To the knowledge of the Target Group: (i) since the Accounts Date, there has not been any material labour dispute between the Target Group and any trade union or other representative body in relation to its Business Employees and no such dispute is currently in effect, pending or, threatened; and (ii) the Target Group is not subject to any pending collective Action pertaining to the Business Employees and, no such collective Action is threatened.

10.                               Litigation

10.1.                     A true, complete and correct list of any Actions pending or, to the knowledge of the Target Group, threatened against or affecting the Target Group, and any Judgments outstanding against the Target Group or to which the Target Group or any of their respective properties or assets is subject as of the date hereof, and which is reasonably likely to result in: (i) the imposition on the Target Group of damages in excess of Rs.500 million individually or any equitable relief that would be materially adverse to the Target Group, or (ii) criminal penalties against or imprisonment of any directors or key managerial personnel (in such capacity) of the Target Group, is set out in Section 10.1 of the Disclosure Letter.

10.2.                     There is no Action pending or, to the knowledge of the Target Group, threatened against or affecting the Target Group that would, individually or in the aggregate, reasonably be expected to prevent or delay consummation of the Transaction beyond the Long Stop Date.

10.3.                     There is no Judgment outstanding or Action pending or, to the knowledge of the Target Group, threatened against or affecting the Target Group that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect.

11.                               Compliance with Applicable Laws

11.1.                     The Target Group is, and has been, in compliance with all applicable Law, except for instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect.  The Target Group has not received any written communication since the Accounts Date from a Governmental Authority that alleges that any such company is not in compliance in any material respect with any applicable Law, which alleged non-compliance has not been materially resolved.

11.2.                     The Target Group (i) is, and has been since the Accounts Date, in compliance in all material respects with applicable anti-corruption Laws, (ii) since the Accounts Date, has not been investigated by any Governmental Authority with respect to, or been given notice by a Governmental Authority or any other Person of, any actual or alleged violation by any such company of any applicable anti-corruption Laws and (iii) since the Accounts Date, has had an operational code of conduct that includes policies in relation to compliance by the relevant companies with anti-corruption Laws.

11.3.                     To the knowledge of the Target Group, the Target Group has not directly or indirectly through its Representatives or any Person authorised to act on its behalf (including any distributor, agent, sales intermediary or other third party) (i) offered, promised, paid, authorised or given money or anything of value to any Person for the purpose of (a) influencing any act or decision of any government official, (b) inducing any government official to do or omit to do an act in violation of a lawful duty, (c) securing any improper advantage or (d) inducing any government official to influence the act or decision of a Governmental Authority in order to obtain or retain business or direct business to any Person in any way or (ii) engaged in any other activity, practice or conduct

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which would give rise to an offence under, or non-compliance with, any applicable anti-bribery and anti-corruption Laws.

11.4.                     The Target Group has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and government officials in all material respects.  There have been no false or fictitious entries made in the books and records of the Target Group relating to any unlawful offer, payment, promise to pay, or authorisation of the payment of any money, or unlawful offer, gift, promise to give, or authorisation of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and the Target Group has not established or maintained a secret or unrecorded fund.

11.5.                     To the knowledge of the Target Group, since the Accounts Date, other than international roaming arrangements and international long distance calling arrangements, the Target Group has not had a supplier or other business relationship with, has been a party to any Contract with, or has engaged in any transaction with, any Person that is the subject of any international economic or trade sanction administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organisation or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC).

12.                               Environmental Matters

12.1.                     The Target Group holds, and is and has been in compliance with, all Governmental Approvals required for such companies to conduct their respective businesses under applicable environmental Laws, and is and has been in compliance with all applicable environmental Laws, except for any instances of non-compliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect.

12.2.                     The Target Group has not received any written communication from any Person that alleges that such company is not in compliance in any material respect with any applicable environmental Law, or is subject to material liability under any applicable environmental Law, the substance of which has not been materially resolved.

13.                               Real Property

Section 13 of the Disclosure Letter sets forth a true and complete list, as of the date hereof, of (A) all real property and interests in real property owned by the Target Group (“Owned Real Property”) and the address for each Owned Real Property and (B) all real property and interests in real property leased by the Target Group excluding real property leased for the purpose of (a) tower sites and (b) providing accommodation to Business Employees under the relevant Target Group’s lease accommodation policy and guest house policy (each, a “Leased Real Property” and, together with each Owned Real Property, the “Real Property”) and identifies the leases or subleases demising such Owned Real Property (each, a “Real Property Lease”).  The relevant company has good and valid title to its freehold or leasehold estates in all Real Property, in each case free and clear of all Liens, except (i) Liens securing indebtedness reflected in the latest Financial Statements or the relevant Records in case of Liens created after the Accounts Date, (ii) Liens consisting of zoning or planning restrictions, permits, easements, covenants and other restrictions or limitations on the use or occupancy of real property or irregularities in title thereto, which do not materially impair the use of such property as it is presently used or intended to be used in connection with the Business, (iii) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate Actions, (iv) mechanics’, carriers’, workmen’s, materialmen’s, repairmen’s and similar Liens arising in the ordinary course of business consistent with past practice for sums not yet due and payable and (v) Liens which do not and would not reasonably be expected to, individually or in the aggregate,

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materially and adversely affect the use and operation of such assets as they are presently used and operated or intended to be used and operated in connection with the Business.

14.                               Title to and Sufficiency of Assets

14.1.                     The Target Group has good and valid title to, or a valid leasehold interest in or licence to, all of their respective tangible assets and properties, in each case free and clear of all Liens.

14.2.                     Such properties and assets constitute all of the properties and assets that are used in the Business as presently conducted and such properties and assets, taken as a whole, are in good operating condition and repair, normal wear and tear excepted.

14.3.                     The telecommunication, cable and signal distribution networks and systems of the Target Group (the “Network”) which are operated for the purposes of the business of the Target Group and any necessary associated software (owned by or licenced to any member of the Target Group or provider of the Network) substantially perform the functions which they are intended to perform in the manner in which they are presently being conducted. Since the Accounts Date, the Network has not suffered any material breakdowns.

14.4.                     To the knowledge of the Target Group, the Network has been operated in all material respects with the terms of all applicable agreements for the lease of the Network to the Target Group (the “Network Lease Agreements”) and the entry into or performance of the Transaction Documents shall not cause a breach or termination of any material Network Lease Agreement.

15.                               Intellectual Property

15.1.                     Section 15.1 of the Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all Intellectual Property Rights owned by the Target Group (the “Owned Intellectual Property”) that are registered or for which applications for registration have been filed with a Governmental Authority.  The registered Owned Intellectual Property is subsisting and, to the knowledge of the Target Group, valid and enforceable.  The Target Group, as applicable, is the sole and exclusive owner of the Owned Intellectual Property, free and clear of all Liens other than non-exclusive licences entered into in the ordinary course of business.

15.2.                     To the knowledge of the Target Group, there are (i) no claims pending or threatened against the Target Group by any Person (x) claiming that any such company is infringing, misappropriating or otherwise violating any Intellectual Property Rights of a third party in the operation or conduct of the Business as currently conducted (including any claim that any such company must licence or refrain from using any Intellectual Property Right of any third party) or (y) challenging the validity, ownership, patentability, enforceability, registrability or use by any such company of any Owned Intellectual Property and (ii) to the knowledge of the Target Group, (1) the conduct of the Business is not (A) infringing upon, misappropriating, violating, diluting or constituting the unauthorised use of any Intellectual Property Rights of any third party, or (B) violating any rights of any Person to privacy or publicity and (2) no Person is infringing, misappropriating or violating the rights of any such company with respect to any Intellectual Property Rights used or held for use in the Business.

15.3.                     Except for commercially available “off-the-shelf” Software licences, the Owned Intellectual Property, together with all Intellectual Property Rights that the relevant companies licence pursuant to the Contracts set forth in Section 15.3 of the Disclosure Letter (collectively, the “Intellectual Property”), constitutes all of the Intellectual Property Rights reasonably necessary for the conduct of the Business as currently conducted and as currently planned to be conducted.

15.4.                     The Target Group has taken commercially reasonable steps to obtain, maintain and protect the Intellectual Property.  Without limiting the foregoing, (i) all confidential information, including any trade secrets constituting Intellectual Property have been maintained in confidence in accordance

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with protection procedures customarily used in the industry to protect information of like importance and (ii)  the Target Group or, to the knowledge of the Target Group, any third party, has not disclosed any of the confidential information, including trade secrets, owned by or accessible to the Target Group to any other Person (except in the ordinary course of business consistent with past practice and subject to written obligations of confidence).

15.5.                     The Target Group is not and has not been a member of or a contributor to any industry standards-setting body or similar organisation in connection with the Business that requires or obligates such company to grant or offer to any other Person any licence or right to any Owned Intellectual Property.

15.6.                     No funding, facilities or personnel of any Governmental Authority were used to develop or create, in whole or in part, any Owned Intellectual Property in a manner that has resulted in any such Governmental Authority having any rights or interests in any such Owned Intellectual Property.

15.7.                     The Target Group complies in all material respects with all applicable data protection Laws and has used all reasonable endeavours to protect the secrecy of personal data that such companies (or any Person on behalf of such companies) collect, store, use or maintain for the conduct of the Business.  To the knowledge of the Target Group, since the Accounts Date, there has been no material unauthorised access to data or any material breach of security, relating to any personal data collected, stored, used or maintained by or on behalf of any such company. There are no material claims pending or, to the knowledge of the Target Group, threatened against such companies alleging a violation of any other Person’s personal data or privacy or data rights.

15.8.                     The Target Group has taken all reasonable measures to preserve and maintain the performance and security of all Software, hardware, databases, computer equipment, communications networks, data centres, and other information technology systems owned or leased by such companies (“IT Systems”) and prevent the introduction of Malicious Code into IT Systems.   To the knowledge of the Target Group, no IT System contains any Malicious Code.  To the knowledge of the Target Group, since the Accounts Date, (i) there has been no material failure with respect to any IT System and (ii) there has been no unauthorised access to or use of any IT System by a third party.

16.                               Material Contracts

16.1.                     Section 16.1 of the Disclosure Letter sets forth a true and complete list, as of the date hereof, of each of the following Contracts to which the Target Group is a party or by which any such company or any of their respective properties or assets is bound (including any amendments, supplements and modifications thereto):

16.1.1.           any Contract or arrangement which materially restricts its freedom to carry on its business in any part of the world;

16.1.2.           any joint venture Contract or arrangement or any other Contract or arrangement under which it participates with any other Person in any business;

16.1.3.           any Contract with any related party, the value of which exceeds Rs.500 million;

16.1.4.           any Contract which can be terminated in the event of any change in the underlying ownership or Control of such company or pursuant to which any Third Party Approval is required in connection with the Transaction, the value of which exceeds Rs.500 million;

16.1.5.           any Contract which relates to matters not within the ordinary business of that company or is not on arms’ length terms, the value of which exceeds Rs.500 million;

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16.1.6.           any currency exchange, interest rate exchange, commodity exchange or similar Contract, the value of which exceeds Rs.500 million;

16.1.7.           any Contract entered into by any such company in connection with the settlement or other resolution of any material Action imposing operational restrictions or conduct requirements on the Target Group;

16.1.8.           any agency, distributorship or management Contract (other than a Contract entered into in the ordinary course of business), which calls for payments by any party thereto in excess of Rs.500 million; or

16.1.9.           any telecom network or equipment supply Contract other than any contract relating to customer premises equipment, handsets and any other devices used or required at customer premises, the value of which exceeds Rs.500 million.

16.2.                     All Contracts set forth or required to be set forth in Section 16.1 of the Disclosure Letter as disclosure against paragraph 16.1 above (the “Material Contracts”) are valid, binding and in full force and effect and are enforceable by the relevant company in accordance with their terms

16.3.                     To its knowledge, the Target Group has performed all material obligations required to be performed by it under the Material Contracts, and it is not in material breach or material default thereunder.

16.4.                     Since the Accounts Date, the Target Group has not received written notice of any material violation of, or material failure to comply with, any term or requirement of any Material Contract.

16.5.                     The Target Group has not received any written notice of the intention of any party to cancel, terminate, change the scope of rights under or fail to renew any Material Contract.

17.                               Receivables

All the accounts receivable of the Target Group as specified in the Balance Sheet (a) represent actual indebtedness incurred by the applicable account debtors and (b) have arisen from bona fide transactions in the ordinary course of the business of the companies.  To the knowledge of the Target Group, all such accounts receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Balance Sheet.  Since the date of the Balance Sheet, there have not been any write-offs as uncollectible of any customer accounts receivable of the Target Group.

18.                               Permits

The Target Group has all required Governmental Approvals necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of such Governmental Approvals is valid, subsisting and in full force and effect, except where the failure to have or maintain such Governmental Approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect.  To the knowledge of the Target Group, the Target Group has not committed a breach of any Governmental Approval which is likely to lead to the revocation, cancellation or modification of such approval except where such breach of such Governmental Approval, individually or in the aggregate, has not had and would not reasonably be expected to have, a material adverse effect.  There are no actions pending or threatened in writing that seek the revocation, cancellation or modification of any Governmental Approval, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a material adverse effect.  Since the Accounts Date, the Target Group has not received or been subject to any written notice, charge, claim or assertion, alleging any violations of or non-compliance with any Governmental Approval, nor has any such notice, charge, claim or assertion

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been threatened in writing, except where such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have, a material adverse effect.

19.                               Insurance

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, (a) the Target Group maintains insurance in such amounts and against such risks as is sufficient to comply with applicable Law and reasonably prudent and customary in respect of its business, (b) all insurance policies of the Target Group are in full force and effect, except for any expiration thereof in accordance with the terms thereof, and all premiums required to be paid thereon have been paid in accordance with the payment terms of such insurance policy so as not to result in a termination or lapse in coverage and (c) to the knowledge of the Target Group, the Target Group is not in breach of, or default under, any such insurance policy or has taken any action or failed to take any action which would constitute such a breach or default or permit termination or modification of any of the insurance policies.  Since the Accounts Date, the Target Group has not received any written notice of cancellation, invalidation or termination or, as of the date of this Agreement, denial of coverage, rejection of a claim, the value of which exceeds Rs.250 million or material adjustment in the amount of the premiums payable under any material insurance policy maintained by the Target Group.

20.                               Suppliers

Section 20 of the Disclosure Letter sets forth a true and complete list of each supplier or service provider which accounted for more than 10% (ten per cent.) of the consolidated total expenditures of the Target Group during the most recent financial year (each, a “Significant Supplier”).  Since the date of the Balance Sheet, (i) no Significant Supplier has notified the relevant company that it has terminated, or intends to terminate, its supplier or service provider relationship with such company, and (ii) there has been no material adverse change in the overall terms and conditions, or any material term, on which the relevant company conducts business with such Significant Supplier and no Significant Supplier has notified the relevant company that it intends to seek any amendment to any material terms.

21.                               Brokers

None of the Target Group or any of their respective officers or directors on their behalf has employed any investment banker, broker or finder or incurred any liability for any investment banking fee, broker’s fee, commission or finder’s fee in connection with the Transaction.

Part C — ICL Promoters Representations and Warranties

1.                                      Ownership

Each ICL Promoter is the legal and beneficial owner of the Target Securities held by it in ICL and has good and valid title to and beneficial ownership of such Target Securities, free and clear of any Liens, and there are no agreements, arrangements or understandings with respect to any such Liens, including any pledge or any similar instrument in favour of any bank or any other Person.  There are no voting rights, or other agreements or understandings to which any ICL Promoter is a party or by which such ICL Promoter is bound with respect to the voting, transfer or disposition of the Target Securities.

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Part D — VIL Promoters Representations and Warranties

1.                                      Ownership

Each VIL Promoter is the legal and beneficial owner of the Target Securities held by it in VIL and, if applicable, the Sale Shares and has good and valid title to and beneficial ownership of such Target Securities and Sale Shares, free and clear of any Liens, and there are no agreements, arrangements or understandings with respect to any such Liens, including any pledge or any similar instrument in favour of any bank or any other Person.  There are no voting rights, or other agreements or understandings to which any VIL Promoter is a party or by which such VIL Promoter is bound with respect to the voting, transfer or disposition of the Target Securities or the Sale Shares, except as contemplated under the Transaction Documents.

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SCHEDULE 4

ADMINISTRATIVELY ASSIGNED SPECTRUM

PART A

VODAFONE ADMINISTRATIVELY ASSIGNED SPECTRUM

S. No.	Circle	900 MHz	1800 MHz	Date of Expiration of Communications Licence
1	Tamil Nadu
(a)	Rest of Tamil Nadu	6.20	1.00	25 September 2021
(b)	Chennai	—	8.00	25 September 2021
2	Uttar Pradesh (West)	6.20	—	12 February 2024
3	West Bengal	4.40	—	22 March 2024
4	Punjab	—	6.20	4 October 2021
5	Karnataka	—	8.00	25 September 2021
6	Assam	—	4.40	4 December 2026
7	North East	—	4.40	4 December 2026
8	Odisha	—	4.40	4 December 2026
9	Andhra Pradesh	—	6.20	28 September 2021
10	Madhya Pradesh	—	4.40	19 March 2027
11	Bihar	—	4.40	4 December 2026
12	Himachal Pradesh	—	4.40	4 December 2026
13	Jammu & Kashmir	—	4.40	4 December 2026

The VIL Merger Group has challenged all demands issued by the DoT for one-time spectrum charges, including the Vodafone Assigned Spectrum Charge, before the Telecom Disputes Settlement and Appellate Tribunal.

PART B

IDEA ADMINISTRATIVELY ASSIGNED SPECTRUM

S. No.	Circle	1800 MHz	Date of Expiration of Communications Licence
1	Bihar	4.40	5 December 2026
2	Delhi	8.00	4 October 2021
3	Himachal Pradesh	4.40	4 October 2021
4	Mumbai	4.40	4 December 2026
5	Rajasthan	6.20	4 October 2021
6	Uttar Pradesh (East)	6.20	4 October 2021

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SCHEDULE 5

PRE-CLOSING ADJUSTMENTS

Part A — Preliminary

1.                                    In preparing the Vodafone LBD Statement and the Idea LBD Statement, respectively:

1.1                             the items and amounts to be included in the calculation of Vodafone Net Debt, Vodafone Working Capital, Vodafone Reference Balance Sheet Contingent Liabilities, Vodafone Other, Idea Net Debt. Idea Working Capital, Idea Reference Balance Sheet Contingent Liabilities and Idea Other for the purposes of the relevant LBD Statement shall be identified by applying the relevant definition in Clause 1.1 (subject, where applicable, to the specific accounting treatments referred to in paragraph 1.2(a) of Part A and Part B of this Schedule 5);

1.2                     in applying each such definition and the provisions of paragraph 1.2(a) of Part A and Part B of this Schedule 5 and determining which items and amounts are to be included and calculated in the relevant LBD Statement, if and to the extent that the treatment or characterisation of the relevant item or amount or type or category of item or amount:

(a).                   is dealt with in the specific accounting treatments set out in:

(i).                                  with respect to the Vodafone LBD Statement, in paragraphs 1 and 2 of Part B of this Schedule 5; or

(ii).                               with respect to the Idea LBD Statement, in paragraphs 1 and 3 of Part B of this Schedule 5,

(the treatment as per (i) and (ii) being the “Specific Accounting Treatments”), the relevant Specific Accounting Treatment(s) shall apply;

(b).                   is not dealt with in the Specific Accounting Treatments but is dealt with in the accounting principles, policies, treatments, practices and categorisations (including in relation to the exercise of accounting discretion and judgement) that were in fact adopted and applied in the preparation of the relevant IFRS financial statements used for Group reporting purposes at 31 December 2016 (in respect of the VIL Merger Group) or Ind AS financial statements used for reporting purposes at 31 December 2016 (in respect of the ICL Merger Group) (the “Accounting Principles”), the relevant Accounting Principles shall apply; and

(c).                    is not dealt with in either the Specific Accounting Treatments or the Accounting Principles, IFRS (in respect of the VIL Merger Group) or Ind AS (in respect of the ICL Merger Group) shall apply, in each case, as at the Locked Box Date.

Part B — Specific Accounting Treatments

1.                                    Specific Accounting Treatments applicable to each LBD Statement

1.1                             In order to prepare the respective LBD Statements, a consolidated balance sheet (“LBD Balance Sheet”) will be prepared for each Target Group as at 11:59 p.m. on the Locked Box Date. The LBD Statements will be prepared from the LBD Balance Sheets, subject to the requirements set out in Part A and Part B of this Schedule 5.

1.2                             The respective LBD Statements and LBD Balance Sheets shall be prepared in Indian Rupees.

1.3                             In preparing the respective LBD Balance Sheets, assets and liabilities will be classified between

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the columns headed ‘Net Debt’, ‘Working Capital’, ‘Reference Balance Sheet Contingent Liabilities’ and ‘Other’ on a basis consistent with the classification of the equivalent line item in Part C of this Schedule 5 (for the VIL Merger Group) or Part D of this Schedule 5 (for the ICL Merger Group), subject to any other requirements set out in Part B of this Schedule 5.

1.4                             The respective LBD Statements and LBD Balance Sheets shall be prepared as at 11.59 p.m. on the Locked Box Date, as if the Locked Box Date were the last day of a financial year and as if year-end accounting procedures were performed in relation to the accounting records, including detailed analysis of prepayments and accruals, cut-off procedures and other year-end adjustments, but subject always to any specific requirements of the accounting principles and policies set out herein and the hierarchy set out in paragraph 1.2 of Part A of this Schedule 5. If the Locked Box Date does not fall upon the date of a normal accounting month end, items accounted for on a time apportioned basis will be calculated on a pro-rata basis.

1.5                             The respective LBD Statements and LBD Balance Sheets shall be prepared on the basis that the relevant Target Group is a going concern.

1.6                             In preparing the respective LBD Statements and LBD Balance Sheets no minimum materiality limits shall be applied.

1.7                             There shall be no double counting of items in the respective LBD Statements and no amount will be included more than once in the calculation of the Vodafone Net Debt, Vodafone Working Capital, Idea Net Debt and Idea Working Capital.

1.8                             The respective LBD Statements and LBD Balance Sheets shall take into account information that provides evidence of conditions that existed at the Locked Box Date (adjusting events) but shall not take account of information or events that are indicative of conditions that arose after the Locked Box Date (non-adjusting events).

Adjusting events will be taken into account up to the date of delivery of the respective LBD Statements in accordance with Clause 3.1.

1.9                     In preparing the respective LBD Statements and LBD Balance Sheets, the Locked Box Date shall be treated as the end of a Tax accounting period (i.e., the corporate Income Tax liability included in the respective LBD Statements shall be based upon a full Tax computation calculated as if the Locked Box Date was the end of an accounting period for Tax purposes).

1.10              If amounts relating to Vodafone Only Spectrum Costs are payable by the VIL Merger Group after the Locked Box Date and before the Closing Date, such payments shall be treated as Crystallised Pre-Closing Vodafone Contingent Liabilities or Vodafone Contingent Liabilities, as applicable.

1.11              If amounts relating to Vodafone Only Spectrum Costs are payable by the ICL Merger Group after the Locked Box Date and before the Closing Date, the amount payable shall be treated as Crystallised Pre-Closing Vodafone Contingent Liabilities or Vodafone Contingent Liabilities, as applicable.

1.12              If amounts relating to Idea Only Spectrum Costs are payable by the ICL Merger Group after the Locked Box Date and before the Closing Date, the amount payable shall be treated as Crystallised Pre-Closing Idea Contingent Liabilities or Idea Contingent Liabilities, as applicable.

1.13              If amounts relating to Vodafone Only Spectrum Costs are payable by the Merged Entity on or after the Closing Date, these payments shall be treated as Vodafone Contingent Liabilities.

1.14              If amounts relating to Idea Only Spectrum Costs are payable by the Merged Entity on or after the Closing Date, these payments shall be treated as Idea Contingent Liabilities.

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2.                            Specific Accounting Treatments applicable to the Vodafone LBD Statement

2.1                             Vodafone Net Debt shall include (but not be limited to):

(a).                             Interest accrued and unpaid, including in relation to spectrum;

(b).                             Spectrum deferred payment liabilities (current and non-current portions);

(c).                              Unpaid regulatory, Tax and other liabilities (set out in Schedule 7B), but only to the extent that the amounts payable have been agreed by the payee and there is an actual obligation at the Locked Box Date to pay this liability (“Crystallised Pre-Closing Vodafone Contingent Liabilities”);

(d).                             Regulatory, Tax and other assets (as referred to in Schedule 7B), but only to the extent that the amounts to be received have been agreed by the payer, there is an actual obligation at the Locked Box Date on the paying party to settle this receivable, the paying party has acknowledged that they intend to settle this amount and the actual refund is expected to be received in cash within 30 days of the Locked Box Date (“Crystallised Pre-Closing Vodafone Contingent Assets”); if the VIL Merger Group is not able to demonstrate actual inflow of funds towards such refunds in its bank account within such 30-day period, such regulatory, Tax and other assets will not be considered as Crystallised Pre-Closing Vodafone Contingent Assets;

(e).                              CENVAT receivables in respect of payments made for the October 2016 spectrum awards, net of any element of the amount which has been formally disputed by the relevant authorities;

(f).                               The mark to market value of derivative financial instruments;

(g).                              Liabilities for Gratuity;

(h).                             Liabilities for leave encashment and compensated absences;

(i).                                 Unpaid declared dividends (and related Taxes) and cash amounts specifically earmarked and held to pay such dividends;

(j).                                Unpaid costs incurred relating to the transactions (whether accrued or not) contemplated by this Agreement to be borne by the VIL Merger Group (other than Agreed Shared Costs);

(k).                             Transaction bonuses payable to VIL employees as a result of the transactions contemplated by this Agreement to be borne by VIL (whether accrued or not);

(l).                                 An asset for amounts advanced in connection with mobile money or wallets, and a corresponding liability for amounts owed in respect of amounts held in mobile money or wallets; and

(m).                         Cash and cash equivalents (including current mutual funds, but only to the extent they have maturities of less than six months).

2.2                             The following adjustments shall be made to Vodafone Net Debt (without double counting):

(a).                            An asset shall be recognised (so as to reduce Vodafone Net Debt) for an amount equal to the enterprise value paid (not to exceed Rs.3,430 million) at the Locked Box Date in relation to the acquisition of YOU Broadband India Limited, to the extent the acquisition

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has taken place by the Locked Box Date and provided the net debt of YOU Broadband India Limited is included in Vodafone Net Debt;

(b).                             Cash should only be included to the extent it is freely available for use and is not subject to restriction or held in an escrow account (other than amounts advanced and held in mobile money or wallets);

(c).                              Any cash collateralised for bank guarantees should be excluded;

(d).                             An asset shall be recognised equal to the Vodafone Spectrum Acquisition Amount;

(e).                              An asset shall be recognised equal to the amount of Agreed Shared Costs paid by the VIL Merger Group prior to the Locked Box Date;

(f).                               If payments relating to Vodafone Only Spectrum Costs are made by the ICL Merger Group prior to the Locked Box Date, a liability shall be recognised in Vodafone Net Debt equal to the amount paid; and

(g).                              A liability shall be recognised equal to the amount of any sale proceeds (net of income Taxes) received at the Locked Box Date by the VIL Merger Group in respect of any Identified Sale.

2.3                             The following items (to the extent still outstanding at the Locked Box Date) shall be excluded from Vodafone Net Debt, Vodafone Working Capital and Vodafone Other and treated as Vodafone Reference Balance Sheet Contingent Liabilities:

(a).                              Provisions for liabilities and charges (current and non-current portions) set out as contingent liabilities in Schedule 7B, other than Crystallised Pre-Closing Vodafone Contingent Liabilities that are captured in Vodafone Net Debt;

(b).                              Assets (current and non-current portions) that are contingent assets (as referred to in Schedule 7B), other than Crystallised Pre-Closing Vodafone Contingent Assets that are captured in Vodafone Net Debt;

(c).                               Assets (advance Tax, self assessment Tax, TDS and MAT) and liabilities in respect of corporate income Tax (other than deferred Tax assets or deferred Tax liabilities or other amounts classified as Vodafone Other); and

(d).                             Loans to Indus Towers Limited and Firefly Networks Limited.

2.4                             Vodafone Working Capital shall include (but not be limited to):

(a).                              Payables outstanding to Vodafone Group in respect of management charges and brand royalties; and

(b).                              Capital advances (other than capital advances for the purchase of spectrum rights which shall be treated as Vodafone Other).

2.5                             The following items shall be excluded from Vodafone Net Debt, Vodafone Working Capital, Vodafone Reference Balance Sheet Contingent Liabilities and treated as Vodafone Other:

(a).                              Non-current investments;

(b).                              Capital advances for the purchase of spectrum rights;

(c).                              Deferred Tax assets and deferred Tax liabilities;

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(d).                             Asset retirement obligations;

(e).                              Deferred revenue in relation to indefeasible rights of use (IRU);

(f).                               Unamortised capitalised debt issuance costs (i.e., financial debt shall be shown gross of capitalised debt issuance costs in Vodafone Net Debt);

(g).                              Working Capital relating to YOU Broadband India Limited;

(h).                             Agreed Shared Costs to the extent accrued and unpaid;

(i).                                 Rent equalisation liabilities and prepayment balances;

(j).                                Margin money with banks; and

(k).                             Any sale proceeds receivable (net of related Taxes) at the Locked Box Date by the VIL Merger Group in respect of any Identified Sale.

3.                                    Specific Accounting Treatments applicable to the Idea LBD Statement

3.1                             Idea Net Debt shall include (but not be limited to):

(a).                             Interest accrued and unpaid, including in relation to spectrum;

(b).                             Spectrum deferred payment liabilities (current and non-current portions);

(c).                              Unpaid regulatory, Tax and other liabilities (set out in Schedule 7A), but only to the extent that the amounts payable have been agreed by the payee and there is an actual obligation at the Locked Box Date to pay this liability (“Crystallised Pre-Closing Idea Contingent Liabilities”);

(d).                             Regulatory, Tax and other assets (as referred to in Schedule 7A), but only to the extent that the amounts to be received have been agreed by the payer, there is an actual obligation at the Locked Box Date on the paying party to settle this receivable, the paying party has acknowledged that they intend to settle this amount and the actual refund is expected to be received in cash within 30 days of the Locked Box Date (“Crystallised Pre-Closing Idea Contingent Assets”); if the ICL Merger Group is not able to demonstrate actual inflow of funds towards such refunds in its bank account within such 30 day period, such regulatory, Tax and other assets will not be considered as Crystallised Pre-Closing Idea Contingent Assets;

(e).                              CENVAT receivables in respect of payments made for the October 2016 spectrum awards, net of any element of the amount which has been formally disputed by the relevant authorities;

(f).                               The mark to market value of derivative financial instruments;

(g).                              Liabilities for Gratuity;

(h).                             Liabilities for leave encashment and compensated absences;

(i).                                 Unpaid declared dividends (and related Taxes) and cash amounts specifically earmarked and held to pay such dividends;

(j).                                Unpaid costs incurred relating to the transactions (whether accrued or not) contemplated

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by this Agreement to be borne by the ICL Merger Group (other than Agreed Shared Costs);

(k).                             Transaction bonuses payable to ICL employees as a result of the transactions contemplated by this Agreement to be borne by ICL (whether accrued or not);

(l).                                 An asset for amounts advanced by customers and held in mobile wallets, and a corresponding liability for amounts owed to customers in respect of amounts held in mobile wallets; and

(m).                         Cash and cash equivalents (including current investments in mutual funds, but only to the extent they have maturities of less than six months).

3.2                             The following adjustments shall be made to Idea Net Debt (without double counting):

(a).                              Cash should only be included to the extent it is freely available for use and is not subject to restriction or held in an escrow account (other than amounts advanced by customers and held in mobile wallets);

(b).                             Any cash collateralised for bank guarantees should be excluded;

(c).                              An asset shall be recognised equal to the ICL Spectrum Acquisition Amount;

(d).                             An asset shall be recognised for future cash proceeds expected on the exercise of outstanding share options under the Idea ESOS;

(e).                              An asset shall be recognised equal to the amount of Agreed Shared Costs paid by the ICL Merger Group prior to the Locked Box Date;

(f).                               If payments relating to Vodafone Only Spectrum Costs are made by the ICL Merger Group prior to the Locked Box Date, an asset shall be recognised in Idea Net Debt equal to the amount paid; and

(g).                    A liability shall be recognised equal to the amount of any of sale proceeds (net of income Taxes) received at the Locked Box Date by the ICL Merger Group in respect of any Identified Sale.

3.3                             The following items (to the extent still outstanding at the Locked Box Date) shall be excluded from Idea Net Debt, Idea Working Capital and Idea Other and treated as Idea Reference Balance Sheet Contingent Liabilities:

(a).                              Provisions for liabilities and charges (current and non-current portions) set out as contingent liabilities in Schedule 7A, other than Crystallised Pre-Closing Idea Contingent Liabilities that are captured in Idea Net Debt;

(b).                              Assets (current and non-current portions) that are contingent assets (as referred to in Schedule 7A), other than Crystallised Pre-Closing Idea Contingent Assets that are captured in Idea Net Debt; and

(c).                               Assets (advance Tax, self assessment Tax, TDS and MAT) and liabilities in respect of corporate Income Tax (other than deferred Tax assets or deferred Tax liabilities or other amounts classified as Idea Other).

3.4                             Idea Working Capital shall include (but not be limited to):

(a).                              Advances to and payables outstanding to ABMCPL in respect of management charges;

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(b).                             Capital advances (other than capital advances for the purchase of spectrum rights which shall be treated as Idea Other).

3.5                             The following items shall be excluded from Idea Net Debt, Idea Working Capital, Idea Reference Balance Sheet Contingent Liabilities and treated as Idea Other:

(a).                              Non-current investments;

(b).                              Capital advances for the purchase of spectrum rights;

(c).                              Deferred Tax assets and deferred Tax liabilities;

(d).                             Asset retirement obligations;

(e).                              Deferred revenue in relation to indefeasible rights of use (IRU);

(f).                               Unamortised capitalised debt issuance costs (i.e., financial debt shall be shown gross of capitalised debt issuance costs in Idea Net Debt);

(g).                              Agreed Shared Costs to the extent accrued and unpaid;

(h).                             If amounts relating to Vodafone Only Spectrum Costs are payable by the ICL Merger Group after the Locked Box Date and before the Closing Date, any accrual for such amounts at the Locked Box Date shall be included in Idea Other;

(i).                       Margin money with banks; and

(j).                      Any sale proceeds receivable (net of related Taxes) at the Locked Box Date by the ICL Merger Group in respect of any Identified Sale.

Part C — Form of Vodafone Reference Balance Sheet and LBD Statement

The LBD Statement and each Quarterly Update and Monthly Update of the VIL Merger Group shall be in the form of the Vodafone Reference Balance Sheet set out in the agreed form as Annexure I:

Part D — Form of Idea Reference Balance Sheet and LBD Statement

The LBD Statement and each Quarterly Update and Monthly Update of the ICL Merger Group shall be in the form of the Idea Reference Balance Sheet set out in the agreed form as Annexure II.

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SCHEDULE 6

DRAFT FORM OF RESTATED ARTICLES

[separately attached]

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UNDER THE COMPANIES ACT, 2013

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

IDEA CELLULAR LIMITED

PART I

INTERPRETATION

1.                                      The regulations for the management of the Company and for the observance of the Members thereof and their representatives shall, subject to any exercise of the statutory powers by the Company with reference to the repeal or alterations or addition to its regulations by a Special Resolution as prescribed by the Companies Act, 2013, be such as are contained in the Articles set out herein below, and the regulations in Table F of Schedule I to the said Companies Act, 2013 shall not, except in respect of such of the matters for which no provisions exist in these Articles, apply to this Company. In the event of any conflict between Parts I and II of the Articles of Association and Part III of the Articles of Association, the provisions of Part III of the Articles of Association shall prevail.

2.                                      (a)                                 Unless the context otherwise requires, words or expressions contained in these Articles shall bear the meanings assigned to them respectively hereunder.

(i)                                     “Act” means the Companies Act, 2013 or any statutory modifications or re-enactment thereof for the time being in force.

(ii)                                  “Annual General Meeting” means a General Meeting of Members held in accordance with the provisions of Section 96 of the Act.

(iii)                               “Articles” or “Articles of Association” means these articles of association of the Company as originally framed or as altered from time to time in accordance with the provisions of the Act.

(iv)                              “Auditor” means and includes a Person appointed as such for the time being of the Company.

(v)                                 “Audited Statement of Accounts” means the audited statement of accounts of the Company prepared by the Auditor in compliance with the Act and placed before the Members at the Annual General Meeting of the Company for approval.

(vi)                              “Auditor’s Report” means a report prepared by the Auditor in addition to the Audited Statement of Accounts of the Company and placed before the Members at the Annual General Meeting of the Company for approval.

(vii)                           “Board of Directors” or “Board” means the Board of Directors of the

Company.

(viii)                        “Capital” means the Share capital, for the time being raised or authorized to be raised, as the case may be, for the purposes of the Company.

(ix)                              “Capital Redemption Reserve Account” has the meaning assigned to it in Article 7(a)(iv).

(x)                                 “Chairman” means the Chairman of the Board of Directors.

(xi)                              “Chief Executive Officer” means the chief executive officer of the Company appointed, from time to time, by the Board of Directors as provided in Article 173.

(xii)                           “Chief Financial Officer” means the chief financial officer of the Company appointed, from time to time, by the Board of Directors as provided in Article 174.

(xiii)                        “Chief Technical Officer” means the chief technical officer or any other officer carrying on similar functions, by whatever name called, of the Company appointed, from time to time, by the Board of Directors.

(xiv)                       “Committee” means a committee of the Board of Directors.

(xv)                          “Company” means IDEA CELLULAR LIMITED.

(xvi)                       “Company Secretary” or “the Secretary” means the company secretary of the Company appointed, from time to time, by the Board of Directors.

(xvii)                    “Debenture” includes debenture-stock, bonds and other securities of the Company, whether constituting a charge on the assets of the Company or not.

(xviii)                 “Directors” means the Directors for the time being of the Company or, as the case may be, the Directors assembled at a Board.

(xix)                       “Director’s Report” means a report prepared by the Directors of the Company and placed before the Members of the Company at the Annual General Meeting, for their approval.

(xx)                          “Dividend” includes bonus.

(xxi)                       “DoT” means the Department of Telecommunications, Ministry of Communications and Information Technology, Government of India.

(xxii)                    “Equity Capital” means the equity Shares in the Capital of the Company.

(xxiii)                 “Extra-ordinary General Meeting” means an extra ordinary General Meeting of the Members other than Annual General Meeting duly called and constituted and any adjourned holding thereof.

(xxiv)                “Financial Year” has the meaning given to it under Section 2 (41) of the Act.

(xxv)                   “In writing” and “Written” include printing, lithography and other modes of representing or reproducing words in a visible form.

(xxvi)                “Key Managerial Personnel” means the officers of the Company to be appointed in accordance with Section 203 of the Act.

(xxvii)             “Licence Agreements” means the licence agreements entered into by the Company with the DoT for carrying on any its business including the cellular mobile telephone service licence agreement, unified access service licence agreement, unified licence agreement, national long distance licence agreement, international long distance licence agreement and the internet service provider licence agreement or any other license agreement as amended or substituted from time to time.

(xxviii)          “Managing Director” means the managing director of the Company appointed, from time to time, by the Board of Directors as provided in Article 176.

(xxix)                “Member” means a duly registered holder, for the time being, of the Shares of the Company, and includes a subscriber to the Memorandum and Articles of Association of the Company.

(xxx)                   “Meeting” or “General Meeting” means a general meeting of the Members held in accordance with the provisions of Section 96, Section 97 or Section 100 of the Act.

(xxxi)                “Memorandum” or “Memorandum of Association” means the memorandum of association of the Company as originally framed or as altered from time to time.

(xxxii)             “Office” or “Registered Office” means the registered office, for the time being, of the Company.

(xxxiii)          “Paid up” in relation to Shares includes credited as paid up.

(xxxiv)         “Person” means any individual, partnership (including any limited liability partnership), association, joint stock company, joint venture corporation, trust, unincorporated organisation or government, or agency or sub-division thereof.

(xxxv)            “Proxy” means any person who is appointed by an instrument to vote for a Member at a General Meeting in a poll.

(xxxvi)         “Register of Charges” means the register of charges to be kept pursuant to Section 85 of the Act.

(xxxvii)      “Register of Contracts” means the register of contracts to be kept pursuant to Article 168.

(xxxviii) “Register of Directors” means the register of directors to be kept pursuant to Article 168.

(xxxix)   “Register of Members” or “Register and Index of Members” means the register of Members to be kept pursuant to the Act.

(xl)                              “Register and Index of Debenture-holders” shall mean the register of debenture-holders required to be kept pursuant to the Act.

(xli)                           “Register of Renewed and Duplicate Certificates” shall mean the register of renewed and duplicate Share certificates required to be kept pursuant to Article 28(c)(v).

(xlii)                        “Register of Transfers and Transmissions” shall mean the register of transfers and transmission of Shares required to be kept pursuant to Article73.

(xliii)                     “Registrar” means the Registrar of Companies of the State in which the Registered Office of the Company is, for the time being, situate.

(xliv)                    “Regulations” or the “Company’s Regulations” means the regulations or bylaws, for the time being, framed by the Company.

(xlv)                       “Rules” means the applicable rules for the time being in force as prescribed under relevant Sections of the Act.

(xlvi)                    “Seal” or “Common Seal” means the common seal, for the time being, of the Company.

(xlvii)                 “Securities Premium Account” has the meaning given to it in Article 24(a).

(xlviii)              “Senior Officers” mean the Chief Financial Officer, the Chief Technical Officer, the Company Secretary and any other key positions of the Company as may be notified by the DoT from time to time.

(xlix)                    “Share” means shares in the Capital of the Company, and includes stock except where a distinction between stock and shares is expressed or implied.

(l)                                     “Shareholder” means any owner of the Shares in the Capital of the Company.

(li)                                  “Section” or “Sections” means a section of the Act for the time being in force.

(lii)                               “Special Resolution” and “Ordinary Resolution” have the meanings respectively given to them under the provisions of the Act.

(liii)                            “Stock Exchange” means the relevant stock exchange on which the Shares or Debentures of the Company are listed.

(b)                                 Any reference in these Articles to :

(i)                                     Any gender, whether masculine, feminine or neuter, shall be deemed to be construed as referring to the other gender or genders, as the case may be; and

(ii)                                  Singular number be construed as referring to, the plural number and vice versa.

(c)                                  The headings are inserted for convenience only and do not affect the interpretation of these Articles.

(d)                                 Save as aforesaid, any words or expressions defined in the Act, but not defined in these Articles and not inconsistent with the subject or context, bear the same meaning herein as given to them respectively in the Act.

3.                                      CAPITAL AND INCREASE AND REDUCTION OF CAPITAL

(a)                                 The authorised Capital of the Company shall be as stated in Clause V of the Memorandum of Association.

(b)                                 Upon an acquisition, whether by merger, issue of Shares or otherwise by the Company of another body corporate, the Company may issue new Shares in its Equity Capital at par or at such premium as may be agreed by Shareholders.

(c)                                  Subject to the provisions of Article 88(g), the Company may, with the approval of the Shareholders in a General Meeting, issue Shares with differential rights as to Dividend, voting or otherwise.

4.                                      (a)                                 The Company in a General Meeting, may, by Special Resolution and subject to the provisions of these Articles, from time to time, increase the authorized Capital by the creation of new Shares, such increase to be of such aggregate amount and to be divided into Shares of such respective amounts as the resolution shall prescribe.

Subject to the provisions of Sections 43, 47, 55 and 62 of the Act, the new Shares shall be issued upon such terms and conditions, and with such rights and privileges annexed thereto, as the General Meeting shall direct and if no direction be given, as the Board of Directors shall determine, and in particular, such Shares may be issued with a preferential or qualified right to Dividends and in the distribution of the assets of the Company and subject to the provisions of the said Sections with special or without any right of voting and subject to the provisions of Section 55 of the Act any preference Shares may be issued on the terms that they are liable to be redeemed.

(b)                                 Whenever the Capital of the Company is increased under the provisions of this Article the Board of Directors shall comply with the provisions of Section 64 of the Act.

5.                                      Except so far as otherwise provided by the conditions of issue or by these Articles, any Capital raised by the creation of new Shares, shall be considered as part of the original Capital, and shall be subject to the provisions herein contained with reference to the payment of calls and instalments, forfeiture, lien, surrender, transfer and transmission, voting or otherwise.

6.                                      (a)                                 Subject to the provisions of these Articles, where at any time after the expiry of two years from the formation of the Company or at any time after the expiry of one year from the allotment of Shares made for the first time after formation of the Company, whichever is earlier, it is proposed to increase the subscribed Capital of the Company by allotment of further Shares:

(i)                                   Such further Shares shall be offered to the Persons who, as on the date of the offer, are holders of the equity Shares of the Company, in proportion, as nearly as circumstances admit to the Capital paid-up on those Shares at that date;

(ii)                                Such offer shall be made by a notice specifying the number of Shares offered and stipulating a time not being less than fifteen days and not more than thirty days from the date of the offer within which the offer, if not accepted, shall be deemed to have been declined;

(iii)                             The offer aforesaid shall be deemed to include a right exercisable by the Person concerned to renounce the Shares offered to him or any of them in favour of any other Person; and the notice referred to herein above shall contain a statement of this right.

Provided that the Directors may decline, without assigning any reason, to allot any Shares to any Person in whose favour any Member may renounce Shares offered to him; and

(iv)                            After the expiry of the time specified in the notice aforesaid or on receipt of earlier intimation from the Person to whom such notice is given that he declines to accept the Shares offered, the Board may dispose of such Shares in such manner as the Board thinks most beneficial to the Company.

(b)                                 Notwithstanding anything contained in the preceding sub-Article, the Company may by a Special Resolution offer further Shares to any Person or Persons either for cash or for consideration other than cash, and such Person or Persons may or may not include the Persons who at the date of the offer, are the holders of the equity Shares of the Company.

(c)                                  Nothing contained in sub-Articles (a) and (b) of this Article 6 shall apply

(i)                                   to the increase of the subscribed Capital caused by the exercise of an option attached to any Debentures issued or loans raised by the Company;

(ii)                                to the conversion of such Debentures or loans into Shares in the Company; or

(iii)                             to the subscription of Shares in the Company.

Provided that the terms of the issue of such Debentures or the terms of such loans include a term providing for such option and such term as may be mutually agreed upon before the issue of the Debentures or before the raising of the loans or is in conformity with the rules, if any, made by the Central Government in this behalf or by such authorities as may be laid down by the Central Government.

(iv)                            in the case of Debentures or loans, other than those Debentures issued to, or loans obtained from the Central Government or any institution specified by the Central Government in this behalf, has also been approved be a Special Resolution passed by the Company in a General Meeting before the issue of the Debentures or the raising of the loans.

(v)                               subject to the provisions of the Act, and these Articles, the Board of Directors may issue and allot Shares in the Capital of the Company on payment or part payment for any property or assets of any kind whatsoever sold or transferred, goods or machinery supplied or for services rendered to the

Company in the conduct of its business and any Shares which may be so allotted may be issued as fully paid up or partly paid up otherwise than in cash, and if so issued, shall be deemed to be fully paid up or partly paid up Shares as the case may be.

(d)                                 Nothing in sub-article (a)(iii) of Article 6 hereof shall be deemed:

(i)                                     To extend the time within which the offer should be accepted; or

(ii)                                To authorise any Person to exercise the right of renunciation for a second time on the ground that the Person in whose favour the renunciation was first made has declined to take Shares comprised in the renunciation.

(e)                                  Any Debentures, debenture-stock or other securities may be issued at a discount, premium or otherwise and may be issued on condition that they shall be convertible into Shares of any denomination and with any privileges and conditions as to redemption, surrender, drawing, allotment of Shares, attending (but not voting) at the General Meeting, appointment of Directors and otherwise. Debentures with the right to conversion into or allotment of Shares shall be issued only with the consent of the Company in the General Meeting by a Special Resolution.

7.                                      (a)                                 Subject to the provisions of Section 43, Section 55 and other applicable provisions, if any, of the Act and the Rules and the provisions of these Articles, the Company shall by a Special Resolution have power to issue or re-issue preference Shares / cumulative convertible preference Shares of one or more classes which are liable to be redeemed or converted to equity Shares, with such rights and on such terms and conditions that are prescribed in this behalf from time to time.

Provided that:

(i)                                   No such Shares shall be redeemed except out of the profits of the Company which would otherwise be available for Dividend or out of the proceeds of a fresh issue of Shares made for the purposes of redemption;

(ii)                                No such Shares shall be redeemed unless they are fully paid;

(iii)                             The premium, if any, payable on redemption shall have been provided for out of the profits of the Company or out of the Company’s Securities Premium Account before the Shares are redeemed;

(iv)                            Where any such Shares are redeemed otherwise than out of the proceeds of a fresh issue, there shall, out of the profits which would otherwise have been available for Dividend, be transferred to a reserve fund, to be called “the Capital Redemption Reserve Account”, a sum equal to the nominal amount of the Shares redeemed; and the provisions of the Act relating to the reduction of the Capital of the Company shall, except as provided in Section 55 of the Act and the Rules apply as if the Capital Redemption Reserve Account were paid up Capital of the Company.

(b)                                 Subject to the provisions of Section 55 of the Act and the Rules and subject to the provisions on which any Shares may have been issued, the redemption of preference Shares may be effected on such terms and in such manner as may be provided in these Articles or by the terms and conditions of their issue and subject thereto in such manner as the Directors may think fit.

(c)                                  The redemption of preference Shares under the provisions of their issue by the Company shall not be taken as reducing the amount of its authorised Capital.

(d)                                 Where in pursuance of this Article, the Company has redeemed or is about to redeem any preference Shares, it shall have the power to issue Shares up to the nominal amount of the Shares redeemed or to be redeemed as if those Shares had never been issued and, accordingly, the Capital of the Company shall not, for the purpose of calculating the fees payable under Section 403 of the Act, be deemed to be increased by the issue of Shares in pursuance of this Article.

Provided that where new Shares are issued before the redemption of the old Shares, the new Shares shall not, so far as relates to stamp duty, be deemed to have been issued in pursuance of this Article unless the old Shares are redeemed within one month of the issue of the new Shares.

(e)                                  The Capital Redemption Reserve Account may, notwithstanding anything contained in this Article 7, be applied by the Company, in paying up unissued Shares of the Company to be issued to Members of the Company as fully paid bonus Shares.

8.                                      The Company shall be at liberty at any time, either at one time or from time to time as the Company shall think fit, by giving not less than six months’ previous notice in writing to the holders of the preference Shares, to redeem at par the whole part of the preference Shares, for the time being outstanding, by payment of the nominal amount thereof with Dividend calculated up to the date or dates notified for payment (and for this purpose the Dividend shall be deemed to accrue and be due from day to day) and in the case of redemption of part of the preference Shares the following provisions shall take effect:

(a)                                 The Shares to be redeemed shall be determined by drawing of lots which the Company shall cause to be made at its Registered Office in the presence of at least one of the Directors; and

(b)                                 Forthwith after every such drawing, the Company shall notify to the Shareholders whose Shares have been drawn for redemption, its intention to redeem such Shares by payment at the Registered Office of the Company at the time and on the date to be named against surrender of the certificates in respect of the Shares to be so redeemed and at the time and date so notified each such Shareholder shall be bound to surrender to the Company the Share certificates in respect of the Shares to be redeemed and thereupon the Company shall pay the amount payable to such Shareholders in respect of such redemption. The Shares to be redeemed shall cease to carry Dividend from the date named for payment as aforesaid. Where any such certificate comprises any Shares which have not been drawn for redemption, the Company shall issue to the holder thereof a fresh certificate therefor.

9.                                      (a)                                 The Company may (subject to the provisions of Sections 55 and 66 of the Act and the provisions of these Articles), from time to time by a Special Resolution, reduce its Capital and any Capital Redemption Reserve Account or Securities Premium Account and / or any other reserve in the nature of Capital in any manner for the time being authorised by law, and in particular Capital may be paid off on the footing that it may be called up again or otherwise.

(b)                                 This Article 9 shall not derogate from any power the Company would have if it were omitted.

10.                               Subject to the provisions of Section 61 of the Act and these Articles, the Company in a General Meeting may, from time to time, by a Special Resolution alter the conditions of its Memorandum of Association so as to:

(a)                                 increase its Capital by such amount as it thinks expedient by issuing new Shares;

(b)                                 consolidate and divide all or any of its Capital into Shares of larger amount than its existing Shares; Provided that any consolidation and division which results in changes in the voting percentage of Members shall require the applicable approvals under the Act;

(c)                                  convert all or any of its fully paid up Shares into stock; and reconvert that stock into fully paid up Shares of any denomination;

(d)                                 sub-divide its Shares or any of them into Shares of smaller amount than is fixed by the Memorandum of Association of this Company subject nevertheless to the provisions of the Act in that behalf and so however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in the case of the Share from which the reduced Share is derived, and the resolution whereby any Share is sub-divided may determine that, as between the holders of the Shares resulting from such sub-division, one or more of such Shares shall have some preference or special advantage as regards Dividend, capital or otherwise, over, or as compared with, the others or other; and

(e)                                  cancel Shares which at the date of passing of the resolution in a General Meeting in that behalf have not been taken or agreed to be taken by any Person, and diminish the amount of its Capital by the amount of the Shares so cancelled.

11.                               (a)                                 If the Company has:

(i)                                     consolidated and divided its Capital into Shares of a larger amount than its existing Shares;

(ii)                                  converted any Shares into stock;

(iii)                               reconverted any stock into Shares;

(iv)                              sub-divided its Shares or any of them;

(v)                                 redeemed any redeemable preference Shares; or

(vi)                              cancelled any Shares otherwise than in connection with a reduction of Capital under Section 66 of the Act, the Company shall within one month after doing so, give notice thereof to the Registrar specifying as the case may be, the Shares consolidated, divided, converted, sub-divided, redeemed or cancelled or the stocks reconverted.

(b)                                 The Company shall thereupon request the Registrar to record the notice and make any alterations which may be necessary in the Company’s Memorandum or Articles or both.

12.                               Subject to the provisions of the Act and the Securities and Exchange Board of India (Employee Stock Option Scheme and Employee Stock Purchase Scheme) Guidelines, 1999 and other guidelines issued in this context, the Company may at any time authorize the Board to create or implement one or more employee stock option plans or employee stock purchase plans, which may run simultaneously to any issue of Shares or securities to its employees and/or any other Persons whose contributions to the Company’s performance including profitability is of material importance. Subject to applicable law, the Board may, at its discretion, create one or more trusts or other special purpose vehicles of any nature, and/or any other mechanism to implement one or more employee stock option plans or employee stock purchase plans and/or use the offices of any intermediaries to conceptualize, implement, manage, and/or administer any such schemes from time to time.

13.                               (a)                                 Whenever the Capital, by reason of the issue of preference Shares, or otherwise, is divided into different classes of Shares, all or any of the rights and privileges attached to each class (unless otherwise provided by the terms of issue of the Shares of that class) may, subject to the provisions of Section 48 of the Act and these Articles, and whether or not the Company is being wound up, be varied, modified, commuted, affected or abrogated, or dealt with the consent in writing of the holders of at least three-fourths in nominal value of the issued Shares of that class or with the sanction of a Special Resolution passed at a separate Meeting of the holders of Shares of that class and all the provisions hereinafter contained as to a General Meeting shall, mutatis mutandis, apply to every such Meeting.

(b)                                 This Article shall not derogate from any power the Company would have if this Article were omitted.

SHARES AND SHARE CERTIFICATES

14.                               The rights or privileges conferred upon the holders of the Shares of any class issued with preference or other rights, shall not unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied or modified or affected by the creation or issue of further Shares ranking pari passu therewith.

15.                               The provisions of Sections 43 and 47 of the Act in so far as the same may be applicable shall be observed by the Company.

16.                               Subject to the provisions of the Act and these Articles, the Shares (including any Shares forming part of any increased Capital of the Company) in the Capital of the Company for the time being shall be under the control of the Board of Directors who may issue, allot or otherwise dispose of the same or any of them to such Persons, in such proportion and on such terms and conditions and either at a premium or at par or (subject to the compliance with the provisions of Section 53 of the Act) at a discount and at such time as they may from time to time think fit and with the sanction of the company in the General Meeting to give to any Person or Persons the option or right to call for any Shares either at par or premium during such time and for such consideration as the Directors think fit, and may issue and allot Shares in the Capital of the Company on payment in full or part of any property sold and transferred or for any services rendered to the company in the conduct of its business and any Shares which may so be allotted may be issued as fully paid up Shares and if so issued, shall be deemed to be fully paid Shares. Provided that option or right to call of Shares shall not be given to any Person or Persons without the sanction of the Company in the General Meeting.

17.                               The Board shall observe the restrictions as to allotment contained in Section 39 of the Act and shall cause to be made the return of allotment in accordance with Section 39 of the Act and the Rules.

18.                               In addition to and without derogating from the powers for that purpose conferred on the Board under Article 9 hereof and with the sanction of the Company in a General Meeting may, subject to the provisions of Section 62 of the Act, determine that any Shares (part of the original Capital or of any increased Capital of the Company) shall be offered to such Persons (whether Members or not) in such proportion and on such terms and conditions and either (subject to compliance with the provisions of Sections 52 and 53 of the Act) at a premium or at par or at a discount, as such General Meeting shall determine and with full power to give any Person/s (whether a Member or not) the option to call or be allotted Shares of any class of the Company either (subject to compliance with the provisions of Sections 52 and 53 of the Act) at a premium or at par or at a discount, such option being exercisable at such times and for such consideration as may be directed by such General Meeting, or the Company in General Meeting may make any other provision whatsoever for the issue, allotment and disposal of any Shares.

19.                               The Company shall cause to be kept a Register of Members and an Index of Members in accordance with Section 88 of the Act and Register and Index of Debenture-holders in accordance with Section 88 of the Act. The Company shall be entitled to keep in any State or country outside India, a branch Register of Member resident in that State or country.

20.                               The Shares in the Capital shall be numbered progressively according to their several denominations, and except in the manner herein before mentioned, no Share shall be subdivided. Every forfeited or surrendered Share shall continue to bear the number by which the same was originally distinguished.

21.                               (a)                                 An application signed by or on behalf of an applicant for Shares in the Company, followed by an allotment of any Share therein, shall be an acceptance of Shares within the meaning of these Articles.

(b)                                 Every Person who thus or otherwise accepts any Shares and whose name is entered in the Register of Members shall, for the purposes of these Articles, be a Member.

22.                               The money, if any, which the Board of Directors shall, on the allotment of any Shares being made by it, required or direct to be paid by way of deposit, call or otherwise, in respect of the Shares so allotted, shall immediately on the insertion of the name of the allottee in the Register of Members as the holder of such Shares, become a debt due to and recoverable by the Company from the allottee thereof, and shall be paid by him accordingly.

23.                               Every Member shall pay to the Company the portion of the Capital represented by his Share or Shares which may, for the time being remain unpaid thereon, in such amounts, at such time or times, and in such manner, as the Board of Directors shall, from time to time, in accordance with the Company’s Regulations require or fix for the payment thereof.

24.                               (a)                                 Where the Company issues Shares at a premium, whether for cash or otherwise, a sum equal to the aggregate amount or value of the premium on those Shares shall be transferred to an account to be called “the Securities Premium Account” and the provisions of the Act relating to the reduction of the Capital of the Company shall except as provided in this Article, apply as if the Securities Premium Account were paid up Capital of the Company.

(b)                                 The Securities Premium Account may, notwithstanding anything in sub-Article (a) above, be applied by the Company:

(i)                                   in paying up unissued Shares of the Company to be issued to members of the Company as fully paid bonus Shares;

(ii)                                in writing off the preliminary expenses of the Company;

(iii)                             in writing off the expenses of or the commission paid or discount allowed on, any issue of Shares or Debentures of the Company;

(iv)                            in providing for the premium payable on the redemption of any redeemable preference Shares or of any Debenture of the Company; or

(v)                               for the purchase of its own shares or other securities under Section 68 of the Act.

25.                               If and whenever, as the result of issue of new or further Shares or any consolidation or subdivision of Shares, any Shares are held by Members in fractions, the Directors shall, subject to the provisions of the Act and the Articles and to the directions of the Company in a General Meeting, if any, sell those Shares, which Members hold in fractions, for the best price reasonably obtainable and shall pay and distribute to and amongst the Members entitled to such Shares in due proportion, the net proceeds of the sale thereof. For the purpose of giving effect to any such sale the Directors may authorize any Person to transfer the Shares sold to the purchaser thereof, comprised in any such transfer and he shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

26.                               (a)                                 Every Member or allottee of Shares shall be entitled, without payment, to receive one or more certificates in marketable lots, for all the Shares of each class or denomination registered in his name, or if the Directors so approve (upon paying such fee as the Directors may from time to time determine; provided that such fee does not exceed the maximum fee agreed between the Company and the Stock Exchange) to several certificates, each for one or more of such Shares and the Company shall complete and have ready for delivery such certificates within three months from the date of allotment, unless the conditions of issue thereof otherwise provide, or within fifteen days of the date of lodgement for transfer, transmission, sub-division, consolidation, renewal or endorsement of call of any of its Shares as the case may be. Every certificate of Shares shall be under the Seal of the Company and shall specify the number and distinctive numbers of Shares in respect of which it is issued and amount paid-up thereon and shall be in such form as the Directors may prescribe or approve.

(b)                                 Such certificate shall be issued only in pursuance of a resolution passed by the Board and on surrender to the Company of its letter of allotment or its fractional coupons of requisite value, save in cases of issues against letters of advice or acceptance or letters of renunciation, or in cases of issue of bonus Shares.

Provided that if the letter of allotment is lost or destroyed, the Board may impose, such reasonable terms, if any, as it thinks fit as to evidence and indemnity and the payment of out of pocket expenses incurred by the Company in investigating the evidence.

(c)                                  For any further certificate the Board shall be entitled, but shall not be bound, to prescribe the charge not exceeding Rs. 50 (Rupees fifty) per certificate or such other limit as may be prescribed by the Act and the Rules.

27.                               (a)                                 Any two or more joint allotees of a Share shall, for the purpose of this Article 27, be treated as a single Member, and the certificate of any Shares, which may be the subject of joint ownership may be delivered to any one of such joint owners on behalf of all of them and the company shall not be borne to issue more than one certificate and delivery of a certificate of Shares to one of several joint holders shall be sufficient delivery to all such holders.

(b)                                 Subject to the provisions of the Act and the Rules or any statutory modification or reenactment thereof, for the time being in force, every such certificate shall be issued under the Seal, which shall be affixed in the presence of (i) two Directors or Persons acting on behalf of the Directors under duly registered power of attorney and (ii) the Secretary or some other Person appointed by the Board for the purpose. The two Directors or their attorneys and the Secretary or other Person so appointed shall sign the Share certificate. Provided that if the composition of the Board permits of it, at least one of the aforesaid two Directors shall be a Person other than a Managing Director or Whole-time Director.

(c)                                  A Director may sign a Share certificate by affixing his signature thereon by means of any machine, equipment or other mechanical material used for the purpose.

(d)                                 Particulars of every Share certificate issued shall be entered in the Register of Members against the name of the Person to whom it has been issued indicating the date of issue and the amount paid up thereon.

(e)                                  The Company shall comply with the provisions of Section 56 of the Act.

28.                               (a)                                 No certificate of any Share or Shares shall be issued either in exchange for those which are sub-divided or consolidated or in replacement of those which are defaced, torn or old, decrepit, worn out, or where the cages on the reverse for recording transfers have been duly utilized, unless the certificate in lieu of which it is issued is surrendered to the Company.

(b)                                 The Company may charge such fee not exceeding that which may be agreed upon by the Company and the Stock Exchange per certificate, issued on splitting or consolidation of Share certificate except for marketable lots. Provided that no fee shall be charged for issue of new certificates in replacement of those which are old, defaced or worn out or where there is no further space on the back thereof for endorsement of transfer or pursuant to a scheme of arrangement sanctioned by a high court or the Central Government.

(c)                                  (i)                                     Notwithstanding anything contained in the preceding Article, the Directors of the Company may in their absolute discretion refuse sub-division of Share certificates or Debenture certificates into denominations of less than the marketable lots except where such sub-division is required to be made to comply with a statutory provision or an order of a competent Court of law.

(ii)                                  When a new Share certificate has been issued in pursuance of Article 28(a) of this Article, it shall state on the face of it and against the stub or counterfoil to the effect that it is “issued in lieu of share certificate No. …. subdivided/replaced/on consolidation of Shares”.

(iii)                               If a Share certificate is lost or destroyed, a new certificate in lieu thereof shall be issued only with the prior consent of the Board upon payment of such fees as may be agreed upon between the Company and the Stock Exchange, and on such terms, if any, as to evidence and indemnity and payment of out of pocket expenses incurred by the Company in investigating the evidence, as the Board thinks fit. The Company will issue such duplicate certificate within six weeks of notification of loss and receipt of proper indemnity.

(iv)                              When a new Share certificate has been issued in pursuance of Article 28(c)(iii) of this Article, it shall state on the face of it and against the stub or counterfoil to the effect that it is “duplicate issued in lieu of Share certificate No……”. The word “duplicate” shall be stamped or punched in bold letters across the face of the Share certificate.

(v)                                 Where a new Share certificate has been issued in pursuance of Article 28(c)(i) or Article 28(c)(iii) of this Article, particulars of every such Share certificate shall be entered in a Register of Renewed and Duplicate Certificates indicating against the name(s) of the Person(s) to whom the certificate is issued, the number and date of issue of share certificate in lieu of which the new certificate is issued, and the necessary changes indicated in the Register of Members by suitable cross references in the “Remarks” column.

(vi)                              Provided that notwithstanding what is stated above the Directors shall comply with such rules or regulations or requirements of any Stock Exchange or the Rules or the rules made under Securities Contracts (Regulation) Act, 1956 or any other statutes or rules applicable in this behalf, including intimating the Stock Exchange within forty eight hours of receipt of information regarding loss of share certificates and issue of duplicate certificates, both by way of floppy disks and printed details.

29.                               (a)                                 All blank forms to be used for issue of Share certificates shall be printed and the printing shall be done only on the authority of a resolution of the Board.

(b)                                 The blank forms shall be consecutively machine numbered and the forms and the blocks, engravings, facsimiles and hues relating to the printing of such forms shall be kept in the custody of the Secretary or such other Person as the Board may appoint for the purpose.

(c)                                  The Secretary or the Person aforesaid shall be responsible for rendering an account of these forms to the Board.

(d)                                 The Managing Director of the Company, for the time being, or if the Company has no Managing Director, every Director of the Company and the Secretary, if any, shall be responsible for the maintenance, preservation and safe custody of all books and documents relating to the issue of Share certificates, except the blank forms of Share certificates referred to in Article 29(a). All books referred to herein shall be preserved in good order permanently.

30.                               The provisions of the foregoing Articles relating to issue of certificates shall mutatis mutandis apply to the issue of certificates for any other securities including Debentures (except where otherwise provided by the Act) of the Company.

31.                               If any Share stands in the names of two or more Persons, the Person first named in the Register of Members shall, as regards receipt of Dividends or bonus, or service of notices and all other matters connected with the Company, except voting at Meetings, and the transfer of the Shares be deemed the sole holder; but the other joint holder(s) of the same shall not be relieved of his / their obligations in respect of payment of all instalments and calls due on the Share and all incidents thereof in accordance with the Rules.

32.                               (a)                                 Except as ordered by a Court of competent jurisdiction or as required by law, the Company shall not be bound to recognize any benami, trust of equity or any equitable, contingent, future or partial interest in the Shares, or except only as is by these Articles otherwise expressly provided, any right in respect of a Share other than an absolute right thereto, in accordance with these Articles, in the Persons who are from time to time, registered as the holders thereof; but the Board shall be at liberty, at its sole discretion, to register any Share in the joint names of any two or more Persons or the survivor or survivors of them.

(b)                                 Shares may be registered in the name of an incorporated Company or other body corporate but not in the name of a minor (except in case where they are fully paid) or in the name of a Person of unsound mind, or in the name of any firm or partnership or trust.

33.                               Funds of the Company shall not be applied in the purchase of any Shares of the Company, and it shall not give any financial assistance for or in connection with the purchase or subscription of any Shares in the Company or in its holding company, save as provided by Section 67 of the Act.

34.                               The Company may, by Special Resolution, purchase its own Shares or other securities, subject to such limits and on such terms and conditions specified under Sections 68 to 70 and other applicable provisions of the Act and the Rules.

35.                               The provisions of the Article under this heading shall mutatis mutandis apply to Debentures of the Company.

36.                               Dematerialisation of Securities

(a)                                 For the purpose of this Article:

(i)                                     “SEBI” means the Securities and Exchange Board of India established under section 3 of the Securities and Exchange Board of India Act, 1992.

(ii)                                  “Depositories Act” means the Depositories Act, 1996, including any statutory modifications thereof for the time being in force.

(iii)                               “Depository” means a company formed and registered under the Companies Act, 1956 and which has been granted a certificate of registration under sub-section 1A of section 12 of the Securities and Exchange Board of India Act, 1992.

(iv)                              “Bye-laws” means bye-laws made by a Depository under section 26 of the Depositories Act.

(v)                                 “Beneficial Owner” means a Person whose name is recorded as such with a depository.

(vi)                              “Member” means the duly registered holder of from time to time of the Shares of the Company and includes every Person whose name is entered as a Beneficial Owner in the records of the Company.

(vii)                           “Participant” means a Person registered as such under section 12A of the Securities and Exchange Board of India Act, 1992.

(viii)                        “Records” includes the records maintained in the form of books or stored in computer or in such other form as may be determined by regulations made by the SEBI in relation to the Depositories Act.

(ix)                              “Regulations” means the regulations made by SEBI.

(ix)                              “Security” means such security as may be specified by SEBI.

(x)                                 Words imparting the singular number only include the plural number and vice-versa.

(xii)                           Words and expressions used but not defined in the Act but defined in the Depositories Act, shall have the same meanings respectively assigned to them in that Act.

(b)                                 Either the Company or the investor may exercise an option to issue, deal in, hold the securities (including Shares) with a Depository in electronic form and the certificate in respect thereof shall be dematerialised, in which event the rights and obligations of the parties concerned and matters connected therewith or incidental thereof, shall be governed by the provisions of the Depositories Act, as amended from time to time or any statutory modification thereto or re-enactment thereof.

(c)                                  Notwithstanding anything contained in these Articles, the Company shall be entitled to dematerialise its existing securities, rematerialize its securities held in the Depositories and / or offer its fresh securities in a dematerialised form pursuant to the Depositories Act, and the rules framed thereunder, if any.

(d)                                 Every Person subscribing to or holding securities of the Company shall have the option to receive security certificates or to hold the securities with a Depository. If a Person opts to hold his security with a Depository, the Company shall intimate such Depository the details of allotment of the security, and on receipt of the information, the Depository shall enter in its records the name of the allottees as the Beneficial Owner of the security.

(e)                                  All securities held by a Depository shall be dematerialised and be in fungible form. Nothing contained in Section 89 and other applicable provisions of the Act, shall apply to a Depository in respect of the securities held by it on behalf of the Beneficial Owner.

(f)                                     (i)                                 Notwithstanding anything to the contrary contained in the Act, or these Articles, a Depository shall be deemed to be registered owner for the purposes of effecting transfer of ownership of security on behalf of the Beneficial Owner.

(ii)                                Save as otherwise provided in (i) above, the Depository as the registered owner of the securities shall not have any voting rights or any other rights in respect of the securities held by it.

(iii)                             Every Person holding securities of the Company and whose name is entered as the Beneficial Owner in the records of the Depository shall be deemed to be a member of the Company. The Beneficial Owner of the securities shall be entitled to all the rights and benefits and be subject to all the liabilities in respect of his securities which are held by a Depository.

(g)                                  Except as ordered by any Court of competent jurisdiction or as required by any law, the Company shall be entitled to treat the Person whose name appears on the Register of Members as the holder of any Share or where the name appears as the Beneficial Owner of the Shares in the records of the Depository as the absolute owner thereof and accordingly shall not be bound to recognise any benami trust or equitable, contingent, future or partial interest in any Share, or (except only as is by these Articles otherwise expressly provided) any right in respect of a Share other than an absolute right thereto in accordance with these Articles, on the part of any other Person whether or not it has express or implied notice thereof, but the Board shall be entitled at their sole discretion to register any Share in the joint names of any two or more Persons or the survivors or survivors of them.

(h)                                 Every Depository shall furnish to the Company information about the transfer of securities in the name of the Beneficial Owner at such intervals and in such manner as may be specified by the bye-laws and the Company in that behalf.

(i)                                     Upon receipt of certificates of securities on surrender by a Person who has entered into an agreement with the Depository through a Participant, the Company shall cancel such certificate and substitute in its records the name of Depository as the registered owner in respect of the said securities and shall also inform the Depository accordingly.

(j)                                    If a Beneficial Owner seeks to opt out of a Depository in respect of any security, the Beneficial Owner shall inform the Depository accordingly.

The Depository shall on receipt of information as above make appropriate entries in its records and shall inform the Company.

The Company shall within thirty days of the receipt of intimation from the Depository and on fulfilment of such conditions and payment of such fees as may be specified by the regulations, issue the certificate of securities to the Beneficial Owner or the transferee as the case may be.

(k)                                 Notwithstanding anything in the Act, or these Articles, to the contrary, where securities are held in a Depository, the records of the beneficial ownership may be served by such Depository on the Company by means of electronic mode or by delivery of floppies or discs.

(I)                                   Except as specifically provided in these Articles, the provisions relating to joint holders of Shares, calls, lien on Shares, forfeiture of Shares and transfer and transmission of Shares shall be applicable to Shares held in Depository so far as they apply to Shares in physical form subject to the provisions of the Depository Act.

(m)                             Notwithstanding anything in the Act, or these Articles where securities are dealt with by a Depository, the Company shall intimate the details thereof to the Depository immediately on allotment of such securities.

(n)                                 The Shares in the Capital shall be numbered progressively according to their several denominations provided, however, that the provision relating to progressive numbering shall not apply to the Shares of the Company which are dematerialised or may be dematerialised in future or issued in future in dematerialised form. Except in the manner hereinabove mentioned, no Share shall be sub-divided. Every forfeited or surrendered Share held in material form shall continue to bear the number by which the same was originally distinguished.

(o)                                 The Company shall cause to keep a Register and Index of Members and Register and Index of Debenture-holders in accordance with Section 88 of the Act, and the Depositories Act, with details of Shares and debentures held material and dematerialised forms in any media as may be permitted by law including in any form of electronic media. The Register and Index of Beneficial Owners maintained by a Depository under section 11 of the Depositories Act, shall be deemed to be Register and Index of Members and Register and Index of Debenture-holders, as the case may be, for the purpose of the Act. The Company shall have the power to keep in any state or country outside India a branch Register of Members resident in that State or country.

UNDERWRITING COMMISSION AND BROKERAGE

37.                               (a)                                 The Company may pay commission to any Person in consideration of:

(i)                                   his subscribing or agreeing to subscribe whether absolutely or conditionally, for any Shares in, or Debentures of the Company, subject to the restrictions specified in sub-section (6) of Section 40 of the Act and the Rules; or

(ii)                                his procuring or agreeing to procure subscriptions, whether absolute or conditional for any Shares in, or Debentures of the Company to be offered to the public, if the following conditions are fulfilled, namely:

(1)                                 the commission is paid out of the proceeds of the issue, the profits of the Company, or both;

(2)                                 the commission paid or agreed to be paid does not exceed in the case of Shares, five percent of the price at which the Shares are issued and in the case of Debentures, two and half percent of the price at which the Debentures are issued;

(3)                                 the name of the underwriters and the amount or rate percent of the commission paid or agreed to be paid, on Shares or Debentures offered to the public for subscription, is disclosed in the prospectus and filed before the payment of the commission with the Registrar, and where a circular or notice, not being a prospectus inviting subscription for the Shares or Debentures is issued is also disclosed in that circular or notice;

(4)                                 the number of Shares or Debentures which such Persons have agreed for a commission to subscribe, absolutely or conditionally is disclosed in the manner aforesaid; and

(5)                                 a copy of the contract for the payment of commission is delivered to the Registrar at the time of delivery of the prospectus for registration.

(b)                                 Nothing in this Article 37 shall affect the power of the Company to pay such brokerage as it has hereto before been lawful for the Company to pay.

(c)                                  A vendor to, promoter of, or other Person who receives payment in Shares, Debentures or money from the Company shall have and shall be deemed always to have had power to apply any part of the Shares, Debentures or money so received for payment of any commission, the payment of which, if made directly by the Company would have been legal under Section 40 of the Act.

(d)                                 The commission may be paid or satisfied (subject to the provisions of the Act, the Rules and these Articles) in cash, or in Shares, Debentures or debenture-stocks of the Company.

CALLS AND LIENS

38.                                 (a)                               The Board may, from time to time, make calls upon the Members in respect of any monies unpaid on their Shares (whether on account of the nominal value of the Shares or by way of premium) and not by the conditions of allotment thereof made payable at fixed times. Provided that no call shall exceed one fourth of the nominal value of the Share or be payable at less than one month from the date fixed for payment of the last preceding call.

(b)                                 Each member shall, subject to receiving at least fourteen days’ notice specifying the time or times and place of payment, pay to the Company, at the time or times and place so specified, the amount called on his Shares. The call notice shall be in a standard form acceptable to the Stock Exchange.

(c)                                  A call may be revoked or postponed at the discretion of the Board.

39.                               A call shall be deemed to have been made at the time when the resolution of the Board authorizing the call was passed and may be required to be paid by instalments.

40.                               The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

41.                               (a)                                 If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest thereon from the day appointed for payment thereof to the time of actual payment at ten percent per annum or at such lower rate, if any, as the Board may determine.

(b)                                 The Board shall be at liberty to waive payment of any such interest wholly or in part.

42.                               (a)                                 Any sum which by the terms of issue of a Share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the Share or by way of premium, shall, for the purposes of these Articles, e deemed to be a call duly made and payable on the date on which the terms of issue such sum becomes payable.

(b)                                 In case of non-payment of such sum, all the relevant provisions of these Articles as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

43.                               The Board:

(a)                                 may, if it thinks fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any Shares held by him; and

(b)                                 Upon all or any of the monies so advanced, may (until the same would, but for such advance, become presently payable) pay interest at such rate not exceeding, unless the Company in General Meeting shall otherwise direct, twelve percent per annum, as may be agreed upon between the Board and the Member paying the sum in advance.

The provisions of these Articles relating to calls shall mutatis mutandis apply to any other securities of the Company including Debentures.

44.                               Subject to the provisions of the Act and these Articles, on the trial or hearing of any suit, action or other proceeding brought by the Company against any Member or his representatives for the recovery of any money claimed to be due to the Company in respect of his Shares, it shall be sufficient to prove:

(a)                                 That the name of the Member, in respect of whose Shares the money is sought to be recovered, appears entered in the Register of Members as the holder, at or subsequent to the date at which the money sought to be recovered is alleged to have become due, on the Shares in respect of which such money is sought to be recovered;

(b)                                 that the resolution making the call is duly recorded in the minutes book; and

(c)                                  that the notice of such call was duly given to the Member or his representatives issued in pursuance of these Articles;

and it shall not be necessary to prove the appointment of the Directors who made such call nor that a quorum of Directors was present at the meeting of the Board at which any call was made was duly convened or constituted nor any other matter whatsoever, but the proof of the matter aforesaid shall be conclusive evidence of the debt.

45.                               (a)                                 (i)                                   The Board may, if it thinks fit, agree to receive from Members willing to advance the same, all or any part of the amounts of their respective Shares beyond the sums actually called up, and upon the monies so paid in advance, or upon so much thereof, from time to time, and at any time thereafter, as exceeds the amount of the calls then made upon and due in respect of the Shares on account of which such advances are made, the Board of Directors may pay or allow interest, at such rate as the Members paying the sum in advance and the Board of Directors agree upon.

Provided that any amount paid up in advance of calls on any Shares may carry interest but shall not in respect thereof confer a right to Dividends or to participate in profits.

(ii)                                The Board of Directors may agree to, at any time, repay the same upon giving to the Member three months’ notice in writing.

(b)                                 No Member paying any such sum in advance shall be entitled to voting rights in respect of the monies so paid by him until the same would but for such payment, become presently payable.

46.                               If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest thereon from the day appointed for payment thereof to the time of the actual payment at ten per cent per annum or at such lower rate, if any, as the Board may determine.

47.                               The provision of these Articles shall mutatis mutandis apply to the calls on any other securities including Debentures of the Company.

48.                               (a)                                 The Company shall have a first and paramount lien upon all Shares and / or Debentures (other than fully paid-up Shares / Debentures) registered in the name of each Member whether solely or jointly with others and upon the proceeds of sale thereof, for all monies including his debts, liabilities and engagements solely or jointly with any other Person to or with the Company (whether presently payable or not) called or payable at a fixed time in respect of such Shares and no equitable interest in any such Share shall be created except upon the footing and condition this Article will have full legal effect. Provided that the Directors may at any time declare any Shares / Debentures wholly or in part to be exempt from the provisions of this Article 48(a).

(b)                                 The Company’s lien on a Share shall extend to all Dividends or interest, as the case may be, payable and bonuses declared from time to time in respect of such Shares for any money owed to the Company.

(c)                                  Unless otherwise agreed, the registration of transfer of Shares shall operate as a waiver of the Company’s lien, if any, on such Shares.

49.                               (a)                                 For the purpose of enforcing such lien, the Board may sell the Shares subject thereto in such manner as it shall think fit, and for that purpose may cause to be issued a duplicate certificate in respect of such Shares and / or debentures and may authorize one of their number to execute a transfer thereof on behalf of and in the name of such Member / Debenture-holder.

Provided that no such sale shall be made:

(i)                                   unless a sum in respect of which the lien exists is presently payable, or

(ii)                                until the expiration of fourteen days after a notice in writing of the intention to sell shall have been served on such Member, his executors or administrators or his committee, curator bonis or other legal representatives as the case may be and default shall have been made by him or them in the payment of the sum payable as aforesaid.

(b)                                 To give effect to any such sale, the Board may authorize any Person to transfer the Shares sold to the purchaser thereof.

(c)                                  The purchaser shall be registered as the holder of the Shares comprised in any such transfer.

(d)                                 The purchaser shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

50.                               (a)                                 The net proceeds of any such sale shall be received by the Company and applied in or towards payment of such part of the amount in respect of which the lien exists, as is presently payable and the residue, if any, shall be payable to such members his executors or administrators or assigns or his committee, curator bonis or other legal representatives as the case may be, who are entitled to the Shares on the date of the sale.

(b)                                 The receipt by the Company of consideration given for the Share on sale thereof (subject, if necessary, to the execution of an instrument of transfer) constitute a good title to the Share and the purchaser shall be registered as the holder of the Share. The Company shall be entitled to treat the registered holder of any Share or Debenture as the absolute owner thereof and accordingly shall not (except as ordered by a Court of competent jurisdiction or by statute required) be bound to recognize equitable or other claim to, or interest in, such Shares or Debentures on the part of any other Person. The Company’s lien shall prevail notwithstanding that it has received notice of any such claims.

51.                               The provisions of these Articles relating to lien shall mutatis mutandis apply to any other securities including Debentures of the Company.

FORFEITURE

52.                               If any Member or Debenture-holder fails to pay any call, or instalment of a call, the day appointed for the payment thereof, the Board may, at any time thereafter during such time as the call or instalment remains unpaid, serve notice to him requiring payment of so much of the call or instalment as is unpaid, together with any interest thereon which may have accrued.

53.                               The notice aforesaid shall:

(a)                                 name a further day (not being earlier than the expiry of fourteen days from the date of service of the notice) on or before which the payment required by the notice is to be made; and

(b)                                 state that, in the event of non-payment on or before the day so named, the Shares or other securities in respect of which the call was made shall be liable to be forfeited.

if the requirements of such notice as aforesaid are not complied with, any Share or other security in respect of which the notice has been given may, at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect.

54.                               (a)                                 A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Board thinks fit.

(b)                                 At any time before a sale or disposal as aforesaid, the Board may cancel the forfeiture on such terms as it thinks fit.

55.                               (a)                                 A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding the forfeiture, remain liable to pay the Company all monies which, at the date of forfeiture, were presently payable by him to the Company in respect of the Shares.

(b)                                 The liability of such Person shall cease if and when the Company shall have received payment in full of such monies in respect of the Shares.

56.                               (a)                                 A duly verified declaration in writing that the declarant is a Director, the manager or Secretary of the Company, and that Share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all Persons claiming to be entitled to the Share.

(b)                                 The Company shall receive the consideration, if any, given for the Share on any sale or disposal thereof and may execute a transfer of the Share in favour of the person to whom the Share is sold or disposed of.

(c)                                  The transferee shall thereupon be registered as the holder of the Share.

(d)                                 The transferee shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

57.                               The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the nominal value of the Share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

58.                               The provisions of these Articles as to forfeiture shall mutatis mutandis apply to any other securities including Debentures of the Company.

TRANSFER AND TRANSMISSION OF SHARES AND DEBENTURES

59.                               The instrument of transfer of any Share in the Company shall be executed by or on behalf of the transferor and the transferee.

60.                               The transferor shall be deemed to remain a holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof.

61.                               The Board may, subject to the right of appeal conferred by Section 58 of the Act and other provisions of the Act, decline to register:

(a)                                 the transfer of a Share, not being a fully paid Share, to a Person of whom they do not approve; or

(b)                                 any transfer of Shares on which the Company has a lien.

62.                               the Board may decline to recognize any instrument of transfer unless:

(a)                                 the instrument of transfer is in the form as prescribed in the Rules made under sub-section (1) of Section 56 of the Act and approved by the Stock Exchange;

(b)                                 the instrument of transfer is accompanied by the certificate of the Shares to which it relates, and such other evidence as the Board may reasonable require to show the right of the transferor to make the transfer; and

(c)                                  the instrument of transfer is in respect of only one class of Shares.

63.                               The Company shall verify the signatures of the Members on instruments of transfer, letters of allotment, instruments of split or consolidation or renewal of Shares when so required by the Members, or by a member of the Stock Exchange or by the clearing house of the Stock Exchange.

64.                               The Board shall not decline to register or acknowledge any transfer of Shares on the ground that the transferor holding the Shares, either singularly or jointly with another Person, is indebted to the Company on any account whatsoever and the Board shall issue certificates within fifteen days of the lodgement for transfer.

65.                               On giving not less than seven days’ previous notice in accordance with Section 91 and the Rules prescribed thereunder, the registration of transfers may be suspended at such times and for such periods as the Board may from time to time determine; provided that the registration shall not be suspended for more than thirty days at any one time and there shall be a gap of at least thirty days between two book closures; provided that the Company shall give the Stock Exchange notice of its intention to close its transfer books for the purpose of settlement of transactions and shall not close its transfer books on such days as may be inconvenient to the Stock Exchange.

66.                               The Board shall, in order to expedite the process of transfer of Shares, delegate the power of Share transfer to an officer or a Committee or to the Registrar and share transfer agents. The delegated authority shall attend to the share transfer formalities at least once in every fifteen days.

67.                               The Company shall close its transfer books at least once a year at the time of the Annual General Meeting, if they have not been otherwise closed at any time during the year, and shall give to the Stock Exchange notice in advance of at least seven working days or such other number of days as the Stock Exchange may prescribe from time to time, stating the date of closure and the purpose of closure of the transfer books, and shall send copies of such notices to the other recognized Stock Exchange in India. The Company shall further close its transfer books for purposes of declaration of Dividend, or issue of rights or bonus Shares or Shares for conversion of Debentures or Shares arising out of rights attached to the Debentures or for such other purposes as the Stock Exchange may require from time to time.

68.                               (a)                                 On the death of a Member, the survivor or survivors where the Member was a joint holder, and his nominee or nominees or legal representatives where he was a sole holder, shall be the only Persons recognized by the Company as having any title to his interest in the Shares.

(b)                                 Nothing in Article 68(a) shall release the estate of a deceased joint holder from any liability in respect of any Share which had been jointly held by him with other Persons.

69.                               (a)                                 Any Person becoming entitled to a Share in consequence of the death or insolvency of a Member may, upon such evidence being produced as may from time to time properly be required by the Board and subject as hereinafter provided, elect, either:

(i)                                     to be registered himself as the holder of the Share; or

(ii)                                  to make such transfer of the Share as the deceased or insolvent Member could have made.

(b)                                 The Board shall, in either case, have the same right to decline or suspend registration as it would have had, if the deceased or insolvent Member had transferred the Share before his death or insolvency.

70.                               (a)                                 If the Person so becoming entitled shall elect to be registered as the holder of the Share himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

(b)                                 If the Person aforesaid shall elect to transfer the Share, he shall testify his election by executing a transfer of the Share.

(c)                                  All the limitations, restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of Shares shall be applicable to any such notice or transfer as aforesaid as if the death or insolvency of the Member had not occurred and the notice or transfer were a transfer signed by that Member.

71.                               A Person becoming entitled to a Share by reason or insolvency of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; provided that the Board may, at any time, give notice requiring any such Person to elect either to be registered himself or to transfer the Share, and if the notice is not complied with within ninety days.

72.                               Subject to the provisions of Sections 58 and 59 of the Act, section 22A of the Securities Contracts (Regulation) Act, 1956, these Articles and subject to the provisions of any other law for the time being in force, the Board shall not decline to register or acknowledge any transfer of Shares on the ground that the transferor holding the Shares, either singularly or jointly with another Person, is indebted to the Company on any account whatsoever.

73.                               The Company shall keep a book, to be called the “Register of Transfers and Transmissions”, and therein shall be fairly and distinctly entered the particulars of every transfer and transmission of Shares.

74.                               The provisions of these Articles shall mutatis mutandis apply to the transfer or transmission by operation of law, of any other securities including Debentures of the Company.

CONVERSION OF SHARES INTO STOCK AND RECONVERSION

75.                               The Company may, by an Ordinary Resolution passed at a General Meeting convert any fully paid up Shares into stock and reconvert that stock into fully paid up Shares of any denomination where any Shares have been so converted into stock, the several holders of stock may henceforth transfer their respective interests therein or any part of such interests in the same manner as and subject to the same regulations under which, the Shares from which the stock arose might, before the conversion, have been transferred, or as near thereto as circumstances admit. Provided that, the Board may, from time to time, fix the minimum amount of stock transferable, so, however, that such minimum shall not exceed the nominal amount of the Shares from which the stock arose.

76.                               The holders of stock shall, according to the amount of stock held by them, have the same rights, privileges and advantages as regards Dividends, voting at the Meetings of the Company, and other matters, as if they held the Shares from which the stock arose, but no such privilege or advantage (except participation in the Dividends and profits of the Company and in the assets on winding up) shall be conferred by an amount of stock which would not, if existing in Shares, have conferred that privilege or advantage. These Articles as are applicable to paid up Shares shall apply to stock and the words “Share” and “Shareholder” in those Articles shall include “stock” and “stockholder”, respectively. JOINT HOLDERS

77.                               Where two or more Persons are registered as the holders of any Share / Debentures, they shall be deemed (so far as the Company is concerned) to hold the same as joint tenants with benefits of survivorship, subject to the following and other provisions contained in these Articles.

(a)                                 The Company shall be entitled to decline to register more than six Persons as the joint holders of any Shares / Debentures.

(b)                                 The joint holders of any Share / Debenture shall be liable severally as well as jointly for and in respect of all calls and other payments, which ought to be made in respect of such Shares / Debentures.

(c)                                  In the case of a transfer of Shares / Debentures held by joint holders, the transfer will be effective only if it is made by all the joint holders.

(d)                                 On the death of any one or more such joint holders the survivor or survivors shall be the only Person or Persons recognized by the Company as having any title to the Share / Debenture, but the Directors may require such evidence of death as they may deem fit, and nothing herein contained shall be taken to release the estate of a deceased joint holder from any liability on Shares / Debentures held by him jointly with any other Person.

(e)                                  Any one of such joint holders may give effectual receipts of any Dividends, interests or other monies payable in respect of such Share / Debenture.

(f)                                   Only the Person whose name stands first in the Register of Members / Register of Debenture-holders as one of the joint holders of any Shares / Debentures shall be entitled to the delivery of the certificate relating to such Share / Debenture or to receive notice.

(g)                                  (i)                                     Any one of two or more joint holders may vote at any meeting either personally or by attorney or by proxy in respect of such Shares as if he were solely entitled thereto and if more than one of such joint holders be present at any meeting personally or by proxy or by attorney then that one of such Persons so present whose name stands first or higher (as the case may be) on the Register in respect of such Share shall alone be entitled to vote in respect thereof but the other or others of the joint holders shall be entitled to be present at the meeting provided always that a joint holder present at any meeting personally shall be entitled to vote in preference to a joint holder presently by attorney or by proxy although the name of such joint holder present by an attorney or proxy stands first or higher (as the case may be) in the Register in respect of such Shares.

(ii)                                  Several executors or administrators of a deceased Member in whose (deceased Member) sole name any Share stands shall for the purpose of this Article 77(g)(ii) be deemed joint holders.

COPIES OF MEMORANDUM AND ARTICLES, ETC. TO BE GIVEN TO MEMBERS

78.                               Copies of the Memorandum and Articles of Association of the Company and other documents referred in Section 117 of the Act shall be sent by the Company to every Member at his request on payment of such fees as may be fixed by the Board for each copy provided that such fees shall not exceed the maximum fees agreed between the Company and the Stock Exchange.

POWERS OF DIRECTORS

79.                               The Board of Directors shall not, except with the consent of the Company in General Meeting accorded by a Special Resolution:

(a)                                 Sell, lease or otherwise dispose of the whole or substantially the whole of the undertaking of the Company or where the Company owns more than one undertaking, of the whole or substantially the whole of any such undertakings.

(b)                                 Invest otherwise in trust securities the amount of compensation received by the Company as a result of any merger or amalgamation.

(c)                                  Borrow money, where the money to be borrowed, together with the money already borrowed by the Company will exceed aggregate of the Company’s paid-up Capital and free reserves, apart from temporary loans obtained from the Company’s bankers in the ordinary course of business.

(d)                                 Remit, or give time for the repayment of, any debt due from a Director.

(e)                                  Dispose of shares in a material subsidiary of the Company which would reduce its shareholding (either on its own or together with other subsidiaries) to less than fifty percent or cease to exercise control over the subsidiary.

(f)                                   Sell, dispose of or lease assets amounting to more than twenty percent of the assets of a material subsidiary.

Explanation 1:- Every resolution passed by the Company in a General Meeting in relation to the exercise of the power referred to in sub-Article (c) of this Article 79 shall specify the total amount up to which money may be borrowed by the Board of Directors under sub-Article (c).

Explanation 2:- ‘Material subsidiary’ shall mean a subsidiary of the Company which the Company has disclosed to the Stock Exchange and in its annual report as being material.

80.                               The Board of Directors may raise and secure the payment of such sum or sums in such manner and upon such terms and conditions in all respects as they think fit, and in particular by the issue of bonds, perpetual or redeemable, Debentures or debenture- stocks or any mortgage or charge or other security on the undertaking of the whole or any part of the property of the Company (both present and future) including its uncalled Capital for the time being.

81.                               Any bonds, Debentures, debenture-stocks or other securities issued or to be issued by the Company shall be under the control of the Board of Directors who may issue them upon such terms and conditions and in such manner and for such consideration as they shall consider to be for the benefit of the Company. Provided that bonds, Debentures, debenture-stock or other securities so issued or to be issued by the Company with the right to allotment of or conversion into Shares shall not be issued except with the sanction of the Company in General Meeting.

82.                               Debentures, debenture-stocks, bonds or other securities may be made assignable free from any equities between the Company and the Person to whom the same may be issued.

83.                               Any bonds, Debentures, debenture-stocks or other securities may be issued, subject to the provisions of the Act, and these Articles, at a discount, premium or otherwise and with any special privileges as to redemption, surrender, drawings, appoint of Directors and otherwise and subject to the following:

(a)                                 The Company shall not issue any Debentures carrying voting rights at any Meeting of the Company whether generally or in respect of particular classes of business.

(b)                                 Payments of certain debts out of assets subject to floating charge in priority to claims under the charge may be made in accordance with the provisions of the Act.

(c)                                  Certain charges shall be void against the liquidators or creditors unless registered as provided in Section 77 of the Act and the Rules.

(d)                                 The term ‘charge’ shall include mortgage in these Articles.

(e)                                  A contract with the Company to take up and pay for any Debentures of the Company may be enforced by a decree for specific performance.

(f)                                   The Company shall, within six months after the allotment of any of its Debentures and within sixty days after the application for the registration of the transfer of any such Debentures or debenture-stocks have complete and have ready for delivery the certificate of all the Debentures and the certificates of all debenture-stocks allotted or transferred unless the conditions of issue of the Debentures or debenture-stocks otherwise provide. The expression transfer for the purpose of this Article 88(f) means a transfer duly stamped and otherwise valid and does not include any transfer which the Company is for any reason entitled to refuse to register and does not register.

(g)                                  (i)                                     A copy of the trust deed for securing any issue of Debentures shall be open for inspection to any Member or Debenture holder of the Company, in the same manner, to the same extent and on the payment of the same fees, as if it were the Register of Members of the Company; and

(ii)                                  A copy of the trust deed shall be forwarded to any Member or Debenture holder of the Company, at the request, within seven days of the making thereof, on the payment of such fee as may be determined by the Board; provided that such fees shall not exceed the fees agreed between the Company and the Stock Exchange.

84.                               If any uncalled Capital of the Company is included in or charged by any mortgage or other security the Directors shall, subject to the provisions of the Act and these Articles, make calls on the Members in respect of such uncalled Capital in trust for the Person in whose favour such mortgage or security is executed.

85.                               If the Directors or any of them or any other Person shall become personally liable for the payment of any sum primarily due from the Company, the Directors may execute or cause to be executed any mortgage, charge or security over or affecting the whole or any part of the assets of the Company by way of indemnity to secure the Directors or Person so becoming liable as aforesaid from any loss in respect of such liability.

86.                               (a)                                 The provisions of the Act relating to registration of charges shall be complied with.

(b)                                 In the case of a charge created out of India and comprising solely property situated outside India, the provisions of Section 77 of the Act shall also be complied with.

(c)                                  Where a charge is created in India but comprises property outside India, the instrument creating or purporting to create the charge under Section 77 of the Act and the Rules or a copy thereof verified in the prescribed manner, may be filed for registration, notwithstanding that further proceedings may be necessary to make the charge valid or effectual according to the law of the country in which the property is situate, as provided by Section 77 of the Act and the Rules.

(d)                                 Where any charge on any property of the Company required to be registered under Section 77 of the Act has been so registered, any Person acquiring such property or any part thereof or any share or interest therein shall be deemed to have notice of the charge as from the date of such registration.

(e)                                  In respect of registration of charges on properties acquired subject to charge, the provisions of Section 79 of the Act shall be complied with.

(f)                                   The Company shall comply with the provisions of the Act relating to particulars in case of Debentures entitling holders pari passu.

(g)                                  The Company shall comply with the provisions of the Act in regard to registration of particulars of commission, allowance or discount paid or made, directly or indirectly, in connection with the debentures.

(h)                                 The Company shall comply with the provisions of Section 78 of the Act as regards registration of particulars of every charge and of every series of debentures.

(i)                                     As to modification of charges, the Company shall comply with the provisions of Section 79 of the Act.

(j)                                    The Company shall comply with the provisions of Section 85 of the Act regarding keeping a copy of instrument creating charge at the Registered Office of the Company and comply with the provisions of Section 84 of the Act in regard to entering in the register of charges any appointment of receiver or manager as therein provided.

(k)                                 The Company shall also comply with the provisions of Section 82 of the Act as to reporting satisfaction of any charge and procedure thereafter.

(1)                                 The Company shall keep at its registered office a register of charges in the prescribed form and enter therein all charges specifically affecting any property of the Company and all floating charges on the undertaking or on any property of the Company.

(m)                             Any creditor or Member of the Company and any other Person shall have the right to inspect copies of instruments creating charges and the Company’s Register of Charges in accordance with and subject to the provisions of Section 85 of the Act and the Rules.

87.                               No notice of any trust, express or implied or constructive, shall be entered on the Register of Debenture-holders. MEETINGS OF MEMBERS

88.                               (a)                                 The Company shall in each year hold a General Meeting as its Annual General Meeting in addition to any other Meeting in that year.

(b)                                 All General Meetings other than Annual General Meetings shall be called Extraordinary General Meetings.

(c)                                  Nothing contained in the foregoing provisions shall be construed as affecting the right conferred upon the Registrar under the provisions of Section 96 of the Act to extend the time within which any Annual General Meeting may be held.

(d)                                 Every Annual General Meeting shall be called for a time during business hours on a day that is not a public holiday, and shall be held either at the Registered Office of the Company or at some other place within the city or town in which the Registered Office of the Company is, for the time being, situated as the Board may determine and the notice calling the Meeting shall specify it as the Annual General Meeting.

(e)                                  Every Member of the Company shall be entitled to attend every General Meeting either in Person or by proxy and the Auditor of the Company shall have the right to attend and to be heard at any General Meeting which he attends on any part of the business which concerns him as such Auditor. No Person shall be permitted to act as a proxy for more than fifty Members or in respect of Shares aggregating more than ten per cent of the total Capital of the Company carrying voting rights. The proxy register with proxies and the Register of Directors’ shareholdings shall remain open and accessible during the Meeting.

(f)                                   At every Annual General Meeting, there shall be laid on the table the directors’ report and audited statement of accounts and the Auditors’ Report (if not already incorporated in the audited statement of accounts).

(g)                                  A resolution of a General Meeting of the Shareholders shall be adopted by a simple majority of the Shares of Equity Capital entitled to vote at such Meeting (whether by show of hands, by poll or through electronic voting), unless a greater percentage is required by applicable law.

89.                               The Board shall cause to be prepared the annual return and balance sheet and profit and loss account and the consolidated financial statements required to be prepared under Section 129(3) of the Act and Article 212, and forward the same to the Registrar, in accordance with Sections 92 and 137 of the Act.

90.                               Section 98, Sections 101 to 107 and Section 109 of the Act with such adaptations and modifications, if any, as may be prescribed, shall apply with respect to Meetings of any class of Members or Debenture-holders of the Company in like manner as they apply with respect to General Meetings of the Company.

91.                               The Board may, whenever it thinks fit, call an Extra-ordinary General Meeting. The Board shall at the requisition made by such number of Members who hold, on the date of the receipt of the requisition, not less than one-tenth of such of the paid-up Capital of the Company as on that date carries the right of voting.

92.                               If at any time Directors capable of acting who are sufficient in number to form a quorum are not within India, any director or any two members of the company may call an Extraordinary General Meeting in the same manner, as nearly as possible, as that in which such a meeting may be called by the Board.

93.                               Any requisition so made by Members shall set out the matter or matters for the consideration of which the Meeting is proposed, shall be signed by the requisitionists, and shall be deposited at the Office; provided that such requisition may consist of several documents in like form each signed by one or more requisitionists.

94.                               If the Board does not, within twenty one days of the date of receipt of a valid requisition in regard to any matter, proceed to call a Meeting for the consideration of that matter on a day not later than forty five days from the date of receipt of such requisition, the Meeting may be called and held by the requisitionists themselves within a period of three months from the date of the requisition.

95.                               Any Meeting called under the foregoing Articles by the requisitionists shall be called in the same manner, as nearly as possible, as that in which Meeting are to be called by the Board.

96.                               (a)                                 Twenty one days’ notice of every General Meeting, Annual or Extra ordinary, and by whomsoever called, specifying the day, place and hour of the Meeting, and the general nature of the business to be transacted thereat, shall be given in the manner hereinafter provided, to such Persons as are under these Articles entitled to receive notice from the Company. Provided that, with the consent of the Members holding not less than ninety five per cent of such part of the paid up Capital of the Company as gives a right to vote at the Meeting, a Meeting may be convened by a shorter notice.

(b)                                 In the case of an Annual General Meeting, any business other than (i) the consideration of the accounts, balance sheet and reports of the Board of Directors and Auditors, (ii) the declaration of a Dividend, (iii) the appointment of Directors in the place of those retiring, and (iv) the appointment of, and the fixing of the remuneration of, the Auditors, is to be transacted, and in the case of any other Meeting all business, shall be special, and there shall be annexed to the notice of the Meeting a statement setting out all material facts concerning each such item of special business, including, in particular, the nature of the concern or interest, if any, therein of every Director and Key Managerial Personnel, if any, and their Relatives.

(c)                                  Where any such item of business relates to, or affects any other Company, the extent of shareholding interest in that other Company of every Director and the Manager, if any, of the Company shall also be set out in such statement if the extent of such shareholding interest is not less than twenty per cent of the paid up Capital of that other Company.

(d)                                 Where any item of business consists of the according of approval to any document by the Meeting, the time and place where the document can be inspected shall be specified in the statement aforesaid.

97.                               The accidental omission to give any such notice to, of the non-receipt of notice by any Member or other Person to whom it should be given shall not invalidate any proceedings at the Meeting.

98.                               98.                               No General Meeting, Annual or Extra-ordinary, shall be competent to enter upon, discuss or transact any business, the general nature of which has not been mentioned in the notice upon which it was convened.

99.                               (a)                                 Subject to the provisions of the Act, five Members present in Person shall be a quorum for a General Meeting.

(b)                                 A body corporate, being a Member, shall be deemed to be personally present if represented in accordance with Section 113 of the Act.

100.                        (a)                                 If the quorum is not present within half an hour from the time appointed for holding a General Meeting:

(i)                                     the Meeting shall stand adjourned to the same day in the next week at the same time and place, or to such other date and such other time and place as the Board may determine; provided that in the case of an adjourned Meeting or of a change of day, time or place of meeting, the Company shall give not less than three days’ notice to the Members either individually or by publishing an advertisement in the newspapers (one in English and one in vernacular language) which is in circulation at the place where the Office is situated; or

(ii)                                  the Meeting if called by requisitionists under Article 91, shall stand cancelled.

(b)                                 If at the adjourned Meeting also, a quorum is not present within half an hour from the time appointed for holding the Meeting, the Members present shall be the quorum.

101.                        (a)                                 Subject to the provisions of these Articles, the Chairman of the Board of Directors shall preside as Chairman at every General Meeting, whether Annual or Extraordinary.

(b)                                 If, at any Meeting the Chairman shall not be present within fifteen minutes of the time appointed for holding such Meeting, or shall decline to take the chair, then the Members present shall elect any other Director as Chairman, and if no Director be present or if all the Directors present at the Meeting decline to take the chair, then the Members present shall elect one of their number to be Chairman.

102.                        No business shall be discussed at any General Meeting except the election of Chairman, whilst the chair is vacant.

103.                        The Chairman may, with the consent of any Meeting at which a quorum is present, and shall, if so directed by the Meeting, adjourn the Meeting from time to time and from place to place.

104.                        No business shall be transacted at any adjourned Meeting other than the business left unfinished at the Meeting from which the adjournment took place.

105.                        When a Meeting is adjourned for thirty days or more, notice of the adjourned Meeting shall be given as in the case of an original Meeting.

106.                        Save as aforesaid, and as provided in Section 103 of the Act, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned Meeting.

107.                        At any General Meeting, a resolution put to the vote of the Meeting shall, unless a poll is demanded under Section 109 of the Act or the voting is carried out electronically, be decided on a show of hands. declaration by the Chairman of the Meeting of the passing of a resolution or otherwise by show of hands under this Article 107 and an entry to that effect in the books containing the minutes of the Meeting of the Company shall be conclusive evidence of the fact of passing of such resolution or otherwise.

108.                        In the case of an equality of votes, whether on a show of hands or electronically or on a poll, the Chairman shall, have a casting vote.

109.                        (a)                                 If a poll is demanded as aforesaid, the same shall be taken at such time (not later than forty eight hours from the time when the demand was made) and place in the city or town in which the Registered Office of the Company is, for the time being, situate and either by open voting or by ballot, as the Chairman shall direct, and either at once or after an interval or adjournment, or otherwise, and the result of the poll shall be deemed to be the resolution of the Meeting at which the poll was demanded.

(b)                                 The demand for a poll may be withdrawn, at any time, by the Persons who made the demand.

110.                        A Member may exercise his vote at a Meeting by electronic means in accordance with Section 108 of the Act (and the agreement between the Company and the Stock Exchange) and shall vote only once.

111.                        (a)                                 Where a poll is to be taken, the Chairman of the Meeting shall appoint such number of scrutineers as he, in his sole discretion, deems fit to scrutinize the votes given on the poll and to report thereon to him.

(b)                                 The Chairman shall have power, at any time, before the result of the poll is declared, to remove a scrutineer from office and fill the vacancy in the office of a scrutineer arising from such removal or from any other cause.

112.                        Any poll duly demanded on the election of a Chairman of a Meeting or on any question of adjournment shall be taken at the Meeting itself and without adjournment.

113.                        The demand for a poll, except on the questions of the election of the Chairman, and of an adjournment, shall not prevent the continuance of a Meeting for the transaction of any business other than the question on which the poll has been demanded.

VOTE OF MEMBERS

114.                        No Member shall be entitled to vote either personally, by proxy or electronically for another Member, at any General Meeting or at any Meeting of a class of Shareholders, either upon a show of hands, or upon a poll, in respect of any Shares registered in his name on which any calls or other sums presently payable by him have not been paid or in regard to which the Company has, and has exercised, any right of lien.

115.                        A Member is not prohibited from exercising his voting on the ground that he has not held his Share or other interest in the Company for any specified prescribed period preceding the date on which the vote is taken, or on any other ground not being a ground set out in the Article 114.

116.                        (a)                                 Subject to the provisions of these Articles, and without prejudice to any special privileges or restrictions as to voting, for the time being attached to any class of Shares for the time being, forming part of the Capital of the Company, every Member, not disqualified by Article 114, shall be entitled to be present, and to speak and vote at such Meeting.

(b)                                 Subject to any rights or restrictions for the time being attached to any class or classes of Shares:

(i)                                     on a show of hands, every Member present in person shall have one vote; and

(ii)                                  on a poll, the voting rights of Members shall be in proportion to his share in the paid-up Capital of the Company.

Provided that if any preference share holder be present at any Meeting of the Company, save as provided in the second proviso to Section 47(2) of the Act, he shall have a right to vote only on resolutions placed before the Meeting which directly affect the rights attached to his preference Shares.

117.                        (a)                                 A body corporate may, if it is a Member of the Company, by a resolution of its board of directors or other governing body, authorize such person as it thinks fit to act as its representative at any General Meeting, or at any meeting of any class of Members of the Company.

(b)                                 A person authorized by a resolution under Article 117(a) shall be entitled to exercise the same rights and powers, including the right to vote by proxy and by postal ballot, on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual Member of the Company.

118.                        If there be joint registered holders of any Shares, any one of such Persons may vote at any Meeting or may appoint another Person (whether a Member or not) as his proxy in respect of such Shares, as if he were solely entitled thereto and if more than one such joint holder be present at any Meeting either in person or by proxy, that one of the said Persons so present whose name stands higher on the Register of Members shall alone be entitled to speak and to vote in respect of such Shares, but the other or others of the joint holders shall be entitled to be present at the Meeting.

119.                        Subject to the provisions of the Act and in accordance with these Articles, any Person entitled under the Articles pertaining to transmission to any Shares may vote at any General Meeting in respect thereof as if he was the registered holder of such Shares, provided that at least forty eight hours before the time of holding the meeting or adjourned meeting, as the case may be, at which he proposes to vote, he shall duly satisfy the Board of his right to such Shares unless the Board shall have previously admitted his right to vote at such meeting in respect thereof.

120.                        120.                        (a)                                 Subject to the provisions of these Articles, votes may be given by Members either in Person or by proxy.

(b)                                 Any Member of the Company entitled to attend and vote at a Meeting of the Company shall be entitled to appoint any other Member as his proxy to attend and vote instead of himself. A Member (and in case of joint holders, all holders) shall not appoint more than one Person as proxy.

(c)                                  In every notice called a meeting of the Company there shall appear with reasonable prominence a statement that a Member entitled to attend and vote is entitled to appoint a proxy to attend and vote instead of himself, and that proxy need not be a Member.

121.                        (a)                                 The instrument appointing a proxy shall be in the form as specified in the Rules made under Section 105 of the Act and shall:

(i)                                     be in writing; and

(ii)                                  be signed by the appointee or his attorney duly authorised in writing or, if the appointee is a body corporate, be under its Seal or be signed by an officer or an attorney duly authorised by it.

(b)                                 The proxy so appointed shall not have any right to speak at the Meeting.

122.                        No Member present only by proxy shall be entitled to vote on a show of hands. The representative of a body corporate appointed in terms of Section 113 of the Act, however, shall have a vote on a show of hands.

123.                        (a)                                 The President of India or the Governor of a State if he is a Member of the Company may appoint such Person as he thinks fit to act as his representative at any meeting of the Company or at any Meeting of any class of Members of the Company in accordance with provisions of Section 112 of the Act or any other statutory provision governing the same.

(b)                                 A Person appointed to act as aforesaid shall for the purposes of the Act be deemed to be a Member of such a Company and shall be entitled to exercise the same rights and powers (including the right to, vote by proxy) as the President or the Governor, as the case may be, could exercise, as a Member of the Company.

124.                        The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of that power of authority, shall be deposited at the office not less than forty eight hours before the time for holding the Meeting or adjourned Meeting at which the Person named in the instrument proposes to vote, or in the case of a poll, not less than twenty four hours before the time appointed for the taking of the poll, and in default, the instrument of proxy shall not be treated as valid.

125.                        Every instrument of proxy shall be in the form specified in the Rules and any other Rules made under Section 105 to the Act, or in a form as near thereto as circumstances admit.

126.                        A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death, insanity, winding up of the principal, or revocation of the proxy or of any power of attorney under which such proxy was signed, or the transfer of the share in respect of which the vote is given. Provided that no intimation in writing of such death, insanity, winding up, revocation or transfer shall have been received at the Office before the commencement of the Meeting or adjourned Meeting at which the proxy is used.

127.                        No objection shall be raised to the qualification of the voter or to the validity of any vote, except at the Meeting or at the adjourned Meeting or on a poll at which such vote shall be given or tendered, and every vote whether given personally or by proxy, not disallowed at such Meeting or adjourned Meeting or poll shall be deemed valid for all purposes of such Meeting or poll whatsoever. Provided that, any such objection raised in due time shall be referred to the Chairman of the Meeting, whose decision shall be final and conclusive.

128.                        Member of unsound mind, or in respect of whom an order has been made by any Court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee or other legal guardian, and any such committee or guardian may, on a poll, vote by proxy.

129.                        The Chairman of any Meeting shall be the sole judge of the validity of every vote given or tendered at such Meeting. The Chairman present at the time of taking of a poll shall be the sole judge of the validity of every vote tendered at such poll.

130.                        (a)                                 The Company shall cause minutes of all proceedings of every meeting of every class of Shareholders or creditors’ meeting and every resolution passed by postal ballot to be kept by making entries thereof in books kept for that purpose with their pages consecutively numbered within thirty days of the conclusion of every such meeting concerned or passing of resolution by postal ballot.

(b)                                 Each page of every such book shall be initialled or signed and the last page of the record of proceedings of each Meeting in such book shall be dated and signed by the Chairman of the same Meeting within the aforesaid period of thirty days or in the event of the death or inability of that Chairman within this period, by a Director duly authorised by the Board for the purpose.

(c)                                  The minutes of each Meeting shall contain a fair and correct summary of the proceedings thereat.

(d)                                 All appointments of officers made at any of the Meetings aforesaid shall be included in the minutes of the Meeting.

(e)                                  (i)                                     Nothing herein contained shall require or be deemed to require the inclusion in any such minutes of any matter which in the opinion of the Chairman of the Meeting:

(1)                                 is, or could reasonably be regarded as defamatory of any Person;

(2)                                 is irrelevant or immaterial to the proceedings; or

(3)                                 is detrimental to the interest of the Company.

(ii)                                  The Chairman of the Meeting shall exercise an absolute discretion in regard to the inclusion or non-inclusion of any matter in the minutes on the aforesaid grounds.

(f)                                   Any such minutes shall be kept in accordance with the provisions of the Act and shall be evidence of the proceedings recorded therein.

(g)                                  (i)                                     The books containing the minutes of the proceedings of any General Meeting shall be kept at the Office and shall be open, during business hours, for a period of two hours in the aggregate in each day, to the inspection of any Member without charge.

(ii)                                  Any Member shall be entitled to be furnished, within the time prescribed by the Act, after he has made a request in writing in that behalf to the Company and on payment of such fees as may be fixed by the Board (which shall in no event exceed the fees agreed by the Company and the Stock Exchange), with a copy of any minutes referred to in Article 130(a).

131.                        The Board, and any Person(s) authorised by it, may take any action before the commencement of any General Meeting, or any Meeting of a class of Members in the Company, which they may think fit to ensure the security of the Meeting, the safety of the people attending the Meeting, and the future orderly conduct of the Meeting. Any decision made in good faith under this Article shall be final, and rights to attend and participate in the Meeting concerned shall be subject to such decision. DIRECTORS

132.                        The persons hereinafter named shall be the first Directors, that is to say:

(a)                                 Shri Aditya Vikram Birla;

(b)                                 Shri Kumar Mangalam Birla; and

(c)                                  Shri Mahesh Chandra Bagrodia.

133.                        (a)                                 Until otherwise determined by a General Meeting and subject to Section 149 of the Act, and the provisions of these Articles, the number of Directors shall not be less than three and not more than fifteen.

(b)                                 The majority Directors on the Board shall be resident Indian citizens.

134.                        (a)                                 The Company shall in general, subject to the provisions of the Act, be entitled hereafter to agree with the Central or any State Government, Person, firm or corporation or any financial or lending Institution, the he or it shall have right to appoint his or its nominee(s) on the Board of the Company, upon such terms and conditions mutually agreed on.

135.                        Subject to the provisions of Section 152 of the Act, the number of Directors appointed under Article 134shall not exceed in the aggregate one-third of the total number of Directors for the time being in office.

136.                        (a)                                 The Board of Directors shall be entitled to appoint an alternate Director to a Director who is not present in India for a period of not less than three months. No Person shall be appointed as an alternate Director for an independent Director unless he is qualified to be appointed as an independent Director under the provisions of the Act.

(b)                                 An alternate Director appointed under this Article 136 shall vacate office if and when the original Director returns to such State in which meetings of the Board are ordinarily held.

(c)                                  If the term of office of the original Director is determined before he so returns to that State, any provision in the Act or in these Articles for the automatic re-appointment of retiring Directors in default of another appointment shall apply to the original Director, and not to the alternate Director.

(d)                                 An alternate Director shall not hold office as such for a longer period than that permissible to the original Director in whose place he has been appointed.

137.                        (a)                                 Subject to the provisions of Section 149 of the Act and the other applicable provisions of these Articles, the Board of Directors shall also have power any time and from time to time to appoint any person, other than a person who fails to get appointed as a Director in a General Meeting, as an additional Director, but so that the total number of Directors shall not, at any time exceed the maximum strength fixed for the Board by the Articles.

(b)                                 Any Person so appointed as an additional Director shall remain in office only up to the date of the next Annual General Meeting or the last date on which the Annual General Meeting should have been held, whichever is earlier, but shall be eligible for the re-appointment at such Meeting subject to the provisions of the Act.

138.                        If the office of any Director appointed by the Company in General Meeting is vacated before his term of office will expire in the normal course, the resulting casual vacancy may, in default of and subject to these Articles, be filled by the Board of Directors at a meeting of the Board. The Director so appointed shall hold office only up to the date which the Director in whose place he is appointed would have held office if it had not been vacated.

139.                        No Director shall be required to hold any Shares as qualification Shares.

140.                        (a)                                 At a General Meeting of the Company a motion shall not be made for the appointment of two or more Persons as Directors by a single resolution, unless a resolution that it shall be so made has first been agreed to by the Meeting without any vote being given against it.

(b)                                 A resolution moved in contravention of Article 140(a) shall be void, whether or not objection was taken at the time of its being so moved. Provided that where a resolution so moved is passed, no provision for the automatic re-appointment of the retiring Director in default of another appointment shall apply, as herein before provided.

(c)                                  For the purpose of this Article 140, a motion for approving a Person’s appointment, or for nominating a Person for appointment, shall be treated as a motion for his appointment.

141.                        (a)                                 A Person who is not a retiring Director shall be eligible for appointment to the office of Director at any General Meeting, if he or some Member intending to propose him has, not less than fourteen days before the Meeting, left at the Registered Office a notice in writing under his hand signifying his candidature for the office of Director or the intention of such Member to propose him as a candidate for that office, as the case may be, to such member, if the Person succeeds in getting elected as a Director.

(b)                                 The Company shall inform its Members of the candidature of a Person for the office of a Director or the intention of a Member to propose such Person as a candidate for that office, by serving individual notices on the Members not less than seven days before the Meeting. Provided that it shall not be necessary for the Company to serve individual notices upon the Members as aforesaid, if the Company advertises such candidature or intention, not less than seven days before the Meeting, in at least two newspapers circulating in the place where the Office of the Company is located, of which one is published in the English language and the other in the regional language of that place.

(c)                                  Every Person (other than a Director retiring by rotation or otherwise or a Person who has left at the Office of the Company, a notice under Section 160 of the Act signifying his candidature for the office of Directors) proposed as a candidate for the office of a Director shall sign and file with the Company his consent in writing to act as a Director, if appointed.

142.                        A Person other than -

(a)                                 A Director re-appointed after retirement by rotation or immediately on the expiry of his term of office; or

(b)                                 An additional or alternate Director, or a Person filling a casual vacancy in the office of a Director under Section 161 of the Act, appointed as a Director or re-appointed as an additional or alternate Director, immediately on the expiry of his term of office; or

(c)                                  A person named as a Director of the Company under its Articles as first registered,

shall not act as a Director of the Company unless he has, within thirty days of his appointment, signed and filed with the Registrar his consent in writing to act as such Director.

143.                        (a)                                 The fee payable to a Director for attending a meeting of the Board or Committee thereof or a General Meeting shall be decided by the Board of Directors from time to time and shall not exceed Rs. 1,00,000 (Rupees one lakh) per meeting or such other limit as may be prescribed by the Act. The remuneration payable to a Director shall, in so far as it consists of a monthly payment, be deemed to accrue from day to day.

(b)                                      Subject to the provisions of the Act, the Directors may be paid such further or additional remuneration, if any, as the Company in General Meeting shall, from time to time, determine, and such additional or further remuneration shall be divided among the Directors in such proportion and manner as the Board may, from time to time, determine, and in default of such determination shall be divided equally among the Directors entitled to remuneration.

(c)                                       Subject to the provisions of the Act, if any Director be called upon to perform extra services or special exertions or efforts (which expression shall include work done by a Director as a member of any Committee formed by the Directors), the Board may arrange with such Director for such special remuneration for such extra services or special exertions or efforts, either by a fixed sum or otherwise, as may be determined by the Board and such remuneration may be either in addition to or in substitution for his remuneration above provided.

144.                        The Board of Directors may allow and pay to any Director, who is not a resident of the place where the meetings of the Board or Committees thereof or General Meeting of the Company are held and who shall come to such place for the purpose of attending a meeting or for attending its business at the request of the Company, such sum as the Board may consider fair compensation for traveling, and other incidental expenses, in addition to his fee, if any, for attending such meeting as above specified, and if any Director be called upon to go or reside out of the ordinary place of his residence of the Company’s business, he shall be entitled to be reimbursed all traveling and other expenses incurred in connection with the business of the Company.

145.                        The continuing Director(s) may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the quorum fixed by these Articles for a meeting of the Board, the continuing Director(s) may act for the purpose of increasing the number of Directors to that fixed for the quorum, or for summoning a General Meeting, but for no other purpose.

146.                        Subject to Section 167 of the Act, the office of a Director shall become vacant, if:

(a)                                 he is found to be of unsound mind by a Court of competent jurisdiction;

(b)                                 he applies to be adjudicated as an insolvent and his application is pending;

(c)                                  he is an undischarged insolvent;

(d)                                 he fails to pay any call made on him in respect of Shares of the Company held by him whether alone or jointly with others, within six months from the last date fixed for the payment of the call, unless the Central Government has, by notification in the Official Gazette, removed the disqualification incurred by such failure;

(e)                                  he absents himself from all meetings of the Board held during a period of twelve months with or without seeking leave of absence of the Board;

(f)                                   he becomes disqualified by an order of court under the provisions of the Act;

(g)                                  he is removed in pursuance of Section 169 of the Act;

(h)                                 he fails to disclose his interest in any contract or arrangement in which he is directly or indirectly interest, in contravention of the provisions of Section 184 of the Act;

(i)                                     he acts in contravention of Section 184 of the Act;

(j)                                    he is convicted by a court of any offense involving moral turpitude and sentenced in respect thereof to imprisonment for not less than six months; provided that the office shall be vacated by the Director even if he has filed an appeal against the order of such court;

(k)                                 having been appointed a Director by virtue of his holding any office or other employment in the Company, he ceases to hold such office or other employment in the Company.

147.                        (a)                                 A Director of the Company, who is in any way, whether directly or indirectly, concerned or interested in a contract or arrangement entered into or a proposed contract or arrangement to be entered into by or on behalf of the Company, shall disclose the nature of his concern or interest at a meeting of the Board in the manner provided in Section 184 of the Act. Provided that it shall not be necessary for a Director to disclose his concern or interest in any contract or arrangement entered into with any other company where any of the Directors of the Company holds or two or more of them together hold, not more than two per cent of the paid up Capital in any such other company.

(b)                                 (i)                                     In the case of a proposed contract or arrangement, the disclosure required to be made by a Director under Article 147(a) shall be made at the meeting of the Board at which the question of entering into the contract or arrangement is first taken into consideration, or if the Director was not, at the date of that meeting concerned or interested in the proposed contract or arrangement, at the first meeting of the Board held after he becomes so concerned or interested;

(ii)                                  In the case of any other contract or arrangement, the required disclosure shall be made at the first meeting of the Board held after the Director becomes concerned or interested in the contract or arrangement.

(c)                                  A Director shall give notice of his interests to the Company in the prescribed form at the first meeting of the Board of Directors in every financial year.

148.                        No Director shall as such interested Director, take any part in the discussion of, or vote on, any contract or arrangement entered into or to be entered into by or on behalf of the Company, if he is in any way, whether directly or indirectly, concerned or interested in such contract or arrangement, nor shall his presence count for the purpose of forming a quorum at the time of any such discussion or vote, and if he does vote, his vote shall be void. Provided however, that nothing herein contained shall apply to:

(a)                                 any contract of indemnity against any loss which the Directors, or any one or more of them, may suffer by reason of becoming or being sureties or a surety for the Company;

(b)                                 any contract or arrangement entered into or to be entered into with a public company or a private company which is a subsidiary of a public company in which the interest of the Director consists solely in his being a member holding not more than two per cent of its paid up Capital.

149.                        (a)                                 The Company shall keep one or more Registers in accordance with Section 189 of the Act, and shall within the time specified therein, enter in such Register(s) the particulars of all contracts or arrangements to which Section 184 or Section 188 of the Act applies in the form prescribed by the Act and the Rules.

(b)                                 The Registers shall be kept at the Office and shall be open to inspection at the Office and extracts may be taken there from and copies thereof may be required by any Member of the Company to the same extent, in the manner and on payment of the same fee as in the case of the Register of Members of the Company and the provisions of Section 94 of the Act shall apply accordingly.

150.                        Subject to the provisions of the Act and any other law for the time being in force, a Director may be or become a Director of any company promoted by the Company, or in which it may be interested as a vendor, Shareholder, or otherwise, and, subject to the provisions of the Act, no such Director shall be accountable for any benefits received as Director or shareholder of such other company.

151.                        (a)                                 The Company shall keep at the Office a register containing the particulars of Directors, Managers, Secretaries, Key Managerial Personnel and other Persons mentioned in Section 170 of the Act and shall send to the Registrar, a return containing the particulars specified in such register and shall otherwise comply with the provisions of the said Section in all respects.

(b)                                 The Company shall also keep at the Office a register in respect of the Shares or Debentures of the Company held by the Directors and Key Managerial Personnel as required by Section 170 of the Act, and shall otherwise duly comply with the provisions of the said Section in all respects.

152.                        (a)                                 Every Director, Managing Director, Manager, Secretary or Key Managerial Personnel of the Company shall immediately upon his appointment to any of the above offices in other body corporate, disclose to the Company the particulars relating to his office in the other body corporate or bodies corporate which are required to be specified under Section 170 of the Act and the Rules.

(b)                                 Every Director and Key Managerial Personnel, shall give notice to the Company of such matters relating to himself as may be necessary for the purpose of enabling the Company to comply with the provisions of Section 170 of the Act and the Rules.

153.                        (a)                                 The Company may (subject to the provisions of Section 169 and other applicable provisions of the Act and these Articles) by passing a Special Resolution at the General Meeting remove any Director other than Special Directors or Debenture Directors before the expiry of his period of office.

(b)                                 Special notice as provided by Section 115 of the Act shall be required of any resolution to remove a Director under this Article 153 or to appoint some other Person in place of a Director so removed at the meeting at which he is removed.

(c)                                  On receipt of notice of a resolution to remove a Director under this Article 153, the Company shall forthwith send a copy thereof to the Director concerned and the Director (whether or not he is member of the Company) shall be entitled to be heard on the resolution at the meeting.

(d)                                 Where notice is given of a resolution to remove a Director under this Article 153 and the Director concerned makes with respect thereto representations in writing to the Company (not exceeding a reasonable length) and requests their notification to

Members, the Company shall unless the representations are received by it too late for it to do so.

(i)                                     In the notice of the resolution given to Members of the Company state the fact of the representations having been made, and

(iii)                               Send a copy of the representation to every Member of the Company to whom notice of the Meeting is sent (whether before or after receipt of the representations by the Company), and if a copy of the representations, is not sent as aforesaid because they were received too late or because of the Company’s default, the Director may (without prejudice to his right to be heard orally) require that the representations be read out at the Meeting, provided that copies of the representations need not be sent or read out at the Meeting if so directed by the Court.

(e)                                  Subject to the provisions of the other Articles hereof and in particular Article 151 hereof a vacancy created by the removal of a Director under this Article may, if he had been appointed by the Company in General Meeting or by the Board in pursuance of Section 161 of the Act be filled by the appointment of another Director in his stead by the Meeting at which he is removed, provided special notice of the intended appointment has been given under Article 153(b) hereof. A Director so appointed shall hold office until the date up to which his predecessor would have held office if he had not been removed as aforesaid.

(f)                                   If the vacancy is not filled under Article 153(e), it may be filled as a casual vacancy in accordance with the provisions, in so far as they may be applicable, of the said Article 136 and of Section 161 of the Act, and all the provisions of that Section shall apply accordingly;

Provided that the Director who was removed from office under this Article 153 shall not be re-appointed as a Director by the Board of Directors.

(g)                                  Nothing contained in this Article 153 shall be taken:

(i)                                     as depriving a Person removed thereunder of any compensation or damages payable to him in respect of the termination of his appointment as director or of any appointment terminating with that as director; or

(ii)                                  as derogating from any power to remove a Director which may exist apart from this Article 153.

154.                        The continuing Directors may act notwithstanding any vacancy in the Board; but if so long as their number is reduced below the quorum prescribed by the Act for a meeting of the Board, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that fixed for the quorum, or of summoning a General Meeting of the Company, but for no other purpose.

ROTATION OF DIRECTORS

155.                        Not less than two-third of the total number of Directors shall;

(a)                                 be Persons whose period of office is liable to determination by retirement of Directors by rotation, and

(b)                                 save as otherwise expressly provided in the Act, be appointed by the Company in General Meeting.

The remaining Directors shall, in default of and subject to any regulations in the Articles of the Company, also be appointed by the Company, in General Meeting. For the purposes of this Article 155 “total number of Directors” shall not include independent Directors on the Board, whether appointed under this Act or any other law for the time being in force.

156.                        (a)                                 At every Annual General Meeting one-third of such of the Directors for the time being as are liable to retire by rotation, or if their number is not three or a multiple of three, then the number nearer to one-third, shall retire from office.

(b)                                 The Directors to retire by rotation at every Annual General Meeting shall be those who have been longest in office since their last appointment, but as between Persons who became Directors on the same day, those who are to retire shall, in default of and subject to any agreement amongst themselves, be determined by lot.

(c)                                  At the Annual General Meeting at which a Director retires as aforesaid, the Company may fill up the vacancy by appointing the retiring Director or some other Person thereto.

(d)                                 (i)                                     If the place of the retiring Director is not so filled up and that meeting has not expressly resolved not to fill the vacancy, the meeting shall stand adjourned till the same day in the next week, at the same time and place.

(ii)                                  If at the adjourned meeting also, the place of the retiring Director is not filled up and that meeting also has not expressly resolved not to fill the vacancy, the retiring Director shall be deemed to have been re-appointed at the adjourned meeting, unless

(1)                                 at that meeting or at the previous meeting a resolution for the re-appointment of such Director has been put to the meeting and lost;

(2)                                 the retiring Director has, by a notice in writing addressed to the Company or its Board of Directors, expressed his unwillingness to be so re-appointed;

(3)                                 he is not qualified or is disqualified for appointment;

(4)                                 a resolution, whether special or ordinary, is required for his appointment or re-appointment in virtue of any provisions of the Act; or

Explanation: In this Article the expression “Retiring Director” means Director retiring by rotation.

PROCEEDINGS OF DIRECTORS

157.                        The Board of Directors may meet for the conduct of business, adjourn and otherwise regulate its meetings, as it thinks fit and shall so meet at least once in every quarter and at least four such meetings shall be held in every calendar year and not more than one hundred and twenty days shall intervene between two consecutive meetings. The meetings of the Board may be called by the Company Secretary on instructions of any member of the Board or by any member of the Board or by the Chairman. The provisions of this Article 157 shall not be deemed to be contravened merely by reason of the fact that meetings of the Board, which had been called in compliance with the terms herein mentioned could not be held for want of quorum.

158.                        The participation of Directors in a meeting of the Board or a meeting of a Committee of the Board may be either in person or through video conferencing or audio visual means or teleconferencing, as may be prescribed by the provisions of the Act and the Rules.

159.                        (a)                                 At least seven calendar days’ notice of every meeting of the Board shall be given in writing to every Director. Such notice shall be accompanied by the agenda setting out the business proposed to be transacted at the meeting of the Board, provided, however, that a meeting of the Board may be called at shorter notice to transact urgent business subject to the condition that at least one independent Director, if any, shall be present at the meeting. in case of absence of independent Directors from such a meeting of the Board, decisions taken at such a meeting shall be circulated to all the Directors and shall be final only on ratification thereof by at least one independent director, if any. Notice of Board Meetings to all Directors shall be given sent by hand delivery or by post or by electronic means to every Director at his address registered with the Company.

(b)                                 The Board shall only transact the business set out in the agenda accompanying the notice to the Directors provided however that with the consent of the Board, any other business not set out in the agenda may be transacted.

160.                        The participation of directors in a meeting of the Board may be either in person or through video conferencing or other audio visual means, as may be prescribed by the Act and the Rules, which are capable of recording and recognising the participation of the directors and of recording and storing the proceedings of such meetings along with date and time.

161.                        The quorum for a meeting of the Board shall be one-third of the total strength of the Board for the time being or three Directors whichever is higher, and the participation of the Directors by video conferencing or by other audio visual means shall also be counted for the purposes of quorum under this Article 161. Where a meeting of the Board could not be held for want of quorum, then the meeting shall automatically stand adjourned to the same day at the same time and place in the next week or if that day is a national holiday till the next succeeding day, which is not a national holiday, at the same time and place. If at the adjourned meeting also, there is no quorum, the Directors present at such adjourned meeting being not less than three in number shall constitute quorum for that particular meeting and the business as per the agenda already circulated to the Directors, in respect of the original meeting transacted by such Directors at such adjourned meeting shall be valid and binding.

162.                        A meeting of the Board at which a quorum is present shall be competent to exercise all or any of the authorities, powers and discretion which by or under the Act or the Articles or the Regulations of the Company are, for the time being, vested in or exercisable by the Board generally.

163.                        (a)                                 The Board of Directors may create such Committees as it deems appropriate or as may be required by applicable law. Permanent invitees of the Committees, if any, shall be determined by the Board of Directors.

(b)                                 The Board may, from time to time, dissolve or discharge any such Committee of the Board either wholly or in part and either as to Persons or purposes, but every Committee of the Board to be formed shall in the exercise of the powers so delegated conform to any regulations that may, from time to time, be imposed on it by the Board.

(c)                                  All acts done by any such Committee of the Board in conformity with such regulations and in fulfilment of the purpose of their constitution but not otherwise shall have the like effect as is done by the Board.

164.                        The meetings and proceedings of any such Committee of the Board consisting of two or more members shall be governed by the provisions herein contained for regulating the meetings and proceedings of the Directors, so far as the same are applicable thereto, and are not superseded by any regulations made by the Directors under Article 163. The Board may subject to the provisions of the Act from time to time fix the remuneration to be paid to any member or members of their body constituting a Committee appointed by the Board in terms of these Articles and may pay the same.

165.                        Save as otherwise expressly provided in the Act, a resolution in writing, signed, whether manually or by secure electronic mode, by a majority of the members of the Board or of a Committee thereof, for the time being entitled to receive notice of a meeting of the Board or Committee, shall be valid and effective as if it had been passed at a meeting of the Board or Committee, duly convened and held.

166.                        All acts done by any meeting of the Board or by a Committee of the Board, or by any Person acting as a Director shall, notwithstanding that it shall afterwards be discovered that there was some defect in the appointment of such Directors or Persons acting as aforesaid or that they or any of them were disqualified or that the appointment of any of them be terminated by virtue of any provisions contained in the Act in these Articles, be as valid as if every such Person had been duly appointed, and was qualified to be a Director. Provided that nothing in this Article 166 shall be deemed to give validity to acts done by a Director after his appointment has been shown to the Company to be invalid or to have terminated.

167.                        (a)                                 The Company shall cause minutes of all proceedings of every meeting of the Board and of every Committee of the Board to be kept by making entries thereof in books kept for that purpose with their pages consecutively numbered within thirty days of the conclusion of every such meeting.

(b)                                 Each page of every such book shall be initialled or signed and the last page of the record of proceedings of each book shall be dated and signed by the Chairman of that meeting of the Board or of the Committee, as the case may be, or the Chairman of the next succeeding meeting of the Board or the Committee, as the case may be.

(c)                                  The minutes of each meeting shall contain a fair and correct summary of the proceedings thereat.

(d)                                 All appointments of officers made at any of the meetings aforesaid shall be included in the minutes of the meeting.

(e)                                  The minutes shall also contain details of:

(i)                                     the names of Directors and other members of the Committee present at the meeting;

(ii)                                  all orders made by the Board and any Committee of the Board;

(iii)                               all resolutions and proceedings of meetings of the Board; and

(iv)                              in the case of each resolution passed at the meeting, the names of the Directors, if any, dissenting from, or not concurring in, the resolution.

(f)                                   Nothing contained in Articles 167(a) to 167(e) shall be deemed to require the inclusion in such minutes of any matter which, in the opinion of the Chairman of the Meeting:

(i)                                     is, or could reasonably be regarded as defamatory of any Person;

(ii)                                  is irrelevant or immaterial to the proceedings, or

(iii)                               is detrimental to the interest of the Company.

(g)                                  The Chairman shall exercise an absolute discretion in regard to the inclusion or non-inclusion of any matter in the minutes on the grounds specified in this Article 167.

(h)                                 Minutes kept in accordance with the aforesaid provisions shall be evidence of the proceedings recorded therein.

168.                        (a)                                 The Directors shall cause to be kept at the registered office of the Company:

(i)                                     A Register of the Directors, Managing Director, Manager and Secretary of the Company containing the particulars required by Section 170 of the Act;

(ii)                                  A Register of Contracts with companies and firms in which the Directors are interested, containing the particulars required by Section 189 of the Act; and

(iv)                              A Register of Directors shareholding containing the particulars required by Section 170 of the Act; and

(iv)                              Other registers and indexes as required by the Act.

(b)                                 The Company shall comply with the provisions of Sections 170, 189, 190 and other Sections of the Act with regard to the inspection of registers and furnishing copies or extracts so far as the same be applicable to the Company.

POWER OF DIRECTORS

169.                        The business of the Company shall be managed by the Board, and the Board may exercise all such powers of the Company and do all such acts and things as are not, by the Act, or any other law or by the Memorandum of Association of the Company or by these Articles required to be exercised by the Company in a General Meeting, subject nevertheless to the provisions of the Act, any other law, or in the Memorandum of the Company or these Articles or any regulations, being not inconsistent therewith and duly made thereunder including regulations, made by the Company in a General Meeting, but no regulation made by the Company in General Meeting shall invalidate any prior act of the Board which would have been valid if that regulation had not been made.

170.                        (a)                                 Without derogating from the powers vested in the Board of Directors under these Articles, the Board shall exercise the following powers on behalf of the Company and they shall do so only by means of resolutions passed at meetings of the Board.

(i)                                     The power to make calls on Shareholders in respect of money unpaid on their Shares;

(ii)                                  The power to authorize buy-back of securities of the Company under Section 68 of the Act;

(iii)                               The power to issue securities, including Debentures, whether in or outside India;

(iv)                              The power to borrow moneys;

(v)                                 The power to invest the funds of the Company;

(vi)                              The power to grant loans or give guarantee or provide security in respect of loans;

(vii)                           The power to approve financial statements and the Directors’ report;

(viii)                        The power to diversify the business of the Company;

(ix)                              The power to approve amalgamation, merger or reconstruction;

(ix)                              The power to take over a company or acquire a controlling or substantial stake in another company;

(x)                                 The power to make political contributions;

(xi)                              The power to appoint or remove Key Managerial Personnel of the Company;

(xii)                           The power to take note of appointment(s) or removal(s) of employees of the Company one level below the Key Managerial Personnel of the Company;

(xiii)                        The power to buy, sell investments held by the Company (other than trade investments), constituting five percent or more of the paid up share capital and free reserves of the investee company;

(xiv)                       The power to invite or accept or renew public deposits and related matters;

(xv)                          The power to review or change the terms and conditions of public deposits; and

(xvi)                       The power to approve quarterly, half yearly and annual financial statements or financial results, as the case may be.

Provided that the Board may by resolution passed at the meeting, delegate to any Committee of Directors, the Managing Director, the Manager or any other principal officer of the Company or in the case of a branch office of the Company, a principal officer of the branch office, the powers specified in Articles 170(a)(iv), 170(a)(v) and 170(a)(vi) above on such condition as the Board may prescribe.

(b)                                 Nothing in this Article shall be deemed to affect the right of the Company in a General Meeting to impose restrictions and conditions on the exercise by the Board of any of the powers referred to in items (i) to (xvii) of Article 170(a) above.

171.                        Without prejudice to the general powers conferred by Article 170 and so as not in any way to limit or restrict these powers, and without prejudice to the other powers conferred by the Act and these Articles, but subject to the restrictions contained in the other Articles hereof, it is hereby declared that the Directors shall have the following powers:

(a)                                 to pay/reimburse the costs, charges, and expenses, preliminary and incidental to the incorporation, promotion, establishment and registration of the Company;

(b)                                 to purchase or otherwise acquire for the Company any lands, buildings, machinery, premises, assets, hereditaments property, effects, rights or privileges, credits, royalties, bounties and goodwill of any Person, firm or company which the Company is authorized to acquire, at or for such price or consideration and generally on such terms and conditions as they may think fit, and in any such purchase or other acquisition accept such title as the Directors may believe or may be advised to be reasonably satisfactory;

(c)                                  to pay and charge to the Capital account of the company any commission or interest lawfully payable thereat under the provisions of Section 40 of the Act;

(d)                                 at their discretion, and subject to the provisions of the Act, to pay for any property, rights or privileges acquired by or services rendered to the Company, either wholly or partly, in cash or in Shares, stock, bonds, Debentures, debenture-stock, mortgages or other securities of the Company, and any such Shares may be issued either as fully paid up or with such amount credited as paid up thereon as may be agreed upon; and any such bonds, Debentures, debenture-stock, mortgages or other securities may be either specifically charged upon all or any part of the property of the Company and its uncalled Capital or not so charged;

(e)                                  to secure the fulfilment of any contract or engagements entered into by the Company by mortgage or charge of all or any of the property of the Company and its uncalled Capital for the time being or in such manner as the Directors may think fit;

(f)                                   to accept from any Member, so far as may be permissible by law, a surrender of his Shares or any part thereof, on such terms and conditions as shall be agreed;

(g)                                  to appoint any Person to accept and hold in trust for the Company any property belonging to the Company, or in which it is interested, or for any other purpose; and to execute and do all such deeds and things as may be required in relation to any such trust, and to provide for the remuneration of such trustee or trustees;

(h)                                 to institute, conduct, defend, compound or abandon any legal proceedings by or against the Company or its officers, or its other employees or otherwise concerning the affairs of the Company, and also to compound and allow time for payment on satisfaction of any debts due, and of any claims or demands by or against the Company, and to refer any differences to arbitration, and to observe and perform any awards made thereon;

(i)                                     subject to the provisions of the Act, to give in the name and on behalf of the Company such indemnities and guarantees as may be necessary;

(j)                                    to act on behalf of the Company in all matters relating to bankrupts and insolvents;

(k)                                 to make and give receipts, release, and other discharges for moneys payable to the Company and for the claims and demands of the Company;

(1)                                 subject to the provisions of Sections 179, 180 and 186 of the Act, to invest and deal with any moneys of the Company upon such security (not being Shares of this Company), or without security and in such manner as they may think fit and, from time to time, vary or realize such investments. Save as provided in Section 187 of the Act, all investments shall be made and held in the Company’s own name;

(m)                             to execute in the name and on behalf of the Company in favour of any Director or other Person who may incur or be about to incur any personal liability whether as principal or surety, for the benefit of the Company, such mortgages of the Company’s property (present and future) as they think fit; and any such mortgage may contain a power of sale and such other powers, provisions, covenants and agreements as shall be agreed upon;

(n)                                 to determine, from time to time, who shall be entitled to sign, on the Company’s behalf, bills, promissory notes, receipts, acceptances, endorsements, cheques, Dividend warrants, releases, contracts, instruments and documents, and general correspondence, and to give the necessary authority for such purpose;

(o)                                 subject to the provisions of the Act and the Rules, to provide for the welfare of Directors or ex-Directors or employees or ex-employees of the Company and other Persons who are or were working for the Company delegated or seconded by any other organizations and the wives, widows and families or the dependents or connections of such Persons by building or contributing to the building of houses, dwellings, or by grants of money, pensions, gratuities, bonus, allowances or other payments; or by creating and from time to time subscribing or contributing to provident fund, including acceptance of transfer of money or from any other provident fund and any superannuation fund for being credited to the relevant fund created by the Company and to other associations, institutions, funds or trusts including any research and development organizations, training schools, by providing or subscribing or contributing towards research and development centres and places of instructions and recreation, hospitals and dispensaries, medical and other attendance and other assistance as the Directors shall think fit; and to subscribe or contribute or otherwise to assist or to guarantee money to charitable, benevolent, religious, scientific, educational, cultural, social and other institutions for objects which shall have any moral or other claims to support or aid by the Company, either by reason of locality of operation, or of public and general utility or otherwise;

(p)                                 (i)                                     before recommending any Dividend, to set aside, out of the profits of the Company such sums as they may think proper for depreciation in accordance with the provisions of the Act, or as a reserve or reserves which shall, at the discretion of the Board, be applicable for any purpose to which the profits of the Company may be properly applied, including provision for meeting contingencies or for equalising dividends; and pending such application, may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than Shares) as the Board may, from time to time, think fit;

(ii)                                  before the declaration of any dividend in any Financial Year, transfer such percentage of its profits for that financial year as it may consider appropriate to the reserves of the Company; and

(iii)                             carry forward any profits which it may consider necessary not to divide, without setting them aside as a reserve .

(q)                                 to distribute by way of bonus amongst the staff of the Company a Share or Shares in the profits of the Company, and to give to any Director, officer or other Person employed by or working for the Company, a commission on the profits of any particular business or transaction; and to charge such bonus or commission as part of the working expenses of the Company;

(r)                                    to effect, make and enter into, on behalf of the Company, all transactions, agreements and other contracts within the scope of the business of the Company; and to appoint, constitute and at their discretion, remove or dissolve any consultant, advisors and Committee(s) as they may from time to time think fit, and to determine their powers and duties and fix their remuneration;

(s)                                   from time to time and at any time, to make such arrangements as the Directors may consider appropriate for managing any of the affairs of the Company in any specified locality in India or elsewhere and to appoint any Person(s) to be in charge of such offices;

(t)                                    subject to Section 179 of the Act, from time to time, and at any time to appoint any Person and to delegate to the Person so appointed, any of the powers, authorities and discretion for the time being vested in the Directors; and to authorize any Person to fill up any vacancies therein and to act notwithstanding vacancies; and such appointment or delegation may be made on such terms, and subject to such conditions as the Directors may think fit, and the Directors may, at any time remove any Person so appointed, and may annul or vary any such delegation;

(u)                                 at any time, and from time to time, by power of attorney to appoint any Person or Persons to be the attorney or attorneys of the Company, for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these presents) and subject to the provisions of Section 179 of the Act and for such period and subject to such conditions as the Directors may, from time to time, think fit, and any such appointment may (if the Directors think fit) be made in favour of any Person or in favour of any Company, or the Shareholders, Directors, nominees or Managers of any Company or firm or otherwise in favour of any fluctuating body of Persons whether nominated directly or indirectly by the Directors and any such power of attorney may contain such powers for the protection of convenience of Persons dealing with such attorneys as aforesaid to sub-delegate all or any of the powers, authorities and discretion for the time being vested in them;

(v)                                 subject to Section 188 of the Act, for or in relation to any of the matters aforesaid or otherwise for the purposes of the Company to enter into all such negotiations and contracts and rescind and vary all such contracts, and execute and do all such acts, deeds and things in the name and on behalf of the Company as they may consider expedient;

(w)                               to purchase or otherwise acquire or obtain licence for the use of, and to sell, exchange or grant licence for the use of any trade mark, patent, invention or technical know-how;

(x)                                 to undertake on behalf of the Company any payment of all rents and the performance of the covenants, conditions and agreements contained in or reserved by any lease that may be granted or assigned or to otherwise acquired by the Company, and to purchase the reversion or reversions, and otherwise to acquire the fee simple of all or any of the lands of the Company for the time being held under lease or for an estate less than freehold estate;

(y)                                 to improve, manage, develop, exchange, lease, sell, re-sell, and re-purchase, dispose of, deal or otherwise turn to account, any property (movable or immovable) or any rights or privileges belonging to or at the disposal of the Company or in which the Company has or may have interest;

(z)                                  to let, sell or otherwise dispose of, subject to the provisions of Section 180 of the Act any property of the Company, either absolutely or conditionally and in such manner and upon such terms and conditions in all respects as they think fit and accept payments of satisfaction for the same in cash or otherwise as they think fit;

(aa)                          from time to time to make, vary and repeal bye-laws, regulations and other rules, guidelines or instructions for regulating the business of the Company, its officials employees and other Persons having dealings with the Company;

(bb)                          to get insured and keep insured against loss or damage by fire or otherwise for such period and to such extend as they may think proper, all or any part of the building, machinery, goods, stores, produce and other movable property of the Company either separately or co-jointly, also to insure all or any portion of the goods, produce, machinery and other articles imported or exported by the Company and to assign, surrender or discontinue any policies of assurance effected in pursuance of this power; and

(cc)                            Subject to Section 179 of the Act, to open accounts with any bank or bankers or with any Company, firm or individual and to pay money into and draw money from any account from time to time as the Directors may think fit.

DECISIONS OF THE BOARD OF DIRECTORS

172.                        A resolution of the Board of Directors shall be adopted by the affirmative vote of the majority of the Directors present at a meeting, at which a quorum of the Board of Directors is present.

CHIEF EXECUTIVE OFFICER

173.                        (a)                                 The Chief Executive Officer /Managing Director shall be vested with the day-to-day responsibility and discretion for managing the business and operations of the Company and the authority conferred on him by the Board of Directors. The Chief Executive Officer/Managing Director shall have, in addition to the powers and authorities normally incidental to the office of Chief Executive Officer / Managing Director, and the powers and duties set forth in these Articles, if any, the following authorities and accountabilities: (i) accountability to the Board of Directors to achieve the milestones, requirements and objectives as set forth in annual operating and capital budget or otherwise; (ii) day-to-day administration of the Company and co-ordination of the subcontractors; (iii) representing the Company in dealings with the Shareholders and third parties; (iv) proposing to the Board of Directors updates and amendments to annual operating and capital budgets; (v) delegating authority to other officers or employees of the Company the authority to discharge the functions on behalf of, and enter into transactions in the name of, the Company consistent with the Act and these Articles; and (vi) managing the personnel resources of the Company.

(b)                                 The Chief Executive Officer / Managing Director may be appointed by the Board for such term, at such remuneration and upon such terms and conditions as it may think fit; and any Chief Executive Officer / Managing Director so appointed may be removed by means of a resolution of the Board.

(c)                                  A Director may be appointed as Chief Executive Officer.

CHIEF FINANCIAL OFFICER

174.                        (a)                                 The Chief Financial Officer may be appointed by the Board for such term, at such remuneration and upon such terms and conditions as it may think fit; and any Chief Financial Officer so appointed may be removed by means of a resolution of the Board. Provided that, the Board may appoint one or more Chief Financial Officers for its multiple businesses.

(b)                                 A Director may be appointed as a Chief Financial Officer.

175.                        The Company shall have Senior Officers as decided by the Board of Directors. The Senior Officers shall be resident Indian citizens and shall discharge such functions as may be decided by the Board of Directors.

MANAGING DIRECTOR/ WHOLE TIME DIRECTOR

176.                        (a)                                 Subject to the provisions of the Act and Articles 173 to 175, the Board shall have the power to appoint and reappoint and from time to time remove one or more Persons to be Managing Director(s) and whole time Director(s) of the Company for a fixed period as the Board thinks fit, and subject to the provisions of Article 178, the Board may by resolution vest in such Managing Director such of the powers hereby vested in the Board generally as it thinks fit, and such power may be made exercisable for such period or periods and upon such conditions and subject to such restrictions as it may determine.

(b)                                 A Managing Director or a Whole-time Director shall receive such remuneration (whether by way of salary, perquisites, commission or participation in profits, or otherwise or partly in one way and partly in another) as the Directors may, subject to the provisions of the Act, or any other law applicable for the time being in force in that behalf, determine.

(c)                                  Subject to the provisions of the Act, the Board of Directors may entrust to and confer upon a Managing Director or Whole-time Director any of the powers exercisable by the Board upon such terms and conditions and with such restrictions as the Board may think fit, and either collaterally with or to the exclusion of powers of the Board, and may, from time to time, revoke, withdraw, alter or vary any of such powers.

177.                        (a)                                 The Company shall not appoint or employ, or continue the appointment or employment of, a Person as its Managing or Whole-time Director who;

(i)                                     is an undischarged insolvent, or has, at any time, been adjudged an insolvent;

(ii)                                  suspends, or has, at any time, suspended with his creditors, or makes, or has at any time made, a composition with them; or

(iii)                               is, or has at any time been convicted by a Court of an offense involving moral turpitude.

(b)                                 If the Managing or Whole-time Director ceases to hold the office of Director he shall ipso facto and immediately cease to be a Managing Director or whole time Director, as the case may be, of the Company.

MANAGER

178.                        (a)                                 Subject to the provisions of the Act, if a Managing Director has not been appointed as provided for in the Articles, the Board may appoint a Manager for such term and on such remuneration and upon such conditions as it may deem fit; and any Manager so appointed may be removed by the Board.

(b)                                 The Manager shall exercise such power or powers and for such period or periods and upon such conditions and subject to such restrictions as the Board may determine.

THE SECRETARY

179.                        Subject to the provisions of the Act, the Board of Directors may, from time to time appoint and, at their discretion remove any individual (hereinafter called “the Secretary” or the “Company Secretary”) who shall have such qualifications as may be prescribed to perform any functions, which by the Act or these Articles are to be performed by the Secretary, and to execute any other purely ministerial or administrative duties which may from time to time be assigned to the Secretary. The Board of Directors may also at any time appoint some Persons (who need not be the Secretary) to keep the registers required to be kept by the Company. The Secretary may be appointed by the Board of Directors on such terms and conditions and at such remuneration as it may deem fit.

THE SEAL

180.                        The Board shall provide a Common Seal for the purposes of the Company, and shall have from time to time, power to destroy the same and substitute a new Seal in lieu thereof, and the Board shall provide for the safe custody of the Seal for the time being.

181.                        The Seal shall not be affixed to any instrument except by the authority of a resolution of the

Board of Directors or a Committee of the Board authorized by it in that behalf and except in the presence of at least one Director and of the Secretary or such other Person as the Board may appoint for the purpose, and such one Director and Secretary or other Person as aforesaid shall sign every instrument to which the Seal of the Company is so affixed in their presence.

Provided further that the certificates of Shares or Debentures shall be sealed in the manner and in conformity with the provisions of the Rules and any statutory modifications thereof, for the time being in force.

DIVIDENDS

182.                        The profits of the Company, subject to the provisions of these Articles, shall be divisible among the Members in proportion to the amount of Capital paid up or credited as paid up on the Shares held by them respectively but if any Share is issued on terms providing that it shall rank for Dividend as from a particular date such share shall rank for Dividend accordingly.

183.                        The Company, in General Meeting, may declare Dividends to be paid to Members according to their respective rights but no Dividend shall exceed the amount recommended by the Board, but the Company in General Meeting may declare a lower Dividend.

184.                        No Dividend shall be declared or paid otherwise than out of profits of the Financial Year arrived at after providing for depreciation in accordance with the provisions of Section 123 of the Act, or out of the profits of the Company for any previous Financial Year or years arrived at after providing for depreciation in accordance with those provisions and remaining undistributed or out of both.

Provided that:

(a)                                 if the Company has not provided for depreciation for any previous Financial Year or years, it shall, before declaring or paying any Dividend for any Financial Year, provide for such depreciation out of the profits of that Financial Year or out of the profits of any other previous Financial Year or years;

(b)                                 if the Company has incurred any loss in any previous Financial Year or years, the amount of the loss or an amount which is equal to the amount provided for depreciation for that year or those years whichever is less, shall be set off against the profits of the Company for the year for which the Dividend is proposed to be declared or paid or against the profits of the Company for any previous Financial Year or years arrived at in both cases after providing for depreciation in accordance with the provisions of Schedule II of the Act or against both.

Provided further that, no Dividend shall be declared or paid for any Financial Year out of the profits of the Company for that year arrived at after providing for depreciation as above, except after the transfer to the reserves of the Company of such percentage of its profits for that year as may be prescribed in accordance with Section 123 of the Act or such high percentage of its profits as may be allowed in accordance with that Section.

Provided further that, the Board may carry forward any profits which it may consider necessary not to divide, without setting them aside as reserve.

185.                        The Board may, from time to time, pay to the Members such interim Dividend as in its judgment the position of the Company justifies.

186.                        Where the Capital is paid in advance of the calls upon the footing that the same shall carry interest, such Capital shall not, whilst carrying interest, confer a right to participate in profits.

187.                        The Company shall pay Dividends in proportion to the amount paid up or credit as paid-up on some Shares than on others.

188.                        The Board may retain the Dividends payable upon Shares in respect of which any Person has become entitled to be a Member under Article 56 or any Person under that Article is entitled to transfer until such Person becomes a Member in respect of such Shares or shall duly transfer the same.

189.                        A waiver in whole or in part of any Dividend on any Share by any document (whether or not under Seal) shall be effective only if such document is signed by the Member (or the Person entitled to the Share in consequence of the death or bankruptcy of the holder) and delivered to the Company and if or to the extent that the same is accepted as such or acted upon by the Board.

190.                        Any one of the several Persons who are registered as joint holders of any Share may give effectual receipts for all Dividends or bonus and payments on account of Dividends or bonus or other moneys payable in respect of such Share.

191.                        No Member shall be entitled to receive payment of any interest or Dividend or bonus in respect of his Share whilst any moneys may be due or owing from him to the Company in respect of such Share or otherwise, however, either alone or jointly with any other Person or Persons; and the Board may deduct from the interest or Dividend payable to any Member all such sums of money so due from him to the Company.

192.                        (a)                                 Unless otherwise directed, any Dividend payable in cash in respect of Shares may be paid by electronic mode, cheque or warrant payable only in India, or by a pay slip or receipt having the force of a cheque or warrant, sent through the post to the registered address of the Member or Person entitled, or in case of joint holders to that one of them first named in the Register of Members in respect of the joint holding.

(b)                                 Every such cheque or warrant shall be made payable to the registered holder of Shares or to his order or to his bankers.

(c)                                  Payment in any way whatsoever shall be made at the risk of the Person entitled to the money paid or to be paid. The Company shall not be liable or responsible for any cheque or warrants or payslip or receipt lost in transmission, or for any Dividend lost to the Member or Person entitled thereto by the forged endorsement of any cheque or warrant or the forged signature on any payslip or receipt or the fraudulent or improper recovery of the Dividend by and other means. The Company will be deemed to having made a payment and received a good discharge for it if a payment using any of the foregoing permissible means is made.

193.                        The Company shall pay the Dividend or send the cheque or warrant or given instructions for payment in electronic mode in respect thereof to the Member entitled to the payment of Dividend in accordance with the provisions of the law from the date of the declaration unless:

(a)                                 where the Dividend could not be paid by reason of the operation of any law;

(b)                                 where a Shareholder has given directions regarding the payment of the Dividend and those directions cannot be complied with;

(c)                                  where there is a dispute regarding the right to receive the Dividend; or

(d                                     where for any other reason, the failure to pay the Dividend or to post the warrant within the period aforesaid was not due to any default on the part of the Company.

194.                        Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid, but if and so long as nothing is paid upon any of the shares in the Company, dividends may be declared and paid according to the amounts of the Shares.

195.                        No unclaimed Dividend shall be forfeited by the Board before the claim becomes barred by law, and such forfeiture, when affected, shall be annulled in appropriate cases, and the Company shall comply with the provisions of Section 124 of the Act, as applicable, in respect of such Dividend.

196.                        Unclaimed Dividends shall be transferred to the unpaid Dividend account of the Company as hereinafter provided:

(a)                                 Where the Dividend has been declared but not paid but the warrant in respect thereof has not been posted, within thirty days from the date of the declaration to any Shareholder entitled to the payment thereof, the Company shall within seven days from the date of expiry of the said period of thirty days transfer the total amount of Dividend which remains unpaid or in relation to which no Dividend warrant has been posted within the said period of thirty days to a special account to be opened by the Company in that behalf in any Scheduled Bank to be called “Unpaid Dividend Account of “……”.

A claim to any money so transferred to the general revenue account may be preferred to the Central Government by the Shareholders to whom the money is due.

(b)                                 Any money transferred to the unpaid Dividend account of the Company in pursuance of sub-Article (a) hereof which remains unpaid or unclaimed for a period for seven years from the date of such transfer, shall be transferred by the Company to the general revenue account of the Central Government;

(c)                                  The Company shall, when making any transfer under Article 196(b) hereof to the general revenue account of the Central Government of any unpaid or unclaimed Dividend, furnish to such officer as the Central Government may appoint in this behalf a statement in the prescribed form setting forth in respect of all sums included in such transfer, the nature of the sums, the names and last known addresses of the Persons entitled to receive the sum, the amount to which each Person is entitled, and the nature of his claim thereto and such other particulars as may be prescribed by the Central Government.

197.                        Any General Meeting declaring a Dividend may, on the recommendations of the Board of Directors, make a call on the Members of such amount as the Meeting fixes but so that the call on each Member shall not exceed the Dividend payable to him, and so that the call be made payable at the same time as the Dividend; and the Dividend may, if so arranged between the Company and the Members, be set off against the call.

198.                        No Dividend shall be payable except in cash. Provided that nothing in this Article 198 shall be deemed to prohibit the capitalization of the profits or reserves of the Company for the purpose of issuing fully paid up bonus Shares or paying up any amount for the time being unpaid on any Shares held by Members of the Company.

199.                        Subject to the rights of Persons, if any, entitled to Shares with special rights as to Dividends, all Dividends shall be declared and paid according to the amounts paid or credited as paid on the Shares in respect whereof the Dividend is paid, but if and so long as nothing is paid upon any of the Shares in the Company, Dividends may be declared and paid according to the amounts of the Shares. No amount paid or credited as paid on a Share in advance of calls shall be treated for the purposes of this Article 199 as paid on the Share.

200.                        The Board may deduct from any Dividend payable to any Member all sums of money, if any, presently payable by him to the Company on account of calls or otherwise in relation to the Shares of the Company.

201.                        No Dividend shall bear interest against the Company.

CAPITALISATION BUY-BACK OF SHARES

202.                        (a)                                 The Company in General Meeting may, upon the recommendation of the Board:

(i)                                     that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the company’s reserve accounts, or to the credit of the profit and loss account, or otherwise available for distribution; and

(ii)                                  that such sum be accordingly set free for distribution in the manner specified in Article 202(b) amongst the Members who would have been entitled thereto, if distributed by way of dividend and in the same proportions.

(b)                                 The sum aforesaid shall not be paid in cash but shall be applied, subject to the provisions of the Act, either in or towards:

(i)                                     paying up any amounts for the time being unpaid on any Shares held by such Members respectively;

(ii)                                  paying up in full, unissued shares of the company to be allotted and distributed, credited as fully paid-up, to and amongst such members in the proportions aforesaid;

(iii)                               partly in the way specified in Article 202(b)(i) and partly that specified in Article 202(b)(ii);

(v)                                 A securities premium account and a capital redemption reserve account may, for the purposes of this Article, be applied in the paying up of unissued Shares to be issued to Members of the Company as fully paid bonus Shares;

(vi)                              The Board shall give effect to the resolution passed by the Company in pursuance of this Article 202.

203.                        (a)                                 Whenever such a resolution as aforesaid shall have been passed, the Board shall:

(i)                                     make all appropriations and applications of the undivided profits resolved to be capitalised thereby, and all allotment and issues of fully paid Shares if any; and

(ii)                                  generally do all acts and things required to give effect thereto.

(b)                                 The Board shall have the power:

(i)                                     make such provisions, by the issue of fractional certificates or by payment in cash or otherwise as it thinks fit, for the case of shares becoming distributable in fractions; and

(ii)                                  to authorise any Person to enter, on behalf of all the Members entitled thereto, into an agreement with the company providing for the allotment to them respectively, credited as fully paid-up, of any further Shares to which they may be entitled upon such capitalisation, or as the case may require, for the payment by the Company on their behalf, by the application thereto of their respective proportions of profits resolved to be capitalised, of the amount or any part of the amounts remaining unpaid on their existing Shares;

(iii)                               Any agreement made under such authority shall be effective and binding on such Members.

BUY-BACK OF SHARES

204.                                                                        Notwithstanding anything contained in these Articles but subject to the provisions of Sections 68 to 70 of the Act, or any other law for the time being in force, the Company may purchase its own Shares or other specified securities.

ACCOUNTS

205.                        (a)                                 The Company shall keep at the office or at such other place in India as the Board thinks fit, proper books of accounts in accordance with Section 128 of the Act with respect to:

(i)                                     all sums of moneys received and expended by the Company and the matters in respect of which the receipts and expenditure take place;

(ii)                                  all sales and purchases of goods by the Company; and

(iii) the assets and liabilities of the Company.

The books of accounts may also be maintained in electronic form.

(b)                                 Where the Board decides to keep all or any of the books of accounts at any place other than the Office of the Company, the Company shall, within seven days of the decision, file with the Registrar a notice in writing giving the full address of that other place.

(c)                                  The Company shall preserve in good order the books of accounts relating to a period of not less than eight years preceding the current year together with the vouchers relevant to entries in such books of account.

(d)                                 When the Company has a branch office, whether in or outside India, the Company shall be deemed to have complied with this Article 205 if proper books of account relating to the transactions effected at the branch office are kept at the branch office and proper summarized returns made up to dates at intervals of not more than three months, are sent by the branch office to the Company at the registered office or other place in India, at which the Company’s books of account are kept as aforesaid.

(e)                                  The books of account shall give a true and fair view of the state of the affairs of the Company.

(f)                                   The books of account shall be open for inspection by any Director during business hours. No Member (not being a Director) shall have any right to inspect any books of account or books and papers or documents of the Company except as conferred by law or authorised by the Board.

206.                        The Board shall, from time to time, in accordance with the provisions of the Act, cause to be prepared and to be laid at each Annual General Meeting a profit and loss account and a balance sheet, containing a summary of the property and assets and of the Capital and liabilities of the Company, made up to a date not earlier than the date of the Meeting by more than six months or such extended period as may be permitted under the Act by the Registrar of Companies.

207.                        Every balance sheet and profit and loss account of the Company shall give a true and fair view of the affairs and the profit or loss of the Company for the financial year and shall comply with the requirements of Schedule III of the Act, so far as they are applicable thereto.

208.                        (a)                                 Every balance sheet laid before the Company in Annual General Meeting shall be accompanied by a report of the Board of Directors as to the state of the Company’s affairs and as to the amounts, if any, which it recommends should be paid by way of Dividend and material changes and commitments, if any, affecting the financial position of the Company for which the balance sheet relates and the date of the report.

(b)                                 The Board’s report shall so far as is material for the appreciation of the state of the Company’s affairs by its Members and which will not, in the Board’s opinion, be harmful to the business of the Company, deal with any change which have occurred during the Financial Year in the nature of the Company’s business and generally in the classes of business in which the Company has an interest.

(c)                                  The Board shall also give the fullest information and explanations in its Report aforesaid, or in an addendum to that report on every reservation, qualification or adverse remark contained in the Auditor’s Report.

(d)                                 The Board’s Report and any addendum thereto shall be signed by its Chairman if he is authorized in that behalf by the Board, and where he is not so authorized, shall be signed by such number of Directors as are required to sign the balance sheet and the profit and loss account of the Company.

(e)                                  The Board shall have the right to charge any Person not being a Director with the duty of seeing that the provisions of Articles 208(a) to 208(c) are complied with.

209.                        (a)                                 The profit and loss account and balance sheet shall be signed on behalf of the Board of Directors by the Manager or Secretary, if any, and by not less than two Directors, one of whom shall be a Managing Director where there is one, provided that if there is only one Director present in India at the time the profit and loss account and balance sheet shall be signed by such Director but in such a case there shall be attached to the Profit and Loss Account and Balance Sheet a statement signed by such Director explaining the reason for non-compliance with the aforesaid provision requiring the signatures of two Directors.

(b)                                 The profit and loss account and balance sheet shall be audited by the Auditor and the Auditor’s Report (including the Auditors separate, special or supplementary report, if any) shall be attached thereto, and such Report shall be read before the Company in General Meeting and shall be open to inspection by any Member.

210.                        The Board of Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts, books and documents of the Company or any of them, shall be open to the inspection of the members, and no members (not being a Director) shall have any right of inspecting any account or books or documents of the Company except as conferred by statute or authorized by the Directors or by a resolution of the Company in General Meeting.

211.                        A copy of every balance sheet including the profit and loss account, the Auditors’ Report and every other document required by law to be annexed or attached as the case may be, to the balance sheet, which is to be laid before the Company in a General Meeting, shall be made available for inspection at the Registered Office, of the Company during working hours for a period of twenty one days before the date of the Meeting.

212.                        Where the Company has one or more subsidiaries, it shall, in addition to the financial statements to be prepared in accordance with these Articles, prepare a consolidated financial statement of the company and of all the subsidiaries in the same form and manner as that of its own.

213.                        A statement containing the salient features of such documents in the prescribed form or the copies of the documents aforesaid, as the Company may deem fit, will be sent to every member of the Company and to every trustee for the holders of any Debentures issued by the Company not less than twenty one days before the date of the meeting as laid down in Section 136 of the Act and all other provisions of this Section shall apply in respect of the matters referred to in this Article 213.

DOCUMENTS AND NOTICES

214.                        (a)                                 A document or notice may be served or given by the Company on any Member or officer of the Company either personally or by sending it by post to him to his registered address or (if he has no registered address in India) to the address, if any, in India supplied by him to the Company for serving documents or notices in him or by electronic mail.

(b)                                 Where a document or notice is sent by post, service of the documents or notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing the document or notice. Provided that where a Member has intimated to the Company in advance that documents or notices should be sent to him under a certificate of posting or by registered post with or without acknowledgment due and has deposited with the Company a sum, sufficient to defray the expenses of doing so, service of the document or notice shall not be deemed to be effected unless, it is sent in the manner intimated by the Member, and such service shall be deemed to have been effected in the case of a notice of a Meeting, at the expiration of forty eight hours after the letter containing the documents or notice is posted, and in any other case, at the time at which the letter would be delivered in the ordinary course of post.

(c)                                  Where a document or notice is sent by electronic mail, the document or notice shall be deemed to have been delivered upon an electronic mail containing the document or notice being sent to the email address provided to the Company by the Member.

215.                        A document or notice advertised in a newspaper circulating in the neighbourhood of the Office shall be deemed to be duly served or sent on the day on which the advertisement appears, on every Member who has no registered address in India or has not supplied to the Company an address within India for the serving of document on or the sending of notices to him.

216.                        A document or notice may be served or given by the Company on or to the joint-holders of a Share / Debenture by serving or giving the document or notice on or to the joint-holder named first in the Register of Members/ Register of Debenture-holders in respect of the Share/Debenture.

217.                        A document or notice may be served or given by the Company on or to the Persons entitled to a Share in consequence of death, insolvency or winding up of a Member by sending it through the post in a prepaid letter addressed to them by name or by the title of representatives of deceased, official assignee, receiver or liquidator of the Member in insolvency or winding-up or by any like description, at the address, if any, in India, supplied for the purpose by the Persons claiming to be so entitled, or (until such an address has been so supplied) by serving the document or notice in any manner in which the same might have been given if the death, insolvency or winding up had not occurred.

218.                        Documents of every General Meeting shall be served or given in the same manner hereinbefore authorized on or to every Member and to the Auditor or Auditors for the time being of the Company; and shall be served in the manner provided in Article 214 on every Person entitled to a share in consequence of the death, insolvency or winding up of a Member.

219.                        Every Person who, by operation of law, transfer or other means whatsoever, shall become entitled to any share, shall be bound by every document or notice in respect of such share, which previously to his name and address being entered on the register of Members, shall have been duly served on or given to the Person from whom he derives his title to such share.

220.                        Any document or notice to be served or given by the Company may be signed by any Director, Secretary or some Person duly authorized by the Board of Directors for such purpose and the signature may be written, printed or lithographed.

221.                        All documents or notice to be served or given by Members on or to the Company or any Officer thereof shall be served or given by sending the same to the Company or officer at the Registered Office by post under a certificate of posting or by registered post, or by leaving the same at its Registered Office.

222.                        A Notice may be served on the Registrar by sending it to him at his office by post under a certificate of posting or by registered post, or by delivering it to, or leaving it for him at his office.

WINDING UP

223.                        (a)                                 Subject to the provisions of the Companies Act, 1956 or the Act, as applicable, and these Articles, if the Company shall be wound up, the liquidator, may with the sanction of a special resolution of the Company and any other sanction required by the Act, divide amongst the members in specie or kind the whole or any part of the assets of the Company, whether they shall consist of property of the same kind or not.

(b)                                 For the purpose of aforesaid, the liquidator may set such value as he deems fair upon any property to be divided as aforesaid and may be determined how such division shall be carried out as between the Members or different classes of Members.

(c)                                  The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributors as the liquidator, with the like sanction shall think fit, but so that no member shall be compelled to accept any Shares of other securities whereon there is any liability.

INDEMNITY AND RESPONSIBILITY

224.                        (a)                                 Save and except so far as the provisions of this Article 224 shall be avoided by Section 197(13) of the Act, the Board of Directors, Managing Director, Managers, Secretary, and other officers or other employees/servants for the time being of the any, Auditor and the trustees, if any, for the time being acting in relation to any of the affairs of the Company and every one of them and every one of their heirs, executors and administrators shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their executors or administrators shall or may incur or sustain by or reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trust, except such, if any as they shall incur or sustain through or by their own wilful neglect or default respectively.

(b)                                 None of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them, or for joining in any receipt for the sake of conformity, or for any bankers or other Person with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for the insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts or in relation thereto, except the same shall happen by or through their own wilful dishonesty, neglect or default respectively.

SECRECY

225.                        (a)                                 Every Director, Manager, Auditor, treasurer, trustee, Member of a Committee, officer, servant, agent, accountant or any other Person employed in the company shall, if so required by the Directors, or by any other Person authorized in this behalf before entering upon his duties, sign a declaration pledging himself to observe strict secrecy respecting all transactions and affairs of the Company with the customers and the state of the accounts with individuals and in matters relating thereto, and shall by such declaration pledge himself not to reveal any of the matters which may come to his knowledge in discharge of his duties except when required to do so by the Directors or by law or by the Person to whom such matters relate and except so far as may be necessary in order to comply with any of the provisions in these presents contained.

(b)                                 Subject as aforesaid, every Director, Managing Director, Manager, Company Secretary or other officer of the Company shall be indemnified against any liability incurred by him in defending any proceedings, whether civil or criminal in which judgment is given in his favour or in which he is acquitted or discharged or in connection with any application under applicable provisions of the Act in which relief is given to him by the Court.

(c)                                  Subject to the provisions of the Act, no member shall be entitled to visit or inspect any works of the Company without the permission of the Director or to require discovery of or any information respecting any detail of the Company’s trading or any matter which is or may be in the nature of a trade secret, mystery of trade, secret process, or any other matter which may be relate to the conduct of the business of the Company and which in the opinion of the Directors, would be inexpedient in the interest of the Company to disclose.

(d)                                 The Company may take and maintain any insurance as the Board may think fit on behalf of its present and/or former Directors and Key Managerial Personnel for indemnifying all or any of them against any liability for any acts in relation to the Company for which they may be liable but have acted honestly and reasonably.

GENERAL POWER

226.                        Wherever in the Act, it has been provided that the Company shall have right, privilege or authority or that the Company could carry out any transaction only if the Company is so authorized by its articles, then and in that case this regulation hereto authorizes and empowers the Company to have such rights, privilege or authority and to carry such transactions as have been permitted by the Act, without there being any specific regulation in that behalf herein provided.

COMPLIANCE WITH THE LICENCE AGREEMENTS

227.                        The Company hereby acknowledges that it will adhere and comply with the conditions and terms stipulated in the Licence Agreements. Under extant requirements of the DoT, any violation of any such License Agreements shall automatically lead to the Company being unable to carry on its business in this regard.

PART II

OVERRIDING EFFECT AND INTERPRETATION

228.                        Subject to the requirements of Applicable Laws, in the event of any conflict between the provisions of Articles 1 to 227 (Part I of the Articles of Association of the Company) and Articles 228 to 235 (Part II of the Articles of Association of the Company), the provisions of Part II shall apply.

229.                        Nothing in the Overriding Articles shall be construed to limit or restrict or supersede the rights of the Company’s lenders under the Long Term Facilities.

230.                        Interpretation of Articles 228 to 235 (Part II of the Articles of Association of the Company).

Notwithstanding the provisions of Articles 1 to 227 (Part I of the Articles of Association), (a) capitalised terms and expression used in the Articles, shall have the meaning assigned to such terms in Part II of the Articles of Association; (b) capitalised terms and expressions used in the Articles, but not defined in Part II of the Articles of Association shall have the meaning assigned to such terms in Articles 1 to 227; and (c) any terms and expressions (whether capitalised or not), used but not defined specifically in these Articles shall have the same meaning as ascribed to them in the Act or any statutory modification thereof.

“Affiliate” in relation to any entity, means any body corporate, partnership, unincorporated association which directly or indirectly Controls or is Controlled by or is under common Control with that entity.

“Alternate Director” has the meaning given in Article 233.

“Applicable Laws” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, clearance, approval, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision, or determination by, or any interpretation or administration of any of the foregoing by, any statutory or regulatory authority in effect in India.

“Audit Committee” means the audit committee of the Company.

“Audit Committee Nominee” has the meaning given in Article 232(b).

“Axiata” means Axiata Group Berhad (formerly known as TM International Berhad), a company incorporated under the laws of Malaysia and having its registered office at Level 42, North Wing, Menara TM, Jalan Pantai Baharu, 50672 Kuala Lumpur, Malaysia.

“Axiata Nominee” means TMI Mauritius Ltd. or any other Affiliate of Axiata, or any entity Controlled by Khazanah.

“Axiata Parties” means TMI Mauritius Ltd., Axiata, all Affiliates of Axiata and Khazanah.

“Base Shareholding Level” means fourteen point nine nine percent of the Equity Capital of the Company on 13th August, 2008 or the maximum Shareholding of Axiata as is, or has been, mutually agreed between the Company and Axiata from time to time in writing, and in either case, as reset in accordance with Article 232.

“Control” (including the terms “Controlled by” and “under common Control with”) means, in relation to a body corporate, the right to exercise, or control the exercise of, whether directly or indirectly, acting alone or together with another Person, more than fifty percent of the total voting rights at a general meeting of that body corporate, or the right or power to direct, whether directly or indirectly, acting alone or together with another Person, the affairs of that body corporate, including the composition of any Board of Directors of that body corporate, and, in relation to any Person which is not a body corporate, the right or power to direct, whether directly or indirectly, acting alone or together with another Person, the affairs of that Person.

“ESOS” means the Idea Employee Stock Option Scheme - 2006 and any other stock option schemes adopted by the Company pursuant to Applicable Laws, from time to time.

“FDI Limits” means the applicable Indian laws and regulations governing the maximum non-Indian direct and indirect shareholdings in an Indian telecommunications services company from time to time.

“Khazanah” means Khazanah Nasional Berhad, an entity established by the Government of Malaysia.

“Long Term Facilities” means the long term financing facilities entered into on 8th August, 2006 and 12th October, 2007 in the aggregate amount of Rs. 74,240,000,000 (Rupees seventy four billion two hundred and forty million) between the Company and a consortium of lenders led by IDBI Bank Limited (as lead arranger).

“Non-Residents” shall mean one or more Persons who are not Indian resident for the purposes of the FDI Limits.

“Person” means any individual, partnership, corporation, association, joint stock Company, joint venture corporation, trust, unincorporated organisation or government, or agency or subdivision thereof or any other legal entity.

“Related Party Transactions” means a transfer of resources or obligations, or any other material transactions or arrangements, between the Company and any Affiliate of the Company, regardless of whether or not a price is charged.

“SEBI DIP Guidelines” means the Securities and Exchange Board of India (Disclosure and Investor Protection) Guidelines, 2000, as amended from time to time.

“Shareholding of Axiata” means the direct and indirect holding of Shares by TMI Mauritius Ltd when aggregated with the direct and indirect holding of Shares by Axiata and all of Axiata’s Affiliates (other than Mauritius Ltd).

“Spice” means Spice Communications Limited, a company incorporated under the Act, having its Registered Office at A-30, Mohan Co-operative Industrial Estate, Mathura Road, New Delhi-110 044.

“TMI Mauritius Ltd” means the company named TMI Mauritius Ltd, which is incorporated under the laws of Mauritius and having its Registered Office at 3rd Floor, TM Building, Pope Hennessy Street, Republic of Mauritius.

“Third Party” means a Person other than Axiata or its Affiliates.

231.                        Axiata’s rights upon further issue of Shares by the Company:

(a)                                 Save as otherwise provided in this Article 231, so long as the Shareholding of Axiata is at least ten percent of the total issued Equity Capital of the Company from time to time, if the Company intends to issue and allot Shares or any other securities convertible into Shares or any securities giving the right to call for the issue of Shares (“Relevant Securities”) other than:

(i)                                     Shares issued on an event of default under the Long Term Facilities; or

(ii)                                  Shares issued on the exercise of options under the ESOS; or

(iii)                               Relevant Securities being offered to all Shareholders in proportion to their percentage holding of Shares;

to any Third Party (“Further Preferential Issue”), the Company will, subject to compliance with Applicable Laws, offer Axiata or any Axiata Nominee nominated by Axiata in writing, the option of subscribing for Relevant Securities on the same terms and conditions (including as to price) as those proposed to be offered to such Third Party, in such manner as to maintain the Base Shareholding Level on a fully diluted basis (“Pro-Rata Top Up”) in accordance with the procedure set out in Article 232(b) below; and where any or all of the Relevant Securities in the Further Preferential Issue are intended to be allotted to Non-Residents, the Company shall ensure that the size of the offering to the Non-Residents is such that Axiata will be able to exercise its Pro-Rata Top Up without breaching any FDI Limits.

(b)                                 If the Shareholding of Axiata falls below ten percent of the total issued Equity Capital of the Company from time to time directly as a result of a breach by the Company of its obligations under this Article 232 or as a result of any issue by the Company of Relevant Securities if such issue is as a result of an event of default under the Long Term Facilities or the exercise of any options granted under the ESOS, Axiata shall retain its rights pursuant to Articles 232 to 235 and this Article 231.

(c)                                  The Company will notify Axiata in writing not less than thirty days in advance of any meeting of the Board to consider a Further Preferential Issue of its intention to make the Further Preferential Issue (a “Further Preferential Issue Notice”). Axiata agrees, within fifteen days of receipt by it of the Further Preferential Issue Notice (the “Axiata Acceptance Period”), to inform the Board: (a) whether it intends to exercise its rights in respect of the Pro-Rata Top Up; and (b) which Axiata Nominee will subscribe for the Relevant Securities (the “Axiata Notice”). If Axiata indicates in the

Axiata Notice that it wishes to exercise the Pro-Rata Top Up, Axiata undertakes to complete the subscription for the Relevant Securities during the currency of the Company’s shareholder resolution passed in respect of the Further Preferential Issue (subject to any approval required from its shareholders and any applicable regulatory requirements (including consent of Bank Negara Malaysia) pursuant to the Pro-Rata Top Up. If Axiata does not serve a Axiata Notice before the expiry of the Axiata Acceptance Period or Axiata indicates in the Axiata Notice that it does not wish to exercise the Pro-Rata Top Up, the Company may freely issue and allot the Relevant Securities on a preferential basis to the Person(s) identified in the Further Preferential Issue Notice on the same terms and conditions (including as to price) as those available to Axiata under the Pro-Rata Top Up.

(d)                                 If Axiata’s shareholder approval is required for Axiata or any Axiata Nominee to participate in the Pro-Rata Top Up, the Company will, subject to all Applicable Laws, ensure that the time frame for completion of the Further Preferential Issue will be sufficient to allow Axiata to seek and obtain such shareholders approval. Axiata acknowledges and agrees that it would seek any relevant shareholder approval as quickly as possible and would use its best efforts to ensure that the obtaining of such shareholders approval does not delay the completion of the Further Preferential Issue. If it is not possible for Axiata to obtain its shareholder approval without delaying the completion of the Further Preferential Issue past the latest time permitted for the Further Preferential Issue under the SEBI DIP Guidelines, Axiata will waive its Pro-Rata Top Up rights in respect of that Further Preferential Issue, provided that the Company convenes a further meeting of Shareholders as soon as possible thereafter to approve the Further Preferential Issue in favour of Axiata or an Axiata Nominee at the higher of: (a) the lowest price per Share permitted by Applicable Laws; and (b) the price paid by the subscriber in the relevant Further Preferential Issue, which would permit Axiata to increase its holding of Shares to the same percentage as it had immediately prior to the original Further Preferential Issue . Nothing in this Article 231(d) will imply that the Company needs to delay the holding of any meeting of Shareholders.

(e)                                  Base Shareholding Level:

(i)                                     Save as otherwise provided in this Article 23l(e)(i), if Axiata fails to exercise its rights to Pro-Rata Top Up and, as a result, the Shareholding of Axiata is diluted below the Base Shareholding Level, the Base Shareholding Level shall be deemed to remain at the level immediately before the Further Preferential Issue in respect of which it failed to exercise its Pro-Rata Top Up right for a period of twelve months from the date on which the relevant dilution occurs (the “Standstill Period”). If there is more than one Further Preferential Issue in any twelve months period, the Base Shareholding Level will only be deemed to be adjusted downwards to the level that would have prevailed if there had been no Further Preferential Issue during the said twelve months period. If the Shareholding of Axiata has not, on the expiry of the Standstill Period, increased to the Base Shareholding Level through secondary purchases, the Base Shareholding Level shall be deemed to be adjusted downwards to reflect the percentage holding of Shares then held directly and indirectly by the Axiata Parties. If the FDI Limits are exceeded at any time during the Standstill Period, such Standstill Period shall automatically be extended until such time as the FDI Limits are no longer exceeded. If the Shareholding of Axiata is diluted below the Base Shareholding Level as a result of:

(1)                                 Shares being issued on an event of default under the Long Term Facilitates; or

(2)                                 Shares being issued on the exercise of options under the ESOS; or

(3)                                 the completion of a merger of any company with the Company, including a merger of Spice with the Company, the Base Shareholding Level shall not be adjusted downwards.

(ii)                                  If the Axiata Parties sell any Shares to any Person other than an Axiata Party, the Base Shareholding Level shall be deemed to be reset at the percentage of the total issued Capital of the Company held by the Axiata Parties immediately following such sale.

(iii)                               Save as otherwise provided in this Article 231, Axiata’s rights under this Article 231 to Pro-Rata Top Up will not apply where the Shareholding of Axiata is diluted below the Base Shareholding Level for any reason other than a Further Preferential Issue or where the Shareholding of Axiata is diluted below the Base Shareholding Level as a result of:

(1)                                 Shares being issued on an event of default under the Long Term Facilitates; or

(2)                                 Shares being issued on the exercise of options under the ESOS,

in particular, such rights shall not apply in the event of any dilution taking place as a result of completion of a merger of any company with the Company including a merger of Spice with the Company, provided that in such event, Axiata shall be entitled to make secondary purchases of Shares not exceeding the Base Shareholding Level.

(f)                                   An Axiata Party shall be entitled (but not obliged) to acquire from any Person, and whether through the stock exchanges or not, such number of Shares as shall result in the Shareholding of Axiata being equal to (but not exceeding) the Base Shareholding Level.

232.                        Axiata’s Directors:

So long as the Shareholding of Axiata is at least ten percent of the total issued Equity Capital of the Company from time to time and subject to Article 231(b), Axiata will have the right to:

(a)                                 nominate to, and / or remove or replace from, the Board, one Director (“Nominee Director”); and

(b)                                 nominate and / or remove or replace the Nominee Director as a member of the Audit Committee of the Company (“Audit Committee Nominee”),

and the Company will do all things within its power to ensure that the Nominee Director and the Audit Committee Nominee is so appointed and remains in office unless otherwise instructed by Axiata in writing.

233.                        Notwithstanding anything to the contrary in Article 134, so long as the Shareholding of

Axiata is at least ten percent of the total issued Equity Capital of the Company from time to time and subject to Article 231(b), upon the request of Axiata, the Company, shall as soon as reasonably possible, appoint an Alternate Director (“Alternate Director”) in accordance with Section 161 of the Act, to act in place of the Nominee Director. In the event such Alternate Director ceases to hold office or Axiata wishes to replace such Alternate Director, the Company shall, as soon as reasonably possible, do all things required to effect such appointment, re-appointment or replacement. Such Alternate Director shall be entitled, while holding office as such, to (i) receive notices of meetings of the Board or the Audit Committee; (ii) attend and vote as a Director at any such meetings of the Board or Audit Committee of which the Nominee Director is a member; and (iii) generally exercise all the powers, rights, duties and authorities and to perform all functions of the Nominee Director. Further, such Alternate Director shall be entitled to exercise the vote of the Nominee Director at any meeting of the Board or any such Committee. For the avoidance of doubt, Nominee Director and Alternate Director will not have any veto rights or affirmative control rights in respect of the activities of the Company.

234.                        Proceedings of the Audit Committee: So long as the Shareholding of Axiata is at least ten percent of the total issued Equity Capital of the Company from time to time and subject to Article 231(b), the Company will cause full details of all Related Party Transactions to be disclosed to the Audit Committee at least once every quarter. If the Audit Committee raises any concerns in relation to such transactions/arrangements, the Company will act in accordance with the recommendations of the Audit Committee.

235.                        Notification requirements:

So long as the Shareholding of Axiata is at least ten percent of the total issued Equity Capital of the Company from time to time and subject to Article 231(b), the Company shall, on a quarterly basis, inform Axiata of the aggregate shareholding of Non-Residents in the Company. In the event that the FDI Limits are reached at any time, the Company will notify Axiata promptly and will, on a monthly basis thereafter, notify Axiata of the aggregate holding of Shares by Non-Residents

Part III

1.                                      EFFECTIVE DATE; OVERRIDING EFFECT

This Part III of the Articles of Association shall be effective from the Effective Date (defined below). In the event of any conflict between Parts I and II of the Articles of Association and Part III of the Articles of Association, the provisions of Part III of the Articles of Association shall prevail.

2.                                      DEFINITIONS & INTERPRETATION

2.1                               Definitions

Unless the context otherwise requires, the following words and terms shall have the meanings set forth below:

“Acceptance Notice” shall have the meaning given to it in Article 13.3.3;

“Act” means the Indian Companies Act, 2013 and shall include the provisions of the Indian Companies Act, 1956, to the extent the corresponding provision in the Indian Companies Act, 2013 has not been notified;

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, (a) owns greater than 26% of the voting equity or interest of such Person or is similarly owned by such Person; and (b) Controls, is Controlled by, or is under common Control with, such first Person, and in the case of a natural Person, shall include his or her Relatives;

“Agreed Shared Costs” shall have the meaning given to it in the Implementation Agreement;

“Articles” or “Articles of Association” means this Part III of the articles of association of the Company;

“Big Four Accounting Firm” shall mean any of (i) KPMG, (ii) Deloitte Touche Tohmatsu Limited (iii) Ernst and Young LLP, or (iv) PricewaterhouseCoopers, or any of their Indian associates and affiliates.

“Board” means the board of directors of the Company constituted in accordance with the Articles of Association from time to time;

“Books and Records” means all accounting, financial reporting, tax, business, marketing and corporate files, documents, instruments, papers, books, registers and records (statutory or otherwise) of the Company and its Subsidiaries, including technical records, financial statements, journals, deeds, manuals, minute books, customer and client lists, reports, files, documents, electronic information and operating data, contracts, memoranda of understanding and agreements, in whatever form;

“Business” means the provision of fixed and mobile telecommunications services to consumer and enterprise customers, including direct-to-consumer video and content services that are bundled with telecommunications services by the Company and its Subsidiaries in the Territory, and subject to amendment in accordance with Article 10 (Reserved Matters), any other business carried on by the Company and its Subsidiaries;

“Business Day” means a day other than Saturday and Sunday on which banks are open for normal banking business in London, United Kingdom, Mauritius, the Netherlands and Mumbai, India;

“Business Plan” means the detailed operating budget and the financial and strategic plan of the Company as prepared, approved and amended from time to time in accordance with the Articles of Association;

“Call Option 1” shall have the meaning given to it in Article 12.3.1(a);

“Call Option 1 Equity Share Value” means the Call Option 1 Equity Value divided by the sum of:

(a)                         the number of Equity Shares of the Company (on a fully diluted basis) as on the Effective Date;

(b)                         (without double counting) the number of Equity Shares issued pursuant to all Rights Recapitalisations occurring under Article 4; and

(c)                          the number of Equity Shares issued as bonus shares with respect to any of the Equity Shares falling within (a) or (b) above,

and adjusted in customary manner for any split or reverse-split made with respect to such Equity Shares on or after the date on which they were issued;

“Call Option 1 Equity Value” means, in relation to a Call Option 1 Notice, the amount that is equal to the sum of:

(a)                         Rs.945,524 million; and

(b)                         (without double counting) the aggregate of value of all gross consideration received or receivable by the Company pursuant to all Rights Recapitalisations occurring under Article 4 and before the date of that Call Option 1 Notice;

“Call Option 1 Notice” shall have the meaning given to it in Article 12.3.1(c);

“Call Option 1 Period” means a period of 36 (thirty six) months and one (1) Business Day from the Effective Date;

“Call Option 1 Price” shall have the meaning given to it in Article 12.3.1(c);

“Call Option 1 Purchaser” shall have the meaning given to it in Article 12.3.1(c);

“Call Option 1 Shares” shall have the meaning given to it in Article 12.3.1(c);

“Call Option 2” shall have the meaning given to it in Article 12.3.2(a);

“Call Option 2 Notice” shall have the meaning given to it in Article 12.3.2(d);

“Call Option 2 Period” shall have the meaning given to it in Article 12.3.2(a);

“Call Option 2 Price” shall have the meaning given to it in Article 12.3.2(e);

“Call Option 2 Purchaser” shall have the meaning given to it in Article 12.3.2(d);

“Call Option 2 Shares” shall have the meaning given to it in Article 12.3.2(b);

“Call Option Cap” means at any specified time, the number of Equity Shares that is equal to 50% of the Excess Equity Shares at such time (rounded down to the nearest whole Equity Share) (it being acknowledged that, at the end of the Effective Date, the Call Option Cap will be equal to 9.5% of the Share Capital);

“Capped Options” means Call Option 1, Call Option 2, Step Down Option I and the Rights Recapitalisation Call Option;

“CEO” means the chief executive officer of the Company, appointed from time to time in accordance with the Articles of Association;

“CFO” means the chief financial officer of the Company, appointed from time to time in accordance with the Articles of Association;

“Chairperson” shall have the meaning given to it in Article 5.7.1;

“Circular Resolution” shall have the meaning given to it in Article 5.8.1;

“Closing Date” shall have the meaning given to it in the Implementation Agreement;

“CoC Exercise Notice” shall have the meaning given to it in Article 16.2.1;

“CoC Notice” shall have the meaning given to it in Article 16.1;

“CoC Shareholder” shall have the meaning given to it in Article 16.1;

“CoC Shares” shall have the meaning given to it in Article 16.2.1;

“Committee” shall have the meaning given to it in Article 5.4.1;

“Company” means Idea Cellular Limited, a company incorporated under the laws of India having its registered office at Suman Tower, Plot No. 18, Sector 11, Gandhinagar, Gujarat 382011, India;

“Competing Business” means a business in the Territory that is the same as or substantially similar to the Business;

“COO” means the chief operating officer of the Company, appointed from time to time in accordance with the Articles of Association;

“Control” (including with correlative meaning, the terms “Controlled by” and “under common Control” with) means the right to appoint the majority of the directors or to control the management or policy decisions of a Person, exercisable by a Person or Persons acting individually or in concert, directly or indirectly, including by virtue of their shareholding or management rights or shareholders agreements or voting agreements or in any other manner;

“Deadlock” shall have the meaning given to it in Article 14.1;

“Deadlock Notice” shall have the meaning given to it in Article 14.2;

“Deed of Adherence” means the deed of adherence set out in the Shareholders’ Agreement;

“Defaulting Promoter Group” shall have the meaning given to it in Article 15.1.1;

“Defaulting Shareholder Group” shall have the meaning given to it in Article 15.2.1;

“Diluted Group” shall have the meaning given to it in Article 4.8.1;

“Directors” mean the members of the Board appointed in accordance with the Articles of Association;

“Draft Revised Business Plan” shall have the meaning given to it in Article 11.1;

“EBITDA” means the consolidated profit before tax of the Company as per the Financial Statements for that relevant period after adding back:

(a)                                 any amount attributable to amortisation of intangible assets and goodwill, and depreciation of tangible assets;

(b)                                 Finance Charges;

(c)                                  items treated as exceptional;

(d)                                 Integration Costs; and

(e)                                  Agreed Shared Costs,

in each case, to the extent added, deducted or taken into account, as the case may be, in determining the consolidated profit before tax of the Company as per the relevant Financial Statements;

“Effective Date” means the Closing Date;

“Equal Offer Notice” shall have the meaning given to it in Article 12.6.3(a);

“Equal Offer Period” shall have the meaning given to it in Article 12.6.3(b);

“Equal Shareholding Date” means the first date on which the number of Excess Equity Shares becomes zero;

“Equity Shares” means fully-paid up equity shares issued from time to time forming part of the Share Capital;

“Event of Default” shall have the meaning given to it in Article 15.2.1;

“Excess Equity Shares” means, at any specified time and subject to Articles 4.6, 12.1.1, and 12.3.2(i), the number of Equity Shares that is equal to the greater of:

(a)                                 zero; and

(b)                                 (i) the Shareholding of the Vodafone Group Shareholders at such time minus (ii) the Shareholding of the ICL Group Shareholders at such time;

“Excluded Financial Investor” means any Financial Investor:

(a)                                 where 33% or more of that Financial Investor’s assets under management comprise an equity holding in a single Person that conducts a business that is similar to the Business within or outside the Territory; or

(b)                                 whose Investment Manager is Controlled by a Person who conducts a business that is similar to the Business within or outside the Territory;

“Extended RCO Period” shall have the meaning given to it in Article 4.7.1(c);

“Fair Market Value” means the Volume Weighted Average Market Price for a period of three (3) months preceding the Relevant Date, as traded on the Recognised Stock Exchange where the maximum volume of trading in the Equity Shares of the Company is recorded during the three-month period prior to the Relevant Date;

“Finance Charges” means, for any relevant period, the aggregate amount of interest, commission, fees, discounts, prepayment penalties or premiums, Forex Losses or Gains (if net losses) and other finance payments in respect of Financial Indebtedness whether accrued, paid or payable in respect of that relevant period, net of any treasury income (representing income from investing surplus cash in securities as per the treasury policy of the Company), or interest or similar income and Forex Losses or Gains (if net gains) whether accrued, received or receivable, and:

(a)                                 including the interest element of leasing and hire purchase payments;

(b)                                 including the mark to market gains or losses, whether realised or unrealised, on foreign exchange rate and interest rate derivative financial instruments; and

(c)           including any amounts in the nature of interest payable in respect of any shares other than ordinary equity share capital;

“Financial Indebtedness” means any borrowings or indebtedness for or in respect of:

(a)           moneys borrowed;

(b)           accrued interest payable;

(c)           any interest bearing amount raised by acceptance under any acceptance credit, bill acceptance or bill endorsement facility or dematerialised equivalent;

(d)           any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(e)           the amount of any liability in respect of any finance lease;

(f)            receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)           any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing under Ind AS;

(h)           any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account); and

(i)            shares which are expressed to be redeemable or shares or instruments convertible into shares (other than compulsorily convertible instruments),

provided in each case that there shall be no double-counting of any indebtedness;

“Financial Investor” means any organisation (including banks, insurance companies, hedge funds, endowment funds, pension funds, sovereign wealth funds and other financial institutions) engaged in the business of holding and managing assets (including securities) or wealth management, for and on behalf of its clients, other than an Excluded Financial Investor;

“Financial Statements” means in relation to the Company the consolidated quarterly financial statements of the Company and its Subsidiaries prepared under Ind AS;

“Financial Year” means the Company’s fiscal year beginning on 1 April of each calendar year and ending on 31 March of the immediately succeeding calendar year, or such other period as the Board or the Shareholders, as the case may be, determine in accordance with applicable Law;

“First Refusal Right” shall have the meaning given to it in Article 13.3.1;

“Forex Losses or Gains” means the net foreign exchange gains or losses with respect to Financial Indebtedness denominated in currency other than INR;

“General Meeting” shall have the meaning given to it in Article 6.1;

“GIL” shall have the meaning given to it in Article 9.2.1(b);

“Governmental Authority” means any national, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body of any nation or any of its ministries, departments, secretariats, agencies or any legislative body, commission, authority, court or tribunal or entity, and shall include any authority exercising jurisdiction over any Person;

“Group” means, (i) the ICL Group and/or the Vodafone Group, as the context may require, (ii) in relation to the Company, the Company and its Subsidiaries, and (iii) in relation to any other company, means that company and any Affiliate of that company;

“Higher Number” shall have the meaning given to it in Article 4.3.2(ii)(A);

“Higher Shareholder” shall have the meaning given to it in Article 12.6.3;

“ICL Bank” shall have the meaning given to it in Article 4.3.2(ii);

“ICL CoC Period” shall have the meaning given to it in Article 16.2.1;

“ICL CoC Price” means an amount equal to the Vodafone Purchase Price;

“ICL Confirmation Notice” shall have the meaning given to it in Article 12.2.2(b);

“ICL Group” means the ICL Group Shareholders and their respective Affiliates, excluding the Company and its Subsidiaries;

“ICL Group Directors” shall have the meaning given to it in Article 5.2.2(a);

“ICL Group Shareholders” shall mean (i) Grasim Industries Limited, (ii) Aditya Birla Nuvo Limited, (iii) Pilani Investments and Industries Limited, (iv) Hindalco Industries Limited and (v) Birla TMT Holdings Private Limited, together with any Affiliates that execute a Deed of Adherence;

“ICL Opposition Notice” shall have the meaning given to it in Article 12.2.1(a);

“Implementation Agreement” means the Implementation Agreement dated [•] March 2017 among, inter alia, the ICL Group Shareholders, the Vodafone Group Shareholders, the Company and the Vodafone Confirming Party;

“Ind AS” means Indian Accounting Standards as notified by Ministry of Corporate Affairs, Government of India;

“Indian Competitor” means: (a) any Person, including its Affiliates, engaged in a Competing Business; or (b) any Person who holds, directly and/or indirectly through its Affiliates, 26% (twenty six percent) or more in, and is categorised as a promoter of, a Person referred to in (a) above;

“Integration Costs” means costs incurred on or after the Effective Date in connection with the combination of the Company and Vodafone India Limited as contemplated in the Implementation Agreement, which would not have been incurred otherwise;

“Intellectual Property” means all domestic and foreign intellectual property rights, including with respect to all patents, patent applications, and trademarks, service marks, trade names, trade dress, logos, corporate names, brand names, domain names, all copyrights, designs and mask works, and all registrations, applications and renewals in connection therewith, and software and all website content (including text, graphics, images, audio, video and data) and trade secrets, confidential business information and other proprietary information;

“Investment Bank” means a Category I merchant banker registered with the Securities and Exchange Board of India;

“Investment Manager” in respect of any Person, means any general partner, investment manager or other person who controls the investment decisions of such Person;

“KMB” means Kumar Mangalam Birla, an individual residing in India;

“Law” means any statute, law, ordinance, rule, regulation, press note, notification, circular, order, writ, injunction, directive, judgment or decree issued by any Governmental Authority;

“Leverage Breaching Group” shall have the meaning given to it in Article 17.3.3;

“Leverage Ratio” means, at any time, the ratio of the Net Financial Debt to LTM EBITDA, each of which shall have been determined with reference to the same time;

“Leverage Ratio Trigger” is met in the case where the then current Leverage Ratio is above:

(a)           6:1 in the financial year ended 31 March 2018;

(b)           5.75:1 in the first quarter of the financial year ended 31 March 2019;

(c)           5.5:1 in the second quarter of the financial year ended 31 March 2019;

(d)           5.25:1 in the third quarter of the financial year ended 31 March 2019; or

(e)           5:1 in the fourth quarter of the financial year ended 31 March 2019 or at any time thereafter;

“Lower Number” shall have the meaning given to it in Article 4.3.2(ii)(A);

“LTM EBITDA” means, at any time, the EBITDA (by reference to the Financial Statements) for the 12 (twelve) months up to the end of the most recent calendar quarter ended 31 March, 30 June, 30 September or 31 December. Where LTM EBITDA requires EBITDA to be determined for periods prior to the Effective Date, EBITDA for these periods shall be taken from the Financial Statements and the Vodafone Financial Statements and aggregated;

“Net Assets” means, at any time in relation to a Person, the aggregate of its assets (excluding intangible assets) less the aggregate of its liabilities (other than share capital and reserves, and provisions against intangible assets), in each case calculated on a consolidated basis in accordance with applicable accounting standards;

“Net Assets Threshold” means Rs.167,375 million;

“Net Financial Debt” means, at any time, the aggregate amount of all obligations of the Company for or in respect of Financial Indebtedness at that time but:

(a)           deducting the aggregate amount of cash and cash equivalent investments held by the Company at that time; and

(b)           deducting the aggregate amount of interest receivable by the Company at that time,

and so that no amount shall be included or excluded more than once;

“New Qualifying Shareholder” shall have the meaning given to it in Article 13.2.3;

“Non-Diluted Group” shall have the meaning given to it in Article 4.8.1;

“Non-Equal Shareholder” shall have the meaning given to it in Article 12.6.3;

“Non-transferring Shareholder” shall have the meaning given to it in Article 13.3.2;

“Offered Shares” shall have the meaning given to it in Article 13.3.2;

“Offer Period” shall have the meaning given to it in Article 13.3.3;

“Option Transfer” shall have the meaning given to it in Article 12.7.1;

“Party” means any of the ICL Group Shareholders, the Vodafone Group Shareholders and the Company in its capacity as a party to the Shareholders’ Agreement;

“Person” means any individual, general or limited partnership, corporation, limited liability company, joint stock company, trust, joint venture, unincorporated organisation, association or any other entity, including any Governmental Authority, or any group consisting of two (2) or more of the foregoing;

“Promoter Group” means the Vodafone Group Shareholders collectively and/or the ICL Group Shareholders collectively, as the context may require;

“Proposed Transferee” shall have the meaning given to it in Article 13.3.1;

“Public Shareholder” means any Person holding Public Shareholding;

“Public Shareholding” means, with respect to the Company, its public shareholding (as defined under rule 2(e) of the Securities Contracts (Regulation) Rules, 1957);

“Qualifying Threshold” means:

(a)           26% of the Share Capital until 31 March 2020; and

(b)           21% of the Share Capital at any time thereafter;

“RCO Notice” shall have the meaning given to it in Article 4.7.1(b);

“RCO Period” shall have the meaning given to it in Article 4.7.1;

“RCO Price” means, if the Vodafone Group Shareholders elect to Transfer Equity Shares: (i) on a Recognised Stock Exchange, the higher of the maximum price per Equity Share permitted under Law for such Transfer without the approval of any Governmental Authority (or if applicable Law does not prescribe a price, the per share Fair Market Value) and the subscription price per share for the Rights Recapitalisation; and (ii) in an off-exchange Transfer, the higher of the maximum price per Equity Share permitted under Law for such Transfer without the approval of any Governmental Authority (or if applicable Law does not prescribe a price, the per share Fair Market Value) and the subscription price per share for the Rights Recapitalisation;

“RCO Purchaser” shall have the meaning given to it in Article 4.7.1(b);

“RCO Shares” shall have the meaning given to it in Article 4.7.1;

“RCO Withholding Computation” shall have the meaning given to it in Article 4.7.1(g);

“Recognised Stock Exchange” means any stock exchange where the Equity Shares are listed;

“Relative” with respect to a natural Person, shall have the meaning given to the term in the Act;

“Relevant Date” means, for the purpose of determination of the Fair Market Value in: (i) Article 4.7.1(b), the date of the RCO Notice; (ii) Article 16, the date of the CoC Notice; and (iii) the context of Relevant India Telecom Equity Value, the earlier of the date of public announcement of and the date of execution of binding documentation for a Vodafone Permitted Group Sale Disposal or a Vodafone Restricted Group Sale Disposal, as applicable;

“Relevant Holdco Equity Value” means, in relation to: (i) item (a) of the definitions of Vodafone Permitted Group Sale Disposal and Vodafone Restricted Group Sale Disposal, the aggregate proportionate equity value of the entities or assets proposed to be included within such transaction, as derived from the agreed consideration for such transaction; and (ii) item (b) of the definitions of Vodafone Permitted Group Sale Disposal and Vodafone Restricted Group Sale Disposal, the aggregate proportionate equity value of the entities proposed to be included within such transaction as derived from a valuation opinion prepared by any one of the Persons specified in Schedule 1 selected by the Vodafone Group by a draw of lots in the presence of an authorised representative of the ICL Group Shareholders;

“Relevant India Telecom Equity Value” means, with respect to Shareholder(s) proposed to be included within a Vodafone Permitted Group Sale Disposal or a Vodafone Restricted Group

Sale Disposal, the equity value of the Company based on the Fair Market Value multiplied by the percentage Shareholding of such Shareholder(s);

“Remaining ICL Shareholders” shall have the meaning given to it in Article 16.2.1;

“Remote Participation” shall have the meaning given to it in Article 5.9.1;

“Representatives” means, with respect to any Person, its directors, officers, employees, consultants, agents, investment bankers, financial advisors, legal advisors, accountants, other advisors and authorised representatives;

“Reserved Matters” has the meaning given to it in Article 10;

“Rights Cure Period” shall have the meaning given to it in Article 17.3.2;

“Rights Recapitalisation” shall have the meaning given to it in Article 4.3;

“Rights Recapitalisation Call Option” shall have the meaning given to it in Article 4.7.1;

“Rights Recapitalisation Cap” means with respect to any Rights Recapitalisation, the Iower of: (a) the number of new Equity Shares subscribed for by the Vodafone Group Shareholders in excess of the new Equity Shares to which they are entitled and (b) the number of new Equity Shares to which the ICL Group Shareholders were entitled under the Rights Recapitalisation but for which they did not subscribe;

“Rights Recapitalisation Notice” shall have the meaning given to it in Article 4.3;

“Shareholder” means any Person who holds Equity Shares in the Company;

“Shareholding” means, with respect to:

(a)           any Person as a Shareholder, at any time, that Person’s total direct and indirect shareholding in the Company; and

(b)           a group of Persons directly and indirectly holding shares in the Company, the aggregate of the total direct and indirect shareholding of each Person in the group in the Company without any duplication or double counting of shareholdings among such Persons, in each case, on a fully diluted basis, it being understood that the indirect shareholding of any such Person in the Company means the voting interest held indirectly by such Person through its subsidiaries. Shareholding shall refer to the number of Equity Shares or the percentage of Share Capital, as the context may require;

“Share Capital” means the equity share capital of the Company on a fully diluted basis. For the purposes of Article 10.4 (Reserved Matters), Share Capital shall mean share capital of the Company on a fully diluted basis;

“Shareholders’ Agreement” means the Shareholders’ Agreement dated [•] March 2017, by and among the ICL Group Shareholders, the Vodafone Group Shareholders, the Company, KMB and the Vodafone Confirming Party;

“Step Down 1 Excess Shareholding” shall have the meaning given to it in Article 12.4;

“Step Down Option 1” shall have the meaning given to it in Article 12.4;

“Step Down Option 1 Period” shall have the meaning given to it in Article 12.4;

“Step Down Option 2 Period” shall have the meaning given to it in Article 12.5;

“Step Down Share Value” means, as of a particular date, the Step Down Value divided by the number of Equity Shares of the Company (on a fully diluted basis) as on the date of the Transfer of Equity Shares in accordance with Article 12.5;

“Step Down Value” means, in relation to a proposed Transfer of Equity Shares in accordance with Article 12.5, the amount that is equal to the sum of:

(a)           US$14,123 million;

(b)           the aggregate of value of all gross consideration, whether in cash or otherwise, received or receivable by the Company in respect of each and every allotment of Equity Shares (or securities convertible into or exchangeable for Equity Shares), or grant of rights to subscribe for or otherwise acquire Equity Shares, in each case occurring between the date of the Shareholders’ Agreement and the date of that proposed Transfer of Equity Shares;

(c)           the aggregate value of all gross consideration, whether in cash or otherwise, received or receivable by the Company and/or a Subsidiary in respect of each and every allotment of equity shares in a Subsidiary (or securities convertible into or exchangeable for equity shares in a Subsidiary), or grant of rights to subscribe for or otherwise acquire equity shares in a Subsidiary (excluding any allotment or grant to the Company or another Subsidiary that is wholly owned by the Company), in each case occurring between the date of the Shareholders’ Agreement and the date of that proposed Transfer of Equity Shares, and for the purpose of this definition: (i) any adjustment to the gross consideration received or receivable by the Company or such Subsidiary occurring or liable to occur after such allotment or grant shall be disregarded and (ii) the total amount of the maximum gross consideration receivable shall be brought into account for the purpose of this definition notwithstanding that all or any part of it is deferred or contingent);

“Subsidiary” means a subsidiary of the Company;

“Tag-Along Right” shall have the meaning given to it in Article 13.4.1;

“Tag Exercise Notice” shall have the meaning given to it in Article 13.3.3;

“Tagged Shares” shall have the meaning given to it in Article 13.4.3;

“Takeover Code” means the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011;

“Target Group” shall have the meaning given to it in the Implementation Agreement;

“Target Leverage Ratio” means a Leverage Ratio of: (i) 4.5:1 during the financial years ended 31 March 2018 and 31 March 2019 and (ii) 4:1 at any time thereafter;

“Tax” means any tax payable under the Indian Income-tax Act, 1961, as amended;

“Terms” shall have the meaning given to it in Article 4.3.2(i);

“Territory” means India;

“Third Banker” shall have the meaning given to it in Article 4.3.2(ii)(C);

“Third Number” shall have the meaning given to it in Article 4.3.2(ii)(C)(a);

“Transferring Shareholder” shall have the meaning given to it in Article 13.3.1;

“Transaction Documents” shall have the meaning given to it in the Implementation Agreement;

“Transfer” means to transfer, assign, pledge or otherwise alienate or dispose of, in any way, any Equity Shares, or any rights relating to such Equity Shares, and “Transferred” shall be construed accordingly;

“Transfer Embargo” means any prohibition on the Transfer of any Equity Shares pursuant to an order of a Governmental Authority issued in respect of any Party;

“Transfer Notice” shall have the meaning given to it in Article 13.3.2;

“Ultimate Parent” in relation to any Person, means the Person (if any) which is not itself subject to Control but which has Control of that first Person, either directly or through a chain of Persons each of which has Control over the next Person in the chain (being, as at the date of the Shareholders’ Agreement, Vodafone Plc in the case of the Vodafone Group Shareholders);

“Underwriting Promoter Group” shall have the meaning given to it in Article 4.3.2(ii);

“Vodafone Bank” shall have the meaning given to it in Article 4.3.2(ii);

“Vodafone Confirmation Notice” shall have the meaning given to it in Article 12.2.1(b);

“Vodafone Confirming Party” means Vodafone International Holdings B.V., a company incorporated under the laws of The Netherlands and having its registered office at Rivium

Quadrant 173, 2909 LC Capelle aan den Ussel, The Netherlands;

“Vodafone Direct Spin-off Disposal” means a demerger or spin off (effected by a solvent reconstruction or otherwise) of the entire Shareholding held by the Vodafone Group Shareholders on a pro rata basis to the shareholders of the Ultimate Parent;

“Vodafone Financial Statements” means the consolidated financial statements of Vodafone India Limited and its subsidiaries prepared for group reporting purposes under IFRS;

“Vodafone Group” means the Vodafone Group Shareholders and their respective Affiliates, excluding the Company and its Subsidiaries;

“Vodafone Group Directors” shall have the meaning given to it in Article 5.2.2;

“Vodafone Group Shareholders” shall mean (i) Al-Amin Investments Ltd., (ii) Asian Telecommunication Investments (Mauritius) Ltd., (iii) CCII (Mauritius) Inc, (iv) Euro Pacific Securities Ltd., (v) Vodafone Telecommunications (India) Ltd., (vi) Mobilvest (vii) Prime Metals Ltd., (viii) Trans Crystal Ltd., (ix) Omega Telecom Holdings Private Limited, (x) Telecom Investments India Private Limited, (xi) Jaykay Finholding (India) Private Limited, and (xii) Usha Martin Telematics Limited, together with any Affiliates that execute a Deed of Adherence;

“Vodafonc Opposition Notice” shall have the meaning given to it in Article 12.2.2(a);

“Vodafonc Permitted Group Sale Disposal” means: (a) a transfer of shares, voting rights, assets or any economic interest in a Vodafone Group Shareholder(s) or an entity(ies) within the chain(s) of entities between a Vodafone Group Shareholder(s) and its Ultimate Parent; or (b) a demerger or spin off (effected by a solvent reconstruction or otherwise) involving the transfer or distribution of shares in any entity within the chain(s) of entities between the Vodafone Group Shareholders and their Ultimate Parent on a pro rata basis to the shareholders of the Ultimate Parent, in each case, where the Relevant India Telecom Equity Value represents 33% or less of the Relevant Holdco Equity Value;

“Vodafone Permitted Transactions” shall have the meaning given to it in Article 16.6;

“Vodafone Plc” means, as at the date of this Agreement, Vodafone Group Plc, a company incorporated under the laws of England with its registered office at Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN, and shall instead mean, if applicable in the future, any company which becomes the holding company of Vodafone Group Plc provided that:

(a)           such holding company (directly or indirectly) owns 100% of the previous Vodafone Plc’s share capital (excluding any treasury shares);

(b)           such holding company is listed on a recognised stock exchange; and

(c)           the shareholders of such holding company when it becomes the holding company of the previous Vodafone Plc, include all or substantially all of the shareholders of the previous Vodafone Plc immediately prior to such event;

“Vodafone Plc Shareholder Approval” shall mean the approval (by means of an ordinary resolution) of the shareholders of Vodafone Plc at a general meeting of Vodafone Plc;

“Vodafone Purchase Price” means (a) the lower of: (i) the minimum price per Equity Share under Law for Transfers on a Recognised Stock Exchange and (ii) the minimum price per Equity Share permitted under Law for an off-exchange Transfer, in each case, without the approval of any Governmental Authority in respect of Transfers of Equity Shares by the resident to the non-resident; or (b) if applicable Law does not prescribe a price, the per share Fair Market Value;

“Vodafone Restricted Group Sale Disposal” means: (a) a transfer of shares, voting rights, assets or any economic interest in a Vodafone Group Shareholder(s) or an entity(ies) within the chain(s) of entities between a Vodafone Group Shareholder(s) and its Ultimate Parent; or (b) a demerger or spin off (effected by a solvent reconstruction or otherwise) involving the transfer or distribution of shares in any entity within the chain(s) of entities between the Vodafone Group Shareholders and their Ultimate Parent on a pro rata basis to the shareholders of the Ultimate Parent, in each case, where the Relevant India Telecom Equity Value represents more than 33% of the Relevant Holdco Equity Value;

“Vodafone Sale Price” means (a) the higher of (i) the maximum price per Equity Share permitted under Law for Transfers on a Recognised Stock Exchange and (ii) the maximum price per Equity Share permitted under Law for an off-exchange Transfer, in each case, without the approval of any Governmental Authority in respect of Transfers of Equity Shares by the non-resident to the resident; or (b) if applicable Law does not prescribe a price, the per share Fair Market Value;

“Volume Weighted Average Market Price” means the product of the number of Equity Shares traded on a Recognised Stock Exchange and the closing price of each Equity Share divided by the total number of Equity Shares traded on the Recognised Stock Exchange;

“Voting Default” shall have the meaning given to it in Article 15.1.1; and

“Withholding Computation” shall have the meaning given to it in Article 12.3.3.

2.2          Interpretation

Unless the context otherwise requires, in the Articles of Association:

2.2.1       any reference to any statute or statutory provision shall include:

(i)            all subordinate legislation made from time to time under that provision (whether or not amended, modified, re-enacted or consolidated);

(ii)           such provision as from time to time modified or re-enacted or consolidated and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision (as from time to time modified or re-enacted or consolidated) which such provision has directly or indirectly replaced, provided that nothing in this Article 2.2.1 shall operate to increase the liability of any Party beyond that which would have existed had this Article 2.2.1 been omitted;

2.2.2                     any reference to the singular shall include the plural and vice-versa and references to any gender includes the other gender;

2.2.3                     the terms “herein”, “hereof”, “hereto”, “hereunder” and words of similar purport refer to the Articles of Association as a whole and not to any particular provision of the Articles of Association;

2.2.4                     any references to a “company” shall include a body corporate;

2.2.5                     references to a document shall be a reference to that document as modified, amended, novated or replaced from time to time;

2.2.6                     the expression “this Article” shall, unless followed by reference to a specific provision, be deemed to refer to the whole Article (not merely the sub-Article, paragraph or other provision) in which the expression occurs;

2.2.7                     headings are for convenience only and shall be ignored in construing or interpreting any provision of the Articles of Association;

2.2.8                     if the last day of any period of days specified in the Articles of Association is not a Business Day, then such period shall include the following Business Day;

2.2.9                     a reference to a specific time for the performance of an obligation is a reference to that time in the place where that obligation is to be performed;

2.2.10              the words “include” and “including” shall be construed without limitation;

2.2.11              reference to any Person shall include that Person’s successors in title and permitted assigns or transferees that have executed a Deed of Adherence in accordance with the Shareholders’ Agreement;

2.2.12              where a wider construction is possible, the words “other” and “otherwise” shall not be construed ejusdem generis with any foregoing words;

2.2.13              any reference to any Indian legal term or concept (including for any action, remedy, judicial proceeding, document, legal status, statute, court, official governmental authority or agency) shall, in respect of any jurisdiction other than India, be interpreted to mean the nearest and most appropriate analogous term to the Indian term in the legal language in that jurisdiction as the context reasonably requires so as to produce as nearly as possible the same effect in relation to that jurisdiction as would be the case in relation to India;

2.2.14              any undertaking by any of the Parties not to do any act or thing will be deemed to include an undertaking not to permit or suffer or assist the doing of that act or thing (to the extent that such action or omission will be under the control or influence of the relevant Party);

2.2.15              where any obligation is imposed on the Company under the Articles of Association, it will be deemed that the Promoter Groups have a corresponding obligation to exercise all their powers (including voting powers) and take all necessary steps and do or cause to be done all acts, deeds and things, commissions or omissions as required to ensure compliance with such obligation of the Company;

2.2.16              where any obligation is imposed on any member of a Promoter Group under the Articles of Association (irrespective of whether or not such obligation on such member is independent of or in conjunction with the same obligation being placed on the Company), the members of such Promoter Group will have a corresponding obligation to cause themselves as well as each of the other members of such Promoter Group to exercise all their powers (including voting powers) and take all necessary steps and do or cause to be done all acts, deeds and things, commissions or omissions as required to ensure compliance with such obligation of the Promoter Group;

2.2.17              unless otherwise expressly specified in the Articles of Association, all Shareholders who are members of the same Group shall be deemed to be one (1) Shareholder and shall act together in the exercise of their rights;

2.2.18              unless otherwise expressly specified in the Articles of Association, the rights and obligations of the ICL Group Shareholders contained in the Articles of Association shall be exercised and performed jointly and severally by the ICL Group Shareholders;

2.2.19              unless otherwise expressly specified in the Articles of Association, the rights and obligations of the Vodafone Group Shareholders contained in the Articles of Association shall be exercised and performed jointly and severally by the Vodafone Group Shareholders;

2.2.20              any obligation, covenant, warranty, representation or undertaking hereto that is expressed to be made, undertaken or given by the ICL Group Shareholders will be deemed to be jointly and severally undertaken and given by each of the ICL Group Shareholders;

2.2.21              any obligation, covenant, warranty, representation or undertaking hereto that is expressed to be made, undertaken or given by the Vodafone Group Shareholders will be deemed to be jointly and severally undertaken and given by each of the Vodafone Group Shareholders;

2.2.22              notices issued in respect of options for shares shall be irrevocable except as provided in Article 12.1.1 or agreed among the Parties in writing;

2.2.23              a Person may exercise its votes as a Shareholder in accordance with the Articles of Association in any manner permitted by applicable Law, including at a General Meeting, through postal ballot or through e-voting;

2.2.24              references to “INR” or “Rs.” are to Indian National Rupees;

2.2.25              references to “US$” or “U.S. Dollars” are to United States Dollars;

2.2.26              References to “EUR” or “€” are to Euros.

2.2.27              “fully diluted basis” means a calculation assuming that all outstanding mandatorily convertible securities and any options issued or reserved for issuance under the employee stock option plan or any other stock option plan or scheme by whatever name called existing at the time of determination have been exercised or converted into equity shares, and equity shares under all outstanding commitments to issue equity shares or other ownership interests have been issued, in each case, as adjusted for any stock splits or any capital or other restructuring or consolidation or reduction of capital;

2.2.28              references to number of shares of a company and price at which any option for shares can be exercised shall be adjusted for bonus issue, reduction, reclassification, buy-back, split, sub-division or consolidation of share capital, or any similar corporate action, of such company; and

2.2.29              the expressions “holding company” and “subsidiary” shall have the same meanings in the Articles of Association as their respective definitions in the Act

3.                                      ARTICLES AND OTHER MATTERS

3.1                               Articles of Association

3.1.1                     The Promoter Groups hereby agree that their respective rights in the Company shall be governed by, and enforceable against each of them, in accordance with the terms of the Articles. The Promoter Groups shall perform and comply with, and pursuant to exercise of their voting and other rights, ensure that the Company performs and complies with, all of their respective obligations under the Articles.

3.1.2                     The Company hereby undertakes to take all necessary steps to amend and alter the Articles from time to time to reflect any changes made to the Shareholders’ Agreement in accordance with the terms thereof from time to time.

3.1.3                     In the event of any ambiguity or discrepancy between the provisions of the Shareholders’ Agreement and the Articles of Association, the provisions of the Shareholders’ Agreement shall prevail. The Company hereby undertakes to take all necessary steps to amend and alter the Articles of Association from time to time to resolve any such ambiguity or discrepancy.

3.2                               Promoters

The Parties agree that, based on their Shareholding and rights under the Shareholders’ Agreement on the Effective Date, each ICL Group Shareholder and each Vodafone Group Shareholder shall be categorised as a “promoter” of the Company.

3.3                               Subsidiaries

3.3.1                The Company shall, and each Promoter Group shall procure that the Company shall, cause each Subsidiary to take all actions necessary to amend the articles of association of such Subsidiary to include (a) the governance provisions set forth in this Agreement (including with respect to board representation, quorum requirements and Reserved Matters), and (b) a provision stating that no resolution shall be adopted by the board or shareholders of such Subsidiary unless it is in compliance with the articles of association of such Subsidiary and the Shareholders’ Agreement.

3.3.2                With respect to each Subsidiary, the Company shall procure the appointment of the maximum permissible number of directors nominated, and such number of independent directors as may be required under applicable Law from among the Persons recommended for appointment, by each Promoter Group, in the same proportion as is applicable to the constitution of the Board in Article 5.2.

3.3.3                If and to the extent the Promoter Groups have not exercised their respective rights with respect to nomination of directors to the boards of the Subsidiaries, the Board shall have the power to select the proposed directors of the Subsidiaries.

3.3.4                All resolutions to be considered by the shareholders of the Subsidiaries shall be subject to prior consideration by and approval of the Board in accordance with this Agreement.

3.3.5                The Company shall exercise its voting rights in each Subsidiary (in its capacity as a shareholder of such Subsidiary) to give effect to this Agreement. The Company shall vote in favour of only those resolutions which have been approved by the Board in accordance with this Agreement and shall vote against such resolutions which have not been so approved.

4.                                      FUNDING

4.1                               It is the intention of the Promoter Groups and the Company that the Company is self-funding and that the Company and its Group should be capable of financing their activities on a standalone basis.

4.2                               Neither Promoter Group shall be obliged to provide any funding, whether in the form of equity or debt, to the Company or its Group, except for the purposes of Article 9.2.2 in the case of the ICL Group Shareholders.

4.3                               If the Leverage Ratio Trigger is met, either Promoter Group may give written notice to the other Promoter Group and the Company directing the Company to implement a rights issue (a “Rights Recapitalisation”, and such notice, a “Rights Recapitalisation Notice”) in order to reduce the Leverage Ratio to the Target Leverage Ratio as soon as reasonably practicable. If a Rights Recapitalisation Notice is given after 31 March 2019:

4.3.1                     Within 15 (fifteen) Business Days of receipt of the Rights Recapitalisation Notice, each Promoter Group shall give written notice to the Company and to the other Promoter Group as to whether it is willing to underwrite the Rights Recapitalisation in proportion to its Shareholding relative to the total Shareholding.

4.3.2                     If:

(i)                                     each Promoter Group gives such notice that it is willing to so underwrite the Rights Recapitalisation, the pricing (being a discount to the then current market price), timing and other terms of the Rights Recapitalisation (the “Terms”) shall, subject to Article 4.3.3, be as the Promoter Groups shall agree;

(ii)                                  only one Promoter Group gives such notice that it is willing to so underwrite the Rights Recapitalisation (such Promoter Group being the “Underwriting

Promoter Group”), the Terms shall be in accordance with the recommendation of an Investment Bank which is selected by both Promoter Groups. If the Promoter Groups are unable to agree on the selection of an Investment Bank within five (5) Business Days of the notice specified above, each Promoter Group shall promptly appoint one Investment Bank, each of whom shall determine the pricing of the Rights Recapitalisation (“ICL Bank” and “Vodafone Bank”) and the following procedure shall apply:

(A)                 the higher of the prices determined by the Vodafone Bank and the ICL Bank shall be the “Higher Number” and the lower of the prices determined by the Vodafone Bank and the ICL Bank shall be the “Lower Number”;

(B)                 if the Higher Number is not more than 110% of the Lower Number, the price will be the arithmetic average of such two numbers;

(C)                 if the Higher Number is more than 110% of the Lower Number, a third Investment Bank shall promptly be appointed by the Board from among the Investment Banks listed in Schedule 1 (“Third Banker”) by a draw of lots to determine the pricing of the Rights Recapitalisation and the price of the Rights Recapitalisation shall be:

(a)       the Higher Number, if the price determined by the Third Banker (“Third Number”) is greater than the Higher Number;

(b)       the Lower Number, if the Third Number is less than the Lower Number;

(c)        the arithmetic average of the Third Number and the other number (Higher Number or Lower Number) that is closer to the Third Number, if the Third Number falls within the range between (and including) the Lower Number and the Higher Number; or

(d)       the Third Number, if the Lower Number and the Higher Number are equally close to the Third Number.

Further, the Underwriting Promoter Group shall be entitled to underwrite all or part of the proportion of the Rights Recapitalisation which the other Promoter Group has not agreed to underwrite and/or procure that one or more Investment Banks underwrites all or a part of the proportion which the other Promoter Group has not agreed to underwrite on such terms as the Underwriting Promoter Group chooses; or

(iii)                               neither Promoter Group gives such notice, the Rights Recapitalisation shall only proceed if there is a decision of the Board to do so, and in such case the Board shall decide the Terms, it being understood that such decision shall be a Reserved Matter.

4.3.3                     If Article 4.3.2(i) applies and the Promoter Groups are unable to agree on the Terms within fifteen (15) Business Days of delivery of notices under Article 4.3.2(i), the Terms shall be in accordance with the recommendation of an Investment Bank which is selected by both Promoter Groups. If the Promoter Groups are unable to agree on the selection of an Investment Bank within five (5) Business Days of the expiration of the

15-Business Day period mentioned above, the Vodafone Group Shareholders shall appoint the Vodafone Bank and the ICL Group Shareholders shall appoint the ICL Bank, and the procedure set out in Article 4.3.2(ii) shall apply mutatis mutandis.

4.3.4                     All costs, fees and other expenses of the Investment Bank(s) appointed pursuant to this Article 4.3 shall be borne by the Company.

4.4                               The Company shall proceed with and promptly implement any Rights Recapitalisation in accordance with this Article 4. Regardless of whether it agrees to underwrite the Rights Recapitalisation, each Promoter Group shall take all steps necessary to procure that the Company proceeds with and promptly implements any Rights Recapitalisation in accordance with this Article 4 (except pursuant to Article 4.9).

4.5                               To the extent required by applicable Law, any participation by the Promoter Groups in a Rights Recapitalisation shall be subject to compliance by the Company with the minimum public shareholding, if any, prescribed under applicable Law.

4.6                               Calculation of Excess Equity Shares following a Rights Recapitalisation

In any Rights Recapitalisation, if the Vodafone Group Shareholders (or their nominated Affiliates) subscribe to a higher percentage of their entitlement than the ICL Group Shareholders (or their nominated Affiliates), the number of Equity Shares subscribed to by the Vodafone Group Shareholders shall, to the extent it relates to the greater relative participation of the Vodafone Group Shareholders in the Rights Recapitalisation, be excluded from the Shareholding of the Vodafone Group Shareholders for calculating the Excess Equity Shares to the extent of such higher relative participation. It is clarified that Equity Shares acquired by the ICL Group Shareholders (or their nominated Affiliates) under Article 4.7 shall be considered for the purposes of calculating the Excess Equity Shares, as per the preceding sentence.

4.7                               Rights Recapitalisation Call Option prior to the Equal Shareholding Date

4.7.1                     If, at any time prior to the Equal Shareholding Date, the percentage Shareholding of the ICL Group Shareholders is diluted pursuant to their non-participation or partial participation in a Rights Recapitalisation under this Article 4, then for a period of six (6) months from the date of completion of the relevant Rights Recapitalisation (the “RCO Period”), the ICL Group Shareholders shall have the right to acquire from the Vodafone Group Shareholders, directly or through their Affiliates, such number of Equity Shares not exceeding the Rights Recapitalisation Cap (the “RCO Shares”) in the manner set forth in this Article 4.7 (the “Rights Recapitalisation Call Option”), provided that the Shareholding of the Vodafone Group Shareholders does not fall below the Qualifying Threshold pursuant to the exercise of such right:

(a)                                 The Rights Recapitalisation Call Option may be exercised only once during the RCO Period.

(b)                                 The ICL Group Shareholders may exercise the Rights Recapitalisation Call Option by issuing a written notice to the Vodafone Group Shareholders (the “RCO Notice”), which shall specify: (i) the identity of the purchaser(s) (the “RCO Purchaser(s)”); (ii) certification that the RCO Purchaser(s) is an ICL Group Shareholder or an Affiliate of an ICL Group Shareholder; and (iii) the number of RCO Shares.

(c)                                  The Vodafone Group Shareholders shall, at their sole discretion, determine: (i) the identity of the Vodafone Group Shareholder(s) that shall Transfer the RCO Shares to the RCO Purchaser and the number of Equity Shares that each such Vodafone Group Shareholder will Transfer; (ii) whether such Transfer shall occur on a Recognised Stock Exchange or off-exchange; and (iii) the RCO Price, and shall, within five (5) Business Days of the receipt of the RCO Notice, notify the foregoing details (in writing) to the RCO Purchaser. Notwithstanding anything contained in the Articles of Association, no Vodafone Group Shareholder shall be required to Transfer any RCO Shares to the RCO Purchaser at a price less than the RCO Price. If applicable Law does not permit the RCO Purchaser to pay the RCO Price to the Vodafone Group Shareholders for the purchase of the RCO Shares during the RCO Period without the approval of a Governmental Authority, then at the option of the Vodafone Group Shareholders, (i) Clause 25.14.2 of the Shareholders Agreement shall apply or (ii) the RCO Period shall be extended for a period of three (3) months (the “Extended RCO Period”).

(d)                                 For the purposes of the sale and purchase of the RCO Shares, the RCO Purchaser and the relevant Vodafone Group Shareholders shall execute a share purchase agreement in the form set out in the Shareholders’ Agreement. Such share purchase agreement, the Shareholders’ Agreement and such other terms as may be mutually agreed shall be the sole terms which govern the sale and purchase of the RCO Shares.

(e)                                  The consummation of the sale and purchase of the RCO Shares shall be completed within 10 (ten) Business Days of the date of receipt of the RCO Notice by the Vodafone Group Shareholders (such period to be extended pro tanto by the period required to obtain any necessary regulatory approval from or make any necessary filing with any Governmental Authority, provided that such extended period shall be no longer than 12 (twelve) months from the date of the RCO Notice).

(f)                                   The ICL Group Shareholders shall ensure that the exercise of the Rights Recapitalisation Call Option does not result in any requirement to make a public announcement of an open offer with respect to the Company under the Takeover Code.

(g)                                  The ICL Group Shareholders and the Vodafone Group Shareholders shall jointly appoint a Big Four Accounting Firm, or if no Big Four Accounting Firm is able or willing to act, another accounting firm of international standing, to provide:

(i)                                     a certificate confirming (i) the RCO Price; and (ii) whether any Taxes are required to be withheld with respect to the sale and purchase of the RCO Shares, if such certificate is required under applicable Law; and

(ii)                                  an opinion on computation of capital gains Taxes in connection with (a) above along with the necessary supporting documents in respect of cost of acquisition of the RCO Option Shares,

(together, the “RCO Withholding Computation”). The Vodafone Group Shareholders shall promptly provide any information required by the appointed accounting firm for purposes of issue of such certificate and shall confirm to the ICL Group Shareholders that such information is true and correct. On the date of completion of the Transfer of the RCO Shares, the RCO Purchaser shall pay the RCO Price to the relevant Vodafone Group Shareholders after withholding or deduction of any Tax required pursuant to the RCO Withholding Computation. All costs, fees and other expenses of the accounting firm appointed for the purposes of provision of the RCO Withholding Computation shall be borne equally by each Promoter Group.

(h)                                 The ICL Group Shareholders and the Vodafone Group Shareholders shall execute all such documents, take all such actions and shall render all such assistance to each other as may be reasonably required to complete the Transfer of the RCO Shares.

4.7.2                     If:

(a)                                 the ICL Group Shareholders have issued one or more RCO Notices and have acquired the RCO Shares specified therein up to the Rights Recapitalisation Cap pursuant to Article 4.7.1, the ICL Group Shareholders shall, for a period of three (3) months from the date of the last such acquisition, be entitled to acquire from the market such number of Equity Shares out of the entitlement of the ICL Group Shareholders that were subscribed to by the Public Shareholders (for avoidance of doubt, in excess of the Public Shareholders’ entitlement) in the Rights Recapitalisation;

(b)                                 the ICL Group Shareholders have issued one or more RCO Notices but, due to restrictions under applicable Law, have been unable to acquire all of the RCO Shares specified therein up to the Rights Recapitalisation Cap during the RCO Period and the Extended RCO Period pursuant to Article 4.7.1(c), the ICL Group Shareholders shall, for a period of three (3) months from the expiration of the Extended RCO Period, be entitled to acquire from the market (i) any remaining RCO Shares as well (ii) as such number of Equity Shares out of the entitlement of the ICL Group Shareholders that have been subscribed to by the Public Shareholders (for avoidance of doubt, in excess of the Public Shareholders’ entitlement) in the Rights Recapitalisation; or

(c)                                  the Rights Recapitalisation Cap is zero, the ICL Group Shareholders shall, for a period of six (6) months from the date of completion of the relevant Rights Recapitalisation, be entitled to acquire from the market such number of Equity Shares out of the entitlement of the ICL Group Shareholders that have been subscribed to by the Public Shareholders (for avoidance of doubt, in excess of the Public Shareholders’ entitlement) in the Rights Recapitalisation.

4.8                               Dilution pursuant to a Rights Recapitalisation after the Equal Shareholding Date

4.8.1                     At any time after the Equal Shareholding Date, if the percentage Shareholding of any Promoter Group is diluted (the “Diluted Group”) to a level below the Shareholding of the other Promoter Group (the “Non-Diluted Group”) pursuant to its non-participation or partial participation in a Rights Recapitalisation under this Article 4, then the Diluted

Group shall, for a period of six (6) months of the date of completion of the relevant Rights Recapitalisation, have the right to acquire Equity Shares from the market, directly or through its Affiliates, to equalise its Shareholding with the Non-Diluted Group.

4.8.2                     The Diluted Group shall ensure that the exercise of its rights under Article 4.8.1 does not result in any requirement to make a public announcement of an open offer with respect to the Company under the Takeover Code.

4.9                               Initial Rights Recapitalisation Period

4.9.1                     During the period from the Effective Date until 31 March 2019, if any Promoter Group seeks to implement a Rights Recapitalisation, it shall notify the other Promoter Group in writing. Within a period of 30 (thirty) days of such notice, the Promoter Groups shall discuss, in good faith, whether the Company requires additional equity capital taking into account the performance of and outlook for the Company at that time and the expected timing for realisation of synergies pursuant to the combination of the Company and Vodafone India Limited.

4.9.2                     If the Promoter Groups cannot agree whether the Company requires additional equity capital within the 30-day period specified in Article 4.9.1, the matter shall be referred to the chief executive officer of Vodafone Plc and the group chairperson of the ICL Group for their consideration, and such persons shall be required to resolve the matter within 30 (thirty) days of the reference.

4.9.3                     In the event such representatives of the Promoter Groups are unable to resolve such matter within the 30-day period specified in Article 4.9.2, the Promoter Groups shall jointly appoint an Investment Bank to advise the Board on the Terms of the Rights Recapitalisation proposed pursuant to Article 4.9.1. If the Promoter Groups are unable to agree on the selection of an Investment Bank within five (5) Business Days of the expiration of the 30-day period specified in Article 4.9.2, an Investment Bank shall promptly be appointed by the Board from among the Investment Banks listed in Schedule 1 by draw of lots.

4.9.4                     The Board shall consider the Terms of the Rights Recapitalisation proposed by the Investment Bank appointed by the Promoter Groups or by draw of lots, as applicable, and the Rights Recapitalisation shall proceed only if there is a decision of the Board to do so by a simple majority vote, it being understood that such decision shall not be a Reserved Matter.

4.9.5                     All costs, fees and other expenses of the Investment Bank(s) appointed pursuant to this Article 4.9 shall be borne by the Company.

5.                                      BOARD OF DIRECTORS OF THE COMPANY

5.1                               Authority of the Board

Subject to the provisions of the Articles of Association and applicable Law, the Board shall be responsible for the management of the Company. The Board shall give due consideration to the views of Committees, however, the Board shall be responsible for taking final decisions on matters considered by such Committees. The approval of the Shareholders will be obtained for such matters as may be required under applicable Law or pursuant to the Articles of Association.

5.2                               Composition of the Board

5.2.1                     The Board shall consist of twelve (12) Directors as follows:

(a)                                 three (3) nominee Directors of the ICL Group Shareholders;

(b)                                 three (3) nominee Directors of the Vodafone Group Shareholders; and

(c)                                  six (6) independent Directors,

in each case, appointed in accordance with this Article 5.2.

5.2.2                     Subject to Article 17.3, each Promoter Group shall be entitled, by notice in writing to the Company (with a copy to the other Promoter Group), to require the Company to:

(a)                                 appoint three (3) Directors nominated by it (the “Vodafone Group Directors” and the “ICL Group Directors”, as applicable); and

(b)                                 appoint three (3) independent Directors from among the persons recommended by it for such appointment.

5.2.3                     To the extent the entitlement of any Promoter Group to nominate Directors and/or recommend persons for appointment as independent Directors is extinguished pursuant to any provision of the Articles of Association, such entitlement shall be transferred to the other Promoter Group and the entitlement of such other Promoter Group pursuant to Article 5.2.2 shall be increased automatically, provided that the Shareholding of such other Promoter Group is equal to or higher than the Qualifying Threshold and such other Promoter Group has rights under this Article 5.2.

5.2.4                     If, at any time, the entitlement of any Promoter Group to nominate Directors and/or recommend persons for appointment as independent Directors is extinguished pursuant to any provision of the Articles of Association, then such Promoter Group shall procure that an appropriate number of Directors nominated or recommended for appointment by that Promoter Group shall resign and vacate office as promptly as practicable.

5.3                               Qualification

The Directors shall not be required to hold any qualification Equity Shares.

5.4                               Board Committees

5.4.1                     Subject to Article 17.3, the Board shall constitute and determine the terms of reference of committees of the Board (each, a “Committee”) to the extent required under applicable Law, including an audit committee, a nomination and remuneration committee, a stakeholders’ relationship committee, a risk management committee and a corporate social responsibility committee.

5.4.2                     Each Committee shall include:

(a)                                 such number of independent Directors as may be required under applicable Law from among the Persons recommended for appointment by the Promoter Groups; and

(b)                                 the maximum permissible number of ICL Group Directors and Vodafone Group Directors,

in each case, in the same proportion as is applicable to the constitution of the Board in Article 5.2.

5.4.3                     The provisions of this Article 5, including with respect to conduct of meetings, quorum and manner of approval of business, and Article 10, as they apply to the Board, shall apply mutatis mutandis to Committees. If any Committee cannot agree on any matter, the Committee shall refer the matter to the Board.

5.5                               Removal of Directors; Casual Vacancy

5.5.1                     Each Promoter Group shall be entitled, by notice in writing to the Company (with a copy to the other Promoter Group and the concerned Director), to require any Director nominated by it to be removed from such position and the Company and the Promoter Groups shall promptly take steps for the removal of such Director in accordance with such request. In the event of such removal or if any Director nominated by a Promoter Group ceases to hold office for any other reason, such Promoter Group shall be entitled to require the Company to appoint another Director in his or her place pursuant to Article 5.2.2, as promptly as practicable.

5.5.2                     In the event that an independent Director appointed from among the persons recommended by any Promoter Group ceases to hold office as a Director for any reason, such Promoter Group shall be entitled to recommend another person in his/her place.

5.5.3                     Except as set forth in Article 5.2.4, the removal of a Director nominated by a Promoter Group or an independent Director appointed from among the persons recommended by any Promoter Group shall be subject to the prior written consent of such Promoter Group.

5.6                               Notice of Board Meetings

5.6.1                     A Board meeting may be called by the Chairperson or any two (2) other Directors by giving notice in writing to the company secretary of the Company, who shall convene a Board meeting within ten (10) days of such notice.

5.6.2                     A notice of a Board meeting shall (i) be in English; (ii) specify a reasonably detailed written agenda specifying the date, time and agenda of such Board meeting; (iii) include copies of all papers relevant for such Board meeting; and (iv) be sent via e-mail and in addition via courier. Unless waived in writing by at least one (1) Vodafone Group Director and at least one (1) ICL Group Director, no discussion, action, vote or resolution with respect to any item not included in the agenda of any meeting shall be taken at any meeting of the Board.

5.7                               Chairperson of the Board

5.7.1                     Subject to Article 17.3, the ICL Group Shareholders shall have the right to appoint the group chairperson of the ICL Group (or his successor) as the chairperson of the Company (“Chairperson”). The Chairperson shall chair all meetings of the Board that he attends.

5.7.2                     In the absence of the Chairperson at a meeting of the Board, the Board shall appoint the chairperson from among the Directors present for such meeting of the Board.

5.7.3                     In case of equality of votes, the Chairperson or any other person acting as chairperson at a meeting of the Board shall not have a second and casting vote.

5.8                               Resolution by Circulation

5.8.1                     Any resolution that is not required to be considered only at a Board meeting under applicable Law may be adopted by circulation by the Board, and such written resolution, if approved, shall be filed with the minutes of proceedings of the Board along with all the documents/information circulated with it (“Circular Resolution”).

5.8.2                     Subject to Article 10 (Reserved Mailers), no Circular Resolution shall be deemed to have been duly passed by the Board, unless the resolution has been circulated in draft in accordance with the Act, together with the necessary papers required for considering the resolution, and approved in writing by a majority of the Directors as are entitled to vote on the resolution.

5.9                               Remote Participation

Subject to the provisions of the Act:

5.9.1                     the Directors may participate in a Board meeting by way of video conference or conference telephone or similar equipment (“Remote Participation”) designed to allow the Directors to participate equally in the Board meeting; and

5.9.2                     a Board meeting held by Remote Participation shall be valid so long as a quorum in accordance with Article 5.10 is achieved pursuant to the Directors being able to participate in such Board meeting through video conference, telephone conference or similar equipment. Such a Board meeting shall be deemed to take place at the registered office of the Company.

5.10                        Quorum

The quorum for a meeting of the Board, duly convened and held, including by Remote Participation, shall be one-third of the total number of Directors or two (2) Directors, whichever shall be higher. Provided however that, no quorum as aforesaid shall be validly constituted, and no business at any Board meeting shall be transacted, unless at least one (1) ICL Group Director and one (1) Vodafone Group Director are present at the commencement of such meeting and throughout its proceedings (unless this requirement has been expressly waived in writing by the relevant Promoter Group). In the absence of a valid quorum at a duly convened Board meeting, the Board meeting shall be automatically adjourned to the same day in the next week at the same time. The quorum at such adjourned Board meeting shall, notwithstanding anything to the contrary contained hereinabove, be one-third of the total number of Directors or two (2) Directors, whichever shall be higher and all business transacted thereat shall be regarded as having been validly transacted, provided, however, that no Reserved Matters shall be discussed or transacted at any such adjourned Board meeting unless at least one (1) ICL Group Director and at least one (1) Vodafone Group Director are present at the commencement of such adjourned meeting and throughout its proceedings.

5.11                        Voting

5.11.1              At any Board meeting, each Director may exercise one (1) vote.

5.11.2              Subject to Article 10 (Reserved Matters), all business arising at any Board meeting shall be approved by a resolution passed by a majority of the Directors present and voting at such meeting.

5.11.3              In case of equality of votes while voting on a resolution not pertaining to a Reserved Matter, the relevant resolution shall be referred to the chief executive officer of Vodafone Plc and the group chairperson of the ICL Group for their consideration and decision. In the event such representatives of the Promoter Groups are unable to resolve such matter, then status quo shall prevail.

5.11.4              Each Promoter Group shall use all reasonable endeavours to ensure that at least one (1) Director nominated by it shall attend each Board meeting.

5.12                        Observers at the Board Meeting

The CEO and the CFO shall attend meetings of the Board as observers. In addition, the Board shall be entitled to invite any employees or advisors of the Company to attend meetings of the Board as observers or for such other purpose as it may deem fit.

5.13                        Compliance

The Company shall, and each Promoter Group shall procure that the Company shall, comply with the Articles of Association, including Article 5. Each Promoter Group shall exercise its votes in relation to all the Equity Shares held by it and take all other actions necessary to ensure compliance with the Articles of Association, including Article 5.

6.                                      SHAREHOLDERS MEETINGS

6.1                               General Meetings of Shareholders

The Chairperson of the Board shall be the chairperson of the meeting of the Shareholders (“General Meeting”). In the absence of the Chairperson, the Directors present shall select the chairperson from among themselves for such General Meeting.

6.2                               Quorum

Quorum at the General Meeting shall comprise of such number of Shareholders to be present in person as required under applicable Law, provided, however that, no quorum as aforesaid shall be validly constituted, and no business at any General Meeting shall be transacted, unless at least one (1) duly authorised representative of the ICL Group Shareholders and at least one (1) duly authorised representative of the Vodafone Group Shareholders are present at the commencement of such meeting and throughout its proceedings (unless this requirement has been expressly waived in writing by the relevant Promoter Group). In the absence of a valid quorum at a duly convened General Meeting, the General Meeting shall be adjourned to the same day in the next week at the same time and place or such other date, time and place as the Board may determine. In the absence of a valid quorum at such adjourned General Meeting, the Shareholder(s) present in person thereat shall, notwithstanding anything to the contrary herein contained, constitute the quorum and all business transacted thereat shall be regarded as having being validly transacted, provided, however that, no Reserved Matters shall be discussed or transacted at any such adjourned General Meeting unless at least one (1) representative of the ICL Group Shareholders and at least one (1) representative of the Vodafone Group Shareholders are present at the commencement of such adjourned meeting and throughout its proceedings.

7.                                      KEY EMPLOYEES

Subject to Article 17.3:

7.1                               The appointment of the CEO and the COO shall require the approval of both Promoter Groups (and the ICL Group Directors and the Vodafone Group Directors, as applicable) in accordance with Article 10;

7.2                               Either Promoter Group may at any time, by giving written notice to the other Promoter Group and the Company, require the dismissal from the Company of the CEO or the COO. Upon receipt of such notice, the Company shall effect such dismissal as soon as reasonably practicable and each Promoter Group shall take all steps necessary to effect such dismissal; and

7.3                               The Vodafone Group Shareholders shall have the right to appoint or dismiss the CFO by giving written notice to the ICL Group Shareholders and the Company. Upon receipt of such notice, the Company shall effect such appointment or dismissal as soon as reasonably practicable and each Promoter Group shall take all steps necessary to effect such appointment or dismissal.

8.                                      UNDERTAKINGS OF THE COMPANY

8.1                               The Company hereby undertakes and covenants to the Promoter Groups as follows:

8.1.1                     the Company shall not recognise or register any Transfer of Equity Shares unless effected in accordance with the provisions of the Articles of Association;

8.1.2                     the Company shall maintain prudent insurance, including directors’ and officers’ liability insurance, with a well-established and reputable insurer(s) in accordance with current industry practice from time to time against all risks usually insured against by companies carrying on the same business as or a business similar to the Company;

8.1.3                     the Company and its Group, at all times, shall keep and maintain proper, complete and accurate proper Books and Records in accordance with Ind AS and applicable Law;

8.1.4                     the Company shall procure that its Group’s Books and Records, as required, are duly audited by the auditors annually as soon as possible after the end of each Financial Year and as required from time to time pursuant to applicable Law;

8.1.5                     the Company shall use all reasonable endeavours to obtain and maintain in full force and effect all approvals, consents or licences necessary for the conduct of the Business and comply with all material applicable Law in the conduct of its business;

8.1.6                     subject to applicable Law, the Company shall provide such information to the Promoter Groups as may be required by any member of their Group for any statutory filings under applicable Law or any other general financial reporting of their Group;

8.1.7                     the Company shall take all steps promptly to protect the Intellectual Property rights it or its Group owns or lawfully uses. The Company shall immediately notify the relevant Promoter Group upon becoming aware of any infringement of Intellectual Property rights of such Promoter Group;

8.1.8                     the Company shall, and shall ensure that during the course of performance of their duties, the management of the Company shall, at all times, provide equal treatment to the Shareholders except as set forth in the Articles of Association;

8.1.9                     no Shareholder, Director, officer, employee, agent or any of their respective delegates shall take any action purporting to commit the Company or a Subsidiary in relation to any of the Reserved Matters unless such Reserved Matter has been approved in accordance with Article 10;

8.1.10              the Company and its Group shall comply with such corporate policies and procedures, including in relation to anti-bribery and anti-corruption, insider dealing and data and privacy protection, as shall have been adopted in accordance with the Implementation Agreement and as amended from time to time; and

8.1.11              subject to Article 10 (Reserved Matters), if the Company or any member of its Group procures any products or services from any member(s) of a Promoter Group, the contract or arrangements entered into with respect to such products or services will be entered into on an arms’ length basis and in accordance with applicable Law.

9.                                      UNDERTAKINGS OF THE OTHER PARTIES

9.1                               Each Promoter Group hereby undertakes and covenants to the other Promoter Group and the Company as follows:

9.1.1                     the Directors nominated by it shall:

(a)                                 not wilfully or unreasonably fail to attend a Board meeting in order to prevent the transaction of business at that Board meeting; and

(b)                                 exercise their rights to ensure compliance with the Articles of Association by the relevant Promoter Group and the Company;

9.1.2                     the members of the relevant Promoter Group shall, including through their duly authorised representatives, proxies or agents at General Meetings, exercise votes in respect of the Equity Shares held by them to ensure compliance with the Articles of Association by the relevant Promoter Group and the Company;

9.1.3                     if any shareholders’ resolution contrary to the terms of the Articles of Association is proposed, the relevant Promoter Group shall vote against such resolution;

9.1.4                     if any shareholders’ resolution is adopted or rejected otherwise than in accordance with the terms of the Articles of Association, the relevant Promoter Group shall cooperate with the other Promoter Group and the Company to convene another

General Meeting or issue a fresh notice for a shareholders’ vote;

9.1.5                     if any proposal that is a Reserved Matter is approved and/or implemented in contravention of the Articles of Association, it shall exercise all rights and powers available to it, including voting and causing the ICL Group Directors or the Vodafone Group Directors, as applicable, to vote in favour of, any subsequent resolutions of the Board or the Shareholders, to procure that the position which prevailed prior to such proposal having been approved and/or implemented is restored;

9.1.6                     it shall not Transfer, or cause to be Transferred, any Equity Shares held by such Promoter Group except in accordance with the Articles of Association; and

9.1.7                     it shall not undertake any acquisition that results in any requirement to make a public announcement of an open offer with respect to the Company under the Takeover Code.

9.2                               ICL Group

9.2.1                     So long as any ICL Group Shareholder (or any Affiliate thereof) holds Equity Shares:

(a)                                 KMB hereby undertakes and covenants to the Vodafone Group Shareholders and the Company that: (i) he shall, as a Shareholder, comply with the terms of the Articles of Association; (ii) he shall, and shall do everything within his power to cause the ICL Group Shareholders to (by way of his and his Affiliates’ direct and indirect shareholding in the ICL Group Shareholders or otherwise), comply with the Articles of Association and vote the Equity Shares held by him and them to implement the provisions of the Articles of Association; (iii) he shall, directly or through his Affiliates, continue to be a promoter of each ICL Group Shareholder; and (iv) he shall own at least 26% of the share capital of each ICL Group Shareholder, either directly or through his Affiliates. It is hereby agreed that if any of (iii) or (iv) is not satisfied in respect of any ICL Group Shareholder, the Shareholding of such ICL Group Shareholder shall be excluded for the purpose of determining whether the ICL Group Shareholders hold the Qualifying Threshold;

(b)                                 the ICL Group Shareholders hereby undertake and covenant to the Vodafone Group Shareholders and the Company that Grasim Industries Limited (“GIL”) and Aditya Birla Nuvo Limited (if not yet merged with GIL) shall remain ICL Group Shareholders;

(c)                                  GIL undertakes that it shall, on an annual basis (within 60 (sixty) days of the end of its financial year), provide a confirmation to the Vodafone Group Shareholders that its Net Assets are equal to at least the Net Assets Threshold; and

(d)                                 the ICL Group Shareholders undertake that if the Net Assets of GIL fall below the Net Assets Threshold, GIL’s Shareholding shall immediately be transferred to an Affiliate that satisfies the Net Assets Threshold in accordance with Article 13.2.1.

9.2.2                     Until 31 March 2020, the ICL Group Shareholders shall ensure that their Shareholding does not fall below 26% of the Share Capital.

9.3                               Vodafone Confirming Party

The Vodafone Confirming Party hereby undertakes and covenants to the ICL Group Shareholders and the Company that so long as any Vodafone Group Shareholder (or any Affiliate thereof) holds Equity Shares:

9.3.1                     it shall ensure that the Vodafone Group Shareholders shall comply with the Articles of Association and shall vote the Equity Shares held by them to implement the provisions of the Articles of Association;

9.3.2                     it shall, on an annual basis (within 60 (sixty) days of the end of its financial year), provide a confirmation to the ICL Group Shareholders that its Net Assets are equal to at least the Net Assets Threshold; and

9.3.3                     if at any time its Net Assets fall below the Net Assets Threshold, it shall procure that an Affiliate that satisfies the Net Assets Threshold will immediately replace it as the Vodafone Confirming Party by executing a deed of adherence that shall require compliance with its obligations under this Agreement.

9.4                               Holding of Equity Shares

To the extent required by applicable Law, the Vodafone Group Shareholders shall hold Equity Shares that are subject to the Call Option 1 and the Call Option 2 for the prescribed time period, if any, for the exercise of such call options.

10.                               RESERVED MATTERS

10.1                        No action shall be taken by the Company or any member of its Group in relation to any matter enumerated in Article 10.4 (each, a “Reserved Matter”): (i) without the affirmative vote of at least one (1) ICL Group Director and at least one (1) Vodafone Group Director present and voting if the matter is placed before a Board meeting and without the prior written approval of at least one (1) ICL Group Director and at least one (1) Vodafone Group Director if the matter is placed before the Board through a Circular Resolution; and (ii) if the matter is placed before the Shareholders at a General Meeting or otherwise, without the affirmative vote of all ICL Group Shareholders and all Vodafone Group Shareholders.

10.2                        In relation to any Reserved Matter that requires the approval of the Shareholders pursuant to the Act or the Articles of Association, such matter shall not be placed before the Shareholders until it has been approved by the Board in accordance with the Articles of Association. If a Reserved Matter has been approved by the Board pursuant to Article 10.1 and then placed before the Shareholders, each member of the Promoter Groups shall be required to vote in favour of it in their capacity as a Shareholder.

10.3                        If a resolution for any matter that is a Reserved Matter is proposed directly by any Public Shareholder for the consideration of the Shareholders in a General Meeting pursuant to the Act, which matter has not previously been considered and approved by the Board then, unless both of the Promoter Groups agrees (in writing) to vote in favour prior to the General Meeting, each Promoter Group shall be required to vote against it at the General Meeting.

10.4                        The following matters shall be the Reserved Matters under the Articles of Association:

10.4.1              any amendment to the memorandum of association of the Company or the Articles of Association;

10.4.2              any change to the rights attaching to any class of shares in the Company;

10.4.3              any consolidation, sub-division, reclassification or cancellation of any Share Capital (or share premium or other reserve);

10.4.4              any redemption, reduction or buy-back of any Share Capital;

10.4.5              the issue or allotment of any Share Capital or the creation of any option or right to subscribe or acquire, or convert any security into, any Share Capital, including pursuant to employee stock option schemes, other than as permitted pursuant to Article 4;

10.4.6              liquidation or dissolution of the Company or the filing of a petition for winding up by the Company or the making of any arrangement with creditors generally or any application for an administration order or for the appointment of a receiver or administrator;

10.4.7              merger, amalgamation, demerger, reorganisation or restructuring of the Company, including pursuant to a scheme of arrangement under the Act;

10.4.8              any dividend policy which has effect during the Term and any change in the dividend policy or treasury policy of the Company;

10.4.9              declaration or payment of any dividend in any manner inconsistent with the dividend policy of the Company;

10.4.10       incurrence of any financial indebtedness in excess of Rs.70 billion or the variation or termination of any agreement for the raising of any such indebtedness (including early repayment) other than in accordance with the Company’s treasury policy;

10.4.11       entering into any derivatives transactions, other than in accordance with the Company’s treasury policy;

10.4.12       the adoption of any new Business Plan or any amendment to any current Business Plan, or the approval or ratification of any departure from the current Business Plan;

10.4.13       acquisition or disposal of any shares, assets (including receivables and financial assets), business, business organisation or division in any manner in excess of Rs.2 billion in a single transaction or series of related transactions (other than in accordance with the Company’s treasury policy);

10.4.14       entry into (or the amendment, variation or termination of) any partnership, joint venture or profit-sharing agreement other than any arrangements entered into in the ordinary course of the Business;

10.4.15       entry into any agreement for the procurement of materials and/or services where the value of the contract over its term exceeds Rs.1 billion;

10.4.16       entry into (or the amendment or variation of) any related party transaction the value of which exceeds Rs.250 million in aggregate;

10.4.17       the appointment of the CEO and the COO;

10.4.18       any material change to the nature or scope of the Business;

10.4.19       any change to the name or key brands or branding strategy of the Business (including any decision to cease using the Idea or Vodafone brands), or any step to implement any such change;

10.4.20       any change in the size of the Board;

10.4.21       any change in statutory auditors or accounting policies;

10.4.22       authorising, or committing or agreeing to take, any of the foregoing actions; and

10.4.23       the effecting of any of the above matters by any member of the Company’s Group (as if references to the Company were to such member).

11.                               BUSINESS PLAN

11.1                        The Company shall procure that the executive management of the Company shall prepare a Business Plan which is submitted to the Board to replace the existing Business Plan (each, a “Draft Revised Business Plan”) as follows:

11.1.1              by no later than six (6) months prior to the end of the Financial Year commencing after the Effective Date, comprising a financial and strategic plan for a period of five (5) years from the commencement of the following Financial Year;

11.1.2              by no later than 70 (seventy) days prior to the end of each Financial Year commencing after the Effective Date, an update of the plan prepared in accordance with Article 11.1.1 above and a detailed monthly operating budget for the 12 (twelve) months comprising the next Financial Year, in the same format as the initial business plan in effect on or immediately after the Effective Date or in such other format as has been approved in accordance with Article 10 (Reserved Matters).

11.2                        Each Draft Revised Business Plan submitted to the Board in accordance with Article 11.1 shall address, but not be limited to, the items and subject matter of the initial business plan in effect on or immediately after the Effective Date.

11.3                        The Draft Revised Business Plan referenced in Article 11.1.2 shall be finalised by the executive management of the Company prior to the start of the period to which it relates. Promptly following such finalisation, such Draft Revised Business Plan shall be considered, and subject to Article 10 (Reserved Matters), adopted as the Business Plan, by the Board. The Board shall use all reasonable endeavours to approve the Business Plan referenced in Article 11.1.2 prior to the start of the last month of the Financial Year.

11.4                        In the event that a Draft Revised Business Plan is not approved and adopted as the Business Plan by the Board, the Company will continue to operate in accordance with the most recent approved Business Plan. In the event that the most recent approved Business Plan does not cover the next applicable period under Article 11.1.2, the Company shall be operated in accordance with the most recently approved Business Plan, adjusted to reflect the percentage change in the consumer price index (as published by the Government of India) for the relevant period.

11.5                        The executive management of the Company shall present to the Board a comparison of the Company’s actual operating performance with the Business Plan on a quarterly basis, in a format agreed with the Promoter Groups.

12.                               TERMS OF EQUALISATION

12.1                        The provisions of this Article 12 shall apply until the earlier of: (i) the Equal Shareholding Date; and (ii) the expiration of nine (9) years and one (1) Business Day from the Effective Date, except as set forth in this Article 12.1:

12.1.1              The Vodafone Group Shareholders shall promptly notify the ICL Group Shareholders and the Company (in writing) of any imposition and cessation of a Transfer Embargo to which they are subject. If a Call Option 1 Notice or a Call Option 2 Notice is issued and, if one or more Vodafone Group Shareholders are subject to a Transfer Embargo as a result of which the Call Option 1 Shares or the Call Option 2 Shares, as the case may be, cannot be Transferred to the Call Option 1 Purchaser(s) or the Call Option 2 Purchaser(s) within the time periods set out in Article 12.3, the Promoter Groups shall complete the Transfer of such Equity Shares promptly upon cessation of the Transfer Embargo, provided that in the event that the Transfer Embargo is in force upon the expiration of twelve (12) months from the date of the Call Option 1 Notice or the Call Option 2 Notice, as applicable, the ICL Group Shareholders shall have the right to withdraw such notice. Following such withdrawal, the Vodafone Group Shareholders shall not have any obligation to Transfer the Call Option 1 Shares or the Call Option 2 Shares, as applicable, to the Call Option 1 Purchaser(s) or the Call Option 2 Purchaser(s), as applicable, and the Call Option 1 Shares or the Call Option 2 Shares, as applicable, shall be excluded from the calculation of Excess Equity Shares and, for the avoidance of doubt, shall not be subject to the voting restrictions under Article 12.2.

12.1.2              During the Step Down Option 1 Period or the Step Down Option 2 Period, if one or more Vodafone Group Shareholders are subject to a Transfer Embargo, the Step Down Option 1 Period and the Step Down Option 2 Period, as applicable, shall be deemed to be extended by the duration of the Transfer Embargo.

12.1.3              The provisions of Article 12.2 shall apply to any Excess Equity Shares: (a) in respect of which a Call Option 1 Notice or Call Option 2 Notice has been issued and that are subject to a Transfer Embargo until the earlier of (i) withdrawal of the Call Option 1 Notice or the Call Option 2 Notice, as applicable, by the ICL Group Shareholders and (ii) completion of the Transfer pursuant to the exercise of the Call Option 1 or the Call Option 2, as applicable, upon cessation of the Transfer Embargo as set out in Article 12.1.1; and (b) during any extension of the Step Down Option 1 Period and/or the Step Down Option 2 Period, as applicable, pursuant to Article 12.1.2.

12.2                        Voting rights in Excess Equity Shares

Subject to Articles 15.1.3, 15.2.4 and 17.3:

12.2.1              ICL Opposition Notice

(a)                                 If the ICL Group Shareholders intend to oppose any resolution(s) at a General Meeting or through postal ballot, they shall, within five (5) Business Days of receipt of the notice for the General Meeting or postal ballot, send a written notice to the Vodafone Group Shareholders and the Company specifying the resolution(s) which they intend to oppose (the “ICL Opposition Notice”).

(b)                                 Within five (5) Business Days of receipt of the ICL Opposition Notice, the Vodafone Group Shareholders shall inform the ICL Group Shareholders and the Company (in writing) of the number of Excess Equity Shares they hold at the time and whether they intend to oppose any resolution(s) specified in the ICL Opposition Notice (“Vodafone Confirmation Notice”).

(c)                                  The Vodafone Group Shareholders shall waive, and shall not exercise, the voting rights attached to the Excess Equity Shares in relation to the resolution(s) specified in the ICL Opposition Notice unless the Vodafone Confirmation Notice specifies the intention of the Vodafone Group Shareholders to vote against any such resolution(s), in which case the Vodafone Group Shareholders shall exercise their voting rights attached to the Excess Equity Shares to vote against such resolution(s).

12.2.2              Vodafone Opposition Notice

(a)                                 If the Vodafone Group Shareholders intend to oppose any resolution(s) at a General Meeting or through postal ballot, they shall, within five (5) Business Days of receipt of the notice for the General Meeting or postal ballot, send a written notice to the ICL Group Shareholders and the Company specifying the resolution(s) they intend to oppose and the number of the Excess Equity Shares they hold at the time (the “Vodafone Opposition Notice”).

(b)                                 Within five (5) Business Days of the receipt of the Vodafone Opposition Notice, the ICL Group Shareholders shall inform the Vodafone Group Shareholders and the Company (in writing) whether they intend to oppose any resolution(s) specified in the Vodafone Opposition Notice (“ICL Confirmation Notice”).

(c)                                  The Vodafone Group Shareholders shall waive, and shall not exercise, the voting rights attached to the Excess Equity Shares in relation to the resolution(s) specified in the Vodafone Opposition Notice unless the ICL Confirmation Notice confirms the intention of the ICL Group Shareholders to vote against any such resolution(s), in which case the Vodafone Group Shareholders shall exercise their voting rights attached to the Excess Equity Shares to vote against such resolution(s).

12.2.3              If no ICL Opposition Notice or Vodafone Opposition Notice is received in respect of a shareholders’ resolution, each Promoter Group shall exercise its vote in favour of such resolution at a General Meeting or through postal ballot in respect of all the Equity Shares held by it.

Any vote by the Vodafone Group Shareholders in respect of the Excess Equity Shares in violation of this Article 12.2 (Voting rights in Excess Equity Shares) shall be invalid, null and void ab initio, and the Company shall not recognise or give effect to such vote in respect of the resolution(s) to which the ICL Opposition Notice or the Vodafone Opposition Notice, as applicable, relates.

12.3                        Equalisation Call Options

12.3.1              Call Option 1

(a)                                 During the Call Option 1 Period, the ICL Group Shareholders shall have the right to acquire from the Vodafone Group Shareholders, directly or through their Affiliates, such number of Equity Shares that is equal to or less than the Call Option Cap, in the manner set forth in this Article 12.3.1 (“Call Option 1”).

(b)                                 Call Option 1 may be exercised a maximum of four (4) times during the Call Option 1 Period, each time in compliance with the provisions of this Article 12.3.1. For the avoidance of doubt, the number of Equity Shares that may be purchased by the ICL Group Shareholders pursuant to each exercise of the Call Option 1 shall not exceed the Call Option Cap at the time of such exercise.

(c)                                  The ICL Group Shareholders may exercise Call Option 1 by issuing a written notice to the Vodafone Group Shareholders (a “Call Option 1 Notice”), which shall specify: (i) the identity of the purchaser(s) (the “Call Option 1 Purchaser(s)”); (ii) certification that the Call Option I Purchaser(s) is an ICL Group Shareholder or an Affiliate of an ICL Group Shareholder (iii) the number of Equity Shares the Call Option 1 Purchaser(s) wishes to acquire (the “Call Option 1 Shares”); and (iv) the price payable for such Call Option 1 Shares, which shall be equal to the product of the Call Option 1 Equity Share Value and the number of Call Option 1 Shares (the “Call Option 1 Price”).

(d)                                 The Vodafone Group Shareholders shall, at their sole discretion, determine the identity of the Vodafone Group Shareholder(s) that shall Transfer the Call Option 1 Shares to the Call Option I Purchaser(s) and shall, within five (5) Business Days of the receipt of the Call Option 1 Notice, notify the details thereof (in writing) to the Call Option 1 Purchaser(s) together with the number of Equity Shares that each such member will Transfer. Notwithstanding anything contained in the Articles of Association, no Vodafone Group Shareholder shall be required to Transfer any Call Option 1 Shares to the Call Option 1 Purchaser(s) at a price less than the Call Option 1 Price.

(e)                                  For the purposes of the sale and purchase of the Call Option 1 Shares, the Call Option 1 Purchaser(s) and the relevant Vodafone Group Shareholder(s) shall execute a share purchase agreement in the form set out in the Shareholders’ Agreement. Such share purchase agreement, the Shareholders’ Agreement and such other terms as may be mutually agreed shall be the sole terms which govern the sale and purchase of the Call Option I Shares.

(f)                                   Subject to Article 12.1, the consummation of the sale and purchase of any Call Option 1 Shares shall be completed within ten (10) Business Days of the date of receipt of a Call Option 1 Notice by the Vodafone Group Shareholders (such period to be extended pro tanto by the period required to obtain any necessary regulatory approval from, or make any necessary filing with, any Governmental Authority or seek any Vodafone Plc Shareholder Approval in accordance with Article 12.7, provided that such extended period shall be no longer than 12 (twelve) months from the date of the Call Option 1 Notice).

(g)                                  The ICL Group Shareholders shall ensure that the exercise of Call Option 1 does not result in any requirement to make a public announcement of an open offer with respect to the Company under the Takeover Code.

12.3.2              Call Option 2

(a)                                 During a period of one (1) year following the expiration of the Call Option 1 Period (“Call Option 2 Period”), the ICL Group Shareholders shall have the right to acquire from the Vodafone Group Shareholders, directly or through their Affiliates, such number of Equity Shares that is equal to or less than the Call Option Cap, in the manner set forth in this Article 12.3.2 (“Call Option 2”).

(b)                                 Within seven (7) Business Days of the commencement of the Call Option 2 Period, the ICL Group Shareholders shall notify the Vodafone Group Shareholders (in writing) of the precise number of Equity Shares, if any, that the ICL Group Shareholders will acquire from the Vodafone Group Shareholders pursuant to the exercise of Call Option 2 during the Call Option 2 Period (the “Call Option 2 Shares”). If such notice is not given within such time period, Call Option 2 shall cease to be capable of exercise and shall lapse. If such notice is given within such time period, the ICL Group Shareholders must acquire the Call Option 2 Shares strictly in accordance with this Article 12.3.2.

(c)                                  Call Option 2 is required to be exercised only once during the Call Option 2 Period.

(d)                                 The ICL Group Shareholders may exercise Call Option 2 by issuing a written notice to the Vodafone Group Shareholders (“Call Option 2 Notice”), which shall specify: (i) the identity of the purchaser(s) (the “Call Option 2 Purchaser(s)”); and (ii) certification that the Call Option 2 Purchasers) is an ICL Group Shareholder or an Affiliate of an ICL Group Shareholder.

(e)                                  The Vodafone Group Shareholders shall, at their sole discretion, determine the identity of the Vodafone Group Shareholder(s) that shall Transfer the Call Option 2 Shares to the Call Option 2 Purchaser(s) and shall, within five (5) Business Days of the receipt of the Call Option 2 Notice, notify the details thereof (in writing) to the Call Option 2 Purchaser(s) together with the number of Equity Shares that each such member will Transfer. The price payable for the Call Option 2 Shares shall be equal to the product of the Vodafone Sale Price (determined on the date of the Transfer) and the number of Call Option 2 Shares (the “Call Option 2 Price”). Notwithstanding anything contained in the Articles of Association, no Vodafone Group Shareholder shall be required to Transfer any Call Option 2 Shares to the Call Option 2 Purchasers) at a price less than the Vodafone Sale Price.

(f)                                   For the purposes of the sale and purchase of the Call Option 2 Shares, the Call Option 2 Purchaser(s) and the relevant Vodafone Group Shareholder(s) shall execute a share purchase agreement in the form set out in the

Shareholders’ Agreement. Such share purchase agreement, the Shareholders’ Agreement and such other terms as may be mutually agreed shall be the sole terms which govern the sale and purchase of the Call Option 2 Shares.

(g)                                  Subject to Article 12.1, the consummation of the sale and purchase of the Call Option 2 Shares shall be completed within 10 (ten) Business Days of the date of receipt of the Call Option 2 Notice by the Vodafone Group Shareholders (such period to be extended pro tanto by the period required to obtain any necessary regulatory approval from or make any necessary filing with any Governmental Authority or seek any Vodafone Plc Shareholder Approval in accordance with Article 12.7, provided that such extended period shall be no longer than 12 (twelve) months from the date of the Call Option 2 Notice).

(h)                                 The ICL Group Shareholders shall ensure that the exercise of Call Option 2 does not result in any requirement to make a public announcement of an open offer with respect to the Company under the Takeover Code.

(i)                                     If, following the issue of a notice to the Vodafone Group Shareholders pursuant to Article 12.3.2(b), the ICL Group Shareholders fail to exercise the Call Option 2 for all of the Call Option 2 Shares within the Call Option 2 Period, the Call Option 2 Shares shall not be included in the Shareholding of the Vodafone Group Shareholders for purposes of calculation of the Excess Equity Shares and, for the avoidance of doubt, shall not be subject to the voting restrictions under Article 12.2.

12.3.3              In respect of each exercise of Call Option 1 and the exercise of Call Option 2, the Vodafone Group Shareholders and the ICL Group Shareholders shall jointly appoint a Big Four Accounting Firm, or if no Big Four Accounting Firm is able or willing to act, another accounting firm of international standing, to provide:

(a)                                 a certificate confirming (i) the Call Option 1 Price or the Call Option 2 Price, as applicable; and (ii) whether any Taxes are required to be withheld with respect to the sale and purchase of the Call Option I Shares or the Call Option 2 Shares, as applicable, if such certificate is required under applicable Law; and

(b)                                 an opinion on computation of capital gains Taxes in connection with (a) above along with the necessary supporting documents in respect of cost of acquisition of the Call Option 1 Shares or the Call Option 2 Shares, as applicable,

(together, the “Withholding Computation”). The Vodafone Group Shareholders shall promptly provide any information required by the appointed accounting firm for purposes of issue of such certificate and shall confirm to the ICL Group Shareholders that such information is true and correct. All costs, fees and other expenses of the accounting firm appointed for the purposes of provision of the Withholding Computation shall be borne by the Call Option 1 Purchaser or the Call Option 2 Purchaser, as applicable.

12.3.4              The Call Option 1 Purchaser or the Call Option 2 Purchaser, as applicable, shall pay the Call Option 1 Price or the Call Option 2 Price, as applicable, without withholding or deduction of any Tax unless required by the Withholding Computation. If any such withholding or deduction is required pursuant to the Withholding Computation, the Call Option 1 Purchaser or the Call Option 2 Purchaser, as applicable, shall, at the time of payment of the Call Option 1 Price or the Call Option 2 Price, as applicable, pay to the Vodafone Group Shareholders such additional amount as will ensure that the Vodafone Group Shareholders receives the same total amount that they would have received if no such withholding or deduction had been required. If any sum payable by the Call Option 1 Purchaser or the Call Option 2 Purchaser, as applicable, to the Vodafone Group Shareholders pursuant to Articles 12.3.1 and 12.3.2 is required by applicable Law to be brought into charge to Tax in the hands of the Vodafone Group Shareholders, then the Call Option 1 Purchaser or the Call Option 2 Purchaser, as applicable, shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or which would be chargeable but for the use or set-off of any Tax relief of the recipient), is equal to the amount that would be payable if the sum payable by the Call Option 1 Purchaser or the Call Option 2 Purchaser, as applicable, were not required by applicable Law to be brought into charge to Tax in the hands of the Vodafone Group Shareholders.

12.3.5              It is clarified that any Tax benefits or refunds accruing to or received by the Vodafone Group Shareholders following completion of a Transfer of the Call Option 1 Shares and/ or the Call Option 2 Shares in respect of such Transfer shall promptly be transferred to the Call Option 1 Purchaser or the Call Option 2 Purchaser, as applicable, up to the maximum amount of the payment received by the Vodafone Group Shareholders from the Call Option 1 Purchaser or the Call Option 2 Purchaser, as applicable, under Article 12.3.4.

12.3.6              The Parties shall undertake all reasonable endeavours to ensure that the Transfers of Call Option 1 Shares and the Call Option 2 Shares, as applicable, is completed in a Tax efficient manner. The Vodafone Group Shareholders shall ensure that the Call Option 1 Shares and the Call Option 2 Shares will be Transferred by Vodafone Group Shareholders that are tax residents of Mauritius or India.

12.3.7              The ICL Group Shareholders and Vodafone Group Shareholders shall execute all such documents, take all such actions and shall render all such assistance to each other as may be reasonably required to complete the Transfer of the Call Option 1 Shares and the Call Option 2 Shares.

12.4                        Step Down Option 1

If the Equal Shareholding Date has not occurred by the expiration of the Call Option 2 Period, then the Vodafone Group Shareholders shall, during a period of three (3) years of the expiration of the Call Option 2 Period (the “Step Down Option 1 Period”), sell and Transfer to such Persons as the Vodafone Group Shareholders may (subject to Article 13) choose and which Persons do not execute a Deed of Adherence in terms of Article 13, that part of their combined holding of Equity Shares as is in aggregate equal to the lower of:

(a)                                 the number of Excess Equity Shares as at the expiration of the Call Option 2 Period; and

(b)                                 10% of the Share Capital as at the expiration of the Call Option 2 Period,

(as applicable, the “Step Down 1 Excess Shareholding”), together with any Equity Shares to the extent attributable to any split, reverse-split, bonus issue or any similar corporate action with respect to the Step Down 1 Excess Shareholding during the period starting at the commencement of the Step Down Option 1 Period and ending at the time of each relevant disposal pursuant to this Article 12.4 (“Step Down Option 1”).

12.5                        Step Down Option 2

If the Equal Shareholding Date has not occurred by the expiration of the Step Down Option 1 Period, then the Vodafone Group Shareholders shall, within a period of two (2) years of the expiration of the Step Down Option 1 Period (the “Step Down Option 2 Period”), sell and Transfer to such Persons as the Vodafone Group Shareholders may (subject to Article 13) choose and which Persons do not execute a Deed of Adherence in terms of Article 13, all remaining Excess Equity Shares at the expiration of Step Down Option 1 Period (together with any Equity Shares to the extent attributable to any split, reverse-split, bonus issue or any similar corporate action with respect to such Excess Equity Shares since the commencement of the Step Down Option 2 Period), provided that in the judgment of the Vodafone Group, acting reasonably, that:

12.5.1              market conditions are conducive for such sale;

12.5.2              the valuation that can be achieved for such sale is not lower than the product of the Step Down Share Value and the number of Equity Shares proposed to be Transferred; and

12.5.3              the ratio of (i) the proposed sale consideration per share multiplied by the number of Equity Shares of the Company (on a fully diluted basis) plus the Net Financial Debt of the Company, in each case, on the date of the proposed Transfer to (ii) the LTM EBITDA as of the date of the Transfer, is higher than 6.5:1.

12.6                        Standstill

12.6.1              Neither Promoter Group shall be permitted to Transfer any Equity Shares to any Person during the Call Option 1 Period except pursuant to Article 4.7 (Rights Recapitalisation Call Option prior to the Equal Shareholding Date), 12.3.1 (Call Option 1), 13.2.1 (Transfer to Affiliates) or 16 (Change in Control).

12.6.2              The Vodafone Group Shareholders shall not be permitted to Transfer any Call Option 2 Shares during the Call Option 2 Period except pursuant to (i) Article 12.3.2 (Call Option 2); (ii) 13.2.1 (Transfer to Affiliates), subject to Articles 9.7 and 12.3.6 and any subsequent Transfer pursuant to Call Option 2 being no less favourable to the Call Option 2 Purchaser than if made by the transferring Vodafone Group Shareholder; or (iii) Article 16.3.2.

12.6.3              Following the expiration of the Call Option 2 Period, any Promoter Group which holds lesser Equity Shares (“Non-Equal Shareholder”) than the other Promoter Group (“Higher Shareholder”) shall have the right to acquire such number of Equity

Shares as would entitle the Non-Equal Shareholder to equalise its Shareholding with the Higher Shareholder in the manner set out in this Article 12.6.3:

(a)                                 The Non-Equal Shareholder shall first make a written offer to the Higher Shareholder to purchase Equity Shares from the Higher Shareholder at a specified price (“Equal Offer Notice”).

(b)                                 If the Higher Shareholder declines, partially accepts or fails to respond to the Equal Offer Notice within ten (10) Business Days of receipt of the Equal Offer Notice (“Equal Offer Period”), then the Non-Equal Shareholder shall have the right to acquire all of or, if the Higher Shareholder partially accepts the Equal Offer Notice, of the remaining, Equity Shares as specified in the Equal Offer Notice from the market at or below the price specified in the Equal Offer Notice within 30 (thirty) days of the expiry of the Equal Offer Period.

(c)                                  If the Higher Shareholder accepts the Equal Offer Notice (in writing), in full or part, within the Equal Offer Period, the Non-Equal Shareholder and the Higher Shareholder shall complete the Transfer of Equity Shares agreed to be Transferred within 10 (ten) days of the expiration of the Equal Offer Period (such 10-day period to be extended pro tanto by the period required to obtain any necessary regulatory approval from or make any necessary filing with any Governmental Authority, provided that such extended period shall be no longer than 12 (twelve) months from the expiration of the Equal Offer Period).

(d)                                 For giving effect to the Transfer contemplated in this Article 12.6.3, the Parties shall execute a share purchase agreement in the form set out in the Shareholders’ Agreement and all such documents, take all such actions and shall render all such assistance to each other as may be reasonably required to complete the Transfer. Such share purchase agreement, the Shareholders’ Agreement and such other terms as may be mutually agreed shall be the sole terms which govern the sale and purchase of the Equity Shares contemplated in this Article 12.6.3.

12.7                        Cap

12.7.1              Subject to Article 12.7.3, if a disposal of any Equity Shares by the Vodafone Group Shareholders pursuant to the Capped Options (an “Option Transfer”) would, immediately following that Option Transfer, result in the total consideration received by the Vodafone Group Shareholders for all Option Transfers exceeding Rs.830 billion, the Vodafone Group Shareholders may (but shall not be obliged to) procure that Vodafone Plc shall, within a reasonable timeframe, seek Vodafone Plc Shareholder Approval for any such Option Transfer.

12.7.2              Subject to Article 12.7.3, if:

(a)                                 Vodafone Plc does not seek Vodafone Plc Shareholder Approval for such Option Transfer within 60 (sixty) days of exercise of the Capped Option; or

(b)                                 the ordinary resolution to approve any such Option Transfer is not passed by the shareholders of Vodafone Plc within 90 (ninety) days of the exercise of Capped Option, the consideration for that Option Transfer shall be limited such that, immediately following that Option Transfer, the total consideration received by the Vodafone Group Shareholders for all Option Transfers shall not exceed Rs.830 billion.

12.7.3              The Vodafone Group Shareholders may disapply Article 12.7.1 and 12.7.2 by written notice to the ICL Group Shareholders within seven (7) days of the exercise of a Capped Option, in which case Article 12.7.1 and Article 12.7.2 shall cease to apply in respect of such Capped Option with immediate effect and the consummation of a Transfer of Equity Shares pursuant to the exercise of:

(a)                                 Call Option 1 at the Call Option 1 Price, in accordance with Article 12.3; and/or

(b)                                 Call Option 2 at the Call Option 2 Price, in accordance with Article 12.3, and/or

(c)                                  the Rights Recapitalisation Call Option at the RCO Price, in accordance with Article 4.7,

(as applicable) or under Step Down Option 1, shall not require Vodafone Plc Shareholder Approval.

12.8                        If either Promoter Group Transfers Equity Shares to a New Qualifying Shareholder, such New Qualifying Shareholder shall be liable to comply with this Article 12 instead of such Promoter Group, unless the Promoter Group continues to hold Equity Shares, in which case, both the New Qualifying Shareholder and such Promoter Group shall be liable to comply with this Article 12 as one block.

13.                               TRANSFER OF SHARES

13.1                        The Equity Shares held by the Promoter Groups shall only be transferable in the manner provided in the Articles of Association. A member of a Promoter Group may Transfer its Equity Shares in a manner otherwise than in accordance with the Articles of Association with the prior written consent of the other Promoter Group and provided that such Transfer is completed within 30 (thirty) days of receipt of such written consent (such period to be extended pro tanto by the period required to obtain any necessary regulatory approval from or make any necessary filing with any Governmental Authority, provided that such extended period shall be no longer than 12 (twelve) months from the date of receipt of the written consent), failing which, fresh written consent will be required. Any Transfer of Equity Shares by a member of a Promoter Group which is not in accordance with the Articles of Association shall be null and void ab initio and the Company shall not recognise or give effect to such Transfer or recognise any votes in respect of such Equity Shares until the Transfer is reversed (if already effected).

13.2                        Permitted Transfers

13.2.1              Transfers to Affiliates

(a)                                 A member of a Promoter Group may Transfer all or some of the Equity Shares held by it to an Affiliate, subject to such Affiliate executing a Deed of Adherence and upon giving prior written notice to the other Promoter Group. The Affiliate must be under an obligation, given in favour of the Company and the other Promoter Group, to re-Transfer the Equity Shares to the original transferring Promoter Group member or another Affiliate of the original transferring Promoter Group member immediately, if it ceases to be an Affiliate of that original transferring Promoter Group member.

(b)                                 Following a Transfer of Equity Shares to an Affiliate: (i) the original transferring Promoter Group member (but not a subsequent transferor in a series of Transfers to Affiliates) shall, at the option of the non-transferring Promoter Group, remain a Party to the Shareholders’ Agreement and shall be jointly and severally liable with the transferee and the other members of the relevant Promoter Group under the Shareholders’ Agreement as a member of the relevant Promoter Group; and (ii) the transferee shall be included as a member of the relevant Promoter Group for the purposes of the Articles of Association. Without prejudice to Article 9.2.1(d) and other provisions of the Articles of Association, Article 13.2.1(b)(i) shall not apply with respect to an inter se Transfer of Equity Shares between members of a Promoter Group who are Parties on the date of the Shareholders’ Agreement.

13.2.2              Transfers to Third Parties

Following the expiration of the Call Option 1 Period and subject to Article 12.6.2 in respect of the Vodafone Group Shareholders, any member of a Promoter Group shall be entitled to Transfer its Equity Shares to:

(a)                                 any Financial Investor, provided that such Transfer will not result in the transferee (together with its Affiliates) owning more than 10% (ten percent) of the Share Capital; and

(b)                                 subject to Articles 13.3 (Right of First Refusal) and 13.4 (Tag-Along Right):

(i)                                     any Financial Investor which will result in the transferee (together with its Affiliates) owning more than 10% (ten percent) of the Share Capital; and

(ii)                                  any Person other than a Financial Investor.

13.2.3              Notwithstanding anything to the contrary contained in the Articles of Association, any transferee of any Equity Shares that is not a member of a Promoter Group shall not execute a Deed of Adherence and shall not be entitled to any rights under Articles 5 (Board of Directors of the Company), 6 (Shareholders Meetings), 7 (Key Employees) and 10 (Reserved Matters) unless such transferee’s Shareholding (together with its Affiliates) pursuant to a Transfer under Article 13.2.2(b) will be equal to or more than the Qualifying Threshold (such transferee, a “New Qualifying Shareholder”). A New Qualifying Shareholder shall be required to execute a Deed of Adherence pursuant to which it shall become a party to the Shareholders’ Agreement and be entitled to rights of the transferor Promoter Group under Articles 5 (Board of Directors of the Company), 6 (Shareholders Meetings), 7 (Key Employees) and 10 (Reserved Matters), provided that if the New Qualifying

Shareholder’s Shareholding (together with its Affiliates) will be equal to or more than the Qualifying Threshold and the transferor’s Shareholding (together with its Affiliates) is also equal to or more than the Qualifying Threshold, the New Qualifying Shareholder (together with its Affiliates) shall not be entitled to any rights under Article 5 (Board of Directors of the Company), 6 (Shareholders Meetings), 1 (Key Employees) or 10 (Reserved Matters) and the transferor (together with its Affiliates) shall continue to be entitled to rights under Articles 5 (Board of Directors of the Company), 6 (Shareholders Meetings), 7 (Key Employees) and 10 (Reserved Matters). If a subsequent Transfer of Equity Shares results in the transferor’s Shareholding (together with its Affiliates) being less than the Qualifying Threshold and the New Qualifying Shareholder’s Shareholding (together with its Affiliates) being equal to or more than the Qualifying Threshold, the New Qualifying Shareholder shall, from the time of such Transfer, be entitled to rights under Articles 5 (Board of Directors of the Company), 6 (Shareholders Meetings), 7 (Key Employees) and 10 (Reserved Matters) in substitution for the transferor.

13.2.4              If any transferee that is not a member of a Promoter Group is required to make a public announcement of an open offer with respect to the Company under the Takeover Code following acquisition of Equity Shares from either Promoter Group, such transferee’s Shareholding that has been acquired from the Public Shareholders pursuant to such open offer will be subject to voting restrictions specified in Article 12.2 and must be sold in the market to the public or to Financial Investor(s) pursuant to Article 13.2.2(a) within six (6) months of acquisition.

13.3                        Right of First Refusal

13.3.1              Except as provided in Articles 13.2.1 and 13.2.2(a) and subject to Article 12.6.2 in respect of the Vodafone Group Shareholders, in the event any member of a Promoter Group (a “Transferring Shareholder”) receives a bona fide offer from any Person (a “Proposed Transferee”) to Transfer any Equity Shares, it shall grant to the other Promoter Group a right of first refusal over any such Transfer of Equity Shares (“First Refusal Right”) in the manner set forth in this Article 13.3.

13.3.2              If the Transferring Shareholder proposes to Transfer to the Proposed Transferee any of the Equity Shares which are subject to the First Refusal Right, the Transferring Shareholder shall first offer the Equity Shares to the other Promoter Group by serving a written notice (“Transfer Notice”) on such other Promoter Group (“Non-transferring Shareholder”) stating: (i) the number of Equity Shares proposed to be Transferred to the Proposed Transferee (“Offered Shares”) and the maximum number of Equity Shares that the Proposed Transferee is willing to acquire; (ii) the consideration for the Transfer; (iii) the other terms and conditions of the Transfer, if any, as may be reasonably necessary for the Non-transferring Shareholder to determine the price and other terms of such offer; and (iv) the identity of the Proposed Transferee and of its Ultimate Parent and beneficial owner(s). The Non-transferring Shareholder may also require the Transferring Shareholder to produce to the Non-transferring Shareholder such further information as may be reasonably required to enable the Non-transferring Shareholder to establish the bona fides of the offer of the Proposed Transferee.

13.3.3              Within 30 (thirty) days after the receipt of the Transfer Notice by the Non-transferring Shareholder (“Offer Period”), the Non-transferring Shareholder may deliver a written notice to the Transferring Shareholder: (a) requiring the Transferring Shareholder to Transfer all, but not some only, of the Offered Shares at the same price and on other terms no less favourable to the Non-transferring Shareholder than those stated in the Transfer Notice, to the Non-transferring Shareholder or its Affiliate (“Acceptance Notice”); or (b) stating that it declines to exercise its First Refusal Right on the Offered Shares or (c) stating that it is electing to exercise its Tag-Along Right under Article 13.4 (“Tag Exercise Notice”). An Acceptance Notice shall be irrevocable and shall constitute a binding agreement between the Transferring Shareholder and the Non-transferring Shareholder to purchase the Offered Shares. If the Non-transferring Shareholder fails to serve an Acceptance Notice within the Offer Period, it shall be deemed to have declined to exercise its First Refusal Right on the Offered Shares.

13.3.4              In the event an Acceptance Notice has been served pursuant to Article 13.3.3, the Transferring Shareholder shall be bound to Transfer the Offered Shares to the Non-transferring Shareholder.

13.3.5              If the Transferring Shareholder:

(a)                                 has not received an Acceptance Notice under Article 13.3.3 in respect of all of the Offered Shares or, having received the same, has not within 15 (fifteen) days thereafter (such 15-day period to be extended pro tanto by the period required to obtain any necessary regulatory approval from or make any necessary filing with any Governmental Authority) received the consideration for the Offered Shares (provided the Transferring Shareholder is not in breach of this Article 13.3); or

(b)                                 has not received either an Acceptance Notice or a Tag Exercise Notice under Article 13.3.3,

it shall be entitled to Transfer all, but not some only, of the Offered Shares to the Proposed Transferee at the same price and on other terms no more favourable to the Proposed Transferee than those stated in the Transfer Notice, provided that, if such Transfer is not completed within 90 (ninety) days after the expiration of the Offer Period (such 90-day period to be extended pro tanto by the period required to obtain any necessary regulatory approval from or make any necessary filing with any Governmental Authority, provided that such extended period shall be no longer than 12 (twelve) months from the date of expiration of the Offer Period), the right to Transfer the Offered Shares to the Proposed Transferee shall lapse.

13.4                        Tag-Along Right

13.4.1              In the event that the Non-transferring Shareholder has not exercised its First Refusal Right upon receipt of the Transfer Notice in accordance with Article 13.3 (Right of First Refusal), the Non-transferring Shareholder shall have the pro rata right, but not an obligation (“Tag-Along Right”), to require the Proposed Transferee to purchase from the Non-transferring Shareholder such number of Equity Shares as may be decided by such Non-transferring Shareholder in its sole discretion but not exceeding its pro rata entitlement, such that the number of Equity Shares sold by the Transferring Shareholder and the Non-transferring Shareholder, shall be proportionate to the respective pro rata inter se Shareholding of the Transferring Shareholder and the Non-transferring Shareholder, at not less than the price and on other terms no less favourable to the Non-transferring Shareholder than those stated in the Transfer Notice. To the extent the Non-transferring Shareholder exercises its Tag-Along Right, the number of Shares that the Transferring Shareholder may

Transfer to the Proposed Transferee shall be correspondingly reduced. Notwithstanding anything contained in this Article 13.4.1, in the event that the proposed Transfer of Equity Shares by the Transferring Shareholder to the Proposed Transferee will result in a change in Control of the Company, the Tag-Along Right of the Non-transferring Shareholder shall extend to the entire Shareholding of the Non-transferring Shareholder.

13.4.2              In the event the Non-transferring Shareholder has served a Tag Exercise Notice within the Offer Period pursuant to Article 13.3.3, the Transfer of any Equity Shares to the Proposed Transferee shall be in the manner set forth in this Article 13.4. If the Non-transferring Shareholder fails to serve a Tag Exercise Notice within the Offer Period, it shall be deemed to have declined to exercise its Tag-Along Right.

13.4.3              The Transfer of the Non-transferring Shareholder’s Equity Shares pursuant to the exercise of the Tag-Along Right (“Tagged Shares”) shall be completed within 30 (thirty) days of the receipt of the Tag Exercise Notice (such period to be extended pro tanto by the period required to obtain any necessary regulatory approval from or make any necessary filing with any Governmental Authority, provided that such extended period shall be no longer than 12 (twelve) months from the date of the Tag Exercise Notice).

13.4.4              The Transferring Shareholder shall not Transfer any of the Offered Shares to the Proposed Transferee unless and until, simultaneously with such Transfer, the Proposed Transferee purchases all the Tagged Shares at not less than the price, and on terms no less favourable, than those stated in the Transfer Notice.

13.4.5              For the avoidance of doubt, this Article 13.4 shall only apply when Article 13.3 is also applicable.

13.5                        Prohibited Transfer

Notwithstanding anything contained in the Articles of Association, no member of a Promoter Group shall directly or indirectly Transfer any Equity Shares to an Indian Competitor.

13.6                        Further Acquisitions

Except as provided in Articles 4 (Funding), 12 (Terms of Equalisation), 13 (Transfer of Shares) and 16 (Change in Control), no member of a Promoter Group or its Affiliates shall acquire any Equity Shares without the prior written consent of the other Promoter Group.

13.7                        For giving effect to the Transfers contemplated in this Article 13, the Parties shall execute all such documents, take all such actions and shall render all such assistance to each other as may be reasonably required to complete the Transfer.

14.                               DEADLOCK

14.1                        For the purpose of this Article 14, a “Deadlock” shall be deemed to have occurred if:

14.1.1              a proposal is made in respect of any Reserved Matter but is not approved in accordance with Article 10 at two (2) consecutive duly convened meetings of the Board (or following the circulation of the relevant Circular Resolution in writing on two (2) separate occasions); or

14.1.2              a quorum is not present at two (2) consecutive duly convened meetings of the Board by reason of the absence of the Directors nominated and appointed upon request of the same Promoter Group.

14.2                        In the event of a Deadlock, either Promoter Group may give written notice to the other and to the Company that it regards a Deadlock as having occurred (“Deadlock Notice”) and immediately refer the Deadlock to the chief executive officer of Vodafone Plc and the group chairperson of the ICL Group (or nominees of such representatives) for resolution through mutual discussion (only one Deadlock Notice may be served in respect of any one proposal or series of related proposals).

14.3                        If the Deadlock is not resolved within 30 (thirty) days of the Deadlock Notice, then status quo shall prevail, provided that if the Deadlock relates to a Draft Revised Business Plan, the provisions of Article 11.4 shall apply.

14.4                        If the Deadlock is resolved within 30 (thirty) days of the Deadlock Notice, then the Promoter Groups shall procure that the Company gives effect to the relevant resolution(s).

15.                               DEFAULT

15.1                        Failure to Comply with Voting

15.1.1              If any member of a Promoter Group fails to vote the Equity Shares held by it in accordance with the Articles of Association or votes the Equity Shares held by it contrary to the Articles of Association (such Group, the “Defaulting Promoter Group” and the failure to vote or voting contrary to the Articles of Association, a “Voting Default”), the Defaulting Promoter Group shall be deemed to be in material breach of the Articles of Association pursuant to which Article 15.1.3 shall apply unless:

(a)                                 within 30 (thirty) days of the date of the Voting Default, the Promoter Groups or the Board agree to convene another General Meeting or issue a fresh notice for a shareholders’ vote pursuant to Article 9.1.4, following which the Defaulting Promoter Group votes the Equity Shares held by it or refrains from voting the Equity Shares held by it in accordance with the Articles of Association and the relevant resolution is approved or rejected in accordance with the Articles of Association; or

(a)                                 if the Defaulting Promoter Group demonstrates, within 30 (thirty) days of the date of the Voting Default, to the reasonable satisfaction of the non-defaulting Promoter Group, that the Voting Default was on account of an administrative error.

15.1.2              In the event the Defaulting Promoter Group is unable to demonstrate to the reasonable satisfaction of the other Promoter Group pursuant to Article 15.1.1(b) that the Voting Default was on account of an administrative error, either Promoter Group shall have the right to refer the matter to the chief executive officer of Vodafone Plc and the group chairperson of the ICL Group for their consideration and decision within 15 (fifteen) days of the expiration of the 30-day period referred to in Article 15.1.1(b). The chief executive officer of Vodafone Plc and the group chairperson of the ICL Group shall decide the matter within 30 (thirty) days of the date of referral and such decision shall be final and binding on the Promoter Groups. In the event the chief executive officer of Vodafone Plc and the group chairperson of the ICL Group are unable to agree to a decision, either Promoter Group may refer the matter to an expedited arbitration procedure under the provisions of the Shareholders’ Agreement to be completed within six (6) months of the date of referral.

15.1.3              If the Voting Default is not cured or resolved pursuant to Article 15.1.1(a) or 15.1.1(b) or 15.1.2:

(a)                                 the rights of the Defaulting Promoter Group under Articles 5 (Board of Directors of the Company), 6 (Shareholders Meetings), 7 (Key Employees) and 10 (Reserved Matters) shall cease;

(b)                                 the obligations of the Defaulting Promoter Group under the Articles of Association shall cease only if the Defaulting Promoter Group no longer holds any Equity Shares; and

(c)                                  if the Defaulting Promoter Group comprises ICL Group Shareholders, Article 12.2 shall cease to apply.

15.2                        Event of Default

15.2.1              An event of default (“Event of Default”) shall occur or be deemed to have occurred in relation to a Promoter Group (“Defaulting Shareholder Group”) if:

(a)                                 a member of the Defaulting Shareholder Group commits a material breach of Article 4 (Funding), 5 (Board of Directors of the Company), 10 (Reserved Matters), 12 (Terms of Equalisation), 13 (Transfer of Shares) or 16 (Change in Control) and such breach is not cured within 30 (thirty) days of written notice by the non-defaulting Promoter Group, provided that any such breach that arises from non-receipt of any approval of a Governmental Authority in respect of Article 4 (Funding), 12 (Terms of Equalisation), 13 (Transfer of Shares) or 16 (Change in Control) for reasons beyond the control of the relevant Party shall not be regarded as a material breach; or

(b)                                 any member of the Defaulting Shareholder Group has:

(i)             an official manager, receiver, trustee, voluntary administrator, liquidator or provisional liquidator appointed for all or substantially all of its assets or undertaking and such appointment is not dismissed, reversed, vacated or stayed within 90 (ninety) days of such appointment; or

(ii)          entered into or resolved to enter into winding up proceedings or an arrangement, composition or compromise with or assignment for the benefit of its creditors generally or any class of creditors, or proceedings are commenced by such Shareholder to sanction such an arrangement, composition or compromise, in each case, other than for the purposes of (A) a bona fide scheme of restructuring, reconstruction or amalgamation, or (B) a voluntary liquidation of entities that no longer hold Equity Shares and do not have substantial assets.

15.2.2              The Defaulting Shareholder Group shall be entitled to demonstrate, within 30 (thirty) days of the date of notification of the Event of Default by the non-defaulting Promoter Group, to the reasonable satisfaction of the non-defaulting Promoter Group, that such Event of Default occurred on account of an administrative error.

15.2.3              In the event the Defaulting Shareholder Group is unable to demonstrate to the reasonable satisfaction of the non-defaulting Promoter Group pursuant to Article 15.2.2 that the Event of Default was on account of an administrative error, either Promoter Group shall have the right to refer the matter to the chief executive officer of Vodafone Plc and the group chairperson of the ICL Group for their consideration and decision within 30 (thirty) days of the expiration of the 30-day period referred to in Article 15.2.2. The chief executive officer of Vodafone Plc and the group chairperson of the ICL Group shall decide the matter within 30 (thirty) days of the date of referral and such decision shall be final and binding on the Promoter Groups. In the event the chief executive officer of Vodafone Plc and the group chairperson of the ICL Group are unable to agree to a decision, either Promoter Group may refer the matter to an expedited arbitration procedure under the provisions of the Shareholders’ Agreement to be completed within six (6) months of the date of referral.

15.2.4              If an Event of Default is not cured or resolved pursuant to Article 15.2.1(a), 15.2.2 or 15.2.3:

(a)                                 the rights of the Defaulting Shareholder Group under Articles 5 (Board of Directors of the Company), 6 (Shareholders Meetings), 7 (Key Employees) and 10 (Reserved Matters) shall cease;

(b)                                 the obligations of the Defaulting Shareholder Group under the Articles of Association shall cease only if the Defaulting Shareholder Group no longer holds any Equity Shares; and

(c)                                  if the Defaulting Shareholder Group comprises ICL Group Shareholders, Article 12.2 shall cease to apply.

15.3                        Nothing in Article 15.1 or 15.2 shall affect the right of the non-defaulting Promoter Group to claim any losses, damages, costs and expenses, including legal fees and expenses, to the extent arising or resulting from a Voting Default or an Event of Default, regardless of whether such default has been cured.

15.4                        Notwithstanding anything contained in the Articles of Association, if any member of either Promoter Group is unable to comply with any obligation under the Articles of Association pursuant to an order of a Governmental Authority issued in respect of such member, the Parties acknowledge and agree that the rights of the relevant Promoter Group under the Articles of Association shall not cease provided that such Promoter Group uses all reasonable endeavours to procure that such order is vacated.

16.                               CHANGE IN CONTROL

16.1                        Each Promoter Group shall notify (in writing) the other Promoter Group of any proposed change in Control of any of its members (a “CoC Shareholder”), and the Vodafone Group Shareholders shall immediately notify (in writing) the ICL Group Shareholders of any proposed Vodafone Restricted Group Sale Disposal, in each case, within five (5) Business Days of the public announcement of such proposed transaction or the execution of binding documentation in respect of such proposed transaction, whichever is earlier, and such notice shall specify the manner in which such transaction will occur (the “CoC Notice”).

16.2                        Following issue of a CoC Notice in respect of a listed CoC Shareholder that is an ICL Group Shareholder:

16.2.1              the other ICL Group Shareholders (the “Remaining ICL Shareholders”) shall be entitled, within 30 (thirty) days of the CoC Notice (the “ICL CoC Period”), to require such CoC Shareholder to Transfer all of its Equity Shares (“CoC Shares”) to them or their Affiliate(s) at the ICL CoC Price pursuant to a written notice (“CoC Exercise Notice”) issued to the CoC Shareholder (with a copy to the Company and the Vodafone Group Shareholders), and the CoC Shares shall then be promptly Transferred to the Remaining ICL Shareholders or their Affiliate(s). The Transfer of the CoC Shares pursuant to this Article 16.2.1 shall be completed within 45 (forty five) days of the CoC Notice (such period to be extended pro tanto by the period required to obtain any necessary regulatory approval from or make any necessary filing with any Governmental Authority, provided that such extended period shall be no longer than 12 (twelve) months from the date of the CoC Exercise Notice); and

16.2.2              if the Remaining ICL Shareholders fail to issue a CoC Exercise Notice pursuant to Article 16.2.1 within the ICL CoC Period, the Vodafone Group Shareholders shall be entitled, within 30 (thirty) days of the expiration of the ICL CoC Period to require the CoC Shareholder to Transfer all of the CoC Shares to the Vodafone Group Shareholders or their Affiliate(s) at the Vodafone Purchase Price pursuant to a CoC Exercise Notice issued to the CoC Shareholder (with a copy to the Company and the ICL Group Shareholders), and the CoC Shares shall then be promptly Transferred to the Vodafone Group Shareholders or their Affiliate(s). The Transfer of the CoC Shares pursuant to this Article 16.2.2 shall be completed within 75 (seventy five) days of the CoC Notice (such period to be extended pro tanto by the period required to obtain any necessary regulatory approval from or make any necessary filing with any Governmental Authority, provided that such extended period shall be no longer than 12 (twelve) months from the date of the CoC Exercise Notice).

16.3                        Following issue of a CoC Notice in respect of an unlisted CoC Shareholder that is an ICL Group Shareholder, the Vodafone Group Shareholders shall be entitled to take either of the following actions within 30 (thirty) days of the CoC Notice:

16.3.1              pursuant to a CoC Exercise Notice, require such CoC Shareholder to Transfer all of the CoC Shares to the Vodafone Group Shareholders or their Affiliate(s) at the Vodafone Purchase Price, and the CoC Shares shall then be promptly Transferred to the Vodafone Group Shareholders or their Affiliate(s). The Transfer of the CoC Shares pursuant to this Article 16.3.1 shall be completed within 45 (forty five) days of the CoC Notice (such period to be extended pro tanto by the period required to obtain any necessary regulatory approval from or make any necessary filing with any Governmental Authority, provided that such extended period shall be no longer than 12 (twelve) months from the date of the CoC Exercise Notice); or

16.3.2              pursuant to a CoC Exercise Notice, require the ICL Group Shareholders to purchase from the Vodafone Group Shareholders such number of Equity Shares as may be decided by the Vodafone Group Shareholders in their sole discretion but not exceeding their pro rata entitlement, such that the number of Equity Shares sold by the Vodafone Group Shareholders represents the same proportion of the Share Capital as the number of Equity Shares held by the CoC Shareholder, at the Vodafone Sale Price. The Transfer of Equity Shares pursuant to this Article 16.3.2 shall be completed within 45 (forty five) days of the CoC Notice issued by the Vodafone Group Shareholders (such period to be extended pro tanto by the period required to obtain any necessary regulatory approval from or make any necessary filing with any

Governmental Authority, provided that such extended period shall be no longer than 12 (twelve) months from the date of the CoC Exercise Notice).

16.4                        Following issue of a CoC Notice in respect of a CoC Shareholder that is a Vodafone Group Shareholder or in case of a Vodafone Restricted Group Sale Disposal, the ICL Group Shareholders shall be entitled to take either of the following actions within 30 (thirty) days of the CoC Notice:

16.4.1              pursuant to a CoC Exercise Notice, require such CoC Shareholder to Transfer all of the CoC Shares to the ICL Group Shareholders or their Affiliate(s) at the Vodafone Purchase Price, and the CoC Shares shall then be promptly Transferred to the ICL Group Shareholders or their Affiliate(s). The Transfer of the CoC Shares pursuant to this Article 16.4.1 shall be completed within 45 (forty five) days of the CoC Notice (such period to be extended pro tanto by the period required to obtain any necessary regulatory approval from or make any necessary filing with any Governmental Authority, provided that such extended period shall be no longer than 12 (twelve) months from the date of the CoC Exercise Notice); or

16.4.2              pursuant to a CoC Exercise Notice, require the Vodafone Group Shareholders to purchase from the ICL Group Shareholders such number of Equity Shares as may be decided by the ICL Group Shareholders in their sole discretion but not exceeding their pro rata entitlement, such that the number of Equity Shares sold by the ICL Group Shareholders represents the same proportion of the Share Capital as the number of Equity Shares held by the CoC Shareholder, at the Vodafone Sale Price. The Transfer of Equity Shares pursuant to this Article 16.4.2 shall be completed within 45 (forty five) days of the CoC Notice issued by the ICL Group Shareholders (such period to be extended pro tanto by the period required to obtain any necessary regulatory approval from or make any necessary filing with any Governmental Authority, provided that such extended period shall be no longer than 12 (twelve) months from the date of the CoC Exercise Notice).

16.5                        Following any change in Control of a CoC Shareholder, the Shareholding of such CoC Shareholder shall not be counted towards the Shareholding of the Promoter Group to which it belonged (unless Article 16.2.1 or 16.6 is applicable).

16.6                        Nothing in the Articles of Association shall prevent, constitute a breach, require the sale or Transfer of any Equity Shares or otherwise restrict in any manner, with respect to the Vodafone Group:

16.6.1              any change in control of Vodafone Plc following (i) a successful public offer for shares (which, for the avoidance of doubt, may be implemented by a scheme of arrangement) or (ii) a transaction which involves the issue of shares in Vodafone Plc to one or more persons which would require a general offer for the shares of Vodafone Plc but for the requirement to make such offer having been waived, in each case in accordance with the UK City Code on Takeovers and Mergers;

16.6.2              a Vodafone Direct Spin-off Disposal; or

16.6.3              a Vodafone Permitted Group Sale Disposal;

(collectively, the “Vodafone Permitted Transactions”) and, in each case, any Transfers pursuant to or in connection with any Vodafone Permitted Transaction. The Vodafone Group Shareholders shall notify (in writing) the ICL Group Shareholders of any proposed Vodafone

Permitted Transaction within five (5) Business Days of the public announcement of such transaction or the execution of binding documentation in respect of such transaction, whichever is earlier, and such notice shall specify the manner in which such transaction will occur. For the avoidance of doubt, none of the Vodafone Permitted Transactions shall be considered a breach of the Articles of Association or an Event of Default.

16.7                        If any transferee that is not a member of a Promoter Group is required to make a public announcement of an open offer with respect to the Company under the Takeover Code following a change in Control of a member of either Promoter Group that is subject to the provisions of this Article 16, such transferee’s Shareholding that has been acquired from the Public Shareholders pursuant to such open offer will be subject to voting restrictions specified in Article 12.2 and must be sold in the market to the public or to a Financial Investor pursuant to Article 13.2.2(a) within six (6) months of acquisition.

17.                               TERMINATION; FALL AWAY OF RIGHTS

17.1                        The Shareholders’ Agreement shall automatically terminate:

17.1.1              in respect of the rights and obligations of any Promoter Group, upon that Promoter Group ceasing to hold any Equity Shares, it being understood that the Shareholders’ Agreement shall remain in force between the non-exiting Promoter Group and any New Qualifying Shareholder and, subject to the provisions of the Shareholders’ Agreement, the non-exiting Promoter Group and the exiting Promoter Group shall not have any rights or obligations with respect to each other; and

17.1.2              in respect of the rights and obligations of the Vodafone Group Shareholders in the event of a Vodafone Direct Spin-off Disposal.

17.2                        The Shareholders’ Agreement may be terminated by each Promoter Group with immediate effect upon the earlier of the following, the occurrence of which shall be promptly notified by the Company to each Promoter Group:

17.2.1              any execution or other process of any Governmental Authority issued against or levied upon all or substantially all of the Company’s assets, which is not discharged or withdrawn or stayed or vacated within 90 (ninety) days of the date of issue;

17.2.2              an official manager, receiver, trustee, voluntary administrator, liquidator or provisional liquidator is appointed for all or substantially all of the Company’s assets or undertaking and such appointment is not dismissed, reversed, vacated or stayed within 90 (ninety) days of such appointment; or

17.2.3              the Company has entered into or resolved to enter into winding up proceedings, or an arrangement, composition or compromise with or assignment for the benefit of its creditors generally or any class of creditors, or proceedings are commenced by a Shareholder to sanction such an arrangement, composition or compromise, in each case, other than for the purposes of a bona fide scheme of restructuring, reconstruction or amalgamation.

17.3                        Notwithstanding anything contained in the Articles of Association:

17.3.1              Subject to Article 17.3.2, if the Shareholding of a Promoter Group falls below the Qualifying Threshold, the rights of such Promoter Group under Articles 5 (Board of Directors of the Company), 6 (Shareholders Meetings), 7 (Key Employees) and 10

(Reserved Matters) shall cease and the following shall apply:

(a)                                 the obligations of such Promoter Group under the Articles of Association shall cease only if such Promoter Group no longer holds any Equity Shares; and

(b)                                 if the Shareholding of the ICL Group Shareholders has fallen below the Qualifying Threshold, Article 12.2 shall cease to apply.

17.3.2              If the rights of the ICL Group Shareholders under the Articles of Association fall away pursuant to Article 17.3.1 as a result of non-participation or partial participation in a Rights Recapitalisation under Article 4, such rights shall be restored if the ICL Group Shareholders increase their Shareholding to at least the Qualifying Threshold in accordance with Article 4.7 (Rights Recapitalisation Call Option prior to the Equal Shareholding Date) within the time period specified therein (the “Rights Cure Period”), in which case:

(a)                                 the ICL Group Shareholders shall not be entitled to any rights under Article 5 (Board of Directors of the Company), 6 (Shareholders Meetings), 7 (Key Employees) or 10 (Reserved Matters) during the Rights Cure Period;

(b)                                 before, during and after the Rights Cure Period, the obligations of the ICL Group Shareholders under the Articles of Association shall cease only if no ICL Group Shareholder holds any Equity Shares; and

(c)                                  Article 12.2 shall not be applicable during the Rights Cure Period and, if the Shareholding of the ICL Group Shareholders is not increased to the Qualifying Threshold within the Rights Cure Period, Article 12.2 shall cease to apply thereafter.

17.3.3              If the Effective Date occurred following failure by a Target Group (the Promoter Group to which such Target Group is related being the “Leverage Breaching Group”) to satisfy the condition in clause 7.2.6 or 7.3.5 of the Implementation Agreement, as applicable, and waiver of such condition by the other Promoter Group:

(a)                                 the Leverage Breaching Group shall not have any rights under Article 5 (Board of Directors of the Company), 6 (Shareholders Meetings), 7 (Key Employees) or 10 (Reserved Matters);

(b)                                 the Leverage Breaching Group shall waive all its rights under Article 4 (Funding), including the right to participate in any Rights Recapitalisation, unless the other Promoter Group agrees otherwise;

(c)                                  the obligations of the Leverage Breaching Group under the Articles of Association shall cease only if the Leverage Breaching Group no longer holds any Equity Shares; and

(d)                                 if the Leverage Breaching Group comprises the ICL Group Shareholders, Article 12.2 shall cease to apply.

18.                               JOINT AND SEVERAL LIABILITY

18.1                        Notwithstanding any provisions to the contrary in the Articles of Association, the Parties hereby expressly agree and confirm that all ICL Group Shareholders shall be treated as a single shareholder for the purpose of the Articles of Association and their rights, obligations, covenants and undertakings hereunder shall be joint and several, and a breach by any one ICL Group Shareholder of its rights, obligations, covenants or undertakings hereunder shall be deemed as a collective breach by the other ICL Group Shareholders of their respective rights, obligations, covenants and undertakings hereunder.

18.2                        Notwithstanding any provisions to the contrary in this Agreement, the Parties hereby expressly agree and confirm that all Vodafone Group Shareholders shall be treated as a single shareholder for the purpose of this Agreement and their rights, obligations, covenants and undertakings hereunder shall be joint and several, and a breach by any one Vodafone Group Shareholder of its rights, obligations, covenants or undertakings hereunder shall be deemed as a collective breach by the other Vodafone Group Shareholders of their respective rights, obligations, covenants and undertakings hereunder.

19.                               CONSENTS; NOTICES

References to consents or notices by the Parties may be satisfied by GIL on behalf of the ICL Group Shareholders or Euro Pacific Securities Ltd. on behalf of the Vodafone Group Shareholders.

20.                               ANTI-CORRUPTION LAWS

The Parties shall not, and shall procure that the members of their respective Groups shall not, directly or indirectly through their Representatives or any Person authorised to act on their behalf (a) offer, promise, pay, authorise or give money or anything of value to any Person for the purposes of (i) influencing any act or decision of any governmental official, (ii) inducing any government official to do or omit to do an act in violation of a lawful duty, (iii) securing any improper advantage or (iv) inducing any government official to influence the act or decision of a Governmental Authority or (b) engage in any other activity, practice or conduct which would give rise to an offence under, or non-compliance with, any applicable anti-bribery and anti-corruption Laws.

21.                               FURTHER ASSURANCES

Each Party shall, upon being required to do so by any other Party, execute such documents and perform such acts and things as such other Party may reasonably consider necessary for giving effect to the provisions of the Articles of Association.

SCHEDULE 1

INVESTMENT BANKS

1.     Morgan Stanley

2.     UBS

3.     Goldman Sachs

4.     Deutsche Bank

5.     Bank of America Merrill Lynch

6.     J.P. Morgan

7.     HSBC

8.     Credit Suisse

9.     Citibank

We, the several persons whose names, address and occupation are subscribed hereunder are desirous of being formed into a Company in pursuance of these Articles of Association and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names:

Signature of Witness
and
	Number of Equity		his name, address,
Name, Address, Description and	Shares taken by	Signature of	description and
occupation of each Subscriber	each Subscriber	Subscriber	occupation
Shri Mahesh Chandra Bagrodia	10	Sd/-
S/o Shri K D Bagrodia	(Ten)	M C Bagrodia
B-2 15th Floor, Prithvi
Apartments, Altamount Road,
Bombay 400 001

Service

Shri Raghuvir Bhandari	10	Sd/-
S/o Dr Shree Krishna Raj Bhandari	(Ten)	R Bhandari
1 Tahiti Co-op Housing Society
23 Juhu Versova Link Road
Bombay 400 053

Service

Shri Sushil Kumar Saboo	10	Sd/-
S/o Madan Lal Saboo	(Ten)	S K Saboo
Satnam Apartments 4th Floor			Witness to All
Colaba			Sd/-
Bombay 400 005			Shri Narayan Rathi
S/o Shri Tulsidas Rathi
Service			R1/15 Goverdhangiri

Shri Gopi Krishna Tulsian	10	Sd/-	Society
S/o Laxmi Narayan Tulsian	(Ten)	G K Tulsian	Bangur Nagar
301 Pradeep			Goregaon ( W )
Worli Hill Estate			Bombay 400 090
Bombay 400 018
Company Secretary
Service

Shri Raghuram Raju	10	Sd/-
S/o Shri K V Rama Raju	(Ten)	R Raju
E-GE DDA Flats
Mayapuri
New Delhi 110 064

Advocate

Shri Deepak Adalkha	10	Sd/-
S/o Shri L D Adalkha	(Ten)	D Adlakha
E-25 A East of Kailash
New Delhi 110 065

Advocate

Ms Jyoti Pande	10	Sd/-
D/o Shri R C Pande	(Ten)	J Pande
104 Friends Colony

New Delhi 110 065

Advocate

Total	70
(Seventy)

Place: Bombay

Date: March 01, 1995

SCHEDULE 7A

IDEA CONTINGENT LIABILITIES

I.        Regulatory Matters:

1.        Demands by the DoT with respect to: (a) Communications Licence fees; (b) SUC; and (c) microwave access and backbone royalties, which are calculated on the basis of adjusted gross revenue for all Communications Licences (both current and erstwhile), whether in the course of regular assessment, special audit, audit conducted by the Comptroller and Auditor General (CAG) or otherwise, including in respect of:

•            SUC enhancement by 1% for each slab at the time of allocation of spectrum in the 2100 MHz band in 2010;

•            SUC on the basis of weighted average SUC calculation by the DoT in relation to 5 MHz radio spectrum in the 2100 MHz band allocated in 2010; and

•            Applicability of charges for microwave access and backbone spectrum.

2         Demands by the DoT in relation to compliance with electro-magnetic field (EMF) radiation norms.

3         Demands by the DoT in relation to audit of Customer Acquisition Forms (CAF) pursuant to the subscriber verification norms.

4         Demands by the DoT for interest / penalty on account of delayed payment of Communications Licence fees and SUC.

5         Demands by the DoT for one-time spectrum charges for spectrum holdings in excess of 4.4 MHz / 6.2 MHz.

6         Demands by other Indian telecom licencees (including BSNL and MTNL) in respect of:

•            Transit charges;

•            Distance based carriage charges;

•            Signaling charges;

•            Port charges;

•            Infrastructure charges;

•            Demands at higher rate for other charges; and

•            International in-roaming settlement disputes, if any.

7         Demands by the DoT for downtime penalty relating to Universal Service Obligation Fund (USOF) sites, if any.

8         Penalties, if any, imposed by the DoT relating to 3G services provided through intra-circle roaming arrangements.

9         Penalties, if any, imposed by the DoT relating to points of interconnection.

10      Financial disincentives by the TRAI relating to compliance with various regulations, including mobile number portability, quality of service, unsolicited commercial calls and tariff filings.

11      Criminal complaint, if any, filed by the TRAI in relation to compliance with the Quality of Service (Code of Practice for Metering and Billing Accuracy) Regulations, 2006.

12      Implication, if any, relating to surrender of any internet service provider (ISP) licence.

13      Demands by the DoT arising from any acquisition / merger / other corporate restructuring involving telecom licencees (including with affiliates).

14      Liquidated damages on account of rollout obligations, if any.

15      Penalties, if any, relating to issuance of bulk postpaid connections to a single entity / person.

16      Payment towards allocation of microwave (access and back haul) spectrum for renewed Communications Licences.

17      Demands by the DoT relating to the merger of the erstwhile Spice Communications Limited

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with ICL.

18      Demands by the DoT for payment of reserve price for continuation of services beyond 2 February 2012 in respect of Communications Licences quashed pursuant to the order of the Supreme Court of India dated 2 February 2012.

II.       Direct Tax Matters:

1.        Amounts payable to the Income Tax authorities arising out of assessments / re-assessments / review orders (including in respect of transfer pricing) and litigation thereof in respect of the following entities:

a.          Idea Cellular Limited;

b.          Idea Cellular Infrastructure Services Limited;

c.          Aditya Birla Telecom Limited;

d.          Idea Mobile Commerce Service Limited

e.          Idea Cellular Services Limited;

f.           Idea Telesystems Limited;

g.          Spice Communications Limited (erstwhile);

h.          Idea Cellular Towers Infrastructure Limited (erstwhile);

i.           BTA Cellcom Limited (erstwhile);

j.           Idea Mobile Communications Limited (erstwhile); and

k.          Idea Telecommunications Limited (erstwhile).

2         Any Tax or withholding Tax demands arising on account of internal restructuring.

3         Demands from the Income Tax authorities in relation to deduction of Tax at source by the entities specified in paragraph II (1) above.

4         Demands from the Income Tax authorities with regard to the mobile wallet business.

III.     Indirect Tax Matters in respect of entities mentioned in paragraph II (1) above:

1         Demands for payments or reduction in Tax credits or reduction / rejection in refund and rebates in relation to indirect Taxes including customs duties, sales Taxes, central sales Tax, VAT, entertainment Tax, entry Tax, service Tax, CENVAT, local body Tax, octroi and cess.

2         Demands arising under the Jammu & Kashmir General Sales Tax Act, 1962 including in relation to the amnesty scheme in respect thereof.

3         VAT demands on account of telecommunication services provided with use of optic fibre cables.

4         Sales Tax demands raised by the VAT / sales Tax authorities on which service Tax has already been paid.

5         Demand of Tax as a consequence of non-submission of declaration forms. i.e., C-form and F-form, as prescribed under the Central Sales Tax Act, 1956.

6         Demands arising due to: (a) Denial of CENVAT credit due to interpretation issues arising out of Rule 6(3) of the CENVAT Credit Rules, 2004 such as input services viewed as not related to output services, etc; (b) Denial of CENVAT credit under the CENVAT Credit Rules, 2004 related to towers and shelters; (c) Demand of Service Tax under reverse charge mechanism; and (d) Demand of interest on CENVAT credit availed but not utilised.

7         Demands arising out of audits to be undertaken by Central Revenue Audit (CERA) / Excise Audit 2000 (EA2000).

8         Demands arising out of denial of benefits under the Foreign Trade Policy (Served from India Scheme (SFIS) / Export Promotion Capital Goods (EPCG)).

9         Demands arising out of Directorate of Revenue Intelligence (DRI) / Directorate General of Central Excise Intelligence (DGCEI) enquiry.

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10      Demands which could arise under the proposed Law with respect to Goods and Services Tax.

IV.     Other Matters:

1         All amounts payable on account of judicial or quasi-judicial decisions in connection with consumer / civil disputes.

2         All demands of regulatory authorities other than the DoT and Tax authorities referred to above for payment of stamp duty, property Tax, electricity duty, municipal Taxes, right of way charges and other similar local Taxes and levies.

3         Any amounts, including penalties, payable pursuant to orders of the CCI.

4         All amounts payable on account of compounding applications filed in respect of non-compliance with the provisions of the Foreign Exchange Management Act, 1999 and the regulations prescribed thereunder.

5         All amounts payable in disputed matters with local municipal corporations, electricity boards and other miscellaneous matters.

Note 1: Any interest and penalty relating to items disclosed in this Schedule 7A up to the date of actual payment thereof will also be deemed to be included in this Schedule 7A.

Note 2: For the avoidance of doubt, it is clarified that the facts, matters and/or circumstances which are or may be disclosed as contingent liabilities in the audited financial statements of the ICL Merger Group issued prior to the Locked Box Date are deemed to be included in this Schedule 7A.

Note 3: All references to demands or amounts payable in this Schedule 7A will include revised demands or amounts payable on re-opening of assessments, re-computation of demands or as a result of judicial or quasi-judicial decisions.

Note 4: Any liability arising on any of the entities specified in this Schedule 7A in its capacity as a representative assessee for overseas entities is excluded from this Schedule 7A.

Note 5: Any amounts paid in respect of the liabilities referred to in this Schedule 7A whether by way of advance Tax, self-assessment Tax, minimum alternate Tax (MAT), Tax deducted at source or payments made under protest and any refunds received from regulatory authorities in respect of such liabilities shall be included for determination of the Liability Refunds referred to in Clause 6.9.3(b) of this Agreement.  Further, any contingent assets which may be disclosed in the audited financial statements of the ICL Merger Group prior to the Locked Box Date shall be included for determination of the Liability Refunds referred to in Clause 6.9.3(b) of this Agreement.

Note 6: If any liability that has arisen falls under more than one head described above, it shall be counted only once for purposes of calculation of the Idea Contingent Liabilities.

Note 7: Any amounts received or adjustments made in respect of a sum of Rs.4,845 million for the quashed Communications Licences of the erstwhile Spice Communications Limited shall also be included for determination of the Liability Refunds referred to in Clause 6.9.3(b) of this Agreement.

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SCHEDULE 7B

VODAFONE CONTINGENT LIABILITIES

I.        Regulatory Matters:

1.        Demands by the DoT with respect to: (a) Communications Licence fees; (b) SUC; and (c) microwave access and backbone royalties, which are calculated on the basis of adjusted gross revenue for all Communications Licences (both current and erstwhile), whether in the course of regular assessment, special audit, audit conducted by the Comptroller and Auditor General (CAG) or otherwise, including in respect of:

•            SUC enhancement by 1% for each slab at the time of allocation of spectrum in the 2100 MHz band in 2010;

•            SUC on the basis of weighted average SUC calculation by the DoT in relation to 5 MHz radio spectrum in the 2100 MHz band allocated in 2010; and

•            Applicability of charges for microwave access and backbone spectrum.

2         Demands by the DoT in relation to compliance with electro-magnetic field (EMF) radiation norms.

3         Demands by the DoT in relation to audit of Customer Acquisition Forms (CAF) pursuant to the subscriber verification norms.

4         Demands by the DoT for interest / penalty on account of delayed payment of Communications Licence fees and SUC.

5         Demands by the DoT for one-time spectrum charges for spectrum holdings in excess of 4.4 MHz / 6.2 MHz.

6         Demands by other Indian telecom licencees (including BSNL and MTNL) in respect of:

•            Transit charges;

•            Distance based carriage charges;

•            Signaling charges;

•            Port charges;

•            Infrastructure charges;

•            Demands at higher rate for other charges; and

•            International in-roaming settlement disputes, if any.

7         Demands by the DoT for downtime penalty relating to Universal Service Obligation Fund (USOF) sites, if any.

8         Penalties, if any, imposed by the DoT relating to 3G services provided through intra-circle roaming arrangements.

9         Penalties, if any, imposed by the DoT relating to points of interconnection.

10      Financial disincentives by the TRAI relating to compliance with various regulations, including mobile number portability, quality of service, unsolicited commercial calls and tariff filings.

11      Criminal complaint, if any, filed by the TRAI in relation to compliance with the Quality of Service (Code of Practice for Metering and Billing Accuracy) Regulations, 2006.

12      Implication, if any, relating to surrender of any internet service provider (ISP) licence.

13      Demands by the DoT arising from any acquisition / merger / other corporate restructuring involving telecom licencees (including with affiliates).

14      Liquidated damages on account of rollout obligations, if any.

15      Penalties, if any, relating to issuance of bulk postpaid connections to a single entity / person.

16      Payment towards allocation of microwave (access and back haul) spectrum for renewed Communications Licences.

17      Demands by the DoT relating to the merger of the Communications Licence for the Rest of Tamil Nadu Circle with the Communications Licence for the Chennai Circle into a single

104

Communications Licence

18      Any liability to the DoT in relation to swapping of spectrum.

19      Demands by the DoT for one-time spectrum charges for spectrum holdings up to 4.4 MHz in respect of 20 service areas.

II.       Direct Tax Matters:

1.        Amounts payable to the Income Tax authorities arising out of assessments / re-assessments / review orders (including in respect of transfer pricing) and litigation thereof in respect of the following entities:

a.          Vodafone India Limited;

b.          Vodafone Mobile Service Limited;

c.          Mobile Commerce Solutions Limited;

d.          Connect India Mobile Technologies Limited;

e.          Vodafone Towers Limited;

f.           Vodafone M-pesa Limited;

g.          Vodafone Foundation;

h.          Vodafone Technology Solutions Limited;

i.           Vodafone Business Services Limited;

j.           Vodafone India Ventures Limited.

k.          Vodafone West Limited (erstwhile);

l.           Vodafone Cellular Limited (erstwhile);

m.         Vodafone South Limited (erstwhile);

n.          Vodafone East Limited (erstwhile);

o.          Vodafone Spacetel Limited (erstwhile); and

p.          Vodafone Digilink Limited (erstwhile).

2         Any Tax or withholding Tax demands arising on account of internal restructuring.

3         Demands from the Income Tax authorities in relation to deduction of Tax at source by the entities specified in paragraph II (1) above.

4         Demands from the Income Tax authorities with regard to the mobile wallet business.

III.     Indirect Tax Matters in respect of entities mentioned in paragraph II (1) above:

1         Demands for payments or reduction in Tax credits or reduction / rejection in refund and rebates in relation to indirect Taxes including customs duties, sales Taxes, central sales Tax, VAT, entertainment Tax, entry Tax, service Tax, CENVAT, local body Tax, octroi and cess.

2         Demands arising under the Jammu & Kashmir General Sales Tax Act, 1962 including in relation to the amnesty scheme in respect thereof.

3         VAT demands on account of telecommunication services provided with use of optic fibre cables.

4         Sales Tax demands raised by the VAT / sales Tax authorities on which service Tax has already been paid.

5         Demand of Tax as a consequence of non-submission of declaration forms. i.e., C-form and F-form, as prescribed under the Central Sales Tax Act, 1956.

6         Demands arising due to: (a) Denial of CENVAT credit due to interpretation issues arising out of Rule 6(3) of the CENVAT Credit Rules, 2004 such as input services viewed as not related to output services, etc; (b) Denial of CENVAT credit under the CENVAT Credit Rules, 2004 related to towers and shelters; (c) Demand of Service Tax under reverse charge mechanism; and (d) Demand of interest on CENVAT credit availed but not utilised.

7         Demands arising out of audits to be undertaken by Central Revenue Audit (CERA) / Excise Audit 2000 (EA2000).

8         Demands arising out of denial of benefits under the Foreign Trade Policy (Served from India Scheme (SFIS) / Export Promotion Capital Goods (EPCG)).

105

9         Demands arising out of Directorate of Revenue Intelligence (DRI) / Directorate General of Central Excise Intelligence (DGCEI) enquiry.

10      Demands which could arise under the proposed Law with respect to Goods and Services Tax.

IV.     Other Matters:

1         All amounts payable on account of judicial or quasi-judicial decisions in connection with consumer / civil disputes.

2         All demands of regulatory authorities other than the DoT and Tax authorities referred to above for payment of stamp duty, property Tax, electricity duty, municipal Taxes, right of way charges and other similar local Taxes and levies.

3         Any amounts, including penalties, payable pursuant to orders of the CCI.

4         All amounts payable on account of compounding applications filed in respect of non-compliance with the provisions of the Foreign Exchange Management Act, 1999 and the regulations prescribed thereunder.

5         All amounts payable in disputed matters with local municipal corporations, electricity boards and other miscellaneous matters.

Note 1: Any interest and penalty relating to items disclosed in this Schedule 7B up to the date of actual payment thereof will also be deemed to be included in this Schedule 7B.

Note 2: For the avoidance of doubt, it is clarified that the facts, matters and/or circumstances which are or may be disclosed as contingent liabilities in the audited financial statements of the VIL Merger Group issued prior to the Locked Box Date are deemed to be included in this Schedule 7B.

Note 3: All references to demands or amounts payable in this Schedule 7B will include revised demands or amounts payable on re-opening of assessments, re-computation of demands or as a result of judicial or quasi-judicial decisions.

Note 4: Any liability arising on any of the entities specified in this Schedule 7B in its capacity as a representative assessee for overseas entities is excluded from this Schedule 7B.

Note 5: Any amounts paid in respect of the liabilities referred to in this Schedule 7B whether by way of advance Tax, self-assessment Tax, minimum alternate Tax (MAT), Tax deducted at source or payments made under protest and any refunds received from regulatory authorities in respect of such liabilities shall be included for determination of the Liability Refunds referred to in Clause 6.9.3(b) of this Agreement.  Further, any contingent assets which may be disclosed in the audited financial statements of the VIL Merger Group prior to the Locked Box Date shall be included for determination of the Liability Refunds referred to in Clause 6.9.3(b) of this Agreement.  For avoidance of doubt, in addition to other Tax assets, the facts, matters and/or circumstances which have given rise to the Taxation recoverable of Rs. 95,402 million in the column headed Vodafone Reference Balance Sheet Contingent Liabilities set out in Schedule 5, Part C shall be included for determination of the Liability Refunds referred to in Clause 6.9.3(b) of this Agreement.

Note 6: If any liability that has arisen falls under more than one head described above, it shall be counted only once for purposes of calculation of the Vodafone Contingent Liabilities.

106

SCHEDULE 8

AGREED FORM OF BRAND LICENCE AGREEMENT

[separately attached]

107

THIS TRADE MARK LICENCE AGREEMENT is made on                      (“Effective Date”) between:

1.                              Vodafone Sales & Services Limited, a company incorporated in England and Wales (company number 06844137), whose registered office is at Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN United Kingdom (“VSSL”); and

2.                              Vodafone India Limited, a company incorporated in India, whose registered office is at Peninsula Corporate Park, Ganpatrao Kadam Marg, Lower Parel, Mumbai, 400 013, India (“Licensee”);

each a “Party”, together the “Parties”.

BACKGROUND

(A)                       Licensee is a member of the Vodafone Group.

(B)                       Vodafone owns the Vodafone Marks and, under an agreement dated 29 July 2011, granted VSSL the sole right to promote, exploit and grant licences to use the Vodafone Marks.

(C)                       VSSL granted Licensee a licence to use the Vodafone Marks under an Existing Brand Agreement.

(D)                       The Parties wish to terminate the Existing Brand Agreement and VSSL wishes to grant Licensee a licence to use the Vodafone Marks in the Territory on the terms of this agreement. The Parties also wish to delete and replace the terms of this agreement with the terms set out in Appendix 1, with effect from Closing.

THE PARTIES AGREE:

1.                              Definitions, interpretations and termination of the Existing Brand Agreement

1.1                       In this agreement, unless the context clearly indicates a contrary intention, the following words and expressions bear the meanings assigned to them below, and cognate expressions bear corresponding meanings:

“Brand Guidelines”	brand guidelines on the Brand Portal or provided to Licensee by VSSL from time to time;

“Brand Materials”

any documentation or materials in any media (including packaging, manuals, guidelines, press releases, artwork, copy, print, audio, visual and audio-visual materials) incorporating, relating to or provided for use with the Vodafone Marks;

“Brand Portal”	VSSL’s secure online brand and marketing management system accessible by authorised representatives of persons licensed by VSSL to use the Vodafone Marks (currently accessible at brand.vodafone.com);

“Business Days”	a day (other than a Saturday or Sunday) on which banks are open for general business in London and Mumbai;

“Closing”	has the meaning given to it in the Implementation Agreement;

“Disengagement Period”	has the meaning set out in clause 15.2, 15.3 or 15.4 (as applicable);

“Domain Names”	the domain names in Schedule 1 Part C and other domain names which VSSL may designate during the Term;

“Enforcement Steps”	any action take to protect the Vodafone Marks or Brand Materials;

“Existing Brand Agreement”	trade mark licence agreement between VSSL and Licensee dated 19 December 2008;

“Global Product Names”	the names of Vodafone Global Products and Services, trade mark applications and registrations in Schedule 1 Part B and other trade marks which VSSL may designate during the Term;

“Implementation Agreement”	means the Implementation Agreement dated [•] between, amongst others, the Licensee and Idea Cellular Limited;

Private and Confidential

1

“Licensee Group”	Licensee and any person from time to time that Licensee wholly owns (directly or indirectly);

“Local Product Names”	the names for Products and Services used in the Territory only, not used by any Vodafone Group Company in any other territory;

“Notice of Arbitration”	has the meaning set out in clause 17.4;

“OECD Guidelines”	Organisation for Economic Co-operation and Development guidelines for multinational enterprises and tax administration;

“Permitted Sub-Licensees”	has the meaning set out in clause 2.5;

“Products and Services” and “Products or Services”	any products and services offered by Licensee Group to its customer base in the Territory, including Vodafone Global Products and Services;

“Royalty”	USD$564 million;

“Term”	15 years from the Effective Date, unless terminated earlier in accordance with clause 14;

“Territory”	India;

“VAT”	value-added tax or any analogous tax or duty in any relevant jurisdiction including use, sales and local sales or turnover duties or taxes of any kind;

“Vodafone”	Vodafone Group Plc;

“Vodafone Core Trade Marks”	the name “VODAFONE”, the trade mark applications and registrations in Schedule 1 Part A and other trade marks which VSSL may designate during the Term;

“Vodafone Domain Names”	any domain names incorporating the Vodafone Marks or a distinctive element of the Vodafone Marks, excluding the Domain Names;

“Vodafone Global Products and Services”	products and services developed by a Vodafone Group Company which have been or are intended to be implemented by a majority of the Vodafone Group;

“Vodafone Group”	Vodafone and any person from time to time in respect of which Vodafone owns (directly or indirectly) 50% or more of the issued share capital, each person a “Vodafone Group Company”; and

“Vodafone Marks”	the Vodafone Core Trade Marks and Global Product Names in all forms.

1.2                       A “person” shall include any corporation, limited liability company, partnership, limited liability partnership, joint venture, joint stock company, trust, estate, company and association, whether organised for profit or otherwise.

1.3                       The terms “including”, “include”, “in particular” or any similar expressions are deemed to have the words “without limitation” following them.

1.4                       A reference to a Party includes its successors and permitted assignees.

1.5                       From the Effective Date, the Existing Brand Agreement shall terminate and the licences granted under the Existing Brand Agreement shall cease.

2.                              Licence

2.1                       In consideration of the Royalty, VSSL hereby grants Licensee a sole, non-transferable licence in the Territory for the Term to use the:

2.1.1                             Vodafone Marks in relation to any Products and Services,

2.1.2                             Brand Materials to promote, market, advertise, sell or provide the Products and Services;

2.1.3                             Domain Names only for the purposes specified in Schedule 1 Part C; and

2.1.4                             “Vodafone” name in the Licensee’s corporate name;

in each case, in accordance with this agreement.

2.2                       Licensee shall not use the Vodafone Marks or Brand Materials:

2

2.2.1                     outside the Territory; or

2.2.2                     in connection with sponsorship arrangements entered into by Licensee Group that are above the permitted levels for sponsorship spend stated in the Vodafone Group delegations of authority notified to Licensee by VSSL from time to time;

without VSSL’s prior written permission (which may be on terms that VSSL specifies).

2.3                       Licensee will not breach this agreement if:

2.3.1                     Licensee’s customers, whilst roaming outside the Territory, access Products and Services implemented by Licensee in the Territory; or

2.3.2                     Licensee’s websites directed to customers in the Territory are accessible by persons outside the Territory.

2.4                       Licensee shall not sub-license the use of or permit any person to use the Vodafone Marks or Brand Materials without VSSL’s prior written consent, other than as provided in clause 2.5.

2.5                       Licensee may grant sub-licences to:

2.5.1                     each person in Licensee Group to use the:

(a)                      Vodafone Marks in relation to any Products and Services,

(b)                      Brand Materials to promote, market, advertise, sell or provide the Products and Services for the Term;

(c)                       Domain Names only for the period and purposes specified in Schedule 1 Part C; and

(d)                      “Vodafone” name in its corporate name for the Term;

2.5.2                     Licensee Group’s service providers, distributors, agents, dealers and other similar persons to use Vodafone Marks solely in connection with the promotion, marketing, advertising, sale and provision of Products and Services;

2.5.3                     any person VSSL may approve in writing on terms VSSL may specify;

each a “Permitted Sub-Licensee”,

on terms no less restrictive than the terms of this agreement, provided that:

2.5.4                     Licensee shall remain liable under this agreement for acts or omissions of its Permitted Sub-Licensees;

2.5.5                     sub-licences (a) shall be in writing, (b) terminate when this agreement terminates, (c) permit VSSL and Vodafone to enforce the provisions of the sub-licence against the Permitted Sub-Licensee directly (d) prohibit transfer and further sub-licensing, except for sub-licenses granted pursuant to clause 2.5.1; and

2.5.6                     for sub-licenses granted under clause 2.5.1, Permitted Sub-Licensees may sub-licence the Vodafone Marks to their service providers, distributors, agents, dealers and other similar persons if those sublicenses prohibit further sub-licensing (for avoidance of doubt, persons in Licensee Group can only sub-licence the Vodafone Marks to their service providers, distributors, agents, dealers, each of whom cannot sub-licence the Vodafone Marks further).

2.6                       VSSL may use or grant one or more licences to any Vodafone Group Company or its or their authorised manufacturers, distributors, service providers, agents, dealers and other similar persons, to use the Vodafone Marks and Brand Materials in the Territory for the purposes of the Vodafone Group’s business.

2.7                       To the extent the Vodafone Marks are not registered in the Territory, VSSL only licenses to Licensee the unregistered right, title and interest in the Vodafone Marks which Vodafone owns (if any) under clause 2.1.

3.                              Royalty fees

3.1                       Licensee shall pay VSSL a non-refundable, upfront Royalty for Licensee’s use of the Vodafone Marks for the Term on or as soon as possible after the Effective Date.

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3.2                       All amounts stated in this agreement exclude VAT. If VAT is chargeable in respect of any amounts payable under this agreement, Licensee shall, upon receipt of an appropriate tax invoice, pay to VSSL the VAT chargeable in respect of that payment.

3.3                       The Royalty shall be paid without set-off, counterclaim, required withholding or deduction unless prohibited by any applicable law. If Licensee is obliged by applicable law to deduct withholding tax from the Royalty, Licensee shall make all necessary filings in order to ensure the provisions of the UK/India tax treaty applies to the Royalty. Licensee shall request from VSSL in a timely manner all necessary information required to make the relevant filings to ensure the appropriate exemption certificate is issued by the competent tax authority prior to paying VSSL the Royalty.

4.                              Use of the Vodafone Marks

4.1                       Licensee shall:

4.1.1                     use the Vodafone Marks and Brand Materials only as permitted under this agreement, and not to make any other use of the Vodafone Marks and Brand Materials without VSSL’s prior written consent;

4.1.2                     not modify the Vodafone Marks or use any brand, name, mark or logo that is similar to but not the same as the Vodafone Marks;

4.1.3                     comply with VSSL’s directions with regard to the use of the Vodafone Marks and Brand Materials;

4.1.4                     use the Vodafone Marks and Brand Materials in accordance with Brand Guidelines;

4.1.5                     ensure that Brand Materials are used in accordance with applicable terms set out on the Brand Portal or as notified by VSSL;

4.1.6                     ensure Local Product Names that contain Vodafone Marks are created and used in accordance with Brand Guidelines;

4.1.7                     provide VSSL with all information reasonably requested by VSSL to enable VSSL to inspect and control the quality of the Products and Services;

4.1.8                     not to do, cause or permit to be done any act which:

(a)                         will or may impair, damage or be detrimental to the reputation or goodwill associated with Vodafone or the Vodafone Marks; or

(b)                         may result in the rights of VSSL or Vodafone in the Vodafone Marks becoming diluted; and

4.1.9                     ensure that all use of the Vodafone Marks (including the development, manufacture, implementation, distribution, sale and maintenance of Products bearing the Vodafone Marks and Services offered using the Vodafone Marks) complies with all applicable laws, regulations, industry requirements and standards in force within the Territory.

4.2                       If VSSL modifies the Vodafone Marks during the Term, Licensee shall implement any changes to its use of the Vodafone Marks by the date agreed by the Parties, which shall not be later than the deadline for implementation of the changes by all Vodafone Group Companies.

5.                              Brand tracking

5.1                       Licensee shall participate at its own cost in Vodafone Group’s brand tracking programme during the Term to monitor and compare brand awareness, image and satisfaction among customers of the Licensee and its competitors in the Territory.

5.2                       As soon as possible after the Effective Date, the Parties shall agree on an implementation plan (including the fieldwork, methodology and agencies used to conduct the brand tracking) and research methodology that will allow VSSL to compare brand awareness and image across different territories. It is anticipated that the brand tracking programme will be conducted every year.

5.3                       Licensee agrees to provide VSSL, at no cost, with any market research, brand awareness or perception studies undertaken by Licensee independently.

6.                              Quality control

6.1                       If VSSL has any concerns about the quality of any Products or Services bearing the Vodafone Marks or Licensee’s use of the Vodafone Marks or Brand Materials, VSSL shall notify Licensee of VSSL’s concerns and the Parties will immediately consult with each other with a view to resolving the matter. Upon receipt of written notice pursuant to this clause 6.1 and until the Parties resolve the matter, Licensee shall, and procure

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that its Permitted Sub-Licensees, immediately cease the promotion, distribution, sale, marketing or use of the concerned Products or Services and not recommence promotion, distribution, sale, marketing and/or use of the same until VSSL confirms in writing that Licensee may do so.

7.                              VSSL’s obligations

7.1                       VSSL may, where it deems appropriate and in consultation with Licensee, assist in the co-ordination and implementation of various brand management functions, including:

7.1.1                     generating customer insights including investigating and co-ordinating market research activities;

7.1.2                     developing and implementing a brand strategy aligned with product, channel and pricing strategies;

7.1.3                     developing a brand identity including determining what the Vodafone Marks should stand for in customers’ and employees’ minds and institutional circles;

7.1.4                     developing Global Product Names and guidance on their use;

7.1.5                     developing a communication strategy including providing advice with respect to the local media communication mix, communication concepts, specific advertisements and the design of direct marketing communications;

7.1.6                     assisting with the design and development of Licensee’s campaigns including liaising with advertising or media agencies to produce international advertising campaigns to enhance brand awareness; and

7.1.7                     advising on Licensee’s physical implementation of the Vodafone Marks.

8.                              Title and goodwill

8.1                       Licensee acknowledges that Vodafone owns the Vodafone Marks and goodwill in the Vodafone Marks.

8.2                       Licensee shall not:

8.2.1                     challenge Vodafone’s right, title and interest in the Vodafone Marks; or

8.2.2                     claim any right, title or interest in the Vodafone Marks or Brand Materials (or any part of them), other than the rights granted under this agreement.

8.3                       Licensee acknowledges that any goodwill derived from use of the Vodafone Marks under this agreement accrues to Vodafone. VSSL may at any time call for a confirmatory assignment of that goodwill to Vodafone at no cost to Vodafone or VSSL and Licensee shall execute that assignment as soon as possible.

9.                              Trade marks and domain names

9.1                       Licensee shall comply with Vodafone Group’s trade mark and domain name policies notified to Licensee by VSSL from time to time.

9.2                       Licensee shall not:

9.2.1                     challenge the validity of the Vodafone Marks;

9.2.2                     register or seek to register the Vodafone Marks or any marks containing the Vodafone Marks as a trade mark in any country;

9.2.3                     challenge any Vodafone Group Company’s right to register, use or license the Vodafone Marks;

9.2.4                     use, register or seek to register any trade marks are similar to the Vodafone Marks or are likely to cause confusion with the Vodafone Marks;

9.2.5                     challenge Vodafone’s ownership of the Domain Names; and

9.2.6                     use, register or seek to register any Vodafone Domain Names.

9.3                       Licensee may at its cost register as a trade mark Local Product Names that do not contain the Vodafone Marks.

9.4                       If Licensee does not comply with clause 9.2.2, 9.2.4 or 9.2.6:

9.4.1                     Licensee shall, at its own cost and on VSSL’s request, immediately assign to Vodafone or cancel, withdraw or surrender any trade mark application or registration or domain name applied for or registered in breach of clauses 9.2.2, 9.2.4 or 9.2.6;

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9.4.2                     VSSL may take any action it deems necessary to prevent the registration of any trade marks or domain names in the name of Licensee or a person in or authorised by Licensee Group, and Licensee shall indemnify VSSL for all expenses which VSSL incurs in so doing; and

9.4.3                     For avoidance of doubt, Licensee holds all trade mark applications, registrations and domain name applied for or registered in breach of clauses 9.2.2, 9.2.4 or 9.2.6 on trust for Vodafone pending assignment, cancellation, withdrawal or surrender (as applicable).

9.5                       Parties shall co-operate in making an application with the Registrar of Trade Marks or equivalent body in the Territory to register (a) this agreement as a licence or (b) Licensee as a registered user of the Vodafone Marks.

10.                       Corporate name

10.1                Licensee shall seek VSSL’s prior written approval for Licensee Group’s corporate names incorporating the “Vodafone” name. VSSL hereby approves the following corporate names:

10.1.1                      Vodafone India Limited; and

10.1.2                      Vodafone Mobile Services Limited.

10.2                If Licensee Group wishes to change the way it uses the “Vodafone” name in its corporate name, Licensee shall seek VSSL’s prior written consent and comply with directions VSSL may specify.

11.                       Infringement of the brand

11.1                If Licensee becomes aware of any infringement or potential infringement of the Vodafone Marks, or unauthorised use of the Vodafone Marks or Brand Materials, Licensee shall:

11.1.1              notify VSSL as soon as practicable and assist Vodafone and VSSL in taking any steps that Vodafone or VSSL deem necessary in their sole discretion to protect rights in the Vodafone Marks; and

11.1.2              not take action in relation to that infringement, potential infringement or use, unless it has VSSL’s direction or consent.

11.2                VSSL and Vodafone shall decide, in their absolute discretion, whether to bring Enforcement Steps. If VSSL and Vodafone decide to take Enforcement Steps, Licensee shall assist VSSL and Vodafone in taking Enforcement Steps.

12.                       Warranties and indemnities

12.1                Each Party warrants that it has full right, power and authority to enter into and perform its obligations under this agreement.

12.2                Licensee shall indemnify Vodafone Group for all costs, expenses, liabilities, damage of whatever nature incurred by Vodafone Group in connection with Licensee and Permitted Sub-Licensees’ use of the Vodafone Marks in breach of this agreement.

13.                       Limitations of liability

13.1                Neither Party is liable under this agreement for any indirect or consequential loss.

13.2                Neither Party excludes or limits liability for death or personal injury caused by it or its directors, officers, or employees or any other liability which cannot be excluded by applicable law.

14.                       Termination

14.1                VSSL may terminate this agreement with immediate effect by written notice to the other Party if any person in the Vodafone Group ceases to hold a minimum of 50% of the issued share capital in Licensee.

14.2                Either Party may terminate this agreement with immediate effect by written notice to the other Party if:

14.2.1              the other Party is (i) unable to pay its debts as they fall due or enters into liquidation, except for the purposes of an amalgamation or reconstruction; (ii) makes an arrangement with its creditors or has an administrative receiver or administrator or similar officer appointed over all or any of its assets or takes or suffers to be taken any similar action in consequence of a debt; (iii) ceases or threatens to cease trading; or (iv) ceases to be in a position to fulfil its obligations under this agreement;

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14.2.2              the other Party commits a material breach of this agreement (except for non-payment of the Royalty which is a separate termination event under clause 14.2.3) and where that breach is capable of remedy and has not been remedied within 60 Business Days from receipt of the notice;

14.2.3              Licensee fails to pay the Royalty, or

14.2.4              the proposed transaction to merge Licensee with Idea Cellular limited does not complete.

15.                       Effect of termination

15.1                Upon termination of this agreement for any reason, the licence granted to Licensee in clause 2 shall immediately cease.

15.2                If the agreement is terminated in accordance with the termination event in the left column, VSSL hereby grants Licensee a limited licence to use the Vodafone Marks and Brand Materials for the disengagement periods in the right column, commencing from the date of written notice of termination:

	Termination event	Disengagement Period
15.2.1	Clause 14.1: Vodafone Group ceases hold a minimum of 50% of Licensee shareholding	12 months
15.2.2	Clause 14,2.1: Insolvency	3 months
15.2.3	Clause 14.2.2: Unremedied material breach	3 months

15.3                If the agreement is terminated in accordance with clause 14.2.3, the Parties shall enter into a new trade mark licence agreement on the terms substantially the same as the Existing Brand Agreement and VSSL grants Licensee a limited licence to use the Vodafone Marks and Brand Materials for the period until the Parties enter the new trade mark licence on the terms substantially the same as the Existing Brand Agreement.

15.4                If the agreement is terminated in accordance with clause 14.2.4:

15.4.1              VSSL shall repay the Royalty to Licensee; and

15.4.2              the Parties shall enter into a new trade mark licence agreement on the terms substantially the same as the Existing Brand Agreement and VSSL grants Licensee a limited licence to use the Vodafone Marks and Brand Materials for the period until the Parties enter the new trade mark licence on the terms substantially the same as the Existing Brand Agreement.

15.5                For the avoidance of doubt, Licensee’s use of the Vodafone Marks and Brand Materials during the Disengagement Period is subject to this agreement.

15.6                At the expiry of the relevant Disengagement Period, the relevant licence in clause 15.2 will immediately cease and Licensee shall:

15.6.1              permanently cease using the Vodafone Marks and Brand Materials;

15.6.2              destroy all Brand Materials in their control or possession;

15.6.3              ensure Permitted Sub-Licensees permanently cease using the Vodafone Marks and Brand Materials and destroy all Brand Materials in their control or possession;

15.6.4              at its cost, at VSSL’s option, immediately either

(a)                 withdraw, surrender or cancel; or

(b)                 assign to VSSL or its nominee,

any trade mark applications or registrations containing the Vodafone Marks or any Vodafone Domain Names owned by Licensee in breach of this agreement.

15.6.5              cancel registration of this agreement as a licence or of Licensee as a registered user of the Vodafone Marks; and

15.6.6              change Licensee Group’s corporate names so that they do not contain the “Vodafone” name.

15.7                At the expiry of the relevant Disengagement Period

15.8                Clauses 8, 9.2, 15 and 18 survive termination.

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16.                       Variation to Trade Mark Licence Agreement

16.1                The Parties hereby agree to delete and replace clauses 1 to 19 and schedules of this agreement with clauses 1 to 18 and schedules set out in Appendix 1 with effect from Closing.

17.                       Dispute resolution

17.1                Any dispute or disagreement arising between the Parties in relation to this agreement shall, upon a Party’s written request to the other Party, be referred to a senior manager of each Party who shall meet within 14 Business Days of such notice in good faith to determine whether the matter is capable of resolution and, if so, to resolve the matter.

17.2                If the senior managers fail to reach agreement within seven Business Days of first meeting, any such dispute or disagreement shall be referred to a senior executive nominated by the chief executive officer (or equivalent) of each Party who shall meet in good faith within 14 Business Days of such dispute or disagreement being so referred in order to determine whether the matter referred to them is capable of resolution and, if so, to resolve such matter.

17.3                This clause 16 and any discussion of senior personnel which takes place hereunder shall not prejudice either Party’s rights or remedies if the matter is not resolved through the discussions.

17.4                If any such dispute or disagreement cannot be settled in accordance with clauses 17.1 to 17.3, either Party may refer the dispute to arbitration by giving written notice to the other Party (“Notice of Arbitration”) in accordance with the rules of the World Intellectual Property Organisation Arbitration and Mediation Center and the following:

17.4.1              the dispute or disagreement shall be settled by a sole arbitrator;

17.4.2              the arbitrator shall be jointly nominated by the Parties. If the parties are unable to agree on an arbitrator within one month of the date of the Notice of Arbitration, the arbitrator shall be selected by the World Intellectual Property Organisation Arbitration and Mediation Centre;

17.4.3              for disputes relating to the Royalty, the arbitrator shall determine the dispute by reference to the OECD Guidelines;

17.4.4              the arbitration shall be in English and held in London, England;

17.4.5              the existence of any dispute or disagreement or the initiation or continuance of arbitration proceedings shall not postpone, suspend or delay the obligation of the Parties to perform or the performance by the Parties of their obligations under this agreement; and

17.4.6              the payment of the costs and expenses of the arbitration shall be borne in equal portions initially and the final payment of those costs and expenses will be determined by the arbitrator.

18.                       Audit

18.1                Licensee shall (and shall procure that each person in the Licensee Group shall) keep records that are reasonably necessary to enable VSSL to verify that Licensee has complied with its obligations under this agreement.

18.2                Licensee shall (and shall procure that each person in the Licensee Group shall) grant VSSL or its representative on reasonable notice access to Licensee Group’s records and premises once each calendar year as VSSL may reasonably require to:

18.2.1              verify Licensee’s compliance with its obligations under this agreement; or

18.2.2              enable VSSL to comply with applicable law or enforce or preserve its rights.

18.3                VSSL or its representative shall be entitled to take copies or extracts of Licensee’s records, subject to keeping that information confidential (where the information is confidential).

18.4                This clause 18 shall continue for one year following termination of this agreement.

19.                       General

19.1                Variation: Any amendment to this agreement must be in writing and signed by the Parties.

19.2                Assignment and novation: Neither Party may assign, novate or transfer any of its rights nor obligations under this agreement without the prior written consent of the other Party, save that VSSL may at any time assign this agreement or its rights and obligations under this agreement to any Vodafone Group Company and Licensee may novate this agreement to its successors. If the agreement between Vodafone and VSSL dated 29 July 2011 is terminated, this agreement shall automatically be assigned from VSSL to Vodafone.

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19.3                Severability: Any provision of this agreement held to be invalid or unenforceable does not form part of this agreement and the remaining provisions shall be unaffected.

19.4                Notices: All notices shall be sent to the Parties’ registered office as set out in this agreement by prepaid recorded delivery or courier. Notices are only effective if received by the Party to whom it is addressed before the deadline set out in this agreement (if any).

19.5                Entire agreement: This agreement contains the entire agreement between the Parties with respect to the subject matter and supersedes any previous agreements between the Parties relating to the same matter.

19.6                No waiver: No delay by either Party in enforcing any term of this agreement nor the granting of time by either Party to the other shall prejudice, affect or restrict the rights of that Party under this agreement. No waiver by either Party of any breach of this agreement shall operate as a waiver of or in relation to any subsequent or any continuing breach of this agreement.

19.7                Assistance: The Parties shall execute all documents and do all things reasonably necessary to give effect to this agreement.

19.8                No partnership: Nothing in this agreement shall create a partnership or joint venture between the Parties hereto and save as expressly provided in this agreement, neither Party shall enter into or have any authority to enter into any engagement or make any representation or warranty on behalf of or pledge the credit of or otherwise bind the other Party.

19.9                Counterparts: This agreement may be executed in any number of counterparts and by the Parties on separate counterparts, but will not be effective until each party has executed at least one counterpart. Each counterpart constitutes an original agreement but all counterparts together shall constitute one and the same instrument.

19.10         Governing law: This agreement shall be governed by and construed in accordance with English law.

AGREED by the Parties through their authorised signatories.

For and on behalf of VODAFONE SALES & SERVICES LIMITED	For and on behalf of VODAFONE INDIA LIMITED

Signed:	Signed:

Date:	Date:

Name:	Name:

Title:	Title:

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SCHEDULE 1 PART A – VODAFONE CORE TRADE MARKS

Trademark	Country	Status	Application Date	Application No	Registration No	Classes
VODAFONE	India	Registered	30 July 2001	1032106	1032106	09
VODAFONE	India	Registered	04 November 2003	1247740	1247740	38
VODAFONE	India	Registered	27 June 2011	2166229	2166229	36
VODAFONE	India	Application Filed	11 February 2016	1308445		09, 35, 36, 38, 41, 42
	India	Registered	27 June 2011	2166228	2166228	36
	India	Registered	04 April 2006	1442603	1442603	09, 38
	India	Application Filed	11 February 2016	1320491		09, 12, 35, 36, 38, 41, 42

	India	Registered	04 April 2006	1442602	1442602	09, 38
	India	Registered	27 June 2011	2166227	2166227	36
	India	Registered	15 December 2008	1763593		09, 38
	India	Registered	15 December 2008	1763592	1763592	09, 38
	India	Registered	16 December 2008	1764342	1764342	09, 38

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	India	Application Filed	21 October 2014	2830749	09
	India	Application Filed	21 October 2014	2830746	35
	India	Application Filed	21 October 2014	2830747	38
	India	Application Filed	21 October 2014	2830748	41
POWER TO YOU	India	Application Filed	30 March 2016	1307917	09, 35, 38, 41, 45
power to you	India	Application Filed	21 December 2010	2071626	09
power to you	India	Application Filed	21 December 2010	2071627	38
power to you	India	Application Filed	21 December 2010	2071628	42
power to you	India	Examination in Progress	21 December 2010	2071629	41

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SCHEDULE 1 PART B – GLOBAL PRODUCT NAMES [TBC; ADD MARKS CONTAINING VODAFONE THAT VGPLC WILL REFILE OR VIL WILL CANCEL]

Trademark	Country	Status	Application Date	Application No	Registration No	Classes
	India	Examination in Progress	08 October 2012	2407744		09, 38
GIGABIT SOCIETY	India	Application Filed	04 November 2016			09, 38
	India	Registered	01 March 2013	2487879	2487879	09, 38
M-PAISA	India	Application Filed	02 May 2008	1682951		09, 36, 38
M-PAISE	India	Registered	13 June 2011	2159020	2159020	09, 36, 38
M-PESA	India	Examination in Progress	22 November 2013	2631698		09, 38
M-PESA	India	Application Filed	22 November 2013	2631697		36
	India	Registered	25 June 2012	2353252	2353252	09, 36, 38
m-pesa
READY BUSINESS	India	Application Filed	13 August 2014	2790689		09, 35, 38, 42
VODAFONE MONEY TRANSFER	India	Registered	27 September 2007	1606111	1606111	09, 36, 38
VODAFONE M-PAISA	India	Registered	07 March 2008	1662178	1662178	09, 36, 38
VODAFONE M-PAISE	India	Examination in Progress	13 June 2011	2159019		09, 36, 38
VODAFONE RED	India	Examination in Progress	27 August 2012	2386024		09, 38
	India	Examination in Progress	06 April 2015	2934378		09
	India	Examination in Progress	06 April 2015	2934377		38

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	India	Examination in Progress	06 April 2015	2934376		42
Vodafone Store	India	Registered	28 February 2013	2487040	2487040	09, 35, 38
VODAFONE U	India	Application Filed	05 February 2016	3177224		09
VODAFONE U	India	Application Filed	05 February 2016	3177225		35
VODAFONE U	India	Application Filed	05 February 2016	3177226		38
VODAFONE U	India	Application Filed	05 February 2016	3177227		41

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SCHEDULE 1 PART C – DOMAIN NAMES

Domain name	Period and purpose
vodafone.in	Primary website
mpesa.in	Website to promote M-PESA

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APPENDIX 1 - AGREED FORM VARIATION TO TRADE MARK LICENCE AGREEMENT

1.                              Definitions and interpretations

1.1                       In this agreement, unless the context clearly indicates a contrary intention, the following words and expressions bear the meanings assigned to them below, and cognate expressions bear corresponding meanings:

“Brand Guidelines”	brand guidelines on the Brand Portal or provided to Licensee by VSSL in writing or electronically from time to time;

“Brand Materials”

any documentation or materials in any media (including packaging, manuals, guidelines, press releases, artwork, copy, print, audio, visual and audio-visual materials) incorporating, relating to or provided for use with the Vodafone Marks;

“Brand Portal”	VSSL’s secure online brand and marketing management system accessible by authorised representatives of persons licensed by VSSL to use the Vodafone Marks (currently accessible at brand.vodafone.com);

“Business Days”	a day (other than a Saturday or Sunday) on which banks are open for general business in London and Mumbai;

“Change of Control”

where: (i) a person who did not previously exercise Control over another person acquires (or agrees to acquire) or otherwise becomes able to exercise such Control; or (ii) where a person who was previously able to exercise such Control over another person ceases to be able to do so;

“Closing”	has the meaning given to it in the Implementation Agreement;;

“Control”

the right to appoint the majority of the directors or to control the management or policy decisions of a person, exercisable by a person or persons acting individually or in concert, directly or indirectly, including by virtue of their shareholding or management rights or shareholders agreements or voting agreements or in any other manner;

“Disengagement Period”	has the meaning set out in clause 15.2 (as applicable);

“Domain Names”	the domain names in Schedule 1 Part C and other domain names which VSSL may designate during the Term;

“Dual Brand”	the name(s) and the logo(s) set out in Schedule 2;

“Dual Domain”	a domain name that contains both a Vodafone Mark and Idea Mark;

“Dual Brand Marks”	Dual Brand and trade marks, names or logos containing the Dual Brand;

“Enforcement Steps”	has the meaning set out in clause 11.1.1;

“Financial Investor”	has the meaning set out in the Shareholders Agreement;

“Global Product Names”	the names of Vodafone Global Products and Services, trade mark applications and registrations in Schedule 1 Part B and other trade marks which VSSL may designate during the Term;

“Idea Marks”	the name “IDEA” and the trade mark applications and registrations in Schedule 3;

“Implementation Agreement”	means the Implementation Agreement dated [•] between, amongst others, the Licensee and Idea Cellular Limited;

“Licensee Group”	Licensee and its subsidiaries:

“Local Product Names”	the names for Products and Services used in the Territory only, not used by any Vodafone Group Company in any other territory;

[“Mars Group Shareholders”]	has the meaning set out in the Shareholders Agreement;

“Notice of Arbitration”	has the meaning set out in clause 16.4;

“Permitted Sub-Licensees”	has the meaning set out in clause 2,5;

“Products and Services” and “Products or Services”	any products and services offered by Licensee Group to its customer base in the Territory, including Vodafone Global Products and Services;

“Recharges Agreement”	recharges agreement between Vodafone Group Services Limited and Licensee dated [date];

“Royalty”	the USD$564 million royalty paid by VIL prior to Closing (approximately 37,503,166,823 INR based on the USD:INR live mid-market rate on 12 March 2017);

“Shareholders Agreement”	shareholders agreement between [Mars Group Shareholders, Venus Group Shareholders, Licensee. KMB, Venus International Holdings B.V.] dated [date];

“Term”	15 years from the date of this agreement, unless terminated earlier in accordance with clause 14;

“Territory”	India;

[“Venus Group Shareholders”]	has the meaning set out in the Shareholders Agreement;

“Vodafone”	Vodafone Group Plc;

“Vodafone Core Trade Marks”	the name “VODAFONE”, the trade mark applications and registrations in Schedule 1 Part A and other trade marks which VSSL may designate during the Term;

“Vodafone Domain Names”	any domain names incorporating the Vodafone Marks or a distinctive element of the Vodafone Marks, excluding the Domain Names;

“Vodafone Global Products and Services”	products and services developed by a Vodafone Group Company which have been or are intended to be implemented by a majority of the Vodafone Group;

“Vodafone Group”	Vodafone and any person from time to time in respect of which Vodafone owns (directly or indirectly) 50% or more of the issued share capital, each person a “Vodafone Group Company”; and

“Vodafone Marks”	the Vodafone Core Trade Marks and Global Product Names in all forms.

1.2                       A “person” shall include any corporation, limited liability company, partnership, limited liability partnership, joint venture, joint stock company, trust, estate, company and association, whether organised for profit or otherwise.

1.3                       The terms “including”, “include”, “in particular” or any similar expressions are deemed to have the words “without limitation” following them.

1.4                       A reference to a Party includes its successors and permitted assignees.

2.                              Licence

2.1                       In consideration of the Royalty, VSSL hereby grants Licensee a sole, non-transferable licence in the Territory for the Term to use the:

2.1.1                     Vodafone Marks in the form of the Dual Brand in relation to any Products and Services;

2.1.2                     Brand Materials to promote, market, advertise, sell or provide the Products and Services;

2.1.3                     Vodafone Marks for the purpose of marketing, promoting, advertising the relationship between Licensee and Vodafone Group or for purposes agreed in writing by the Parties (where VSSL’s agreement shall not be unreasonably withheld);

2.1.4                     Domain Names only for purposes specified in Schedule 1 Part C; and

2.1.5                     “Vodafone” name in the Licensee’s corporate name;

in each case, in accordance with this agreement.

2.2                       Licensee shall not use the Vodafone Marks (including in the form of the Dual Brand), Domain Names, or Brand Materials outside the Territory without VSSL’s prior written permission (which may be on terms that VSSL specifies).

2.3                       Licensee will not breach this agreement if:

2.3.1                     Licensee’s customers, whilst roaming outside the Territory, access Products and Services implemented by Licensee in the Territory; or

2.3.2                     Licensee’s websites directed to customers in the Territory are accessible by persons outside the Territory.

2.4                       Licensee shall not sub-license the use of or permit any person to use the Vodafone Marks, Dual Brand, Domain Names or Brand Materials without VSSL’s prior written consent, other than as provided in clause 2.5.

2.5                       Licensee may grant sub-licences to:

2.5.1                     each person in Licensee Group to use the:

(a)                       Vodafone Marks in the form of the Dual Brand in relation to any Products and Services,

(b)                       Brand Materials to promote, market, advertise, sell or provide the Products and Services;

(c)                        Vodafone Marks for the purpose of marketing, promoting, advertising the relationship between Licensee and Vodafone Group or for purposes agreed in writing by the Parties (where VSSL’s agreement shall not be unreasonably withheld);

(d)                       Domain Names only for purposes specified in Schedule 1 Part C; and

(e)                        “Vodafone” name in their corporate name;

2.5.2                     Licensee Group’s service providers, distributors, agents, dealers and other similar persons to use Vodafone Marks in the form of the Dual Brand solely in connection with the promotion, marketing, advertising, sale and provision of Products and Services; and

2.5.3                     any person VSSL may approve in writing on terms VSSL may specify;

each a “Permitted Sub-Licensee”,

on terms no less restrictive than the terms of this agreement, provided that:

2.5.4                     Licensee shall remain liable under this agreement for acts or omissions of its Permitted Sub-Licensees; and

2.5.5                     sub-licences (a) shall be in writing, (b) terminate when this agreement terminates, (c) permit VSSL and Vodafone to enforce the provisions of the sub-licence against the Permitted Sub-Licensee directly and (d) prohibit transfer and further sub-licensing.

2.6                       VSSL may use or grant licences to any Vodafone Group Company or its or their authorised manufacturers, distributors, service providers, agents, dealers or other similar persons, to use the Vodafone Marks and Brand Materials in the Territory, for the purposes of Vodafone Group’s business, including multi-territory sponsorship arrangements, provided VSSL cannot grant a licence to a person who provides fixed and mobile telecommunications services to consumer and enterprise customers, including direct-to-consumer video and content services that are bundled with telecommunications services in the Territory.

2.7                       To the extent the Vodafone Marks are not registered in the Territory, VSSL only licenses to Licensee the unregistered right, title and interest in the Vodafone Marks which Vodafone owns (if any) under clause 2.

3.                              Use of the Vodafone Marks

3.1                       Licensee shall:

3.1.1                     use the Vodafone Marks and Brand Materials only as permitted under this agreement, and not to make any other use of the Vodafone Marks and Brand Materials without VSSL’s prior written consent;

3.1.2                     not modify the Vodafone Marks or use any brand, name, mark or logo that is similar to but not the same as the Vodafone Marks (except the Dual Brand);

3.1.3                     comply with VSSL’s directions with regard to the use of the Vodafone Marks and Brand Materials;

3.1.4                     use the Vodafone Marks and Brand Materials in accordance with Brand Guidelines;

3.1.5                     ensure that Brand Materials are used in accordance with applicable terms set out on the Brand Portal or as notified by VSSL;

3.1.6                     ensure Local Product Names that contain Vodafone Marks are created and used in accordance with Brand Guidelines;

3.1.7                     provide VSSL with all information reasonably requested by VSSL to enable VSSL to inspect and control the quality of the Products and Services;

3.1.8                     not to do, cause or permit to be done any act which:

(a)                         will or may impair, damage or be detrimental to the reputation or goodwill associated with Vodafone or the Vodafone Marks; or

(b)                         may result in the rights of VSSL or Vodafone in the Vodafone Marks becoming diluted; and

3.1.9                     ensure that all use of the Vodafone Marks (including the development, manufacture, implementation, distribution, sale and maintenance of Products bearing the Vodafone Marks and Services offered using the Vodafone Marks) complies with all applicable laws, regulations, industry requirements and standards in force within the Territory.

3.2                       If VSSL modifies the Vodafone Marks during the Term, Licensee shall implement any changes to its use of the Vodafone Marks by the date mutually agreed by the Parties, which shall not be later than the deadline for implementation of the changes by all Vodafone Group Companies.

3.3                       Licensee agrees to provide VSSL, at no cost, with any market research, brand awareness or perception studies undertaken by Licensee.

4.                              Use of the Dual Brand

4.1                       Licensee shall:

4.1.1                     use the Dual Brand only as expressly permitted under this agreement and only in the Territory and not to make any other use of the Dual Brand;

4.1.2                     use the Dual Brand:

(a)                         to market, promote, advertise, sell or provide the Products and Services to the exclusion of other name, brand or mark, unless otherwise agreed by the Parties;

(b)                         on mobile network identifiers; exterior and interior retail branding (including but not limited to store fascias); exterior and interior office signage; stationery; business cards; company vehicles; staff uniforms; internal communication materials; product brochures; web sites; and

(c)                          as agreed by the Parties in writing from time to time;

4.1.3                     not to use the Vodafone Marks or Idea Marks alone to promote Products and Services where the Dual Brand is used pursuant to clause 4.1.2, except as permitted pursuant to clauses 2.1.3 and 15.3 of this agreement; and

4.1.4                     use the Dual Brand in accordance with Brand Guidelines.

4.2                       If either Party modifies its marks contained in the Dual Brand, they will notify each other at least one month before the proposed changes are implemented. If either Party has concerns about the other Party’s proposed changes, the Parties will consult in good faith with a view to agreeing to proposed changes. If the matter is not resolved to the satisfaction of both Parties, the matter shall be dealt with in accordance with clause 14. For the avoidance of doubt, until the Parties have agreed on any proposed changes and this agreement is amended in accordance with clause 18.1, the Parties shall continue to use the Dual Brand as set out in this agreement.

4.3                       During the Term, Parties shall in relation to the Dual Brand prepare and finalise unique brand guidelines as may be mutually agreeable.

5.                              Quality control

5.1                       If VSSL, acting reasonably, has any concerns about the quality of any Products or Services bearing the Vodafone Marks or Dual Brand or Licensee’s use of the Dual Brand, Vodafone Marks or Brand Materials, VSSL shall notify Licensee of VSSL’s concerns in writing and the Parties will immediately consult with each other with a view to resolving the matter. Upon receipt of written notice pursuant to this clause 5.1 and until the Parties resolve the matter, Licensee shall, and procure that its Permitted Sub-Licensees, immediately cease the promotion, distribution, sale, marketing or use of the concerned Products or Services and not recommence promotion, distribution, sale, marketing and/or use of the same until VSSL confirms in writing that Licensee may do so.

6.                              VSSL’s obligations

6.1                       VSSL may, where it deems appropriate and in consultation with Licensee, assist in the co-ordination and implementation of various brand management functions, including:

6.1.1                     generating customer insights including investigating and co-ordinating market research activities;

6.1.2                     developing and implementing a brand strategy aligned with product, channel and pricing strategies;

6.1.3                     developing a brand identity including determining what the Vodafone Marks should stand for in customers’ and employees’ minds and institutional circles;

6.1.4                     developing Global Product Names and guidance on their use;

6.1.5                     developing a communication strategy including providing advice with respect to the local media communication mix, communication concepts, specific advertisements and the design of direct marketing communications;

6.1.6                     assisting with the design and development of Licensee’s campaigns including liaising with advertising or media agencies to produce international advertising campaigns to enhance brand awareness; and

6.1.7                     advising on Licensee’s physical implementation of the Vodafone Marks.

7.                              Title and goodwill

7.1                       Parties acknowledge:

7.1.1                     Vodafone owns the Vodafone Marks and goodwill in the Vodafone Marks and goodwill derived from use of the Vodafone Marks under this agreement accrues to Vodafone. VSSL may at any time call for a zero cost confirmatory assignment of that goodwill to Vodafone and Licensee shall execute that assignment as soon as possible and any taxes (including stamp duty), costs and expenses payable to third parties in relation to such assignment shall be borne by VSSL.

7.1.2                     Licensee owns the Idea Marks and the goodwill in the Idea Marks and goodwill derived from use of the Idea Marks under this agreement accrues to Licensee.

7.2                       Parties shall not:

7.2.1                     challenge the other Party’s right, title and interest in the other Party’s marks;

7.2.2                     claim any right, title or interest in the other Party’s marks, other than the rights granted under this agreement.

8.                              Trade marks

8.1                       Parties shall not:

8.1.1                     register or seek to register the other Party’s marks (namely the Vodafone Marks and the Idea Marks respectively) or marks that contain the other Party’s marks as a trade mark in any country;

8.1.2                     use, register or seek to register any trade marks that are similar to the other Party’s marks or are likely to cause confusion with the other Party’s marks;

8.1.3             challenge the validity of the other Party’s marks;

8.1.4             challenge the other Party’s right to register, use or license the use of their respective marks; and

8.1.5             register or seek to register the Dual Brand Marks as a trade or service mark (or analogous right) in any country without the prior written permission of the other Party.

8.2                       Where such written permission is granted under clause 8.1.5, any such application(s) for registration shall be filed in the joint name of both Vodafone and Licensee with both companies retaining ownership of their respective marks which form part of the Dual Brand Marks. All costs relating to registration of the Dual Brand Marks shall be split between the Parties in equal shares.

8.3                       Where a Party has filed any application to register the Dual Brand Marks or the other Party’s marks or has obtained registration of the Dual Brand Marks or the other Party’s marks (“Filing Party”) in breach of clauses 8.1.5 or 8.2, at the request of the other Party the Filing Party shall immediately, at its own cost:

8.3.1                     for Dual Brand Marks: amend the application or the registration to record ownership of the application or registration in the names of both Vodafone and Licensee; and

8.3.2                     for the other Party’s mark: at the other Party’s election, cancel or assign its application or registration for the other Party’s mark to the other Party.

8.4                       If the Filing Party does not comply with clause 8.3, the other Party may file an application to oppose any application by the Filing Party to register the Dual Brand or to file a declaration of invalidity against any registration by the Filing Party of the Dual Brand (or make any analogous application in the country concerned), and the Filing Party shall indemnify the other Party for all expenses which the other Party incurs in so doing. For the avoidance of doubt, pending either recordal of other Party as joint owner of any application or registration or the grant of a declaration of invalidity, any application to register or registration of the Dual Brand shall be held by the Filing Party as trustee for the other Party.

8.5                       Licensee may use and, at its cost, apply to register as trade marks Local Product Names that do not contain the Vodafone Marks. Licensee may use Local Product Names with the Dual Brand. Licensee may use Local Product Names that contain the Vodafone Marks, provided those Local Product Names comply with Brand Guidelines. Where Local Product Names that contain the Vodafone Marks do not comply with Brand Guidelines, Licensee shall seek VSSL’s written permission before using such Local Product Names. In any event, VSSL shall licence the registered or unregistered trade marks for Local Product Names containing Vodafone Marks to Licensee under this agreement with no additional costs to the Licensee.

8.6                       Parties shall co-operate in making an application with the Registrar of Trade Marks or equivalent body in the Territory to register (a) this agreement as a licence or (b) Licensee as a registered user of the Vodafone Marks or Dual Brand.

9.                              Domain names

9.1                       Licensee shall not apply to register any Vodafone Domain Names without the prior written permission of VSSL and any such domain names shall be registered in the name of Vodafone where possible.

9.2                       VSSL shall not apply to register any domain names containing the Idea Marks without the prior written permission of Licensee and any such domain names shall be registered in the name of Licensee where possible.

9.3                       Where Licensee wishes to use a Dual Domain, it shall obtain VSSL’s prior written consent Where the agreed Dual Domain starts with a Vodafone Mark, it shall be registered in the name of Vodafone, where possible, and where it starts with an Idea Mark, it shall be registered in the name of Licensee.

9.4                       The registered owner of a Dual Domain pursuant to clause 9.3 acknowledges that all rights, title and ownership to the part of the domain name which contains the other Party’s name or marks shall vest in the other Party (with all such rights vesting in Vodafone, where the other Party is VSSL) and the Dual Domain shall be held by the registered owner on trust for the other Party.

9.5                       Where a Party has registered a Dual Domain (“Dual Domain Filing Party”) in breach of clauses 9.3, at the request and election of the other Party the Dual Domain Filing Party shall, at its own cost, immediately cancel the Dual Domain or transfer the Dual Domain to the other Party. For the avoidance of doubt, pending either cancellation or recordal of other Party as the owner of the Dual Domain, the Dual Domain shall be held by the Dual Domain Filing Party on trust for Dual Domain Filing Party and the other Party.

9.6                       Costs associated with registering and renewing Dual Domains shall be borne by the registering Party.

10.                       Corporate name

10.1                Licensee shall seek VSSL’s prior written approval for Licensee Group’s corporate names incorporating the “Vodafone” name. VSSL hereby approves the following corporate names:

10.1.1              Vodafone Mobile Services Limited;

10.1.2              [insert other company names] [Note: List of entities to be confirmed]

10.2                If Licensee Group wishes to change the way it uses the “Vodafone” name in its corporate name, Licensee shall seek VSSL’s prior written consent and comply with directions VSSL may specify.

11.                       Infringement of the brand

11.1                If either Party (“Notifying Party”) becomes aware of any infringement or potential infringement of the other Party’s marks, the Notifying Party shall:

11.1.1              notify the other Party (“Notified Party”) as soon as practicable and assist the Notified Party at the cost of the Notified Party in taking any steps the Notified Party in its sole discretion deems necessary to protect the Notified Party’s rights (“Enforcement Steps”); and

11.1.2              not take action in relation to that infringement or potential infringement.

11.2                The Notified Party shall:

11.2.1              keep the Notifying Party informed on a regular basis of its taking or refraining from taking, and the development of, any Enforcement Steps; and

11.2.2              consider, in good faith, the interests of the Notifying Party (and, in the case of VSSL, the interests of Vodafone) under this agreement when taking any Enforcement Steps.

11.3                In the event that the Notified Party (or, in the case of VSSL, Vodafone) is unable to initiate and prosecute such action solely in its own name, the Notifying Party will execute, and will procure that its respective Group companies will execute, all documents necessary for the Notified Party (or, in the case of VSSL, Vodafone) to initiate and prosecute any Enforcement Steps.

11.4                If notice given under clause 11.1 relates to the infringement or potential infringement of the Dual Brand or both Party’s marks, the Parties shall agree and use their best endeavours to co-operate with each other in the taking of any Enforcement Steps. Each Party shall bear its own costs and expenses (including legal fees) incurred in relation to any agreed Enforcement Steps.

11.5                If either Party is or becomes aware of infringement or potential infringement of their own marks, they may approach the other Party for assistance. The other Party shall, at its discretion but at the cost of the requesting Party, co-operate and assist the requesting Party to protect the requesting Party’s marks.

12.                       Warranties and indemnities

12.1                Each Party warrants that it has full right, power and authority to enter into and perform its obligations under this agreement.

12.2                Licensee shall indemnify VSSL for all costs, expenses, liabilities and direct damages incurred or suffered by Vodafone Group in connection with Licensee and Permitted Sub-Licensees’ use of the Vodafone Marks in breach of this agreement.

12.3                Parties acknowledge that disputes involving third parties relating to the Vodafone Marks shall be dealt with by Vodafone.

13.                       Limitations of liability

13.1                Neither Party is liable under this agreement for any indirect or consequential loss.

13.2                Neither Party excludes or limits liability for death or personal injury caused by it or its directors, officers, or employees or any other liability which cannot be excluded by applicable law.

14.                       Termination

14.1                VSSL may terminate this agreement with immediate effect by written notice to the other Party:

14.1.1              at any time after 31 March 2020, if the Vodafone Group aggregate shareholding in Licensee falls below 21% of the issued share capital and the cure period under the Shareholders Agreement has expired;

14.1.2              if Mars Group Shareholders cease to have rights under the Shareholders Agreement and the cure period under the Shareholders Agreement has expired;

14.1.3              the Shareholders Agreement terminates;

14.1.4              if there is a Change of Control of any Venus Group Shareholder;

14.1.5              the Recharges Agreement terminates; or

14.1.6              any person other than (i) a person in the Vodafone Group or (ii) a person who is a Mars Group Shareholder becomes the holder or controller of a number of shares in Licensee which is greater than the aggregate number of shares in Licensee held by both Vodafone Group and Mars Group Shareholders.

14.2                Either Party may terminate this agreement with immediate effect by written notice to the other Party:

14.2.1              if the other Party is (i) unable to pay its debts as they fall due or enters into liquidation, except for the purposes of an amalgamation or reconstruction; (ii) makes an arrangement with its creditors or has an administrative receiver or administrator or similar officer appointed over all or any of its assets or takes or suffers to be taken any similar action in consequence of a debt; (iii) ceases or threatens to cease trading; or (iv) ceases to be in a position to fulfil its obligations under this agreement; or

14.2.2              if the other Party commits a material breach of this agreement and where that breach is capable of remedy and has not been remedied within 60 Business Days from receipt of the notice.

14.3                Licensee may terminate this agreement with immediate effect by written notice to the other Party:

14.3.1              at any time after 31 March 2020, if the Vodafone Group aggregate shareholding in Licensee falls below 21% of the issued share capital and the cure period under the Shareholders Agreement has expired;

14.3.2              if Venus Group Shareholders cease to have rights under the Shareholders Agreement and the cure period under the Shareholders Agreement has expired; or

14.3.3              if the Shareholders Agreement terminates.

15.                       Effect of termination

15.1                Upon expiry of the Term or termination of the agreement for any reason, the licence granted to Licensee in clause 2 shall immediately cease and Licensee’s use of the Vodafone Marks, Dual Brand and Brand Materials shall be governed by clause 15.2.

15.2                If the agreement is terminated in accordance with the termination event in the left column and the relevant circumstances apply, VSSL hereby grants Licensee a limited licence to use the Vodafone Marks (including in the form of the Dual Brand) and Brand Materials for the disengagement periods in the right column, commencing from the date of written notice of termination:

	Termination event	Disengagement Period
15.2.1	Clauses 14.1.1 and 14.3.1: Vodafone Group ceases to hold a minimum of 21% of Licensee shareholding	12 months
15.2.2	Clauses 14.1.3 and 14.3.2: Mars Group Shareholders or Venus Group Shareholders cease to have rights under the Shareholders Agreement	6 months
15.2.3	Clauses 14.1.3 and 14.3.3: Shareholders Agreement terminates	6 months
15.2.4	Clause 14.1.4: Change of Control of Venus Group Shareholders, where that Control is held by a person who is a Financial Investor	12 months
15.2.5	Clause 14.1.4: Change of Control of Venus Group Shareholders, where that Control is held by a person who is not a Financial Investor	6 months
15.2.6	Clause 14.1.5: Recharges Agreement terminates	6 months
15.2.7	Clause 14.1.4: Third party shareholder holds a greater shareholding in Licensee than Vodafone Group and Mars Group Shareholders combined	3 months
15.2.8	Clause 14.2.1: Insolvency	3 months
15.2.9	Clause 14.2.2: Unremedied material breach	3 months

15.3                For the avoidance of doubt, Licensee’s use of the Vodafone Marks, Dual Brand and Brand Materials during the Disengagement Period is subject to this agreement. Nothing prevents Licensee from using the Idea Marks alone in any manner during the Disengagement Period or on expiry of the Term.

15.4                At the expiry of the relevant Disengagement Period, the relevant licence in clause 15.2 will immediately cease and at the expiry of the Term, Licensee shall:

15.4.1              permanently cease using the Vodafone Marks, Dual Brand and Brand Materials;

15.4.2              destroy all Brand Materials in their control or possession;

15.4.3              ensure Permitted Sub-Licensees permanently cease using the Vodafone Marks, Dual Brand and Brand Materials and destroy all Brand Materials in their control or possession;

15.4.4              at its cost, at VSSL’s option, immediately either

(a)                                 withdraw, surrender or cancel; or

(b)                                 assign to VSSL or its nominee,

any trade mark applications or registrations containing the Vodafone Marks or any Vodafone Domain Names owned by Licensee in breach of this agreement.

15.4.5              cancel registration of this agreement as a licence or of Licensee as a registered user of the Vodafone Marks; and

15.4.6              change Licensee Group’s corporate names so that they do not contain the “Vodafone” name. However, Licensee may use the “Vodafone” name to refer to the former corporate name of the Licensee, if required by applicable law.

15.5                At the expiry of the Term or relevant Disengagement Period, the Parties shall promptly withdraw, surrender or cancel all trade mark applications or registrations for the Dual Brand or Dual Domains that it owns and neither Party shall use, register or seek to register any Dual Brand or Dual Domains in any country.

15.6                Clauses 7, 8.1, 14.3 and 17 survive termination.

16.                       Dispute resolution

16.1                Any dispute or disagreement arising between the Parties in relation to this agreement shall, upon a Party’s written request to the other Party, be referred to a senior manager of each Party who shall meet within 14 Business Days of such notice in good faith to determine whether the matter is capable of resolution and, if so, to resolve the matter.

16.2                If the senior managers fail to reach agreement within seven Business Days of first meeting, any such dispute or disagreement shall be referred to a senior executive nominated by the chief executive officer (or equivalent) of each Party who shall meet in good faith within 14 Business Days of such dispute or disagreement being so referred in order to determine whether the matter referred to them is capable of resolution and, if so, to resolve such matter.

16.3                This clause 14 and any discussion of senior personnel which takes place hereunder shall not prejudice either Party’s rights or remedies if the matter is not resolved through the discussions.

16.4                If any such dispute or disagreement cannot be settled in accordance with clauses 16.1 to 16.3 either Party may refer the dispute to arbitration at the Singapore International Arbitration Centre by giving written notice to the other Party (“Notice of Arbitration”) in accordance with the rules of Arbitration Rules of the Singapore International Arbitration Centre and the following:

16.4.1              the dispute or disagreement shall be settled by a panel of three arbitrations, one to be appointed by each Party and the third arbitrator, who shall act as the chairman of the tribunal, appointed by the arbitrators nominated by the Parties. If either Party fails to appoint an arbitrator or the nominated arbitrators fail to nominate a third arbitrator, such arbitrators shall be appointed in accordance with the Rules of the Singapore International Arbitration Centre;

16.4.2              the arbitration shall be in English and held in Singapore;

16.4.3              the existence of any dispute or disagreement or the initiation or continuance of arbitration proceedings shall not postpone, suspend or delay the obligation of the Parties to perform or the performance by the Parties of their obligations under this agreement; and

16.4.4              the payment of the costs and expenses of the arbitration shall be borne in equal portions initially and the final payment of those costs and expenses will be determined by the arbitrator; and

16.4.5              any award shall be final and binding upon the Parties.

17.                       Audit

17.1                Licensee shall (and shall procure that each person in the Licensee Group shall) keep records that are reasonably necessary to enable VSSL to verify that Licensee has complied with its obligations under this agreement.

17.2                Licensee shall (and shall procure that each person in the Licensee Group shall) grant VSSL or its representative on reasonable prior notice access to Licensee Group’s records and premises once each calendar year as VSSL may reasonably require to:

17.2.1              verify Licensee’s compliance with its obligations under this agreement; or

17.2.2              enable VSSL to comply with applicable law or enforce or preserve its rights, in each case in respect of Vodafone Marks.

17.3                VSSL or its representative shall be entitled to take copies or extracts of Licensee’s records (as referred in Clause 17.1 above) in connection with the Vodafone Marks including Dual Brand, subject to keeping that information confidential (where the information is confidential).

17.4                This clause 17 shall continue for one year following termination of this agreement.

18.                       General

18.1                Variation: Any amendment to this agreement must be in writing and signed by the Parties.

18.2                Assignment and novation: Neither Party may assign, novate or transfer any of its rights nor obligations under this agreement without the prior written consent of the other Party, save that VSSL may at any time assign this agreement or its rights and obligations under this agreement to any Vodafone Group Company and Licensee may novate this agreement to its successors. If the agreement between Vodafone and VSSL dated 29 July 2011 is terminated, this agreement shall automatically be assigned from VSSL to Vodafone on written notice to Licensee.

18.3                Severability: Any provision of this agreement held to be invalid or unenforceable does not form part of this agreement and the remaining provisions shall be unaffected.

18.4                Notices: All notices shall be sent to the Parties’ registered office as set out in this agreement by prepaid recorded delivery or courier. Notices are only effective if received by the Party to whom it is addressed before the deadline set out in this agreement (if any).

18.5                Entire agreement: This agreement contains the entire agreement between the Parties with respect to the subject matter and supersedes any previous agreements between the Parties relating to the same matter.

18.6                No waiver: No delay by either Party in enforcing any term of this agreement nor the granting of time by either Party to the other shall prejudice, affect or restrict the rights of that Party under this agreement. No waiver by either Party of any breach of this agreement shall operate as a waiver of or in relation to any subsequent or any continuing breach of this agreement.

18.7                Assistance: The Parties shall execute all documents and do all things reasonably necessary to give effect to this agreement.

18.8                No partnership: Nothing in this agreement shall create a partnership or joint venture between the Parties hereto and save as expressly provided in this agreement, neither Party shall enter into or have any authority to enter into any engagement or make any representation or warranty on behalf of or pledge the credit of or otherwise bind the other Party.

18.9                Counterparts: This agreement may be executed in any number of counterparts and by the Parties on separate counterparts, but will not be effective until each party has executed at least one counterpart. Each counterpart constitutes an original agreement but all counterparts together shall constitute one and the same instrument.

18.10         Governing law: This agreement shall be governed by and construed in accordance with English law.

18.11         Cost and Expenses: Each Party shall pay its own costs and expenses in relation to the negotiations, leading up to preparation and execution of this agreement. The stamp duty payable on this agreement will be borne equally by the Parties.

SCHEDULE 1 PART A – VODAFONE CORE TRADE MARKS

Trademark	Country	Status	Application Date	Application No	Registration No	Classes
VODAFONE	India	Registered	30 July 2001	1032106	1032106	09
VODAFONE	India	Registered	04 November 2003	1247740	1247740	38
VODAFONE	India	Registered	27 June 2011	2166229	2166229	36
VODAFONE	India	Application Filed	11 February 2016	1308445		09, 35, 36, 38, 41, 42
	India	Registered	27 June 2011	2166228	2166228	36
	India	Registered	04 April 2006	1442603	1442603	09, 38
	India	Application Filed	11 February 2016	1320491		09. 12, 35, 36, 38, 41, 42
	India	Registered	04 April 2006	1442602	1442602	09, 38
	India	Registered	27 June 2011	2166227	2166227	36
	India	Registered	15 December 2008	1763593		09, 38
	India	Registered	15 December 2008	1763592	1763592	09, 38
	India	Registered	16 December 2008	1764342	1764342	09, 38

25

	India	Application Filed	21 October 2014	2830749	09
	India	Application Filed	21 October 2014	2830746	35
	India	Application Filed	21 October 2014	2830747	38
	India	Application Filed	21 October 2014	2830748	41
POWER TO YOU	India	Application Filed	30 March 2016	1307917	09, 35, 38, 41, 45
Power to You	India	Application Filed	21 December 2010	2071626	09
Power to You	India	Application Filed	21 December 2010	2071627	38
Power to You	India	Application Filed	21 December 2010	2071628	42
Power to You	India	Examination in Progress	21 December 2010	2071629	41

26

SCHEDULE 1 PART B – GLOBAL PRODUCT NAMES [TBC]

Trademark	Country	Status	Application Date	Application No	Registration No	Classes
	India	Examination in Progress	08 October 2012	2407744		09, 38
GIGABIT SOCIETY	India	Application Filed	04 November 2016			09, 38
	India	Registered	01 March 2013	2487879	2487879	09, 38
M-PAISA	India	Application Filed	02 May 2008	1682951		09, 36, 38
M-PAISE	India	Registered	13 June 2011	2159020	2159020	09, 36, 38
M-PESA	India	Examination in Progress	22 November 2013	2631698		09, 38
M-PESA	India	Application Filed	22 November 2013	2631697		36
	India	Registered	25 June 2012	2353252	2353252	09, 36, 38
READY BUSINESS	India	Application Filed	13 August 2014	2790689		09, 35, 38, 42
VODAFONE MONEY TRANSFER	India	Registered	27 September 2007	1606111	1606111	09, 36, 38
VODAFONE M-PAISA	India	Registered	07 March 2008	1662178	1662178	09, 36, 38
VODAFONE M-PAISE	India	Examination in Progress	13 June 2011	2159019		09, 36, 38
VODAFONE RED	India	Examination in Progress	27 August 2012	2386024		09, 38
	India	Examination in Progress	06 April 2015	2934378		09
	India	Examination in Progress	06 April 2015	2934377		38

27

	India	Examination in Progress	06 April 2015	2934376		42
Vodafone Store	India	Registered	28 February 2013	2487040	2487040	09, 35, 38
VODAFONE U	India	Application Filed	05 February 2016	3177224		09
VODAFONE U	India	Application Filed	05 February 2016	3177225		35
VODAFONE U	India	Application Filed	05 February 2016	3177226		38
VODAFONE U	India	Application Filed	05 February 2016	3177227		41

28

SCHEDULE 1 PART C – DOMAIN NAMES [TBC]

Domain name	Period and purpose
vodafone.in	Primary website

[insert other domains]

29

SCHEDULE 2- DUAL BRAND

[insert “Vodafone Idea” or “Idea Vodafone” dual brand logos]

SCHEDULE 3 – IDEA MARKS [TBC]

[insert Idea Marks]

SCHEDULE 9

VODAFONE RETAINED BUSINESS AND SURVIVING CONTRACTS

PART A

VODAFONE RETAINED BUSINESS

1.                                      42% equity interest held by VIL in Indus

2.                                      International network assets, including:

a.                                      Group Multiprotocol Label Switching (MPLS):

i.                                          Core and access routers in Mumbai, Bangalore, Chennai, Pune, Kolkata, Hyderabad and New Delhi;

ii.                                       Network control and performance monitoring routers;

b.                                      Group Dedicated Ethernet

i.                                          Multiplexers in Mumbai, Chennai, Bangalore and New Delhi;

ii.                                       Metro Dense Wavelength Division Multiplexing in Mumbai;

c.                                       Submarine System

i.                                          Bay of Bengal Gateway Cable landing station, associated equipment and physical infrastructure, and Indefeasible Right to Use ownership of fiber.

d.                                      Legacy International Network assets outside India for internet transit and peering, international voice and MPLS services.

3.                                      Information technology platforms, including:

VONE C (unified communications platform for enterprise customers) in Chennai comprising Cisco Hosted Communications Solutions equipment.

108

PART B

VODAFONE CONTRACTS WITH RELATED PARTIES SURVIVING CLOSING

1.              Framework Agreement for Roaming IOT Discounts with Vodafone Roaming Services S.a.rl. and VIL, VMSL, Vodafone East Limited, Vodafone West Limited and Vodafone Cellular Limited with an effective date of 1 May 2010 and IOT Discount Letter No. 6 with an effective date 1 May 2015.

2.              Any Bilateral Roaming Agreement between a member of the Vodafone Parent Group and VIL or its Affiliate.

3.              Any agreement relating to the provision or receipt of assignees between a member of the Vodafone Parent Group and VIL or its Affiliate.

4.              Any agreements relating to the processing of data.

5.              Carrier related agreements (as set out in Service Description IN02_03 of the Recharges Agreement between Vodafone Group Services Limited and ICL):

a.              Service and Revenue Share Agreement between Vodafone South Limited and Vodafone Limited originally dated 9 September 2008;

b.              International Telecommunications Service Agreement between Cable & Wireless UK and Vodafone South Limited dated 1 November 2012;

c.               Managed Service Agreement between Vodafone South Limited and Vodafone Limited dated 1 October 2014;

d.              International Telecommunications Services Agreement between Vodafone Enterprise Global Limited and VMSL dated 15 June 2016; and

e.               Bandwidth Connect Agreement between Vodafone Global Network Limited and VMSL dated 28 February 2017.

Any reference to an agreement includes any addendums or ancillary documents (i.e., statements of work or invoices) relating to such agreements.

109

PART C

IDEA CONTRACTS WITH RELATED PARTIES SURVIVING CLOSING

1.              Any Bilateral Roaming Agreement between a member of the Idea Group and Axiata group (including its subsidiaries and Affiliates).

2.              Any Interconnect Agreements between a member of the Idea Group and Axiata group (including its subsidiaries and Affiliates).

3.              Agreements between ICL and Indus to avail passive infrastructure and energy efficiency services.

4.              Any rental arrangements between ICL and its Related Parties.

5.              Any arrangements between ICL and its Related Parties to provide mobility and leased line services.

6.              Any arrangements between Idea Group and its Related Parties to avail any insurance services for its assets, employees and their dependents.

7.              Any arrangements between Idea Group and its Related Parties for use of guest house facilities.

8.              Agreement between ICL and Aditya Birla Wellness (P) Limited to partner in a wellness program of the later and sharing the incentives provided to the customers of the latter registered under this program.

9.              Any arrangements for sale/purchase of goods and services, sharing of common facilities and financing arrangements within the ICL Merger Group.

10.       Any agreements / arrangements between the Idea Group and its related parties for availing post- paid collection and prepaid recharges.

11.       Non-compete fee paid to a director on the board.

Any reference to an agreement includes any addendums or ancillary documents (i.e., statements of work or invoices) relating to such agreements.

110

SCHEDULE 10

AGREED FORM OF RECHARGES AGREEMENTS

PART A

AGREED FORM OF RECHARGES AGREEMENT BETWEEN VODAFONE GROUP SERVICES LIMITED AND ICL

[separately attached]

111

AGREED FORM THIS AGREEMENT is dated , and is executed at New Delhi, India between: PARTIES (1) VODAFONE GROUP SERVICES LIMITED (company number 3802001) whose registered office is at Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN, United Kingdom (“Vodafone”); and (2) IDEA CELLULAR LIMITED, a company incorporated in India (corporate identity number L32100GJ1996PLC030976), whose registered office is at Suman Tower, Plot No. 18, Sector–11, Gandhinagar– 382 011, Gujarat, India (“ICL”), each being a “Party” and together the “Parties”. BACKGROUND (A) Vodafone India Limited (“Vodafone India”) is engaged in telecommunications in India and is, prior to completion of the Transaction (as defined below), an indirectly wholly owned subsidiary of Vodafone Parent. (B) Vodafone is currently a member of the Vodafone Group and is engaged in the development and sale of telecommunications products and services on a global scale. (C) Under an Implementation Agreement between, amongst others, Vodafone India and ICL dated 20 March 2017 (the “Implementation Agreement”), it has been agreed that, subject to certain conditions precedent, Vodafone India and ICL will combine their telecommunications businesses in India with the consideration including the issue of a certain number of shares in ICL to members of the Vodafone Group (the “Transaction”). Accordingly, when completed, the Transaction will result in approximately 45% of the ordinary shares in ICL being held by members of the Vodafone Group, with the balance of ICL’s shares being held by existing promoter shareholders of ICL or public shareholders. (D) Following Closing, the Parties wish for ICL to have access to certain Services in India (the “Territory”) on the terms and conditions set out below. (E) Accordingly, ICL has entered into this Agreement and other related agreements with Vodafone and/or other members of the Vodafone Group in respect of other products and services.

PART A – STRUCTURE OF AGREEMENT AND ORDER OF PRECEDENCE 1 STRUCTURE 1.1 The agreement is comprised of this main body, the Schedules, each executed Annex and each executed Statement of Work (the “Agreement”). 1.1.1 Main body: this main body sets out the structure of this Agreement and order of precedence (part A); the defined terms and interpretation of this Agreement (part B); the terms of the relationship (part C); the general terms and conditions applicable to Services (part D); the general terms and conditions applicable to Project Services (part E); a pro forma Annex (part F); a pro forma Data Processing Sheet (part G); and a pro forma Statement of Work (part H). 1.1.2 Schedules: the Schedules contain, amongst other things, the descriptions of certain Services, and the Fees payable in respect thereof, as of the Effective Date. The Schedules comprise: 1.1.2.1 Schedule 1: Services and Fees; 1.1.2.2 Schedule 2: Compliance Requirements; 1.1.2.3 Schedule 3: Vodafone Global Policy Standard – Information Security; and 1.1.2.4 Schedule 4: Supply Chain Collaboration. For the avoidance of doubt, the terms and conditions set out in Part D (General terms and conditions applicable to Services) shall apply as relevant to the Services described in Schedule 1 (Services and Fees) notwithstanding that those Services are not separately defined in an Annex, and any references to “Annex” in Part D for these purposes shall be deemed to be to Schedule 1. 1.1.3 Annexes: where the Parties agree to provide or deploy Services in the future which are not within the scope of Schedule 1, the Parties shall agree and execute an annex substantially in the form set out in part F of this main body (an “Annex”). Each Annex shall contain the specific terms for the deployment of the Services as applicable and the Fees payable in respect of those Services. Each Annex shall (when executed by the Parties) form part of this Agreement, and the terms and conditions set out in Part D (General terms and conditions applicable to Services) shall apply as relevant to the Services provided pursuant to that Annex unless the Parties explicitly agree otherwise in that Annex. Any amendments to this Agreement which are agreed by the Parties in an Annex shall be made expressly and apply only in respect of the Services which are set out in that Annex. 1.1.4 Statements of Work: where in the future ICL wishes Vodafone to provide Project Services and Vodafone agrees to provide such Project Services, then the Parties shall agree and execute a statement of work substantially in the form set out in part H of this main body (a “Statement of Work” or “SoW”). Each Statement of Work shall contain the scope of the Project Services and any specific terms (including Project Fees) as applicable. Each Statement of Work shall (when executed by the Parties) form part of this Agreement, and the terms and conditions set out in Part E (General Terms and Conditions applicable to Project Services) shall apply as relevant to the Project Services provided pursuant to that Statement of Work unless the Parties explicitly agree otherwise in that Statement of Work. Any amendments to this Agreement which are agreed by the Parties in a Statement of Work shall be made expressly and apply only in respect of the Project Services which are set out in that Statement of Work. 2 ORDER OF PRECEDENCE 2.1 Order of precedence: If there is any conflict or ambiguity between the terms of this Agreement, unless the terms of this Agreement expressly state a different order of precedence, the constituent parts of this Agreement shall prevail in the following order of precedence (highest level of precedence first): 2.1.1 parts A (structure of Agreement and order of precedence), B (defined terms and interpretation of Agreement) and C (terms of the relationship) of this main body; 2.1.2 the Schedules; 2.1.3 the terms of an Annex or a Statement of Work; 2.1.4 parts D (General terms and conditions applicable to Services) and E (General terms and conditions applicable to Project Services) of this main body; and 2.1.5 parts F (pro forma Annex), G (pro forma Data Processing Sheet) and H (pro forma Statement of Work) of this main body. 2

3 CONDITION PRECEDENT 3.1 Condition precedent: This Agreement and the Parties’ rights and obligations under it are entirely subject to, and conditional on, Closing under and in accordance with the Implementation Agreement. * * * END OF PART A (STRUCTURE OF AGREEMENT AND ORDER OF PRECEDENCE) * * * 3

PART B – DEFINITIONS AND INTERPRETATION OF AGREEMENT 4 DEFINITIONS In this Agreement: “Affiliates” of a person means any other person that directly or indirectly, through one or more intermediaries, (a) owns greater than twenty-six per cent. (26%) of the voting equity or interest of such person or is similarly owned by such person; and (b) Controls, is Controlled by, or is under common Control with, such first person; “Agreement” has the meaning set out in clause 1.1; “Annex” has the meaning set out in clause 1.1.3; “Annex Effective Date” has the meaning given in an Annex (provided that such date may not be earlier than the Effective Date); “Applicable Law” means all laws (whether civil, criminal or administrative), legislation, regulations, directives, binding codes of practice, or rules or requirements of any relevant government, governmental agency or stock exchange applicable to any Party from time to time; “Arbitration Rules” has the meaning set out in clause 35.3.1; “Authorised Person” means any director, officer, employee or any adviser (who is properly authorised to act on behalf) of a Party or of any company within a Party’s Group; “Brand License Agreement” means (i) the trade mark license agreement to be executed by Vodafone India Limited and Vodafone Sales and Services Limited prior to the Closing Date, and (ii) the variation thereto between Vodafone Sales and Services Limited and ICL that will take effect on the Closing Date, the agreed forms of which are set out in Schedule 8 to the Implementation Agreement; “Business Day” means a day (other than a Saturday or Sunday or a public holiday) on which banks are open for normal banking business in Mumbai, India and London, United Kingdom; “Charges” means the costs incurred by a Vodafone Group Company that are to be reimbursed by ICL to Vodafone pursuant to clause 6.6 and any additional fees referred to in clause 6.6; "Closing" means completion of the Transaction (as defined in the Implementation Agreement); “Closing Date” means the date on which the Closing occurs under the Implementation Agreement; “Confidential Information” means all financial, business and technical or other data and all other confidential information (whether written, oral or in electronic form or on magnetic or other media) concerning the business of a Disclosing Party or a member of a Disclosing Party’s Group that a Receiving Party receives or accesses as a result of any discussions or dealings under or in connection with this Agreement or learns during visits to a Disclosing Party’s premises, and all information obtained as a result of entering into or performing this Agreement or any other previous arrangement in respect of similar subject matter including, in each case, the provisions of the relevant agreement or arrangement the negotiations relating to the relevant agreement or arrangement and the subject matter of the relevant agreement or arrangement; “Control” (including with correlative meaning, the terms “Controlled by” and “under common Control with”) means the right to appoint the majority of the directors or to control the management or policy decisions of a person, exercisable by a person or persons acting individually or in concert, directly or indirectly, including by virtue of their shareholding or management rights or shareholders agreements or voting agreements or in any other manner; 4

“Data” means the Personal Data as described in a Data Processing Sheet; “Data Controller” has the meaning given to it in a Data Processing Sheet; “Data Processing Sheet” means a document specifying the processing of Personal Data under this Agreement, substantially in the form set out in the pro forma in part G of this main body; “Data Processor” has the meaning given to it in a Data Processing Sheet; “Data Protection Act” means the UK Data Protection Act 1998; “Data Protection Regulation” means the General Data Protection Regulation (Regulation (EU) 2016/679) of the European Parliament; “Data Service” means the services as described in a Data Processing Sheet; “Dependency” means the obligations and responsibilities of ICL: (a) that are described as “Dependencies” in Schedule 1 or an Annex or Statement of Work; or (b) if not specified in Schedule 1 or an Annex or Statement of Work, that are both reasonably required for the provision of the relevant Service or Project Service and which Vodafone expressly notifies to ICL as being a ‘Dependency’ for the Service or Project Service; “Direct Agreement” has the meaning given in clause 38.1; “Directly Licensed Third Party Services” has the meaning given in clause 38.1; “Disclosing Party” means a Party and any member of a Party’s Group (as applicable) that discloses Confidential Information; "Disengagement Fees" has the meaning given to it in clause 10.7; "Disengagement Period" has the meaning given to it in clause 10.8; "Disengagement Services" has the meaning given to it in clause 10.5; “Dispute” has the meaning given in clause 35.2; “Disputing Parties” has the meaning given in clause 35.2; “Effective Date” means the Closing Date; “Fees” means the fees payable for the Services as set out in Schedule 1 (Services and Fees) or an Annex, any Project Fees, Disengagement Fees, Charges and/or any other fees payable under this Agreement; “Fixed Fee Period” has the meaning given in clause 6.1; “Force Majeure Events” has the meaning given in clause 12.7; “Global Opportunity” means any request for proposal (RFP) or opportunity to provide telecommunication services to a third party (including VGE customers) in more than one country other than an Indian MNC Opportunity; “Group” means in relation to: (i) Vodafone: any Vodafone Group Company; and (ii) ICL: any ICL Group Company; “ICL Group” means ICL and any entity in respect of which ICL owns (directly or indirectly) 50% or more of the issued share capital; “ICL Group Company” means any company in the ICL Group; 5

“ICL Responsibilities” has the meaning given to it in an Annex or Statement of Work; “Implementation Agreement” has the meaning given in the recitals; “Indian MNC Opportunity” means any request for proposal (RFP)or opportunity to provide telecommunication services to an Indian-headquartered entity that is not on the VGE Account List and that covers one or more countries listed on the VGE Country List; “Insolvency Event” means in relation to a body corporate, means a voluntary arrangement or a scheme of arrangement with creditors (within the meaning of the Insolvency Act 1986 (UK)) or where a body corporate has become subject to a moratorium of indebtedness or an administration order or has gone into liquidation or winding-up or dissolution (otherwise than for the purpose of a bona fide solvent amalgamation or reconstruction) or an encumbrancer has taken possession of, or a receiver has been appointed to, or the taking possession or sale by a secured party of, any of the property or assets of the body corporate concerned, or that the relevant body corporate has ceased, or threatened to cease, to carry on business, or where a body corporate is unable to pay its debts as they fall due generally within the meaning of Section 123 of the Insolvency Act 1986 (UK), or where an application for initiating the corporate insolvency process in respect of a body corporate under the Insolvency and Bankruptcy Code, 2016 has been filed with the appropriate authority, or where any similar event or analogous procedure has occurred in any jurisdiction or pursuant to Applicable Law, or, where any steps have been taken towards appointing any liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of a body corporate or any of its assets; “Intellectual Property” means any patents, rights to inventions, registered designs, copyright and related rights, database rights, design rights, topography rights, trade marks, service marks, trade names and domain names, trade secrets, confidential business information and other proprietary information, rights in unpatented know-how, and any other intellectual or industrial property rights of any nature including all registrations, applications (or rights to apply) for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world; “Law Enforcement Authority” means a law enforcement authority, governmental agency or other authority responsible for safeguarding national security, defence or the prevention, investigation, detection and prosecution of crime; “Materials” means reports, plans, processes, guidelines, toolkits, packaging, manuals and similar documentation and all communications, marketing, promotional and advertising documents and materials in any media, including software, press releases, artwork, copy (namely text), and print, audio, visual (namely photographs) and audio-visual (namely film and television footage) materials; “Operating Requirements” means technical and commercial launch criteria, ongoing operating requirements, reasonable access requests, reasonable timing requests or other reasonable requests made by Vodafone, and, for Third Party Services, by the relevant third party supplier, in respect of the deployment and ongoing use of the Services; “Partner Market” means a person, excluding ICL and members of the ICL Group, which: (i) is not a Vodafone Group Company; (ii) operates a telecommunications business in a given country other than the Territory; and (iii) collaborates with a Vodafone Group Company pursuant to an agreement similar to the main body of this Agreement for its business in that country; “Party” and “Parties” have the meaning given in the recitals; “Permitted Sub-Licensee” has the meaning set out in clause 13.4; “Personal Data” has the meaning defined by the Data Protection Regulation and any equivalent definition in the Applicable Law to the extent that such definition is broader than that of the Data Protection Regulation; 6

“Pre Contractual Statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance, statement or arrangement of any nature whatsoever, whether made in writing or not, relating to the subject matter of this Agreement made or given by any person at any time prior to this Agreement; “Privacy Authority” means the relevant supervisory authority with responsibility for privacy or data protection matters in the jurisdiction of the Data Controller; “Proceedings” means any proceeding, suit or action arising out of or in connection with this Agreement or the negotiation, existence, validity or enforceability of this agreement, whether contractual or non-contractual; “Process”, “Processing” and “Processed” means any operation or set of operations which is performed upon Personal Data whether or not by automatic means, including collecting, recording, organising, storing, adapting or altering, retrieving, consulting, using, disclosing, transferring, making available, aligning, combining, blocking, erasing and destroying Personal Data and any equivalent definitions in the Applicable Law; “Project Commencement Date” has the meaning given to it in the relevant Statement of Work (provided that such date may not be earlier than the Effective Date); “Project Fee” means the fees payable by ICL to Vodafone in consideration for the Project Services as set out in a Statement of Work; “Project Milestones” means the dates specified in a Statement of Work for any key milestones to be achieved by Vodafone during the provision of the Project Services; “Project Services” means the services provided by Vodafone to ICL in respect of a bespoke project, the details of which shall be agreed by the Parties and set out in a Statement of Work; “Receiving Party” means a Party and any member of a Party’s Group (as applicable) that receives Confidential Information; “Related Services” means in respect of a Service: (a) any other Services that are expressed as being “Related Services” to that Service in Schedule 1 or an Annex; or (b) if not specified in Schedule 1 or an Annex, any other Services that are related to that Service such that when that Service is terminated or expires, those other Services may also necessarily terminate or expire or be affected or impacted; “Sanctions” has the meaning given in clause 22.1; “Sanctions Authority” means the United States Government, the European Union, the United Nations, the United Kingdom government, and any of their respective governmental institutions and agencies, including the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State, and Her Majesty’s Treasury and Sanctions Authority means any one of them; “Schedule” means a schedule attached to the main body of this Agreement and any schedule the Parties may agree to attach to the main body of this Agreement from time to time; “Service Document” means a claim form, application notice, order, judgment or other document relating to any Proceedings; “Services” means the telecommunication products and services described in Schedule 1 or an Annex (including any Third Party Services), and such other products and services as agreed in writing between the Parties from time to time; “Shareholders Agreement” means the shareholders agreement between, amongst others, ICL, the ICL Group Shareholders and the Vodafone Group Shareholders (as defined in the Shareholders Agreement), and Vodafone International Holdings B.V., entered into on 20 March 2017 but effective from the Closing Date; “Special Conditions” means the terms and conditions set out in Schedule 1, an Annex or Statement of 7

Work that apply specifically to the Services in Schedule 1 or that particular Annex or the Project Services in that particular Statement of Work; “Statement of Work” or “SoW” has the meaning set out in clause 1.1.4 “Sub-Licensed Rights” has the meaning given in clause 38.4; “Term” has the meaning given in clause 8.1; “Territory” has the meaning given in the recitals; “Third Party Services” means the third party products and services described in Schedule 1 or an Annex and such other third party products and services as agreed in writing between the Parties from time to time; “Underlying Agreement” means an agreement between a third party and a Vodafone Group Company for the provision of Third Party Services which are to be provided in accordance with Schedule 1 or an Annex; “VAT” means Value Added Tax or any analogous tax in any relevant jurisdiction including but not limited to use, sales and local sales taxes of any kind and includes any goods and services tax; “VGE Account List” means the list of accounts provided by VGE to ICL on 4 April 2017 as updated by VGE from time to time; “VGE Country List” means the list of territories provided by VGE to ICL on 4 April 2017 as updated by VGE from time to time to include all territories where a Vodafone Group Company has a telecommunications operating company, an equity investment in a telecommunications operator or a permanent VGE sales presence; “Vodafone Country” means any country in which a Vodafone Group Company or a Partner Market operates a telecommunications business; “Vodafone Global Services” means products and services developed by, on behalf of or for Vodafone Group Companies which have been or are intended to be implemented by a majority of the Vodafone Group; “Vodafone Group” means any Vodafone Group Company and any Partner Market; “Vodafone Group Business Principles” means the Vodafone Group business principles set out in the “Vodafone Code of Conduct”, a copy of which has been furnished to ICL (any amendments thereto shall be notified in writing to ICL by Vodafone from time to time); “Vodafone Group Company” means Vodafone Parent and any entity from time to time in respect of which Vodafone Parent owns (directly or indirectly) 50% or more of the issued share capital excluding any member of the ICL Group; “Vodafone India” has the meaning given in the recitals; “Vodafone Parent” has the same meaning as given to the term “Vodafone Plc” in the Shareholders Agreement; “Vodafone Global Policy Standard – Information Security” means the policy standard set out in Schedule 3, as amended from time to time in accordance with clause 23; and “Year” means each twelve (12) month period during the Term commencing on the Effective Date or the anniversary of the Effective Date (as applicable). 5 INTERPRETATION 8

5.1 Interpretation: In this Agreement, unless otherwise expressly specified: 5.1.1 headings and titles are for ease of reference only and do not constitute a part of this Agreement for any purpose or affect its interpretation; 5.1.2 use of the singular includes the plural and vice versa and use of any gender includes the other genders; 5.1.3 a reference to an Applicable Law, statute or statutory provision shall be construed as referring to such Applicable Law, statute or statutory provision as amended and in force from time to time and to any Applicable Laws, statutes or statutory provisions which re-enact or consolidate (with or without modification) any such Applicable Law, statute or statutory provision and shall include any subordinate legislation made from time to time under such Applicable Law, statue or statutory provision, provided that nothing in this clause 5.1.3 shall operate to increase the liability of any Party beyond that which would have existed had this clause 5.1.3 been omitted; 5.1.4 any phrase introduced by the terms "including", "include", "in particular" or any similar expression are deemed to have the words “without limitation” following them and shall be construed as illustrative and shall not limit the sense of the words following those terms, and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; 5.1.5 the interpretation of a provision of this Agreement shall not be affected by the Party who drafted or proposed it; 5.1.6 a reference to any Party includes its successors in title and any permitted assigns; 5.1.7 a reference to a “person” includes any individual, firm, body corporate, joint venture, association or partnership, government, state or agency of a state, local or municipal authority or government body (whether or not having a separate legal personality); 5.1.8 references to clauses and Schedules are to clauses of, and schedules to, this Agreement; 5.1.9 a reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight; and 5.1.10 references to time are to London time, unless the context requires otherwise. * * * END OF PART B (DEFINITIONS AND INTERPRETATION OF AGREEMENT) * * * 9

PART C – TERMS OF THE RELATIONSHIP 6 FEES, SCOPE OF THE RELATIONSHIP AND CHARGES 6.1 Fees: ICL shall pay Vodafone the Fees in accordance with this Agreement. Unless otherwise stated or provided for in Schedule 1, and subject to this clause 6 (in particular, clauses 6.3 and 6.7), the Fees payable for the Services detailed in Schedule 1 are calculated on a fixed fee basis, and any such fixed fees (or the fixed components of any Fees, where an aspect of those Fees is calculated on a variable basis) will remain fixed until the third anniversary of the Effective Date (the “Fixed Fee Period”). The Parties acknowledge that the annual aggregate fixed fee payable by ICL in the Fixed Fee Period for the Services detailed in Schedule 1 is €66.4m, which is only variable in the Fixed Fee Period due to: (i) variable volume related pricing as detailed in Schedule 1; and/or (ii) agreement by the Parties to amend and/or add to the Services pursuant to clauses 6.3 or 6.4. The Fees payable in respect of any Services or Project Services detailed in an Annex or Statement of Work, together with details on how those Fees are to be calculated (i.e. on a fixed basis or otherwise), will be described in the relevant Annex or Statement of Work. 6.2 Scope: In consideration of the Fees, Vodafone shall provide (or shall procure that its Affiliates or third parties shall provide) access to ICL to (i) subject to clause 6.3, the Services as specified in Schedule 1 and, as applicable, each duly executed Annex, and (ii) the Project Services as specified in each duly executed Statement of Work, for use in the Territory on and subject to the terms of this Agreement. ICL acknowledges and agrees that Vodafone may permit any of its Affiliates or third parties to provide the Services and/or the Project Services on its behalf. 6.3 Extension/amendment of the scope: If the Parties agree to deploy Services which are not within the scope of Schedule 1, or to vary the terms on which any already deployed Services are to be provided, any additional fees for such Services and/or the terms on which they shall be provided shall be mutually agreed in writing between the Parties in an Annex or a variation to an Annex. Notwithstanding clauses 6.1 or 6.7, the Parties acknowledge and agree that if and to the extent that the scope of the provision of any Service by Vodafone extends beyond the scope of that Service as provided by Vodafone to Vodafone India prior to the Effective Date, Vodafone shall be entitled to immediately increase the Fees payable in respect of that Service to reflect the extent to which the scope of that Service extends beyond the scope of that Service as provided by Vodafone to Vodafone India prior to the Effective Date). 6.4 Future Vodafone Global Services: Vodafone may, with mutual written agreement with ICL, elect to make available to ICL any future Vodafone Global Services which are made generally available to a majority of Vodafone Group Companies from time to time, subject to payment by ICL of additional fees for the provision of such future Vodafone Global Services (such fees to be calculated, without limitation, in accordance with the applicable OECD transfer pricing guidelines). If the Parties agree that any Vodafone Global Services are to be provided to ICL, the Parties shall agree the terms on which they shall be provided and any additional fees in an Annex or a variation to an Annex. 6.5 Project Services: If Vodafone agrees to provide ICL with Project Services, those Project Services and the Project Fees and Charges associated with the Project Services shall be agreed in writing between the Parties in a Statement of Work. 6.6 Charges and other costs: Unless otherwise expressly set out in this Agreement (including in the relevant Statement of Work): (i) any travel undertaken and out-of-pocket-expenses or other required support costs incurred by or on behalf of Vodafone for provision of any Project Services; and (ii) any and all costs incurred (including social security contributions, travel, accommodation, required support costs and out-of-pocket expenses) for any Project Services when Vodafone employees travel to meet with, or are seconded to, ICL, shall be borne by ICL in addition to any applicable Fees payable for those Project Services. Any such costs shall be gross of any irrecoverable VAT and charged in compliance with the OECD’s transfer pricing guidelines. Travel, accommodation and any other required support costs will be provided to secondees in compliance with Vodafone’s International Assignment Policy, a copy of which has been furnished to ICL (any amendments thereto shall be notified in writing to ICL by Vodafone from time to time). 6.7 Pricing Reviews: Upon expiry of the Fixed Fee Period, Vodafone shall be permitted to carry out periodic pricing reviews of each of the Services or Project Services (provided that Vodafone shall carry out no more than one pricing review in respect of each Service or Project Service in a twelve (12) month period). The pricing reviews shall be conducted by Vodafone and shall take into account all costs associated with the provision of that Service or Project Service (including the costs of any third party suppliers, foreign exchange movements and/or inflationary adjustments) (each, a “Pricing Review”). Vodafone shall: (i) seek to conclude a Pricing Review within 3 months of its commencement; and (ii) as soon as reasonably practicable after the conclusion of a Pricing Review, discuss the outcome of that Pricing Review with ICL with a view to agreeing the extent to which the relevant Fees should be adjusted (up or down, if at all) and the date on which that adjustment should take effect. If the Parties are unable to agree any adjustment to a Fee (and/or the date on which that adjustment should take effect) following a Pricing Review, Vodafone 10 may, with effect from a date after the Pricing Review (such date to be determined by Vodafone at its sole discretion), increase the relevant Fee to reflect the costs of providing that Service or Project Service, provided that Vodafone is able to reasonably demonstrate to the satisfaction of ICL acting reasonably that the cost to Vodafone of providing the relevant Service or Project Service has increased. 6.8 Dependencies and ICL Responsibilities: ICL shall comply with the Dependencies and perform the ICL Responsibilities. Vodafone’s liability to ICL for a failure to perform, or delay in performing, a Service or Project Service and/or any other obligation under this Agreement shall be proportionally reduced to the extent that: 6.8.1 the failure or delay was caused by a failure or delay on the part of ICL in complying with any Dependencies or performing an ICL Responsibility; or 6.8.2 ICL has otherwise caused or contributed to the failure (whether by act, omission or delay), and Vodafone shall be entitled to continue to invoice the Fees in respect of any such affected Services or Project Services. Vodafone and its Affiliates may, in providing each Service or Project Service, also rely on the provision of data and information to it by or on behalf of ICL in respect of that Service or Project Service. Except as otherwise agreed in writing, Vodafone has no obligation to review, verify or otherwise confirm the accuracy, completeness or sufficiency of the data or information provided by or on behalf of ICL. Neither Vodafone nor its Affiliates shall have any liability in connection with a Service or Project Service, whether in contract, tort (including negligence) or otherwise, for losses suffered or incurred by ICL to the extent such liability arises as a result of the inaccuracy, insufficiency or incompleteness of the data or information provided by or on behalf of ICL in respect of that Service or Project Service. 6.9 Reciprocal Supplies: The Parties acknowledge and agree that: (i) as of the Effective Date, ICL will also supply certain products and services to Vodafone or members of the Vodafone Group pursuant to this Agreement (such products and services being detailed in Schedule 1 to this Agreement), and (ii) in the future, the Parties may wish for ICL to supply additional products and/or services to Vodafone or members of the Vodafone Group subject to the terms of this Agreement (each a "Reciprocal Supply"). The terms of any such Reciprocal Supply are detailed in Schedule 1 or will be agreed in the future in an Annex or Statement of Work under this Agreement (as applicable), and shall be subject to the terms and conditions of this Agreement (amended only as strictly necessary and appropriate to reflect accurately the identity of the service provider and the service recipient in the context of the Reciprocal Supply). 6.10 Procurement Collaboration: The Parties shall take into consideration and seek to apply the procurement collaboration model set out in Schedule 4 (Supply Chain Collaboration) to this Agreement. 7 GLOBAL OPPORTUNITIES 7.1 VGE-Exclusive Partner: Subject to clause 7.4, during the Term, except where otherwise agreed between Vodafone and ICL in writing, Vodafone shall procure that Vodafone Group Enterprise (VGE) shall appoint ICL as its exclusive partner in the Territory for the provision of telecommunications services (including but not limited to the Internet of Things) that are provided under any Global Opportunity. 7.2 ICL-Exclusive Partner: Subject to clause 7.4, during the Term, except where otherwise agreed between Vodafone and ICL in writing, ICL shall, and shall procure that the persons it Controls (including any ICL Group Company) shall, appoint VGE as its exclusive partner for the provision of telecommunications services (including but not limited to the Internet of Things) that are provided under any Global Opportunity. If such Global Opportunity covers one or more countries not listed on the VGE Country List, ICL may respond to the Global Opportunity and partner with an alternative provider to VGE in respect of those specific countries not listed on the VGE Country List only. 7.3 It is agreed by the Parties that VGE shall be responsible for leading and co-ordinating the response to any Global Opportunities and ICL shall be responsible for leading and co-ordinating the response to any Indian MNC Opportunities. 7.4 Notwithstanding the foregoing provisions of this clause 7, it is agreed by the Parties that where VGE’s or ICL’s customers specifically request that VGE or ICL (as applicable) work with an alternative telecommunications services provider to service their account, and provided that all reasonable efforts have been made by VGE or ICL (as applicable) to procure that the relevant customer considers the offer of ICL or VGE (as applicable) to provide the services, VGE or ICL (as applicable) may partner with an alternative telecommunications services provider in relation to that specific customer only. 8 TERM 8.1 Term of this Agreement: This Agreement shall commence on the Effective Date and shall continue until terminated in accordance with clause 9 (such duration, together with any Disengagement Period if 11 applicable, being the “Term”). The Services listed in Schedule 1 to this Agreement shall be provided from the Effective Date, unless stated otherwise in the relevant Service description in Schedule 1. 8.2 Term of an Annex: Unless provided otherwise in the relevant Annex, each Annex shall commence on the Annex Effective Date, and shall continue until terminated in accordance with clause 9 or the provisions of the relevant Annex or unless the Agreement is terminated in its entirety earlier in accordance with clause 9. The Services listed in an Annex shall be provided from the Annex Effective Date, unless stated otherwise in the relevant Annex. 8.3 Term of a Statement of Work: Unless provided otherwise in the relevant Statement of Work, each Statement of Work shall commence on the Project Commencement Date, and shall continue until terminated in accordance with clause 9 or the provisions of the relevant Statement of Work or unless the Agreement is terminated in its entirety earlier in accordance with clause 9. The Project Services listed in a Statement of Work shall be provided from the Project Commencement Date, unless stated otherwise in the relevant Statement of Work. 9 TERMINATION 9.1 Termination for Cause or Insolvency: 9.1.1 Either Party may terminate this Agreement by written notice to the other Party if: 9.1.1.1 the other Party commits a material breach of any provision of this Agreement and (in the case of a breach capable of remedy) fails to remedy that breach within thirty (30) days (or such longer time period as agreed between the Parties (acting reasonably and in good faith)) of receiving written notice from the terminating Party requiring it to do so. For the avoidance of doubt, ICL’s failure to pay any Fees (following receipt of the relevant Services from Vodafone) in accordance with this Agreement shall be considered a material breach; 9.1.1.2 the other Party becomes subject to an Insolvency Event; or 9.1.1.3 the Shareholders Agreement is terminated, and any such termination shall take effect immediately after the end of the Disengagement Period. 9.1.2 Vodafone may terminate this Agreement by written notice to ICL if: 9.1.2.1 the Brand License Agreement is terminated; or 9.1.2.2 the ICL Group Shareholders (as defined in the Shareholders Agreement) cease to have rights under the Shareholders Agreement and the Rights Cure Period (as defined in the Shareholders Agreement) under the Shareholders Agreement has expired, and any such termination shall take effect immediately after the end of the Disengagement Period. 9.1.3 ICL may terminate this Agreement by written notice to Vodafone if the Vodafone Group Shareholders (as defined in the Shareholders Agreement) cease to have rights under the Shareholders Agreement and the Rights Cure Period (as defined in the Shareholders Agreement) under the Shareholders Agreement has expired, and any such termination shall take effect immediately after the end of the Disengagement Period. 9.2 Termination in Part: Either Party may terminate any individual Service or Project Service, or any Annex or Statement of Work (as applicable), by giving written notice to the other Party if the other Party commits a material breach of the relevant Service or Project Service, or of any provision of the relevant Annex or Statement of Work or any obligation under this Agreement relevant to that Service or Project Service, and (in the case of a breach capable of remedy) fails to remedy that breach within thirty (30) days (or such longer time period as agreed between the parties (acting reasonably and in good faith)) of receiving written notice from the terminating Party requiring it to do so (any such termination shall take effect immediately after the end of any Disengagement Period). 9.3 Termination for Other Reasons: 9.3.1 Vodafone may terminate any individual Service or Project Service, or any Annex or Statement of Work (as applicable), where the relevant Services or Project Services, or the relevant Annex or Statement of Work, include the provision of Third Party Services, upon the termination of all or part of the Underlying Agreement relating to the supply of those Third Party Services by ICL or Vodafone, provided that: 9.3.1.1 Vodafone shall notify ICL of any impending termination or expiry of the Underlying Agreement of which it is aware; and 12

9.3.1.2 Vodafone will use reasonable endeavours to procure or obtain equivalent replacement products or services on comparable terms. 9.3.2 Vodafone may, on reasonable prior written notice to ICL, terminate any individual Service or Project Service, or any Annex or Statement of Work (as applicable), where Vodafone ceases to provide that Service or Project Service to a majority of the Vodafone Group’s operating companies. 9.4 Change in Shareholding: 9.4.1 Either Party may, on written notice to the other Party, terminate this Agreement at any time after 31 March 2020 if Vodafone Group Companies (in aggregate) cease to hold a minimum of twenty-one (21) per cent of the issued share capital of ICL and the Rights Cure Period (as defined in the Shareholders Agreement) under the Shareholders Agreement has expired. Any such termination shall take effect immediately after the end of the Disengagement Period. 9.4.2 Vodafone may, on written notice to ICL, terminate this Agreement in the event that any one person (other than a Vodafone Group Company or a ICL Group Shareholder (as defined in the Shareholders Agreement)) (a “Third Party Shareholder”) becomes the holder or controller of such number of shares in ICL which is equal to, or greater than, the aggregate number of shares in ICL held by any Vodafone Group Companies and ICL Group Shareholders, provided that: 9.4.2.1 for the purposes of this clause 9.4.2, a Third Party Shareholder shall also be deemed to hold or control any shares in ICL which are held or controlled (as applicable) by any person acting in concert with that Third Party Shareholder (including its Affiliates); and 9.4.2.2 any such termination shall take effect immediately after the end of the Disengagement Period. 9.5 Effect of termination: For the avoidance of doubt, and unless otherwise expressly specified in the relevant Annex or Statement of Work: 9.5.1 the termination of any individual Service or Project Service, or any Annex or Statement of Work, shall have no impact on any other individual Service, Project Service, Annex, Statement of Work and/or this Agreement, and this Agreement shall continue in full force and effect in accordance with its terms; and 9.5.2 the termination of this Agreement shall also be a termination of each Service, Project Service, Annex and Statement of Work entered into under it, subject to clauses 10.5 to 10.9 (Disengagement). 10 CONSEQUENCES OF TERMINATION AND DISENGAGEMENT 10.1 Consequences of termination: On termination of this Agreement, an individual Service or Project Service, or an Annex or Statement of Work: 10.1.1 all Materials of a Party that are in the control or possession of the other Party that contain or bear the other Party's Intellectual Property or Confidential Information shall be destroyed or, at the request of such Party, returned to that Party, but subject to clause 10.3; 10.1.2 all licences granted under clause 13 in relation to this Agreement, the individual Service or Project Service, or the Annex or Statement of Work (as applicable) shall terminate with immediate effect, except for licences that also relate to any remaining Services or Project Services; 10.1.3 ICL shall immediately pay all amounts accrued for the Fees and other work performed before termination that have not already been paid; 10.1.4 in respect of termination of an individual Service or an Annex only, any Related Service which is reliant on the terminated Service shall be amended, varied or terminated (as appropriate) at the same time; 10.1.5 in respect of termination of this Agreement, an individual Service or an Annex only, Vodafone shall provide any Disengagement Services required in accordance with clause 10.5; and 10.1.6 in respect of termination of this Agreement or an Annex or Statement of Work only, all rights and obligations of the Parties under this Agreement, or the relevant Annex or Statement of Work (as applicable) shall automatically terminate except as set out in this clause 10, and save for such rights and obligations as have accrued prior to termination and any rights or obligations that expressly or by implication are intended to come into or continue in force, including clauses 1, 2, 4, 5, 10, 12, 13, 14, 15, 16, 17, 25, 26, 27, 28, 29, 30, 31, 32, 33, 34 and 35. 13

Termination of this Agreement, an individual Service or Project Service, or the relevant Annex or Statement of Work for any reason whatsoever does not limit any rights or remedies to which a Party may be entitled under this Agreement or by law or equity. 10.2 Costs of termination: 10.2.1 In the event that Vodafone terminates this Agreement, an individual Service or Project Service, or an Annex or Statement of Work pursuant to clause 9 above, notwithstanding ICL’s obligation to pay any Disengagement Fees in accordance with clause 10.7 below, ICL shall bear any and all of Vodafone’s reasonably and properly incurred costs associated with such termination (including, without limitation, any licence fees, decommissioning charges, undepreciated fixed assets specific to Vodafone India, or costs payable to third parties). 10.2.2 In all other instances, each Party shall bear its own costs (including any unavoidable direct costs) associated with any termination of this Agreement, an individual Service or Project Service, or an Annex or Statement of Work pursuant to clause 9 above. 10.3 Retention of information: The party returning Confidential Information and/or Intellectual Property under clause 10.1.1: 10.3.1 is not required to return or destroy Confidential Information or Intellectual Property that relates to, or is required for the provision or receipt of, any Services that are not being terminated or that are continuing during any Disengagement Period (until the end of such Disengagement Period); 10.3.2 is not required to return or destroy Confidential Information or Intellectual Property that is required for the provision or receipt of any Disengagement Services (until the end of such Disengagement Period); and 10.3.3 may retain any Confidential Information or Intellectual Property: 10.3.3.1 owned by that Party (even if originally provided by the other Party); or 10.3.3.2 in respect of which that Party continues to have a license pursuant to clause 13 of this Agreement so long as that licence is in force. 10.4 Retail products: Where a Service includes retail products which are licensed to ICL for the purpose of further distribution to ICL’s end user customers, termination of this Agreement or the relevant Annex shall not affect any copies of a particular release (nor the authorised end user’s right to use the same) which have already been distributed by ICL in accordance with this Agreement and/or relevant Annex, prior to the date of termination of this Agreement or the relevant Annex. 10.5 Disengagement Services: If this Agreement or an individual Service or Annex is due to expire or terminate for any reason, ICL may, at least thirty (30) days (or such other time period expressly specified in the relevant Schedule or Annex, if applicable) prior to the date of such expiry or termination, give Vodafone written notice requiring Vodafone to provide the Disengagement Services set out in this clause 10.5 during the relevant Disengagement Period (subject to Vodafone and ICL agreeing the Disengagement Fees and ICL paying the Disengagement Fees). The “Disengagement Services” are: 10.5.1 the continued provision of the Services under and in accordance with this Agreement; 10.5.2 the development of a disengagement plan in consultation with ICL specifying the key tasks to be performed by each Party to enable (in conjunction with ICL) the orderly and timely migration of supply of the relevant Services to ICL or any successor service or product provider, and the timeframes for the performance of such tasks; 10.5.3 the migration of relevant software and ICL’s data to ICL or any successor service or product provider; and 10.5.4 the provision of such other reasonable co-operation and support as is necessary in order to facilitate the transition of any relevant Services to ICL or any successor service or product provider, which may include any of the following: 10.5.4.1 answering questions and providing information requested by ICL or its nominated alternative supplier; 10.5.4.2 providing reasonable assistance for ICL to acquire rights to access and use software, Intellectual Property, equipment, documentation and other resources used by Vodafone to provide the Services; 14

10.5.4.3 transferring, relocating or disposing of tangible property owned by ICL from Vodafone's sites to locations designated by ICL; and/or 10.5.4.4 providing training reasonably required by ICL. 10.6 Critical services: Where any particular Services are critical to the operation of ICL’s business (as determined by ICL in its reasonable discretion and acting in good faith), ICL may request at any time during the Term (and prior to any notice of termination being issued) that Vodafone and ICL work together to develop a disengagement plan, as described in clause 10.5.2, and identify what activities and support would be required during any Disengagement Period for those Services. 10.7 Disengagement Fees: The fees payable by ICL for the Disengagement Services (the “Disengagement Fees”) shall be agreed between the Parties in good faith using arms’ length principles prior to the beginning of the Disengagement Period and shall be: (i) Vodafone’s standard time cost charge out rates for the relevant personnel or any charge out rates for the relevant personnel which are specified in this Agreement or the relevant Annex; and (ii) any disbursements, which shall be paid as Charges in accordance with clause 6.6 (notwithstanding that such disbursements do not relate to Project Services) and shall be paid in accordance with the terms and conditions of this Agreement and provided that, for the avoidance of doubt, for the duration that the Disengagement Services are provided by Vodafone to ICL, ICL will continue to receive, and ICL will continue to pay the Fees for (provided that those Fees are not already incorporated within the Disengagement Fees), those Services which are provided by Vodafone under this Agreement. Notwithstanding clause 7 of this Agreement, during the Disengagement Period ICL shall be entitled to purchase from third parties products or services which are similar to, or in replacement of, any Services provided by Vodafone under this Agreement which are expiring or otherwise being terminated pursuant to clause 9. For the avoidance of doubt, nothing in this clause 10.7 shall affect the application of clause 7 of this Agreement in respect of any Services which are not expiring or otherwise being terminated pursuant to clause 9. 10.8 Disengagement Period: The Disengagement Services shall only be provided for such period as is reasonably necessary in order to ensure the orderly transition of the Services from Vodafone to ICL or any successor service or product provider, provided that such period will be: 10.8.1 three (3) months commencing on the date of delivery of a notice of termination of this Agreement or the individual Service or Annex (as applicable) in the case of termination under clauses 9.1.1.1, 9.1.1.2, 9.2 or 9.4.2; 10.8.2 six (6) months commencing on the date of delivery of a notice of termination of this Agreement or the individual Service or Annex (as applicable) in the case of termination under clauses 9.1.1.3, 9.1.2 and 9.1.3; and 10.8.3 in all other cases, unless otherwise expressly specified in the relevant Annex, twelve (12) months commencing on the date of delivery of a notice of termination of this Agreement or the individual Service or Annex (as applicable), unless agreed otherwise by the Parties in writing and subject to earlier termination pursuant to clause 10.9 (the “Disengagement Period”). Notwithstanding the foregoing, where it is mutually convenient for ICL and Vodafone to do so in respect of particular Services (for example, where any Underlying Agreement(s) would naturally expire before the end of the Disengagement Period, meaning that Vodafone would need to renew such Underlying Agreement(s) in order to continue providing certain Services through to the end of the Disengagement Period), then the Parties may agree a shorter Disengagement Period for those particular Services and ICL shall be relieved from any further obligation to purchase, and Vodafone shall be relieved from any further obligation to provide (or provide Disengagement Services in respect of), such Services. 10.9 Non-payment: If during the Disengagement Period, ICL fails to pay the Disengagement Fees in accordance with this Agreement, and does not remedy that failure within thirty (30) days of receiving a written notice from Vodafone requiring it to do so, then (without prejudice to its ability to exercise its other rights and remedies under this Agreement or under Applicable Law or equity) Vodafone may immediately upon written notice end the Disengagement Period. 11 WARRANTIES AND UNDERTAKINGS 11.1 Execution: Each Party represents and warrants to the other that each of the following is true and correct in all material respects as of the date of execution of this Agreement and will be true and correct in all material respects as of the Effective Date: 11.1.1 it is a corporation validly incorporated, in existence and duly registered under the laws of the place of its incorporation; 15

11.1.2 it has (in the case of ICL, subject to obtaining shareholder approval) the requisite power, capacity and authority to enter into and perform its obligations under this Agreement to carry out the transactions contemplated by this Agreement and to carry on its business as now conducted or contemplated; 11.1.3 this Agreement is a valid and binding obligation enforceable in accordance with its terms; and 11.1.4 this Agreement is executed by a duly authorised representative and all requisite corporate action has been taken to authorise that representative. 11.2 Skill and Care: Vodafone further represents and warrants to ICL that all Services and Project Services shall be rendered in a professional manner and on a timely basis with reasonable skill and care. 11.3 Exclusion: Except for the representations and warranties contained in this Agreement, all other representations, warranties, conditions and other terms express or implied by statute or common law are, to the fullest extent permitted by Applicable Law, excluded from this Agreement. 11.4 Approvals: Each Party represents and warrants to the other that it has and shall in the course of its performance keep and maintain during the term all necessary powers, approvals, licenses, permits, capacity and authorizations to enter into this Agreement and to perform its obligations contained herein. 11.5 Each representation, warranty and undertaking contemplated under this Agreement is to be construed separately and independently of the other and shall not be limited or restricted by reference to or inference from the terms of any other representation, warranty or undertaking. 12 LIMITATION OF LIABILITY 12.1 Nothing in this Agreement shall exclude or limit the liability of a Party: 12.1.1 for death or personal injury caused by that Party's negligence; 12.1.2 for that Party's wilful misconduct or fraud; 12.1.3 (in the context of ICL as a Party) to pay the Fees, including for the avoidance of doubt any Project Fees, Disengagement Fees, Charges and/or any other amount payable in accordance with this Agreement; and 12.1.4 for breach of clause 17 (Confidentiality). 12.2 Exclusions: Subject to clause 12.1, neither Party shall be liable, whether in breach of contract, tort (including negligence), breach of statutory duty, misrepresentation, restitution or otherwise: 12.2.1 for any loss of profit (whether direct or indirect); and 12.2.2 for any special, indirect, consequential or pure economic loss, costs, damages, charges or expenses. 12.3 Liability cap per Service or Project Service: subject to clauses 12.1, 12.2 and 12.4, the maximum aggregate liability per Service or Project Service of either Party, whether in breach of contract, tort (including negligence), breach of statutory duty, misrepresentation, restitution or otherwise, arising under or in connection with this Agreement in connection with that Service or Project Service for each Year shall be limited to the amount of the Fees paid under this Agreement for that Service or Project Service in respect of that Year. 12.4 Aggregate liability cap per year: subject to clauses 12.1, 12.2 and 12.3, the maximum aggregate liability of either Party per Year, whether in breach of contract, tort (including negligence), breach of statutory duty, misrepresentation, restitution or otherwise, arising under or in connection with this Agreement for that Year shall be limited to the amount of the Fees paid under this Agreement in respect of that Year. 12.5 Mitigation: Each Party will take reasonable steps to mitigate any claim or loss sustained or incurred as a result of any breach or default of the other party under or in connection with this Agreement, whether claimable under an indemnity or otherwise. 12.6 The Parties hereby agree that the exclusions and limitations on liability in this Agreement are reasonable due to, amongst other things, the following factors: 12.6.1 this is not a standard agreement and all of the provisions in this Agreement have been fully considered and negotiated between the Parties; and 12.6.2 the Parties have agreed that it is in their respective commercial interests to accept these exclusions and limitations of liability in this Agreement. 16

12.7 Force Majeure: Neither Party shall be in breach of this Agreement or otherwise liable to the other for any failure to fulfil obligations or any delay in fulfilling obligations caused by circumstances beyond its reasonable control (provided that the Party: (a) promptly notifies the other Party in writing of the cause of the delay or non-performance and the likely duration of the delay or non-performance; and (b) uses all reasonable endeavours to limit the effect of that delay or non-performance on the other Party), including (i) strikes, (ii) riots, (iii) war or the threat of war, (iv) acts of terrorism, (v) epidemics, (vi) fire, (vii) earthquakes, (viii) floods or other natural disasters, (ix) any act, order, rule or regulation of any court, government agency, regulatory authority or public authority (save that this shall not apply to affect either Party’s obligations to pay sums due under this Agreement), or (x) an absence of power or other essential services (“Force Majeure Events”). 12.8 Delays in delivery or in meeting completion dates due to Force Majeure Events shall automatically result in such delivery dates or completion dates being extended by the duration of the delay. 13 INTELLECTUAL PROPERTY RIGHTS 13.1 Vodafone retains IPR ownership: Without prejudice to the Brand License Agreement, as between the Parties, the Intellectual Property rights that exist in, or in any part of, the Services and/or Project Services supplied under this Agreement, as well as in any improvements, modifications and/or integration thereto, belong to Vodafone (or a Vodafone Group Company) or its licensors and save as expressly provided under this Agreement, no other right, licence or transfer is granted or implied under such Intellectual Property rights. For the avoidance of doubt, and subject to the foregoing provision, any Intellectual Property developed solely by ICL or the ICL Group during the Term or thereafter will remain the sole property of ICL or the relevant member of the ICL Group. 13.2 Each Party retains prior IPR ownership: Subject to clause 13.1 above, and save as otherwise set out in this Agreement (including in this clause 13) or as otherwise agreed in writing between the Parties (including in the Brand License Agreement), neither Party shall receive any right, title or interest in respect of the Intellectual Property rights owned, created or controlled by or on behalf of the other Party or their respective Groups, and all Intellectual Property rights (including in any improvements, modifications and/or integration thereto) owned by or licensed to a Party or its Group prior to the Effective Date shall remain with that Party or the relevant member of that Party’s Group. 13.3 Licence to ICL: During the Term, subject to payment of the Fees and compliance with the other terms of this Agreement (including any relevant Annex or Statement of Work), Vodafone hereby grants to ICL a royalty free, limited, non-transferable, non-sub-licensable (save as set out in clause 13.4), non-exclusive licence to use any (a) Intellectual Property owned by Vodafone in the Services or Project Services (other than any Intellectual Property owned by Vodafone in the Vodafone name and/or brand and any associated trade marks/Materials); and (b) Intellectual Property in the Sub-Licensed Rights licensed to Vodafone which Vodafone has the right to sub-licence to ICL, in each case solely for the period and purpose necessary for ICL to implement, use, market, promote, sell and offer to sell the Services, Project Services and Sub-Licensed Rights through ICL’s distribution channels to its end users in the Territory. The Parties agree that an Annex or Statement of Work may, by specific reference to this clause 13.3, vary the terms of certain licences (for example, this clause 13.3 may be varied to provide for a licence which continues after termination of this Agreement). For the avoidance of doubt, this clause 13.3 does not extend to any Intellectual Property owned by Vodafone or any members of the Vodafone Group in the Vodafone name and/or brand and any associated trade marks/Materials, which shall to be dealt with under the Brand License Agreement. 13.4 ICL’s right to sub-license: ICL may sub-license its rights under clause 13.3 to any ICL Group Company or its authorised dealers, retailers, distributors or service providers (in each case, to any similar persons) (“Permitted Sub-licensee”) in the Territory strictly to the extent that: (a) is necessary for the permitted use and distribution of the relevant Services or Project Services in the Territory and; (b) in relation to Sub-Licensed Rights, it has the right to do so under the Underlying Agreement, provided that: 13.4.1 such sub-licence is: (a) in writing; (b) no less restrictive than those in the general terms and conditions applicable to Schedule 1 and an Annex set out in part D of this main body and the relevant Annex or Statement of Work; (c) prohibits further sub-licensing; and (d) shall last for no longer than the licence granted to ICL and shall terminate immediately on termination of the licence granted to ICL; and 13.4.2 ICL shall remain liable for all acts or omissions of Permitted Sub-licensees. 13.5 Licence to Vodafone: ICL hereby grants to Vodafone, during the Term, a royalty free licence with the right to grant sub-licences to use any Intellectual Property which is owned by or licensed to ICL to the extent necessary to allow Vodafone to (a) provide the Services and Project Services under this Agreement, and (b) market, promote or otherwise advertise the relationship between ICL and Vodafone for the period during which that relationship exists. 17

13.6 Proprietary Notices: ICL will not modify or remove any copyright or proprietary notices on Services or Project Services and shall reproduce such notices on any copies it is permitted to make of the Services or Project Services, if any, in the form in which they appear on the original. 14 PAYMENT 14.1 General: All amounts payable pursuant to this Agreement shall be paid in EUR. If any payment from a Party which becomes due under this Agreement remains unpaid after its due date, the unpaid amount shall carry interest at the annual rate of EURIBOR + 3% from the day after the date on which the payment was due until the date payment is actually received in full. Such interest shall accrue from day to day and shall be compounded monthly. The right of any Party to receive interest in respect of the late payment shall be without prejudice to any other rights which that Party may have in respect of late payment. In the event of any dispute as to the amount of an invoice, ICL shall not withhold payment of the undisputed amount. 14.2 Invoice frequency: Where Fees are payable, Vodafone shall invoice ICL on a monthly basis or at such other dates or on such other models as are specified in Schedule 1, an Annex or Statement of Work. For the avoidance of doubt, where the Fees payable for the Services detailed in Schedule 1 are calculated on a fixed fee basis and are expressed as being an amount per annum, such Fees shall be invoiced for on a monthly basis (and shall fall payable within thirty (30) days thereafter) in accordance with this clause 14, with the total per annum amount being divided and invoiced for on the basis of (twelve) equal monthly instalments. 14.3 Payment of invoices: ICL shall pay each invoice received from Vodafone within thirty (30) days from the date of the invoice. All payments shall be made by electronic transfer of funds to the account nominated by Vodafone from time to time. All invoices issued from Vodafone under this Agreement, shall be issued electronically and such invoices shall be deemed as received when sent electronically provided no error message indicating failure to deliver has been received by the sender. For the avoidance of doubt, Vodafone shall not raise an invoice for any Fees payable by ICL in respect of a Service or Project Service that Vodafone fails to provide for any reason which is not attributable to ICL. 15 TAXES AND DUTIES 15.1 General: The Fees shall be exclusive of any applicable VAT and all duties, levies or any similar charges. If VAT is chargeable in respect of any amount payable hereunder, ICL shall, upon receipt of an appropriate tax invoice, pay to Vodafone the VAT chargeable in respect of that payment. ICL agrees to provide such information as Vodafone may reasonably request in relation to any supply hereunder. If duties, levies or similar charges are chargeable in respect of any Services or Project Services then Vodafone will provide written notice of the relevant duties, levies or similar charges and ICL will pay to Vodafone the relevant amount. 15.2 Deductions and withholdings required by Applicable Law: All payments made under this Agreement by a Party (or a member of that Party’s Group) (each a “Paying Party”) shall be paid without set-off, counterclaim or withholding or deduction unless prohibited by Applicable Law. In the event that a withholding tax or deduction is payable by the Payer in respect of any charges, the Payer will pay any such charges net of the required withholding or deduction to the Party receiving the payment (the “Recipient Party”) and will pay the required deduction or withholding to the relevant authority on a timely basis. If the Recipient Party provides a valid exemption certificate, or such other local withholding tax certificate under section 197 of the (Indian) Income Tax Act, 1961, then the amount deducted or withheld (if any) shall be calculated having regard to that certificate or order. The Paying Party shall provide all reasonable support, documentation and information as may be required by the Recipient Party to obtain the requisite exemption certificate or such other local withholding order. Any such deduction or withholding shall be deemed to have been paid by the Paying Party to the Recipient Party. The Paying Party shall (and shall procure that the relevant members of the Paying Party’s Group shall) supply to the Recipient Party evidence to Recipient Party’s reasonable satisfaction that the Paying Party (or the relevant members of the Paying Party’s Group) has accounted to the relevant authority for the sum withheld or deducted. The Recipient Party will provide the Paying Party (or the relevant members of the Paying Party’s Group) with a residency certificate for the purposes of any relevant double tax treaty, if any, between the relevant countries and warrants that it is resident for tax purposes in its country of incorporation. 15.3 VAT: ICL warrants that it is not registered for VAT in the United Kingdom. 16 LAW ENFORCEMENT 16.1 In respect of electronic communications services or payment services provided by Vodafone or ICL (the "ECP Provider"), the ECP Provider may be legally required to provide assistance to Law Enforcement Authorities in respect of the detection, investigation, prosecution or prevention of crime, including the carrying out of lawful interception, disclosure obligations and anti-money laundering measures. Where one Party (the "Assisting Party") provides Services that consist of the provision or operation of the 18 infrastructure, equipment or systems used to provide such electronic communications services or payment services, or related support services, it shall: 16.1.1 implement and maintain such interception capability (in accordance with the ECP Provider's reasonable requirements) where the ECP Provider is obliged by Applicable Law, in respect of such infrastructure equipment or systems, to ensure or procure that such capability is implemented and maintained; 16.1.2 implement and maintain such data retention capability (in accordance with the ECP Provider's reasonable requirements) where the ECP Provider is obliged by Applicable Law, in respect of such infrastructure, equipment or systems, to ensure or procure that such capability is implemented and maintained; 16.1.3 retain such data on the use of the electronic communications services by customers or users (including data referring to the routing, duration, time or volume of a communication, the protocol used, the location of the terminal equipment of the sender or recipient, the network on which a communication originates or terminates and the beginning, end or duration of a connection) as the ECP Provider may reasonably require in order to comply with Applicable Laws regarding the retention or preservation of data; 16.1.4 implement and maintain such customer or payer identification procedures (in accordance with the ECP Provider's reasonable requirements) where the ECP Provider is obliged by Applicable Law, in respect of such infrastructure, equipment or systems, to ensure or procure that such procedures are implemented and maintained; and 16.1.5 provide such other assistance as is reasonably necessary to enable the ECP Provider to comply with reasonable requests for assistance from Law Enforcement Authorities under Applicable Law, including (but not limited to) the carrying out of interception of communications, performance of disclosure obligations and compliance with anti-money laundering measures. 16.2 In respect of any assistance that the Assisting Party provides pursuant to clause 16.1, the Assisting Party agrees to ensure that any requests for assistance from Law Enforcement Authorities, the details of any assistance provided and all information connected with such requests is treated with the highest level of confidentiality and secrecy. In particular, it shall procure that: 16.2.1 only nominated individuals who are permanent employees of the Assisting Party and who are approved in writing in advance by the ECP Provider are made aware of such requests and information connected with such requests; 16.2.2 such nominated individuals are legally bound by, and notified of, confidentiality and secrecy obligations in respect of all information concerning law enforcement assistance, including surveillance targets, frequency of requests or the details of any information provided; and 16.2.3 any information acquired in the course of assisting with such requests shall be used solely upon the ECP Provider's instructions and solely for the purpose of providing assistance under this clause 16. 16.3 In respect of any data retained in accordance with clause 16.1, the Assisting Party agrees that such data is the confidential and proprietary information of the ECP Provider and shall be Processed in accordance with any applicable Data Processing Sheet or other agreement between the Parties. 16.4 In the event that the Assisting Party receives a request for assistance from a Law Enforcement Authority, other than pursuant to clause 16.1 in respect of which it is legally bound to provide such assistance, the Assisting Party shall, to the extent permitted by law, inform the ECP Provider of such request and provide such details as the ECP Provider may require. 16.5 The ECP Provider shall reimburse any reasonable costs of the Assisting Party where the Assisting Party can demonstrate that the requirements of this clause 16 require the Assisting Party to bear either capital or operating costs over and above those costs the Assisting Party would, but for the specific requirements of this clause 16, have been likely to incur. 17 CONFIDENTIALITY 17.1 Confidentiality requirements: Subject to clauses 17.4 and 17.5, each Party shall during the Term and for a five (5) year period following the termination of this Agreement: 17.1.1 treat and keep as confidential all Confidential Information disclosed by the Disclosing Party; 17.1.2 use the Confidential Information disclosed by the Disclosing Party solely in connection with performing its obligations or exercising its rights under this Agreement and not otherwise for its own benefit or the benefit of any third party; and 19

17.1.3 not disclose the Confidential Information disclosed by the Disclosing Party to any person save to an Authorised Person to the extent such Authorised Person has a need to access that Confidential Information for purposes referred to in clause 17.1.2. 17.2 Authorised Persons: The Receiving Party shall ensure that each of its Authorised Persons receiving Confidential Information of the Disclosing Party shall comply with confidentiality provisions no less onerous than those contained in this clause 17, and the Receiving Party shall remain liable for any disclosure or use of Confidential Information by each of its Authorised Persons as if the Receiving Party had made such disclosure or use. 17.3 Destruction or return: On a Party’s request, the other Party shall destroy, erase or deliver to the requesting Party all of the requesting Party’s Confidential Information, save where the retention of such Confidential Information is necessary to comply with Applicable Law or otherwise for the other Party to exercise its rights or receive benefits due under this Agreement. 17.4 Exclusions: The provisions of clauses 17.1, 17.2 and 17.3 shall not apply to any information which the Receiving Party can prove: 17.4.1 is or becomes public knowledge through no fault of that Party; 17.4.2 is received from a third party who lawfully acquired it and who is under no obligation restricting its disclosure; or 17.4.3 is independently developed without access to any Confidential Information disclosed by the Disclosing Party. 17.5 Exceptions: The provisions of clauses 17.1, 17.2 and 17.3 shall not apply so as to prevent disclosure of Confidential Information by the Receiving Party to the extent that such disclosure is required to be made by any authority of competent jurisdiction, the listing rules of any relevant stock exchange on which ICL’s or Vodafone Parent’s securities are listed or by any Applicable Law, provided that the Receiving Party: 17.5.1 gives the Disclosing Party reasonable notice and consults with the Disclosing Party (provided that this is not in contravention of Applicable Law) prior to such disclosure to allow the Disclosing Party a reasonable opportunity to seek a protective order; and 17.5.2 uses best endeavours to obtain prior to the disclosures written assurance from the applicable authority that the authority shall keep the Confidential Information confidential. 18 AUDIT AND INSPECTION 18.1 Each Party shall: 18.1.1 maintain and keep secure such records and accounts as are reasonably necessary to enable the other Party to verify that that Party has complied with its obligations under this Agreement; and 18.1.2 on receipt of reasonable notice, provide the other Party with copies of these records and accounts as reasonably required to enable it to monitor compliance with this Agreement, provided that such right of audit may be exercised by a Party not more than once in any period of twelve (12) months and the costs of conducting the audit shall be borne solely by the Party requesting the audit. 19 COMPLIANCE REQUIREMENTS 19.1 ICL shall comply with: (i) the Vodafone Group Business Principles, (ii) the Vodafone Group’s corporate responsibility policies, (iii) the policies and procedures (including in relation to anti-bribery and anti-corruption, insider dealing and data and privacy protection) agreed to be adopted by ICL pursuant to clause 6.6.6 of the Implementation Agreement, (iv) the Vodafone Code of Ethical Purchasing, and (v) any applicable standards in relation to Electromagnetic Fields under Applicable Law, copies of which have been furnished to ICL (and any amendments thereto shall be notified in writing to ICL by Vodafone from time to time). 19.2 ICL and Vodafone shall comply with their respective obligations under Schedule 2 (Compliance Requirements). 20 COMPLIANCE WITH APPLICABLE LAWS 20.1 The Parties shall comply with all Applicable Laws which impose obligations on them. During the Term, ICL shall promptly notify Vodafone of any requirements of Applicable Laws in India, including any changes to existing requirements that Vodafone is required to comply with for the purposes of performing its obligations under this Agreement. 20

20.2 Stock Exchange Requirements: Where any Party is subject to the rules of any stock exchange, then that Party's obligation to comply with the affected terms of this Agreement is subject to compliance with all applicable rules of such stock exchange. 21 ANTI-BRIBERY 21.1 Without prejudice to clause 20: 21.1.1 Vodafone shall (and shall procure that any Vodafone Group Company shall and shall ensure that any person, other than ICL, it uses for the supply of products or performance of services under or in connection with this Agreement shall); and 21.1.2 ICL shall (and shall procure that any ICL Group Company shall and shall ensure that any person, other than a member of the Vodafone Group, it uses for the supply of products or performance of services under or in connection with this Agreement shall) each: 21.1.2.1 comply with all Applicable Law and regulations relating to bribery and corruption; 21.1.2.2 not do or omit to do anything if such act or omission does or is likely to cause the other Party to be in breach of any such Applicable Law; 21.1.2.3 not tolerate any form of bribery whatsoever, whether direct or indirect, and this shall include but is not limited to, the offer, promise, payment or receipt of any improper payments or undue rewards whether financial or non-financial being made by or to employees, or persons acting on behalf of either of the Parties or any of their affiliates; 21.1.2.4 not give or receive any bribes, including in relation to any public official; 21.1.2.5 maintain an effective anti-bribery compliance programme which monitors compliance and detects violations; and 21.1.2.6 reasonably assist the other Party, at that other Party’s reasonable request and expense, to comply with obligations related to bribery and corruption required by Applicable Law. 21.2 Failure to comply with this clause 21 constitutes a material breach of this Agreement which shall be considered incapable of remedy for the purposes of clause 9. 21.3 Each Party shall indemnify and hold harmless the other Party and its directors, officers, employees, agents and affiliates against all losses, claims, damages, penalties, costs (including but not limited to reasonable legal fees) and expenses which they have suffered as a result of or in connection with a breach of this clause 21 by the other Party. 22 SANCTIONS AND EXPORT CONTROLS 22.1 Compliance: Without prejudice to clause 20, Vodafone shall (and shall procure any Vodafone Group Company shall) and ICL shall (and shall procure any ICL Group Company shall), in relation to this Agreement, comply with all export control laws and regulations ("Export Control Laws") and all economic, trade and financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority ("Sanctions"), in both cases in the European Union, the United States of America and any other countries which are applicable to such Party ("Relevant States"). 22.2 Obligations: Without prejudice to clause 20, each Party shall, in relation to this Agreement: 22.2.1 not knowingly do anything which may cause the other Party or members of its Group to breach any Export Control Laws or Sanctions; 22.2.2 provide such assistance, documentation and information to the other Party as that Party may reasonably require in order to comply with this clause 22; 22.2.3 not carry out activities in (at the date of this Agreement) Cuba, Iran, North Korea, Sudan and Syria and such other countries as from time to time appear on restricted lists published by the Relevant States (“Restricted List State”); 22.2.4 keep the other Party appraised at all times of the loss, suspension or invalidation of any relevant licence, authorisation, approval or export control privileges including by being placed on a Restricted Party List; and 22.2.5 keep the other Party appraised at all times (as soon as reasonably practicable in the given circumstances) of any actual or potential breaches of its obligations in relation to Export Control Laws and Sanctions or of it becoming aware that any relevant authority has initiated or will initiate 21 any investigation or proceedings against that Party relating to an actual or potential breach of any Export Control Laws or Sanctions. 22.3 Effective Due Diligence: To ensure compliance with Export Control Laws and Sanctions, Vodafone and ICL shall conduct effective due diligence and screening checks in relation to any third parties that each of them works with. Each Party shall immediately notify the other where such relationship or proposed relationship with a third party would result in an actual or potential breach of Export Control Laws or Sanctions. 22.4 Restricted Party List: Neither Vodafone nor ICL shall sub-contract or assign the benefit of the Services or re-export, re-sell or otherwise transfer any equipment obtained in connection with this Agreement to any entity based in a Restricted List State or individuals or companies that are published by a Relevant State (“Restricted Party List”). 22.5 Right to terminate: Without limiting its other rights or remedies, Vodafone shall be entitled to terminate this Agreement, individual Services or Project Services, or a particular Annex or Statement of Work, on written notice to ICL with immediate effect, without liability and without obligation to provide any further Services, Project Services or any equipment in connection with this Agreement of any kind to ICL only to the extent that in respect of this Agreement: (i) ICL breaches its obligations under this clause 22; or (ii) if continuing to provide/receive the Services, Project Services or any equipment in connection with this Agreement (as appropriate) would cause Vodafone to be in breach of Export Control Laws or Sanctions. 23 INFORMATION SECURITY 23.1 Vodafone and ICL shall (and ICL shall procure that each ICL Group Company shall) comply with the Vodafone Global Policy Standard – Information Security attached at Schedule 3, as may be amended from time to time (such amendments to be notified by Vodafone in writing). 24 ASSIGNMENT, SUBCONTRACTING AND NOVATION 24.1 Except as set out in this clause 24, neither Party shall assign, novate, subcontract or otherwise transfer all or any part of its rights or obligations under this Agreement without the other Party’s prior written consent (not to be unreasonably withheld). Vodafone may: (i) delegate or sub-contract its obligations under this Agreement to any contractor or third party service provider for the purpose of providing Services, or Project Services to ICL; and (ii) upon written notice to ICL, assign, novate or otherwise transfer any of its rights or obligations under this Agreement to any wholly owned Vodafone Group Company of equivalent financial standing. 25 NOTICES 25.1 Except where expressly stated otherwise, a notice under or in connection with this Agreement shall only be effective if it is in writing in English. Notices shall be delivered personally, or sent by recorded delivery or by commercial courier, or e-mail, to each Party required to receive the notice as set out below (or as otherwise specified by the relevant Party by notice in writing to each other Party): For ICL: Idea Cellular Limited, Attn: Mr Pankaj Kapdeo, Company Secretary, 10th Floor, Birla Centurion, Century Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai - 400030, Maharashtra, India, pankaj.kapdeo@idea.adityabirla.com; A copy to: Aditya Birla Group, Attn: Mr. Ashok Gupta, Group General Counsel; Aditya Birla Center, S. K. Ahire Marg, Worli, Mumbai – 400 030, Maharashtra, India; ashokk.gupta@adityabirla.com For Vodafone: Vodafone Group Services Limited, Attn: Rosemary Martin, Group General Counsel and Company Secretary, Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN, United Kingdom; rosemary.martin@vodafone.com. 25.2 Any notice shall be deemed to have been duly received: (i) if delivered personally, when left at the address and for the contact referred to in this clause 25; (ii) if delivered by commercial courier, on the date and at the time that the courier's delivery receipt is signed; or (iii) if sent by e-mail, at the time the e-mail leaves the system of the sender, provided that the sender does not receive any error message relating to the e-mail at or about the time of sending or any “out of office” message or equivalent relating to the recipient. 26 RIGHTS OF THIRD PARTIES 26.1 Except as expressly provided in this Agreement no person other than a Party shall have any rights to enforce any term of this Agreement and the Parties to this Agreement agree that the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement to that extent. 26.2 Notwithstanding clause 26.1, a Party shall be entitled to bring an action against the other Party for the losses suffered by a member of its Group in connection with any performance or non-performance of this 22

Agreement. In such instance both Parties agree that losses shall not be treated as too remote solely on the basis that they are suffered by a member of a Party’s Group. 26.3 Any settlement or judgment arising out of an action under clause 26.2 shall be in full and final settlement of any related claim brought by that Party or a member of that Party’s Group (the “Recovered Amount") and the Party bringing the original claim shall indemnify and hold harmless the other Party for any amount paid in respect of the same loss in addition to the Recovered Amount. 27 ENTIRE AGREEMENT 27.1 This Agreement constitutes the whole and only agreement between the Parties and supersedes all previous agreements between the Parties relating to its subject matter, provided that this Agreement shall have no effect on the Implementation Agreement (or any other intercompany agreement), which will remain in full force and effect unaffected by this Agreement. 27.2 Except in the case of fraud, no Party shall have any right of action against any other Party to this Agreement arising out of or in connection with any Pre Contractual Statement except to the extent that it is expressly set out in this Agreement. 28 SEVERABILITY 28.1 If any provision of this Agreement is determined to be unenforceable by any court of competent jurisdiction it shall be deemed to have been deleted without affecting the remaining provisions. 29 COUNTERPARTS 29.1 The Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which, when executed and delivered, shall be an original, but all the counterparts together shall constitute but one and the same instrument. 30 VARIATION 30.1 No variation of this Agreement shall be valid or effective unless it is in writing and signed by an authorised representative of each of the Parties. 31 NO PARTNERSHIP 31.1 Nothing in this Agreement or any documents referred to herein and no action taken by the Parties under this Agreement shall create or be deemed to create a partnership or the relationship of principal and agent or employer and employee between the Parties or to constitute a joint venture between the Parties in each case, other than as expressly set out in this Agreement. Neither Party has the authority or power to bind or contract in the name of or to create liability for or pledge the credit of the other Party in any way for any purpose other than as expressly set out in this Agreement 32 FURTHER ASSURANCE 32.1 Each Party shall (and will procure that any agents and subcontractors of that Party shall), execute all other documents and do all other acts and things reasonably required by, and in a form reasonably satisfactory to, the other Party to give effect to the provisions of this Agreement. 33 CUMULATIVE RIGHTS 33.1 The rights, powers and remedies provided in this Agreement are (except as expressly provided) cumulative and not exclusive of any rights, powers and remedies provided by law, or otherwise. 34 COSTS AND EXPENSES 34.1 Except as otherwise stated in this Agreement, each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect and performance of this Agreement. 23

35 GOVERNING LAW, DISPUTE RESOLUTION AND JURISDICTION 35.1 This Agreement shall be governed by and construed in accordance with English law. 35.2 In the case of any dispute or difference arising out of or in connection with this Agreement or its performance, including any question regarding its existence, validity or termination (each, a “Dispute”), the disputing Parties (the “Disputing Parties”) shall first endeavour to reach an amicable settlement of the Dispute through mutual consultation and negotiation. If the Disputing Parties are unable to reach an amicable settlement of the Dispute within thirty (30) Business Days from the date on which any Disputing Party gave notice to the other Disputing Party that it wished to invoke this clause 35.2, any Disputing Party may refer the Dispute to arbitration in accordance with clause 35.3 35.3 Arbitration: 35.3.1 In the absence of an amicable settlement of a Dispute pursuant to clause 35.2, the Dispute shall be referred to arbitration by any Disputing Party giving written notice to the other Disputing Party to that effect and such arbitration shall be administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “Arbitration Rules”), which rules are deemed to be incorporated by reference in this clause 35.3. The arbitration proceedings shall be conducted by a panel consisting of three (3) arbitrators, one (1) each to be appointed by the Disputing Parties and the third arbitrator, who shall act as the chairman of the tribunal, by the two (2) arbitrators nominated by the Disputing Parties. In the event that either Disputing Party fails to appoint an arbitrator or the arbitrators appointed by the third arbitrator as provided herein, such arbitrator(s) shall be appointed in accordance with the Arbitration Rules. 35.3.2 The language of the arbitration shall be English. The seat and venue of the arbitration shall be Singapore. 35.3.3 The Parties agree that any award shall be final and binding upon the Parties. 35.4 Nothing in this clause 35 will preclude a Party from taking immediate steps to seek equitable relief (including an order for specific performance) or other urgent or interim relief before a court of competent jurisdiction. * * END OF PART C (TERMS OF THE RELATIONSHIP) * * * 24

PART D – GENERAL TERMS AND CONDITIONS APPLICABLE TO SERVICES 36 DEPLOYMENT 36.1 Timetables and Project Plans: The Parties shall deploy the Services according to timetables and project plans set out in the relevant Annex or as provided by Vodafone. Such timetables and project plans are indicative only and the Parties acknowledge their dependence and reliance upon any relevant third party suppliers. 36.2 Compliance with Operating Requirements: Prior to implementing any of the Services, and for as long as such products and services are made available to ICL or its customers (whether on a test or live basis), ICL shall comply with all Operating Requirements notified by Vodafone in writing from time to time. 36.3 ICL Assistance: ICL shall provide timely co-operation, personnel, assistance or information as may be reasonably requested by Vodafone (for itself or any third party supplier) from time to time in connection with the deployment and on-going operation of the Services. 36.4 ICL’s responsibilities: Where applicable and unless otherwise agreed in an Annex, ICL shall be responsible for and shall, at its own cost, provide Vodafone or its subcontractors with or allow use and processing of, all reasonable information, data, documentation, facilities and remote secure access to any ICL Group site as reasonably required by Vodafone for the provision of the Services. 36.5 Approvals: ICL shall promptly notify Vodafone of all powers, approvals, licenses, permits, capacity and authorization which it reasonably believes is necessary for Vodafone to provide the Services or otherwise perform its obligations under this Agreement. 36.6 Project Manager: if requested by Vodafone, ICL and Vodafone shall each appoint a project manager who is authorised to take all decisions relevant to the deployment of the Services. 36.7 Risk and title: Unless otherwise agreed in writing, risk in any product within a Service shall pass to ICL on delivery to the delivery point specified in the relevant Annex or Schedule. Legal and equitable title to a product shall not pass until payment in full for that Service is made. This clause does not apply to any Intellectual Property, irrespective of whether or not it forms part of any Service. Title to any Intellectual Property will not be transferred and it shall instead be licensed or otherwise dealt with in accordance with this Agreement. 37 GLOBAL PROPOSITION 37.1 Global Proposition: The Parties agree that Services are offered by Vodafone centrally as a global proposition and it is the intention of Vodafone that the form and functionality shall therefore be consistent for all members of the Vodafone Group. ICL shall not, and shall not permit any others, to modify or customise any Services. 38 THIRD PARTY SERVICES 38.1 Directly Licensed Third Party Services: Where an Annex includes Third Party Services which are directly licensed or directly provided to ICL by the relevant third party (“Directly Licensed Third Party Services”), ICL shall be required to enter into a direct agreement with the relevant third party (“Direct Agreement”). ICL agrees that, with respect to the Directly Licensed Third Party Services, Vodafone: (i) gives no warranties, express or implied to any person; (ii) has no obligation to provide support or maintenance; and (iii) subject to clause 12 (Liability – general), accepts no liability whatsoever to any Person. ICL shall obtain prior written approval from Vodafone for any Direct Agreement. 38.2 Assistance for Directly Licensed Third Party Services: In relation to Directly Licensed Third Party Services, Vodafone shall use reasonable endeavours to assist ICL in obtaining licences directly from the third party. 38.3 Terms of Directly Licensed Third Party Services: The terms and conditions of any licence of Directly Licensed Third Party Services shall be set out in the relevant Direct Agreement. 38.4 Sub-Licensed Rights: Where an Annex includes Third Party Services in respect of which a Vodafone Group Company has obtained the right to sub-licence or provide such products or services from the third party under an Underlying Agreement (“Sub-Licensed Rights”), Vodafone shall provide such Sub-Licensed Rights to ICL and ICL shall comply with the terms of the relevant Underlying Agreement. For Sub-Licensed Rights, each Underlying Agreement shall be: (i) specified in the relevant Annex; and (ii) deemed to form part of such Annex and a copy or the relevant terms shall be provided to ICL by Vodafone either directly or via access to a central database. 38.5 ICL compliance: ICL shall comply with all relevant obligations and limitations contained in any Direct Agreement or Underlying Agreement (as notified to ICL in writing) (including obligations and limitations on 25 the contracting Vodafone Group Company as if ICL were such party) and shall not do anything or omit to do anything which causes or is likely to cause a Vodafone Group Company to be in breach of such agreements. 38.6 Pro rata sharing of recovered amounts: In respect of any Sub-Licensed Rights, Vodafone’s and any Vodafone Group Company’s liability to ICL and any member of ICL’s Group shall be limited to any amounts recovered by Vodafone or any Vodafone Group Company from the relevant third party supplier to reflect a pro rata share (across those persons within the Vodafone Group which have implemented such Sub-Licensed Rights) based on ICL's and any member of ICL’s Group’s loss. 39 RELEASES AND UPGRADES 39.1 Acceptance of Releases and Upgrades: ICL shall accept and implement any new releases and upgrades to Services promptly after such releases or upgrades are made available by Vodafone or a third party supplier to ICL. 39.2 Passing on of Releases and Upgrades: ICL shall, free of charge, provide a release or upgrade which is made available by Vodafone or a third party supplier to those of its end user customers who have already received an earlier release or version of the same Service. 39.3 Limitation to One Release: ICL shall not be entitled to use or distribute more than one release of any Service at the same time. 40 CONNECTIVITY AND COMPANY INTERFACES 40.1 ICL shall have sole responsibility for and shall bear all costs for any connectivity which is required between ICL’s premises to a Vodafone Group Company hosting centre and for the integration and operation of any specific interface or middleware which is required for it to use any Services. 41 COOPERATION AND ASSISTANCE 41.1 Co-operation and Assistance: ICL shall co-operate fully with Vodafone and shall provide any assistance or information reasonably requested by Vodafone to support the provision of the Services and the service element of any Sub-Licensed Rights. 42 SUPPORT AND MAINTENANCE 42.1 Scope of Support: In respect of products within the Services and the product element of Sub-Licensed Rights, Vodafone shall provide to ICL any support specified in an Annex. If set out in an Annex, Vodafone may require ICL to enter into a contract directly with a third party supplier for support in which case Vodafone shall have no liability to ICL in connection therewith. 42.2 Cessation of Support: Vodafone may cease to provide support to ICL for any release of any products within the Services and the product element of Sub-Licensed Rights provided that it is also withdrawing support for that release from any Vodafone Group Company. 42.3 Co-operation and Assistance: ICL shall co-operate fully with Vodafone and shall provide any assistance or information reasonably requested by Vodafone in connection with the provision of support or maintenance of any products within the Services and the product element of Sub-Licensed Rights. 43 CONSULTANCY SERVICES 43.1 Scope and Price and Details: The scope and price and details of any consultancy Services shall be agreed in an Annex and any changes to such scope or price shall be agreed by an amendment to such Annex in accordance with clause 30. 43.2 Provision of the Consultancy Services: Vodafone's ability to carry out consultancy Services is dependent on ICL's full and timely cooperation with Vodafone, as well as the accuracy and completeness of any information and data ICL provides to Vodafone and Vodafone reserves the right to provide similar consultancy Services for other customers using the underlying ideas, concepts, know how, techniques and experience gained in connection with providing the Services (and Vodafone shall own all Intellectual Property in respect of such matters). 43.3 Estimates of the Fees: Vodafone shall provide ICL with estimates of the Fees relating to the consultancy Services in advance and in writing. 44 DATA PROTECTION 44.1 Completion of Data Processing Sheet: where any Data are conveyed between ICL or ICL Group Company and Vodafone or another Vodafone Group Company, the Parties shall complete a Data Processing Sheet (which shall include a description of the nature and purpose of the Processing carried 26 out by the Data Processor under this Agreement, and the type of Personal Data and categories of data subjects contained in the Data), and the terms of clauses 44.244.2 and 44.3 below shall apply to that Data. 44.2 Data Processor Undertakings: in respect of all Data that the Data Processor Processes (or another member of its Group Processes) on behalf of the Data Controller: 44.2.1 it shall only Process such Data for the purposes of providing the Data Service set out in the relevant Annex and as may subsequently be agreed by the Parties in writing and, in so doing, shall act solely on the instructions of the Data Controller. In particular, the Data Processor shall not itself exercise control, nor shall it transfer, or purport to transfer, control of such Data to a third party, except as it may be specifically instructed to do so by the Data Controller or as may be agreed by the Parties in writing; 44.2.2 it shall keep such Data logically separate to data Processed on behalf of itself or any third party; 44.2.3 to the extent applicable, the provisions of Article 28(3)(a)-(h) of the Data Protection Regulation shall be incorporated into this Agreement as binding obligations on the Data Processor; and 44.2.4 if any costs are incurred by or on behalf of the Data Processor as a result of complying with and implementing the provisions of Article 28(3)(a)-(h) of the Data Protection Regulation, the Parties shall discuss and agree who shall have the responsibility for and bear such costs. 44.3 The Parties will comply with their respective obligations to the extent applicable under the Data Protection Act in respect of all Data that is Processed under this Agreement. 44.4 Additional Notice: In the event of any communication, letter or notice being sent by one Party to the other in connection with this clause 44, then, in addition to the provisions in clause 25 (Notices), a copy will be sent to Group Privacy Officer, Vodafone Group Services Limited. 45 CUSTOMER USAGE 45.1 ICL Responsibility for Usage: ICL acknowledges that Vodafone has no control over the use which ICL may make of the Services or over actions or omissions of ICL or any of ICL’s customers relating to them. ICL therefore accepts full responsibility and liability for any of its own actions or omissions or those of ICL’s customers or employees in connection with the Services to the extent: 45.1.1 such actions are contrary to any terms on which the Services are provided, provided such terms have been notified in writing in an Annex; 45.1.2 the liability results from any customisations, modifications or alterations carried out by or on behalf of ICL which are not expressly permitted under this Agreement, contemplated under the Operating Requirements or otherwise approved or authorised by Vodafone; and/or 45.1.3 the liability relates to any computer viruses, logic bombs, Trojan horses and/or any other items of software introduced by ICL or ICL's customers, which could not have been prevented by Vodafone’s current level of virus protection and security measures, and which would disrupt the proper operation of such products or services, any Vodafone platforms or any other services offered by Vodafone or any Vodafone Group Company (except to the extent that they result from a breach by Vodafone of this Agreement). 45.2 End User Terms and Conditions: ICL shall be responsible for putting in place and enforcing any end user terms and conditions on its customers which are required by Vodafone and notified to ICL in writing, and which are necessary to give effect to the terms of clause 13 in respect of a particular Service. 46 REPORTING 46.1 Provision of Reports: Each Party shall generate such regular reports in the form and at the frequency described in any Annex and shall send such reports to such personnel as are specified by the Party receiving the reports. 46.2 Access to Information to show Compliance: ICL shall provide to Vodafone upon written request, access to and copies of such information and records which Vodafone requests to verify the compliance of ICL with the terms and conditions of the Agreement. 47 CHANGES IN THE ENTERPRISE MODEL 47.1 Possible change: The Parties acknowledge and agree that the manner in which the Vodafone Group provides enterprise services may change from time to time. In connection with any such change, it may be necessary or desirable for the Parties to amend this Agreement (or one or more Annexes) in order to reflect the new operating model (such changes being “Enterprise Model Changes”). 27

47.2 Procedure for changes: If Vodafone gives written notice to ICL that it considers Enterprise Model Changes are necessary or desirable and requests (with reference to this clause 47.2) that the Parties enter into negotiations in respect of the precise terms of amendments to this Agreement and/or the relevant Annexes, then: 47.2.1 the Parties shall use their respective reasonable endeavours and act in good faith (bearing in mind the need for consistency amongst the Vodafone Group), to agree an amendment to this Agreement and/or the relevant Annexes in order to give effect to the Enterprise Model Changes; and 47.2.2 if the Parties do not enter into an amendment to give effect to the Enterprise Model Changes on or before the date which is three (3) months after the date of Vodafone’s notice given under this clause 47.2, any Party may give written notice to the other Party terminating the relevant sections of Schedule 1 and the Annexes which relate to the provision of Vodafone Group Enterprise Services. * * * END OF PART D (GENERAL TERMS AND CONDITIONS APPLICABLE TO SERVICES) * * * 28

PART E – GENERAL TERMS AND CONDITIONS APPLICABLE TO PROJECT SERVICES 48 GENERAL The provisions of this Part E (General Terms and Conditions Applicable to Project Services) shall apply to any Statement of Work executed pursuant to clause 1.1.4 above. 49 PROJECT SERVICES 49.1 Performance of services: Vodafone shall perform the Project Services in accordance with the Statement of Work executed pursuant to clause 1.1.4, subject to the terms and conditions of this Agreement and payment by ICL of the Project Fee and any applicable charges. 49.2 Skill and Care: Vodafone warrants to ICL that all Project Services shall be rendered in a professional manner and with reasonable skill and care. 49.3 Changes to the Project Services: ICL may require changes to the nature or the extent of the Project Services or the timescales. In the event that ICL requires a substantial change then Vodafone shall provide ICL with a revised Statement of Work. Where such changes will result in Vodafone incurring (in Vodafone’s opinion) additional cost, Vodafone and ICL shall meet and agree in good faith what increase in the Project Fee (if any) is reasonable. Vodafone shall not be required to perform the revised Project Services until the revised Statement of Work has been executed by the relevant Parties. 49.4 Progress Update: Vodafone shall keep ICL fully informed of the progress and status of any of the Project Services. If at any time Vodafone anticipates that the Project Milestones or any other dates prescribed in the Project Scope of Works shall not be met, it shall promptly notify ICL. ICL and Vodafone will discuss if any changes to the Project Services are required to minimise the impact of any delay. ICL acknowledges that the delivery of any Project Milestones shall be dependent upon ICL co-operating with Vodafone in a full and timely manner and adhering to and fulfilling the ICL Responsibilities, as more particularly described in the Statement of Work. 49.5 Subcontractors: Vodafone may select qualified and reputable subcontractors or any Vodafone Group Company to fulfil any or all of Vodafone’s obligations in respect of the Project Services. Vodafone will at all times be solely responsible for such subcontractors’ performance. 49.6 ICL’s co-operation: ICL acknowledges that Vodafone's ability to carry out Project Services is dependent on ICL's full and timely cooperation with Vodafone or its subcontractors, as well as the accuracy and completeness of any information and data ICL provides to Vodafone. ICL will adhere to, and fulfil the ICL Responsibilities. ICL agrees that Vodafone may revise the Project Fee and charges and/or any timetable as a result of any delay or costs resulting from ICL failing to fulfil its obligations hereunder. 49.7 ICL responsibilities: Where applicable and unless otherwise agreed in a Statement of Work, ICL shall be responsible for and shall, at its own cost, provide Vodafone or its subcontractors with or allow use and processing of, all reasonable information, data, documentation, facilities and remote secure access to any ICL Group site as reasonably required by Vodafone for the provision of the Project Services. 49.8 Where any of the Project Services performed by Vodafone or its subcontractors are performed on ICL Group sites, or include the use of any of the items referred to in clause 49.7 above (the “ICL Items”) provided by ICL, ICL warrants that: 49.8.1 it has all necessary permissions, express or otherwise, to enable ICL Items to be used, processed, altered, moved, copied, disclosed or distributed (together “use”) without infringing any third party rights; 49.8.2 ICL Items, or the use thereof, will not be infringing the rights of any third party, including but not limited to Intellectual Property rights and right of privacy; and 49.8.3 the disclosure or use of ICL Items will not involve breach of any confidentiality, contractual or legal obligations. 49.9 ICL Infrastructure: ICL is responsible at all times for the supervision, management and control of its site, networks and other infrastructure and any results and performance obtained thereof, including all responsibility for maintenance of the proper system configuration, audit controls, operating methods, error detection and recovery procedures, back-up plans and copies, security, insurance, maintenance and all other activities necessary to enable ICL to use its site, networks and other infrastructure. Furthermore, ICL is at all times responsible for fulfilling all data protection requirements and adherence to all other Applicable Laws. 49.10 Intellectual Property: Clause 13 shall apply, with all necessary changes, to any Project Services. 29

50 PROJECT FEES AND CHARGES 50.1 Project Fees: In consideration for the Project Services, ICL will pay to Vodafone the Project Fees and any applicable charges for the Project Services set out in the relevant Statement of Work. Vodafone shall provide ICL with estimates of the charges relating to the Project Services in advance and in writing. In case this Agreement or a Statement of W ork is terminated prior to the payment by ICL of the applicable Fees, ICL shall pay to Vodafone such pro rata part of the Fees as may be applicable up to the termination of this Agreement or the relevant Statement of Work and reimburse to Vodafone any costs reasonably incurred by or on behalf of Vodafone prior to the date of termination in the preparation and/or delivery of the relevant Project Services. 50.2 Remote services: Where Project Services are intended to be undertaken remotely or outside of ICL’s premises, it may still be necessary for Vodafone’s or its subcontractor’s employees to travel to the Territory from time to time for the provision of the Project Services and any relevant Charges will be payable in accordance with clause 6.6. 50.3 Payment: The Project Fees and any relevant charges (as set out in a Statement of Work) shall be paid by ICL in accordance with the payment terms set out in clause 14. * * * END OF PART E (GENERAL TERMS AND CONDITIONS APPLICABLE TO PROJECT SERVICES) * * * 30

PART F – PRO FORMA ANNEX 31 This Annex is subject to the terms of the Services Agreement dated [insert date of Services Agreement] between Vodafone and ICL (the “Services Agreement”). Annex Number [insert a unique Annex identification number] Service Name [insert service name] (Note: if this annex serves to amend the terms of an existing Service then insert existing Service name) Annex Effective Date [insert the date on which the Services detailed in this Annex shall commence] Service Provider [Vodafone] (Note: if the intention is for the Service to be provided by a Vodafone Affiliate or third party, instead of Vodafone, then delete this wording and correct accordingly) Service Recipient ICL Service Description [insert service and product description(s)] Service Term [This Service shall commence on the Annex Effective Date and continue in perpetuity unless terminated earlier in accordance with clause 9 of the Services Agreement.] (Note: if the intention is for the Service term not to be perpetual, then delete this wording and replace with bespoke provisions) Fees [EUR [•] per annum] (Note: if the intention is for the Fees not to be fixed per annum, include relevant bespoke pricing model) Related Services [insert details of any other Services that are related to this Service such that when this Service is terminated those other Services may also necessarily terminate or be affected or impacted] Third Party Services [insert details of third party products or services (if any) that form part of this Service, specifying those Third Party Services that will be directly licensed (together with details of any necessary Direct Agreements) or directly provided to ICL by the relevant third party.] Underlying Agreements [insert details of any agreement(s) between a third party and a Vodafone Group Company for the provision of Third Party Services, which will be provided as part of this Service] ICL Responsibilities ICL shall be responsible for certain matters relating to the provision of this Service in accordance with clause 36.4 of Part D of the Services Agreement. [In addition,[insert details of any additional ICL Responsibilities that go above and beyond those set out in clause 36.4] Dependencies [insert details of all obligations and responsibilities of ICL that are reasonably required in order for Vodafone to provide this Service to ICL] Disengagement Period [The Disengagement Period will be as provided for in clause 10.8 of the Services Agreement.] (Note: if the intention is for the Disengagement Period to deviate from what is provided for in clause 10.8, then delete this wording and replace with bespoke provisions)

* * * END OF PART F (PRO FORMA ANNEX) * * * 32 Special Conditions [insert details of any conditions that specifically apply to this Service, including provision of any retail product or consultancy services] Signed, for and on behalf of [VODAFONE GROUP ENTITY] Date [insert date] Signed, for and on behalf of [FULL NAME OF ICL] Date [insert date]

PART G – PRO FORMA DATA PROCESSING SHEET 33 This Data Processing Sheet is subject to the terms of the Services Agreement dated [insert date of Services Agreement] between Vodafone and ICL (the “Services Agreement”) and shall be deemed to be incorporated into the following Annex: “[INSERT]” with effect from the relevant Annex Effective Date. It describes the Data Services for which Data will be processed, the types of Data Subjects, and the types of Data to be processed. Data Processing Sheet Number and Name [INSERT] Data Controller is: [DELETE AS APPLICABLE] Vodafone: A provider of mobile and wireless telecommunications network services and products, and manages personal data related to its customers’ use of its mobile communications network (both enterprise and consumer), and other customer information relating, but not limited to, customer care, customer management and marketing business functions. [OR] ICL: A provider of mobile and wireless telecommunications network services and products, and manages personal data related to its customers’ use of its mobile communications network (both enterprise and consumer), and other customer information relating, but not limited to, customer care, customer management and marketing business functions Data Processor is: [DELETE AS APPLICABLE] Vodafone: A provider of mobile and wireless telecommunications network services and products, and manages personal data related to its customers’ use of its mobile communications network (both enterprise and consumer), and other customer information relating, but not limited to, customer care, customer management and marketing business functions. [[OR]] ICL: A provider of mobile and wireless telecommunications network services and products, and manages personal data related to its customers’ use of its mobile communications network (both enterprise and consumer), and other customer information relating, but not limited to, customer care, customer management and marketing business functions The service for which Data are to be Processed (the “Data Service”): [TO BE COMPLETED ON A CASE BY CASE BASIS (this description should include a description of the nature and purpose of the Processing to be carried out by the Data Processor)] Data Subjects: [TO BE AMENDED AS APPROPRIATE] For the purpose of delivering the Data Service, Personal Data Processed may relate to the following categories of data subjects: [Vodafone’s or member of Vodafone Group’s][ICL’s or ICL Group Company] consumer customers, business customers, public bodies and corporate customers; enterprise customer employees, contractors and agents; suppliers and business partners including sole traders and partnerships who do business with [Vodafone or member of Vodafone Group][ICL or ICL Group Company] Data: [TO BE COMPLETED ON A CASE BY CASE BASIS] Special categories of data: [TO BE AMENDED AS APPROPRIATE] No sensitive data including information pertaining to racial or ethnic origin, physical or mental health condition, criminal offences, trade union membership, religious or similar beliefs or sexual life is required to deliver the DP Services set out above Categories of data subjects: [TO BE COMPLETED ON A CASE BY CASE BASIS] Signed, for and on behalf of [VODAFONE GROUP ENTITY] [INSERT] Date [INSERT]

* * * END OF PART G (PRO FORMA DATA PROCESSING SHEET) * * * 34 Signed, for and on behalf of [[FULL NAME OF ICL]] [INSERT] Date [INSERT]

PART H – PRO FORMA STATEMENT OF WORK 35 This Statement of Work is subject to the terms of the Services Agreement dated [insert date of Services Agreement] between Vodafone and ICL (the “Services Agreement”) Project Number [insert a unique project identification number] Project Name [insert project name] Project Commencement Date [insert the date on which the Project Services provided pursuant to this Statement of Work shall commence] Project Location [insert project location] (Note: if any part of the project is delivered on the ground in India, both Parties’ tax teams should review the Statement of Work) Project Description [insert project description] Project Term [This Service shall commence on the Project Effective Date and continue in perpetuity unless terminated earlier in accordance with clause 9 of the Services Agreement.] (Note: if the intention is for the project term not to be perpetual, then delete this wording and replace with bespoke provisions) Project Milestones (if applicable) [insert the dates for any key milestones to be achieved by Vodafone during the provision of the Project Services] Project Services [insert details of the Service Projects to be provided to ICL in respect of this bespoke project] Project Fee [EUR [•] per annum] (Note: if the intention is for the Fees not to be fixed per annum, include relevant bespoke pricing model) ICL Responsibilities ICL shall be responsible for certain matters relating to the provision of this bespoke project in accordance with clause 49.7 of the Services Agreement. [In addition,[insert details of any additional ICL Responsibilities that go above and beyond those set out in clause 49.7]] Charges All costs and additional fees as per clause 6.6 of the Services Agreement. (Note: if the intention is for Charges (or any part of them) not be applicable, then delete this wording and replace with bespoke provisions) Dependencies [insert details of all obligations and responsibilities of ICL that are reasonably required in order for Vodafone to provide this bespoke project to ICL] Special Conditions [insert details of any conditions that specifically apply to this bespoke project] Signed, for and on behalf of [VODAFONE GROUP ENTITY]

* * * END OF PART H (PRO FORMA STATEMENT OF WORK) * * * 36 Date [insert date] Signed, for and on behalf of [FULL NAME OF ICL] Date [insert date]

SIGNATURES IN WITNESS whereof this Agreement has been duly executed by the Parties on the date written on page 1 above. Signed: ................................................................................ Signed: ................................................................................ Date: .................................................................................... Date: .................................................................................... Name: .................................................................................. Name: .................................................................................. Title: ..................................................................................... Title: ..................................................................................... For and on behalf of VODAFONE GROUP SERVICES LIMITED For and on behalf of IDEA CELLULAR LIMITED * * * END OF THE MAIN BODY * * * 37

PART B

AGREED FORM OF RECHARGES AGREEMENT BETWEEN ABMCPL AND ICL

[separately attached]

112

AGREED FORM

[To be transcribed on stamp paper]

AGREEMENT TO AVAIL COMMON FACILITIES AND

RESOURCES

This Agreement to avail Common Facilities and Resources (“Agreement”) is made and entered into at New Delhi, India this     day of [•].

BY AND BETWEEN:

Aditya Birla Management Corporation Pvt. Ltd., a company incorporated under the (Indian) Companies Act, 1956, having Corporate Identification No. U73100MH1999PTC118379 and having its registered office at Aditya Birla Centre, C wing, 1st Floor, S K Ahire Marg, Worli, Mumbai 400030, Maharashtra, India, hereinafter referred to as “ABMCPL or Company” (which expression shall mean and include its successors and permitted assigns) of the One Part;

and

Idea Cellular Limited, a company incorporated under the (Indian) Companies Act, 1956, having Corporate Identification No. L32100GJ1996PLC030976 and having its registered office at Suman Tower, Plot No. 18, Sector—11, Gandhinagar—382 011, Gujarat, India, hereinafter referred to as “ICL” (which expression shall include its successors and permitted assigns) of the Other Part.

ABMCPL and ICL are together referred to as “Parties” and individually as a “Party”.

WHEREAS:

(a)                                 ABMCPL is a company limited by guarantee (not having share capital), duly registered under the (Indian) Companies Act, 1956. The main object of the Company is to provide support, expertise and to share common facilities and resources inter-alia, in the areas of corporate restructuring, acquisitions, mergers, amalgamations, joint ventures, foreign collaboration, human resource development, budgeting, business strategic planning, corporate communication, internal controls, management information system, finances, cost reduction, foreign exchange management, technical assistance, project monitoring, engineering, IT and IT enabled services, legal, insurance, taxation, audit, training, marketing, business excellence practices, and the like areas related to the businesses of the Member Company(ies) (defined later) with a view to optimize the benefit of expertise and / or achieve economies of scale to minimize costs for the Member Company(ies). The Company has in pursuance to its above objective formed several centres of excellence and expertise, each such vertical being fully resourced in terms of talents, systems and processes etc. and bench marked from time to time with global best-in-class facilities.

(b)                                 ICL is a member of the Aditya Birla Group, managed and operated by its board of directors, and is engaged in telecommunications activities in India. Under an implementation agreement between, inter alia,

Vodafone India Limited and ICL dated [insert date] (the “Implementation Agreement”), it has been agreed that, subject to certain conditions precedent, Vodafone India Limited and ICL will combine their telecommunications businesses in India (the “Transaction”).

(c)                                  Following closing of the Transaction, the Parties wish for ICL to have access to certain services in India on the terms and conditions set out below. Accordingly, ABMCPL has agreed to make available the Service (defined later) to ICL as per the terms of this Agreement.

NOW THEREFORE IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH HEREIN, THE ADEQUACY AND SUFFICIENCY OF WHICH THE PARTIES ACKNOWLEDGE, THE PARTIES AGREE AS FOLLOWS:

1.                                      Definition

“Applicable Law” means all laws (whether civil, criminal or administrative), legislation, regulations, directives, binding codes of practice, or rules or requirements of any relevant government, governmental agency or authority, or stock exchange applicable to any Party from time to time.

“Arbitration Act” has the meaning given in Clause 9(f)(ii).

“Disengagement Service” has the meaning given in Clause 8(a).

“Disengagement Period” has the meaning given in Clause 8(b).

“Dispute” has the meaning given in Clause 9(f)(i).

“Disputing Parties” has the meaning given in Clause 9(f)(i).

“Confidential Information” has the meaning given in Clause 6.

“Effective Date” shall mean the date on which closing of the Transaction occurs under the Implementation Agreement.

“Facilities and Resources” shall mean all the common facilities and resources of ABMCPL, including centres of excellence, to provide support in various domain areas, including without limitation the areas broadly described in Annexure 1.

“Fees” has the meaning given in Clause 3(a).

“Implementation Agreement” has the meaning given in the Recitals.

“Member Company” shall mean a company (including for the avoidance of doubt ICL), which by its virtue of being a member of the Aditya Birla Group, is eligible to avail and share the Facilities and Resources, and shall include associate members of ABMCPL.

“Service” has the meaning given in Clause 2(a).

“Shareholders Agreement” means the shareholders agreement between, amongst others, ICL, the ICL Group Shareholders and the Vodafone Group Shareholders (as defined in the Shareholders Agreement), and Vodafone International Holdings B.V., entered into on or around the date of this Agreement but effective from the Effective Date.

“Term” has the meaning given in Clause 7(a).

“Transaction” has the meaning given in the Recitals.

“Vodafone Group Company” means Vodafone Group Plc and any entity in respect of which Vodafone Group Plc owns (directly or indirectly) 50% or more of the issued share capital, excluding any member of the Aditya Birla Group.

2.                                      Scope of work

a.              The Company shall, for the duration of the Term, support, offer and make available the Facilities and Resources from time to time on a non-discriminatory and uniform basis to ICL and other Member Companies (the “Service”).

b.              The Company and ICL have mutually agreed on the scope and manner of the Company providing the Service. Further, the Company and ICL agree to conduct periodic reviews to assess any changes / modifications needed to the Service to meet any of ICL’s specific requirements (the scope and provision of which shall be agreed by the Parties on a case by case basis).

c.               The Service shall be made available on an equitable arm’s length basis having regard to the principles of cost sharing and subject to Applicable Laws.

d.              Any future projects / assignments (above and beyond the scope of the Service) undertaken by the Company on behalf of ICL shall be on such arms length basis (including as to costs) as may be separately mutually agreed in writing by the Parties.

e.               This Agreement and the Parties’ rights and obligations under it are entirely subject to, and conditional on, closing of the Transaction.

f.                Nothing in this Agreement shall oblige ABMCPL to make available the Service to ICL if such provision by ABMCPL is restricted by confidentiality or other contractual obligations at the time in question, provided that in such circumstances ABMCPL shall use best endeavours to procure the waiver of such contractual restrictions and/or provide an alternative equivalent service to the Service.

3.                                      Charges and Payment

a.              All common costs which are incurred by ABMCPL solely in providing the Service to the Member Companies shall be charged to the Member Companies on the basis of the formula set out in Annexure 2, (such formula ABMCPL shall only be entitled to alter acting reasonably and in compliance with relevant tax laws) such that no Member Company cross subsidises any other Member Company, and such common costs shall be calculated on the basis of the actual costs incurred by ABMCPL in providing the Service. ICL agrees to pay its share of the common costs, determined in accordance with this Agreement (the “Fees”).

b.              In the event ABMCPL develops any new facilities and resources during the Term, the same shall be offered to all Member Companies, including ICL, on a non-discriminatory basis and, in the event that ICL elects in writing to receive such new facilities and resources, the fees payable by ICL for the same shall be calculated and be payable in accordance with this Agreement.

c.               In addition to the Services, if ICL wishes to avail, the Company may provide services for a bespoke project on terms and conditions as may be mutually agreeable between the Company and ICL (“Project Services”). The nature, scope, fees and charges of such Project Services shall be mutually agreed between the Company and ICL in writing. The charges payable by ICL for such Project Services shall be on actual cost basis subject to the overall cap as mentioned in Annexure 2.

d.              The Fees payable by ICL under this Agreement shall always be exclusive of taxes, duties, levies or other similar charges as may be applicable from time to time under Applicable Law. For the avoidance of doubt, any such taxes levied in connection with the provision of the Service to ICL shall be borne by ICL (provided that, where those taxes also relate to the provision of the Service to other Member Companies, ICL and those other Member Companies shall bear the tax costs on a pro rata basis. If VAT is chargeable in respect of any amount payable hereunder, ICL shall, upon receipt of an appropriate tax invoice, entitling ICL to take credit for the VAT already paid, pay to ABMCPL the VAT chargeable in respect of that payment. ICL agrees to provide such information as ABMCPL may reasonably request in relation to any supply hereunder. If duties, levies or similar charges are chargeable in respect of any Services or Project Services then ABMCPL will provide written notice of the relevant duties, levies or similar charges and ICL will pay to ABMCPL the relevant amount provided ICL is able to take credit for such duties, levies or similar charges to be paid by ICL to ABMCPL.

e.               All payments made under this Agreement by a Party (or a member of that Party’s Group) (each a “Paying Party”) shall be paid without set-off, counterclaim or withholding or deduction unless prohibited by Applicable Law, In the event that a withholding tax or deduction is payable by the payer in respect of any charges, the payer will pay any such charges net of the required withholding or deduction to the Party receiving the payment (the “Recipient Party”) and will pay the required deduction or withholding to the relevant authority on a timely basis. If the Recipient Party provides a valid exemption certificate, or such other local withholding tax certificate under section 197 of the (Indian) Income Tax Act, 1961, then the amount deducted or withheld (if any) shall be calculated having regard to that certificate or order. The Paying Party shall provide all reasonable support, documentation and information as may be required by the Recipient Party to obtain the requisite exemption certificate or such other local withholding order. Any such deduction or withholding shall be deemed to have been paid by the Paying Party to the Recipient Party. The Paying Party shall (and shall procure that the relevant members of the Paying Party’s Group shall) supply to the Recipient Party evidence to Recipient Party’s reasonable satisfaction that the Paying Party (or the relevant members of the Paying Party’s Group) has accounted to the relevant authority for the sum withheld or deducted. The Recipient Party will provide the Paying Party (or the relevant members of the Paying Party’s Group) with a residency certificate for the purposes of any relevant double tax treaty, if any, between the relevant countries and warrants that it is resident for tax purposes in its country of incorporation.

f.                ABMCPL shall raise invoices for the Fees in Indian Rupees at such periodic intervals, as may be mutually agreed between the Parties.

g.               ICL shall arrange to remit and pay the Fees to ABMCPL through normal banking channels within 30 (thirty) days of receipt of a valid invoice.

4.                                      Representations and Warranties

Each Party represents that:

a.              It is a legal entity, validly existing under the laws of its respective jurisdictions

b.              It has been authorized by its board of directors to enter into this Agreement.

c.               It has and shall in the course of its performance keep and maintain during the term all necessary powers, approvals, licenses, permits, capacity and authorizations to enter into this Agreement and to perform its obligations contained herein.

d.              By entering into this Agreement and observing and performing its respective obligations under this Agreement it is not and shall not be in breach of any law or contract or any other obligation which is applicable to such Party or by which it is so bound.

5.                                      Access to information

The Company agrees that, upon reasonable notice from ICL, it shall make available to ICL relevant information and records to demonstrate its compliance with its obligations under this Agreement (including the basis of its Fees).

6.                                      Confidential Information

The Parties shall take all reasonable precautions and shall not disclose, divulge and / or disseminate to any third party any confidential information, of the Parties, whether oral or written, any information received or obtained by virtue of this Agreement, the existence of this Agreement, the financial / commercial understating between the Parties, and any information which is expressly designated or commonly understood as being confidential (collectively, “Confidential Information”). Either Party may disclose Confidential Information only where it is (i) required by Applicable Law; (ii) disclosed only to professional advisers, directors, employees of a Party in connection with this Agreement under same obligation as contained in this clause; (iii) or which has entered into public domain through no fault of that Party.

7.                                      Term:

a)             Notwithstanding the date of execution of this Agreement, this Agreement shall be deemed to have commenced on the Effective Date and shall continue to remain in force, unless terminated earlier in accordance with this clause 7 (such duration, together with any Disengagement Period, being the “Term”).

b)             Either Party may, on written notice to the other Party, terminate this Agreement at any time if:

i.             the other Party commits a material breach of any provision of this Agreement and (in the case of a breach capable of remedy) fails to remedy that breach within thirty (30) days (or such longer time period as agreed between the Parties (acting reasonably and in good faith)) of receiving written notice from the terminating Party requiring it to do so. For the avoidance of doubt, ICL’s failure to pay any Fees (following receipt of the relevant Services / Project Services from ABMCPL) in accordance with this Agreement shall be considered a material breach;

ii.          the other Party becomes insolvent; or

iii.       the Shareholders Agreement is terminated, or

iv.      by mutual agreement of Parties

and any such termination shall take effect immediately after the end of the Disengagement Period.

c)                                      Either Party may, on written notice to the other Party, terminate this Agreement at any time after 31 March 2020 if ICL Group Shareholders (as defined in the Shareholders Agreement) (in aggregate) cease to hold a minimum of twenty-one (21) per cent of the issued share capital of ICL and the Rights Cure Period (as defined in the Shareholders Agreement) under the Shareholders Agreement has expired. Any such termination shall take effect immediately after the end of the Disengagement Period.

d)                                     ICL may terminate this Agreement by written notice to ABMCPL if the ICL Group Shareholders (as defined in the Shareholders Agreement) cease to have rights under the Shareholders Agreement and the Rights Cure Period (as defined in the Shareholders Agreement) under the Shareholders Agreement has expired, and any such termination shall take effect immediately after the end of the Disengagement Period.

8.                                      Effect of Termination:

Upon the effective date of termination of this Agreement:

a.                                      ABMCPL will immediately cease to make available the Service to ICL, unless ICL provides notice to ABMCPL in advance of the effective date of termination requesting that ABMCPL continue the provision of the Service to ICL for a period of time following the effective date of termination (such period to last no longer than twelve (12) months unless the Parties agree otherwise) (the “Disengagement Service”). For the avoidance of doubt, the Fees payable by ICL for the provision of the Disengagement Service shall be calculated on the same basis as the Fees were calculated for the Service during the Term;

b.                                      ABMCPL shall, on ICL’s written request, provide such reasonable co-operation and support as is necessary in order to facilitate the transition of any relevant Services to ICL or any successor service or product provider. This shall be at ICL’s cost, provided that ICL shall only be obliged to bear such costs to the extent that they are reasonable and demonstrable;

c.                                       Subject to (a) above, any and all accrued payment obligations of ICL under this Agreement for the Service availed until the date of termination shall immediately become due and payable to ABMCPL; and

d.                                      Subject to (a) above, within ten (10) days of such termination, each Party shall return or destroy all Confidential Information of the other Party in its possession and will not make or retain any copies of such Confidential Information except as required to comply with any applicable legal or accounting record keeping requirement.

9.                                      Miscellaneous Provisions:

a.                                      Assignment:

Except as set out in this Clause 9(a), neither Party shall assign, novate, subcontract or otherwise transfer all or any part of its rights or obligations under this Agreement without the other Party’s prior written consent (not to be unreasonably withheld). ICL may assign this Agreement, with the prior written approval of ABMCPL, in whole as part of a corporate reorganization, consolidation, merger, or sale of substantially all of its assets. Any assignment without the prior approval of ABMCPL shall be void. ABMCPL may: (i) upon written notice to ICL, delegate or subcontract its obligations under this Agreement to any contractor or third party service provider for the purpose of providing the Service to ICL; and (ii) assign, novate, subcontract, delegate or otherwise transfer any of its rights or obligations under this Agreement to any other member of the Aditya Birla Group. This Agreement will bind and inure to the benefit of each Party’s successors and permitted assigns.

b.                                      Notice:

i.                                  Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by e-mail, confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the address of the receiving party as listed in this Agreement or at such other address as may hereafter be furnished in writing by either party to the other party. Such notice will be deemed to have been given as of the date it is delivered, mailed, e-mailed, faxed or sent, whichever is earlier.

ii.                                       ICL agrees to inform ABMCPL immediately about the change of its registered office and / or name.

c.                                       Relationship of the Parties:

ABMCPL and ICL are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between ABMCPL and ICL.

d.                                      Amendment to this Agreement:

The terms of this Agreement sets out the entire agreement between the Parties and supersedes all other agreements, understandings and proposals with effect from the Effective Date. Any amendment to this Agreement can happen only upon written mutual consent of both the Parties.

e.                                       Governing Law

(i)                                     This Agreement shall be governed by the applicable Indian laws.

(ii)                                  If any provision of this Agreement is found to be unenforceable under the applicable Indian laws, such provision shall not affect the other provisions, but such unenforceable provision shall be deemed modified to the extent necessary to render it enforceable, preserving to the fullest extent permissible the intent of the Parties set forth herein.

f.                                        Dispute Resolution

(i)                                     In the case of any dispute or difference arising out of or in connection with this Agreement or its performance, including any question regarding its existence, validity or termination (each, a “Dispute”), the disputing Parties (the “Disputing Parties”) shall first endeavour to reach an amicable settlement of the Dispute through mutual consultation and negotiation. If the Disputing Parties are unable to reach an amicable settlement of the Dispute within thirty (30) business days from the date on which any Disputing Party gave notice to the other Disputing Party that it wished to invoke this Clause 9(f)(i), any Disputing Party may refer the Dispute to arbitration in accordance with Clause 9(f)(ii).

(ii)                                  Arbitration:

1.              In the absence of an amicable settlement of a Dispute pursuant to Clause 9(f)(i), the Dispute shall be referred to arbitration by any Disputing Party giving written notice to the other Disputing Party to that effect and such arbitration shall be administered by the (Indian) Arbitration and Conciliation Act, 1996 (the “Arbitration Act”). The arbitration proceedings shall be conducted by a panel consisting of three (3) arbitrators, one (1) each to be appointed by the Disputing Parties and the third arbitrator, who shall act as the chairman of the tribunal, by the two (2) arbitrators nominated by the Disputing Parties. In the event that either Disputing Party fails to appoint an arbitrator or the arbitrators appointed by the third arbitrator as provided herein, such arbitrator(s) shall be appointed in accordance with the Arbitration Act.

2.              The language of the arbitration shall be English. The seat and venue of the arbitration shall be Mumbai.

3.              The Parties agree that any award shall be final and binding upon the Parties.

(iii)                               Nothing in this Clause 9(f) will preclude a Party from taking immediate steps to seek equitable relief (including an order for specific performance) or other urgent or interim relief before a court of competent jurisdiction.

In witness of the above mentioned agreed terms and conditions both Parties have here under executed this Agreement as of the date written below.

For : ICL	For : ABMCPL

Name:	Name:

Title:	Title:

Signature:	Signature:

Date:	Date:

ANNEXURE I

FORM OF VODAFONE REFERENCE BALANCE SHEET

[*separately attached*]

113

Part C - Form of Vodafone Reference Balance Sheet

₹ Cr	Sept'14 A	Vodafone Net Debt	Vodafone Reference Balance Sheet Contingent Liabilities	Vodafone Working Capital	Vodafone Other	Oct'14 A	Vodafone Net Debt	Vodafone Reference Balance Sheet Contingent Liabilities	Vodafone Working Capital	Vodafone Other
	₹ Cr	₹ Cr	₹ Cr	₹ Cr	₹ Cr	₹ Cr	₹ Cr	₹ Cr	₹ Cr	₹ Cr
Goodwill	-	-	-	-	-	-	-	-	-	-
Other intangible assets	568,729	-	-	-	568,729	756,063	-	-	-	756,063
Property, plant and equipment	281,453	-	-	-	281,453	282,529	-	-	-	282,529
Investments in associated undertakings	25,094	-	-	-	25,094	25,094	-	-	-	25,094
Other investments	468,623	-	-	-	468,603	468,623	-	-	-	468,623
Deferred tax assets	26,958	-	-	-	26,958	28,306	-	-	-	28,306
Taxation recoverable	93,222	-	93,222	-	-	95,402	-	95,402	-	-
Post employment benefits	-	-	-	-	-	(3)	(3)	-	-	-
Amount paid under protest	32,182	-	32,182	-	-	32,211	-	32,211	-	-
Less: considered doubtful	(446)	-	(446)	-	-	(446)	-	(446)	-	-
Amount deposited under protest with Government authorities	31,736	-	31,736	-	-	31,765	-	31,765	-	-
Cenvat - spectrum October 2014	-	-	-	-	-	5,049	5,049	-	-	-
Others	442	-	-	442	-	446	-	-	446	-
CENVAT receivable	442	-	-	442	-	5,495	5,049	-	446	-
Derivative financial assets	631	631	-	-	-	625	625	-	-	-
Security deposits (excl. Indus)	8,404	-	-	8,404	-	8,464	-	-	8,464	-
Security deposit (Indus)	1,000	-	-	1,000	-	1,000	-	-	1,000	-
Loan to Indus Towers Limited	1,224	-	1,224	-	-	1,224	-	1,224	-	-
Margin money	7	-	-	-	7	8	-	-	-	8
Prepaid expenses and accrued income	2,154	-	-	2,154	-	1,898	-	-	1,898	-
Spectrum	-	-	-	-	-	-	-	-	-	-
Other	298	-	-	298	-	348	-	-	348	-
Capital advances	298	-	-	298	-	348	-	-	348	-
Trade and other receivables	42,884	631	32,960	9,238	7	47,827	5,674	32,989	9,157	8
Non-current assets	1,517,940	631	126,182	9,238	1,381,844	1,726,801	5,674	128,391	9,157	1,583,781
Inventory	233	-	-	233	-	231	-	-	231	-
Taxation recoverable	-	-	-	-	-	-	-	-	-	-
Mobile wallet cash	743	743	-	-	-	741	741	-	-	-
Cash and cash equivalents	295,959	295,968	-	-	-	50,240	50,240	-	-	-
Trade receivables	17,076	-	-	17,076	-	18,500	-	-	18,500	-
Amounts owed by associate companies	9,627	-	-	9,627	-	2,679	-	-	2,679	-
Employee advances	5	-	-	5	-	1	-	-	1	-
Other current assets	381	-	-	381	-	388	-	-	388	-
Capex	641	-	-	641	-	421	-	-	421	-
Opex	297	-	-	297	-	579	-	-	528	-
Advances to suppliers	938	-	-	938	-	956	-	-	950	-
Receivable from related parties	-	-	-	-	-	-	-	-	-	-
Cenvat - spectrum October 2014	-	-	-	-	-	10,187	10,187	-	-	-
Other	12,680	-	-	12,680	-	12,742	-	-	12,742	-
CENVAT and service tax credit	12,680	-	-	12,680	-	22,929	10,187	-	12,742	-
Rent equalisation expense	139	-	-	-	139	138	-	-	-	138
Other prepaid expenses	3,623	-	-	3,623	-	3,363	-	-	3,363	-
Prepaid expenses	3,762	-	-	3,623	139	3,501	-	-	3,363	138
Interest accrued on deposits with banks and others	118	118	-	-	-	150	150	-	-	-
Accrued billing revenue	10,622	-	-	10,622	-	11,536	-	-	11,536	-
Prepayments and accrued income	14,873	118	-	14,245	139	15,186	150	-	14,899	138
Derivative financial instruments	5,199	5,199	-	-	-	3,137	3,137	-	-	-
Trade and other receivables	66,398	5,317	-	54,903	139	61,727	13,393	-	48,229	138
Sales proceeds receivable on the Identified Sale - Orphan Towers	-	-	-	-	-	-	-	-	-	-
Current assets	357,273	302,028	-	55,136	139	112,930	64,374	-	48,460	138
Total assets	1,875,213	302,659	126,182	64,374	1,381,983	1,839,699	70,048	128,391	57,617	1,583,919
Long term borrowings	(589,430)	(589,430)	-	-	-	(566,363)	(566,363)	-	-	-
Capitalised debt issuance costs	-	(299)	-	-	299	-	(348)	-	-	348
Taxation liabilities	-	-	-	-	-	-	-	-	-	-
Deferred tax liabilities	(0)	-	-	-	-	(3)	-	-	-	-
Post employment benefits	(1,084)	(1,084)	-	-	-	(1,106)	(1,106)	-	-	-
Compensated absences	(489)	(489)	-	-	-	(573)	(573)	-	-	-
ARO	(799)	-	-	-	(799)	(787)	-	-	-	(787)
Crystallised Pre-Closing Vodafone Contingent Assets and Liabilities	-	-	-	-	-	-	-	-	-	-
Other litigation provisions (regulatory)	(51,799)	-	(51,799)	-	-	(53,916)	-	(53,916)	-	-
Provisions for liabilities and charges	(52,598)	-	(51,799)	-	(799)	(54,703)	-	(53,916)	-	(787)
Derivatives	(78)	(78)	-	-	-	(18)	(18)	-	-	-
Deposits from DG ICR	-	-	-	-	-	-	-	-	-	-
Deposits from customers	(170)	-	-	(170)	-	(213)	-	-	(213)	-
Security deposit	(170)	-	-	(170)	-	(213)	-	-	(213)	-
Rental equalisation payable (ex-Indus)	(251)	-	-	-	(251)	(285)	-	-	-	(285)
Rental equalisation payable to/from Indus	(1,153)	-	-	-	(1,100)	(1,100)	-	-	-	(1,100)
Unearned billing revenue	(791)	-	-	(791)	-	(744)	-	-	(744)	-
Other payables	(0)	-	-	(0)	-	(1)	-	-	(1)	-
Trade and other payables	(2,314)	-	-	(961)	(1,353)	(2,323)	-	-	(958)	(1,385)
Non-current liabilities	(645,071)	(591,396)	(51,799)	(961)	(1,915)	(627,848)	(576,361)	(53,916)	(958)	(1,708)
Short term borrowings	(119,398)	(119,398)	-	-	-	(64,563)	(64,563)	-	-	-
Taxation	(2,628)	-	(2,628)	-	-	(2,636)	-	(2,636)	-	-
Crystallised Pre-Closing Vodafone Contingent Assets and Liabilities	-	-	-	-	-	-	-	-	-	-
Other provisions for liabilities and charges	(2,343)	-	(2,343)	-	-	(2,251)	-	(2,251)	-	-
Provisions for liabilities and charges	(2,343)	-	(2,343)	-	-	(2,251)	-	(2,251)	-	-
Intercompany loans (including interest)	(148,841)	(148,841)	-	-	-	0	0	-	-	-
IMCA	(4,137)	-	-	(4,137)	-	(1,999)	-	-	(1,999)	-
Brand royalty	(1,698)	-	-	(1,698)	-	(1,838)	-	-	(1,838)	-
Net others (roaming etc)	(184)	-	-	(184)	-	210	-	-	210	-
Other payable	(6,019)	-	-	(6,019)	-	(3,362)	-	-	(3,362)	-
Net intercompany	(154,860)	(148,841)	-	(6,019)	-	(3,362)	0	-	(3,362)	-
Post employment benefits - Gratuity	(252)	(252)	-	-	-	(188)	(188)	-	-	-
Leave encashment	(901)	(901)	-	-	-	(537)	(537)	-	-	-
Derivative financial instruments	(1,181)	(1,181)	-	-	-	(485)	(485)	-	-	-
Trade payables	(11,827)	-	-	(11,827)	-	(11,510)	-	-	(11,510)	-
Capital creditors	(14,450)	-	-	(14,450)	-	(17,260)	-	-	(17,260)	-
Amounts owed to associate companies	(12,516)	-	-	(12,516)	-	(6,499)	-	-	(6,499)	-
Other taxes and social security payables	(10,057)	-	-	(10,057)	-	(6,301)	-	-	(6,301)	-
Security deposits from customers and others	(4,153)	-	-	(4,153)	-	(3,950)	-	-	(3,950)	-
Advance from customers	(17,162)	-	-	(17,162)	-	(16,863)	-	-	(16,863)	-
Opex accruals	(35,052)	-	-	(35,052)	-	(35,749)	-	-	(35,749)	-
Capex accruals	(7,581)	-	-	(7,581)	-	(10,850)	-	-	(10,850)	-
Interconnect unbilled	(5,800)	-	-	(5,800)	-	(5,851)	-	-	(5,851)	-
Employee benefits payable	(1,381)	-	-	(1,381)	-	(1,753)	-	-	(1,753)	-
Mobile wallet cash	(743)	(743)	-	-	-	(741)	(741)	-	-	-
Trade and other payables	(120,853)	(743)	-	(120,082)	-	(118,146)	(741)	-	(118,462)	-
Current liabilities	(398,624)	(268,975)	(4,971)	(126,079)	-	(193,936)	(66,403)	(4,887)	(121,796)	-
Total liabilities	(1,044,695)	(859,412)	(56,820)	(127,040)	(1,915)	(820,952)	(630,884)	(58,753)	(122,752)	(1,793)
Net assets - A	830,329	(556,753)	69,362	(62,666)	1,380,128	1,019,877	(560,837)	69,637	(65,137)	1,582,024
Equity shareholders' funds	830,329					1,019,877				
Total equity	830,329					1,019,877				

₹ Cr	Limited Era Date	Vodafone Net Debt	Vodafone Reference Balance Sheet Contingent Liabilities	Vodafone Working Capital	Vodafone Other
	₹ Cr	₹ Cr	₹ Cr	₹ Cr	₹ Cr
Goodwill	0	-	-	-	0
Other intangible assets	0	-	-	-	0
Property, plant and equipment	0	-	-	-	0
Investments in associated undertakings	0	-	-	-	0
Other investments	0	-	-	-	0
Deferred tax assets	0	-	-	-	0
Taxation recoverable	0	-	0	-	-
Post employment benefits	0	0	-	-	-
Net assets - A	0	0	0	0	0
Equity shareholders' funds	0				
Total equity	0				

Adjustments				
You Broadband enterprise value	0	-	-	-
You Broadband working capital	-	-	-	0
Exclusion of Sales proceeds (net of income taxes) on the Identified Sale - Orphan Towers	0	-	-	-
Add back: Agreed Shared Costs - to the extent paid	0	-	-	-
Agreed Shared Costs - to the extent accrued but unpaid	-	-	-	0
Vodafone Only Spectrum Cost	0	-	-	-
Add back: Vodafone Spectrum Acquisition Amount	0	-	-	-
Adjustments - B	0	0	0	0
Total - A + B	0	0	0	0

Vodafone Net Debt	0
Vodafone Working Capital	0
Vodafone Reference Balance Sheet Contingent Liabilities	0

ANNEXURE II

FORM OF IDEA REFERENCE BALANCE SHEET

[*separately attached*]

114

Part D - Form of Idea Reference Balance Sheet

	Sep 16A	Idea Net Debt	Idea Reference Balance Sheet Contingent Liabilities	Idea Working Capital	Idea Other	Dec 16A	Idea Net Debt	Idea Reference Balance Sheet Contingent Liabilities	Idea Working Capital	Idea Other	Account Bal Diff	Idea Net Debt	Idea Reference Balance Sheet Contingent Liabilities	Idea Working Capital	Idea Other
Property plant and equipment	213 176	-	-	-	213 176	220 413	-	-	-	220 413	-	-	-	-	-
Capital WIP	15 229	-	-	-	15 229	133 039	-	-	-	133 039	-	-	-	-	-
Goodwill	81	-	-	-	81	81	-	-	-	81	-	-	-	-	-
Intangible assets	481 584	-	-	-	481 584	481 288	-	-	-	481 258	-	-	-	-	-
Investments in shares of subsidiaries	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Aditya Birla Idea Payments Bank Limited	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Investments in shares of associate	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Non current investments	18 960	-	-	-	18 960	20 002	-	-	-	20 002	-	-	-	-	-
Long term loans	24	-	-	24	-	27	-	-	27	-	-	-	-	-	-
Deposits and balances with government authorities	586	-	-	586	-	658	-	-	658	-	-	-	-	-	-
Deposits with body corporates and others	3 937	-	-	3 937	-	4 081	-	-	4 081	-	-	-	-	-	-
Derivative assets	-	-	-	-	-	13	13	-	-	-	-	-	-	-	-
Other non-current financial assets	4 523	-	-	4 523	-	4 732	13	-	4 720	-	-	-	-	-	-
Financial assets	23 507	-	-	4 547	18 960	24 781	13	-	4 747	20 022	-	-	-	-	-
Spectrum capital advances	-	-	-	-	-	3 180	-	-	-	3 180	-	-	-	-	-
Other capital advances	424	-	-	424	-	492	-	-	492	-	-	-	-	-	-
Capital advances	424	-	-	424	-	3 672	-	-	492	3 180	-	-	-	-	-
Advance income tax	6 606	-	6 586	-	-	6 838	-	6 838	-	-	-	-	-	-	-
Cenvat - spectrum October 2016	-	-	-	-	-	3 184	3 184	-	-	-	-	-	-	-	-
Other (payments under protest)	7 852	-	7 852	-	-	7 068	-	7 068	-	-	-	-	-	-	-
Considered good	7 852	-	7 852	-	-	10 252	3 184	7 068	-	-	-	-	-	-	-
Considered doubtful	481	-	481	-	-	481	-	481	-	-	-	-	-	-	-
Other loans and advances	8 133	-	8 133	-	-	10 733	3 184	7 549	-	-	-	-	-	-	-
Less: provision for doubtful advances	(481)	-	(481)	-	-	(481)	-	(481)	-	-	-	-	-	-	-
Prepaid expenses	928	-	-	928	-	963	-	-	963	-	-	-	-	-	-
Other non-current assets	15 698	-	14 334	1 352	-	21 525	3 184	15 706	1 456	3 180	-	-	-	-	-
Non-current assets	748 257	-	14 334	5 898	728 020	883 887	3 197	15 706	6 262	857 953	-	-	-	-	-
Inventories	746	-	-	746	-	670	-	-	673	-	-	-	-	-	-
Current investments	44 247	44 247	-	-	-	13 789	13 789	-	-	-	-	-	-	-	-
Considered good	7 108	-	-	7 108	-	6 973	-	-	6 973	-	-	-	-	-	-
Considered doubtful	4 825	-	-	4 825	-	5 321	-	-	5 321	-	-	-	-	-	-
Provision for doubtful debts	(4 825)	-	-	(4 825)	-	(5 321)	-	-	(5 321)	-	-	-	-	-	-
Total billed receivables	7 108	-	-	7 108	-	6 973	-	-	6 973	-	-	-	-	-	-
Unbilled receivables	4 562	-	-	4 562	-	4 895	-	-	4 895	-	-	-	-	-	-
Trade receivables	11 670	-	-	11 670	-	11 868	-	-	11 868	-	-	-	-	-	-
Cash on hand	13	13	-	-	-	11	11	-	-	-	-	-	-	-	-
Cheques on hand	70	70	-	-	-	55	55	-	-	-	-	-	-	-	-
In current accounts	625	625	-	-	-	623	623	-	-	-	-	-	-	-	-
In deposit accounts	1	1	-	-	-	0	0	-	-	-	-	-	-	-	-
Balances with banks	626	626	-	-	-	623	623	-	-	-	-	-	-	-	-
Cash and cash equivalents	688	688	-	-	-	688	688	-	-	-	-	-	-	-	-
Margin money with banks	65	-	-	-	65	30	-	-	-	30	-	-	-	-	-
Earmarked bank balance towards dividend	5	5	-	-	-	4	4	-	-	-	-	-	-	-	-
Bank balance other than cash and cash equivalents	70	5	-	-	65	34	4	-	-	30	-	-	-	-	-
Cash and bank balances	758	694	-	-	65	722	692	-	-	30	-	-	-	-	-
Short term loans	38	-	-	38	-	41	-	-	41	-	-	-	-	-	-
Current tax assets	19	-	19	-	-	25	-	25	-	-	-	-	-	-	-
Advance income tax	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Deposits with body corporates and others	345	-	-	345	-	345	-	-	345	-	-	-	-	-	-
Cenvat - spectrum October 2016	-	-	-	-	-	3 184	3 184	-	-	-	-	-	-	-	-
Other cenvat credit	3 773	-	-	3 773	-	5 247	-	-	5 247	-	-	-	-	-	-
Cenvat credit	3 773	-	-	3 773	-	8 431	3 184	-	5 247	-	-	-	-	-	-
Considered good (payments under protest)	-	-	-	-	-	605	-	605	-	-	-	-	-	-	-
Considered good (others)	837	-	-	837	-	858	-	-	858	-	-	-	-	-	-
Considered doubtful	13	-	-	13	-	13	-	-	13	-	-	-	-	-	-
Other loans and advances	850	-	-	850	-	1 477	-	605	872	-	-	-	-	-	-
Less: provision for doubtful advances	(13)	-	-	(13)	-	(13)	-	-	(13)	-	-	-	-	-	-
Interest receivable	-	-	-	-	-	0	0	-	-	-	-	-	-	-	-
Prepaid expenses	852	-	-	852	-	838	-	-	838	-	-	-	-	-	-
Financial and other current assets	62 532	44 941	19	17 516	65	37 324	17 605	630	18 958	30	-	-	-	-	-
Sales proceeds receivable on the Identified Sale - Orphan Towers / Indus	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Current assets	63 278	44 941	19	18 262	65	37 994	17 605	630	19 868	30	-	-	-	-	-
Assets reclassified as held for sale	13	-	-	-	13	19	-	-	-	19	-	-	-	-	-
Total assets	811 548	44 941	14 348	24 161	728 098	921 080	20 802	16 336	25 878	858 013	-	-	-	-	-